As filed with the Securities and Exchange Commission on April 28, 2006
Registration No. 333-133196

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE
AMENDMENT NO. 1 TO FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REMOTE DYNAMICS, INC.
(Name of small business issuer in its charter)

Delaware	481236	51-0352879
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)
1155 Kas Drive, Suite 100
Richardson, Texas 75081
(972) 301-2000
(Address and telephone number of principal executive offices)

J. Raymond Bilbao, Esq.
President, Chief Operating Officer & Secretary
Remote Dynamics, Inc.
1155 Kas Drive, Suite 100
Richardson, Texas 75081
(972) 301-2000
(Address of principal place of business or intended principal place of business)

Copies to:
Stephen L. Sapp, Esq.
Jason P. Maxwell, Esq.
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Telephone No.: (214) 740-8000
Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO ONE IS AUTHORIZED TO MAKE ANY STATEMENTS ABOUT THIS OFFERING DIFFERENT FROM THOSE THAT APPEAR IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ALSO BE AWARE THAT THE DESCRIPTION OF OUR COMPANY CONTAINED IN THIS PROSPECTUS WAS ACCURATE AS OF APRIL 28, 2006.
     THESE SECURITIES ARE OFFERED PURSUANT TO A LIMITED OFFERING REGISTRATION WITH THE COLORADO DIVISION OF SECURITIES. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COLORADO DIVISION OF SECURITIES NOR HAS THE DIVISION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     THE STATE OF COLORADO HAS INSTITUTED THIS LIMITED OFFERING REGISTRATION PROCEDURE IN AN EFFORT TO SIMPLIFY AND EXPEDITE THE SMALL BUSINESS CAPITAL FORMATION PROCESS. INVESTORS ARE ENCOURAGED TO ASK QUESTIONS OF AND SEEK ADDITIONAL INFORMATION FROM THE ISSUER AND UNDERWRITER OF THESE SECURITIES.
     THESE SECURITIES HAVE BEEN REGISTERED BY THE STATE OF FLORIDA, OFFICE OF FINANCIAL REGULATION OF BANKING AND FINANCE, OFFICE OF FINANCIAL REGULATION, AS HAVING COMPLIED WITH CHAPTER 517, FLORIDA STATUTES. THE OFFICE OF FINANCIAL REGULATION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, AND SUCH REGISTRATION DOES NOT CONSTITUTE A RECOMMENDATION OF THE SECURITIES FOR INVESTMENT PURPOSES.
     THIS INSTRUMENT IS NEITHER GUARANTEED, NOR IS THE ISSUANCE THEREOF REGULATED BY ANY AGENCY OR DEPARTMENT OF THE STATE OF ILLINOIS OR THE UNITED STATES.
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS, NOR HAS THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
     PURCHASERS WHO HAVE NOT RECEIVED A COPY OF THIS PROSPECTUS AT LEAST 48 HOURS PRIOR TO PAYMENT, RECEIPT OF CONFIRMATION OR RECEIPT OF SECURITY, WHICHEVER OCCURS FIRST, SHALL HAVE THE RIGHT TO RESCIND THE PURCHASE WITHIN 48 HOURS AFTER RECEIVING THE PROSPECTUS.
     NO BROKER-DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED EXPRESSLY IN THE PROSPECTUS.”
     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

PROSPECTUS
REMOTE DYNAMICS, INC.
40,000,000 Shares of Common Stock
     This prospectus relates to the offer and sale from time to time by each of the selling stockholders identified in this prospectus of up to 40,000,000 shares of our common stock. One of these selling stockholders, SDS Capital Group SPC, Ltd., will obtain its shares of our common stock: (x) upon the conversion of our series B convertible preferred stock issued to this selling stockholder pursuant to a securities purchase agreement by and between us and SDS dated May 31, 2005; (y) pursuant to the exercise of the following warrants by SDS, which were issued in connection with that agreement: (a) a series C-3 warrant to purchase 2,000,000 shares of our common stock at an exercise price of $1.75 per share; (b) a series C-1 warrant to purchase 1,666,667 shares of common stock at an exercise price equal to $0.01 per share; and (c) a series C-2 warrant to purchase 700,000 shares of our common stock at an exercise price of $1.75 per share; and (z) upon the issuance of our common stock issuable upon the conversion of the series A notes and the original issue discount series A notes issued in connection with a Note and Warrant Purchase Agreement dated February 23, 2006. These securities were issued to SDS pursuant to an exemption from the registration requirements of the Securities Act of 1933. These shares of common stock owned upon conversion or exercise by SDS are being registered pursuant to this registration statement. SDS also has the separate right to piggy-back on to this registration statement.
     The remainder of these selling stockholders will obtain their shares of our common stock: (i) upon the conversion of the series A senior secured convertible promissory notes and the original issue discount secured convertible promissory notes issued on February 24, 2006; and (ii) in the case of our placement agent, 262,500 shares of common stock issued to our placement agent in connection with its broker’s fee.
     We issued these securities pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D promulgated under that statute.
     We are registering with this registration statement only the shares of our common stock issuable pursuant to the conversion of the series A notes, the original issue discount series A notes, the series B preferred convertible stock and certain of our common stock issued to our placement agent in connection with its broker’s fee.
     We will not receive any of the proceeds from the sale of our shares being sold by the selling stockholders.
     Our common stock is being registered to permit the selling stockholders to sell the common stock from time to time to the public. The selling stockholders may sell the common stock through ordinary brokerage transactions or through any other means described in the section entitled “Plan of Distribution.” We do not know when or in what amounts a selling stockholder may offer securities for sale. The selling stockholders may sell any, all or none of the shares of common stock offered by this prospectus.
     Our common stock is quoted on the OTC Bulletin Board under the ticker symbol “REDI.OB.” On April 27, 2006, the last reported sale price per share of our common stock was $0.13

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying the shares of common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 28, 2006.

IMPORTANT NOTICE TO READERS
     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since this date and may change again.

PROSPECTUS SUMMARY
     This summary contains basic information that we believe is especially important concerning our business and this offering of common stock. This summary does not contain all of the information that may be important to you in deciding whether to participate in this offering. We encourage you to read the entire prospectus, including the information described under the heading “Risk Factors” before you make your investment decision.
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer and sell shares of our common stock under this prospectus, up to a total of 40,000,000 shares. We will not receive any proceeds from any sale of our common stock by the selling stockholders.
     This prospectus provides you with a general description of our common stock, which the selling stockholders may offer and sell. From time to time, we will provide a prospectus supplement which may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Available Information.”
     The selling stockholders may sell our common stock to underwriters who will sell the securities to the public on terms fixed at the time of sale.
     Unless the context otherwise requires, all references in this prospectus to “our,” “us” and “we” refer to Remote Dynamics, Inc. and its predecessors and subsidiaries as a combined entity, except where it is clear that such terms mean only Remote Dynamics, Inc.
About Remote Dynamics, Inc.
     We market, sell and support automatic vehicle location and mobile resource management solutions targeting companies that operate private vehicle fleets. The REDIview™ family of solutions is ideal for metro, short-haul fleets within diverse industry vertical markets such as field services, distribution, courier, limousine, electrical/plumbing, waste management, and government. Our core technology, telematics, combines wireless communications, Global Positioning System location technology commonly known as GPS, geospatial solutions and vehicle data integration with an easy-to-use web-accessible application that aids in the optimization of remote business solutions. Our state of the art fleet management solution contributes to higher customer revenues and improved operator efficiency by improving the productivity of mobile workers through real-time position reports, route-traveled information, and exception based reporting designed to highlight mobile workforce inefficiencies. This in-depth reporting enables our customers to correct those inefficiencies and deliver significant savings to the bottom line.
     Historically, much of our revenues have been derived from products sold to the long-haul trucking industry and to member companies of SBC Communications, Inc. Revenues from these legacy customers have ceased as of December 31, 2005, and for us to sustain ongoing business operations and ultimately achieve profitability, we must substantially increase our sales and penetration into the marketplace with next generation products and services.
     We commercially introduced our next generation automatic vehicle location product, REDIview, in January of 2005. REDIview was designed with a flexible architecture to accommodate expected additional functional requirements that will be required to effectively compete in the marketplace.
     Our new REDIview product line forms the basis of management’s business plan for calendar year 2006 and beyond and will be the foundation for expected growth in revenues and ultimately profitability for us. In addition, the REDIview product line allows us to move to a recurring revenue model for all of our current product offerings, an important and necessary change to our model to achieve overall sustained revenue growth and cash flow positive operations. The key to our new business plan is our decision to exclusively market and sell our REDIview product line through our existing network of over 30 third-party distribution partners which we expect will result in a significant reduction in our sales and marketing expenses related to maintaining a significant direct sales effort. Additionally, in implementing our new business plan, we have completed a significant cost and operational-based restructuring rightsizing our workforce at all levels, including our senior management level. We are focusing our efforts on enhancing our existing REDIview product line. As a result, in addition to significantly reducing our projected operational costs, we have significantly reduced our projected sales targets and associated cash flows from our previous business plan which included multiple product offerings sold through both a direct sales force and third-party distributors.

     We currently do not expect to achieve profitability during the 2006 fiscal year since we will be expanding our sales channels and building a base of customers that purchase information and data services from us on a monthly recurring basis. We believe that the key to achieving profitability is to obtain a REDIview customer base that provides monthly recurring revenues and corresponding gross margins that exceed operating costs and expenses to support the REDIview customer base. Based on our latest revised pricing and cost structures, we currently estimate that for us to achieve profitability, we will need to have approximately $1.0 million in monthly revenues. However, there can be no assurance that we will achieve our REDIview sales targets or our targeted operating cost reductions and failure to do so may have a material adverse effect on our business, financial condition and results of operations.
     Based on our revised business plan, including the closing of our Note and Warrant Purchase Agreement on February 24, 2006, we currently believe that we have sufficient capital to fund our ongoing operations until we become cash flow positive. However, future cash flows will be dependent on our ability to meet our sales and profitability goals as well as further reducing our operating cost structure as planned during fiscal year 2006.
     Our principal executive office is located at 1155 Kas Drive, Suite 100, Richardson, Texas 75081. Our telephone number is (972) 301-2000.
The Offering

Common stock offered by the selling stockholders	40,000,000 shares

Common stock outstanding before and after this offering	9,633,437 shares

Dividend policy	We have never paid dividends on our common stock. We intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.

OTC Bulletin Board’s symbol	“REDI.OB”
     All of the shares of common stock in this offering are being sold by the selling stockholders.
     As of April 28, 2006, and assuming the full conversion to common stock of the notes issued to such selling stockholders pursuant to the senior secured note transaction and the conversion of the Series B preferred convertible stock and accompanying warrants, the selling stockholders would hold approximately 92.6% of our outstanding common stock.
Risk Factors
     See “Risk Factors” immediately following this summary for a discussion of some of the risks relating to investing in our common stock.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all the other information contained and incorporated by reference in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. We have operated at a significant loss in recent periods and these losses may continue.
We have operated at a significant loss in recent periods and may not have adequate funds to continue as a going concern.
     For the year ended August 31, 2005, our independent registered public accounting firm issued an opinion on our financial statements which included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have incurred significant operating losses since our inception, and these losses will continue for the near future. We may not ever achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profits on a quarterly or annual basis.
     We currently do not expect to achieve profitability during the 2006 fiscal year since we will be expanding our sales channels and building a base of customers that purchase information and data services from us on a monthly recurring basis. We believe that the key to achieving profitability is to obtain a REDIview customer base that provides monthly recurring revenues and corresponding gross margins that exceed operating costs and expenses to support the REDIview customer base. Based on our latest revised pricing and cost structures, we currently estimate that for us to achieve profitability, we will need to have approximately $1.0 million in monthly revenues. However, there can be no assurance that we will achieve our REDIview sales targets or our targeted operating cost reductions and failure to do so may have a material adverse effect on our business, financial condition and results of operations.
     On February 24, 2006, we closed a Note and Warrant Purchase Agreement dated as of February 23, 2006 with certain institutional investors pursuant to which we sold $5.75 million of secured convertible notes including original issue discount notes in the aggregate amount of $750,000 in a private placement transaction. The notes are secured by substantially all of our assets. There exists no material relationship between us and these investors other than in respect of the purchase agreement. The notes mature 24 months from issuance and are convertible at the option of the holder into our common stock, par value $0.01 per share, at a fixed conversion price of $0.20 per share. The cash proceeds to us was approximately $4.1 million after deduction of brokers’ fees but before payment of legal and other fees.
     Critical success factors in our plans to achieve positive cash flow from operations include:
•	Ability to increase sales of the REDIview product line to lessen the amount of capital resources necessary to fund our operations until such time that revenues from the REDIview product line are sufficient to fund ongoing operations.

•	Ability to further reduce our operating costs in accordance with our latest revised business plan.

•	Ability to complete development of additional features and functionality for the REDIview product line.

•	Significant market acceptance of our product offerings from new customers, including our REDIview product line, in the United States.

•	Maintenance and expansion of our direct sales channel and the expansion into new markets not currently served by us.

•	Increasing sales production from existing channel partners;

•	Obtaining new channel partners to distribute our product lines;

•	Maintenance and expansion of indirect distribution channels for our REDIview product line.

•	The securing and maintenance of adequate third party leasing sources for customers who purchase our products.
     There can be no assurances that any of these success factors will be realized or maintained.
If our stockholders fail to approve the increase in the number of our authorized shares of common stock to 230,000,000 shares, we could be forced to immediately repay the entire unpaid principal balance of Series A Senior Secured Convertible Promissory Notes

and Original Issue Discount Series A Senior Secured Convertible Promissory Notes and we do not currently have the funds to do so.
     We are soliciting our stockholders for the approval of a proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of our authorized shares of common stock to 230,000,000 shares from 50,000,000 shares, because we contractually agreed to do so with the note and warrant holders pursuant to section 3.21 of the note and warrant purchase agreement dated as of February 23, 2006. In section 3.21, we covenanted and agreed to use our best efforts to obtain the approval of our stockholders on or before 75 days following the closing date under the purchase agreement to amend our Amended and Restated Certificate of Incorporation to increase our authorized shares of common stock to a number greater than 150% of the maximum number of shares of common stock which would be issuable upon conversion of the notes and which would be issuable upon exercise of the warrants. We have noticed the special meeting of our stockholders on May 9, 2006.
     If our stockholders fail to approve the amendment at the special meeting, then we will be in default of the Series A Senior Secured Convertible Promissory Notes pursuant to Section 2.1(o) which states that our failure to obtain stockholder approval to increase the authorized shares of common stock in accordance with section 3.21 of the note and warrant purchase agreement is an event of default under the notes. Likewise, if the stockholders fail to approve the amendment at the special meeting, then we will also be in default of the Original Issue Discount Series A Senior Secured Convertible Promissory Notes pursuant to Section 2.1(o) which states that our failure to obtain stockholder approval to increase the authorized shares of common stock in accordance with section 3.21 of the note and warrant purchase agreement is an event of default under the notes. Accordingly, under these agreements, if we are in default under Section 2.1(o) of the promissory notes, then note holders have the contractual right to declare the entire unpaid principal balance of such notes immediately due and payable. Lastly, if the stockholders fail to approve the amendment at the special meeting, then we will be in breach under the purchase agreement for which we have indemnified purchasers of the notes and warrants. We do not currently have sufficient funds for the repayment of these notes and a demand for such repayment would likely result in our filing for protection under applicable bankruptcy laws.
Our goodwill and other intangible assets have been impaired.
     We account for goodwill, the vehicle management information license right, and other intangibles in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 requires us to review for impairment of our long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value. Impairment evaluations involve our estimates of asset useful lives and future cash flows. When this event occurs, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset and the carrying amount of the asset exceeds its fair value, we recognize an impairment loss. We generally utilize an income approach, a discounted future cash flow analysis and an analysis of market multiples to estimate fair value of the asset. Actual useful lives and cash flows could be different from those estimated. This could have a material affect on our operating results and financial position. We test goodwill for impairment on an annual basis, or between annual tests if we determine that a significant event or change in circumstances warrants such testing in accordance with the provisions of SFAS 142 which requires a comparison of the carrying value of goodwill to the fair value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of goodwill, an adjustment to the carrying value of goodwill is required.
     Since our launch of the REDIview product line in January of 2005, we have experienced significant competition in the marketplace which has eroded our price points and prevented us from achieving our sales targets with sales cycles for large accounts proving to be much longer and complex than originally anticipated. Thus, in response to current market conditions, we further revised our business plan modifying our pricing structure, our sales and marketing approach and added new feature sets to our REDIview product line to ensure that we remain competitive in the marketplace. We have significantly reduced our future projected cash flows from previous projections. During the fiscal year ended August 31, 2005, we performed our annual test for goodwill impairment utilizing an income approach, a discounted future cash flow analysis and an analysis of market multiples and determined that our goodwill was impaired by an estimated $9.6 million. Goodwill was written off by $9.6 million representing the full amount of the estimated impairment.
     Based on our failure to achieve our forecasted sales targets for the three months ended November 30, 2005, we began analyzing and revising our current and long-term business plans with the goal of optimizing our sales and marketing strategy in order to maximize our revenues and further reduce our operating costs. As a result, in late-December 2005, we materially modified our existing business plan. Key to our new business plan was our decision to exclusively market and sell our REDIview product line through our existing network of over 30 third-party distribution partners which we expect will result in a significant reduction in our sales and marketing expenses related to maintaining a significant direct sales effort. Additionally, in implementing our new business plan, we completed a significant cost and operational-based restructuring rightsizing our workforce at all levels including prior senior management level and ceased our development efforts to launch two new product lines during 2006 instead focusing our efforts on enhancing our existing REDIview product line. As a result, in addition to significantly reducing our projected operational costs, we significantly reduced our projected sales targets and associated cash flows from our previous business plan which included multiple product offerings sold through both a direct sales force and third-party distributors.
     As a result and in accordance with SFAS 142, we performed an interim test of our goodwill utilizing a discounted future cash flow analysis based on our new projected sales targets and the estimated impact of its cost savings. We have determined that our goodwill was impaired by an estimated $5.0 million. Goodwill was thus written off by $5.0 million representing the full amount of the estimated impairment. At February 28, 2006, the remaining carrying value of our goodwill was $5.1 million. There can be no assurances that the Company will achieve its REDIview sales targets and targeted cost reductions and the Company’s failure to do so may have a material adverse effect upon the Company’s Goodwill.
Our revenues are now primarily dependent on sales of our REDIview product line, and our failure to achieve our sales projections from our REDIview product line will have a material adverse effect on our business, financial condition and results of operations.
     We commercially introduced our new REDIview product in January of 2005 and continue to enhance customer features and functionality. We expect that our new REDIview product line will form the basis of our revenue for future periods. The failure of the marketplace to accept our next generation product line will have a material adverse effect on our business, financial condition and results of operations.
Potential future offerings could dilute the interest of our common stockholders.
     We expect in the future to increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock and common stock. However, there can be no assurances that we will be able to obtain any such financing on terms acceptable to us or at all. The effect of additional equity offerings may be the dilution of the equity of our stockholders or the reduction of the price of shares of our common stock, or both. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.
The certificate of designation for our Series B convertible preferred stock contains restrictions on our ability to take certain actions without the approval of the Series B convertible preferred stockholders, including entering into mergers or issuing additional debt or equity, and also contains certain mandatory redemption events which could force us to redeem shares when we do not have the funds to do so.
     We are prohibited from taking numerous actions without the approval of the holders of at least a majority of our series B convertible preferred stock, including, without limitation:
•	amending our certificate of incorporation or bylaws;

•	redeeming securities;

•	entering into an asset sale, merger or similar transaction;

•	creating or issuing senior or pari passu securities; or

•	issuing equity or debt securities.
     Accordingly, we may not be able to obtain the approval of the Series B Convertible Preferred Stockholders needed to complete a necessary or advisable financing transaction, or necessary to effect any other transaction that our board of directors deems to be in the best interests of our stockholders.
     The certificate of designation also contains numerous redemption events, including any breach by us of any of the transaction documents pursuant to which we issued series B convertible preferred stock and warrants to the holders of these securities. If any of these redemption events were to occur, the holders of our series B convertible preferred stock could force us to redeem their shares of Series B Convertible Preferred Stock. We may not have the funds available to effect a forced redemption and the holders could take further actions such as forcing us into involuntary bankruptcy.
We face significant competition in the automatic vehicle location marketplace.

     Our REDIview product faces significant competition from internal development teams of customers and potential customers and from several other suppliers of similar products, many of which may have greater name recognition and greater financial and technological resources. As the demand by business for mobile tracking services increase, the quality, functionality and breadth of competing products and services will likely improve and new competitors may enter the market. Further, the adoption of widespread industry standards may make it easier for new market entrants or existing competitors to improve their existing services, to offer some or all of the services we presently offer or may offer in the future, or to offer new services that we do not offer. We can provide no assurance that our products will compete successfully with the products of our competitors or that we will adapt to changes in the business, regulatory or technological environment as successfully as our competitors. If we are unable to compete successfully, our ability to acquire or retain customers may be limited which could result in a material adverse effect on our business, financial condition and results of operations.
We may be unable to adapt to shifts in technology in the wireless communications industry.
     Technology in the wireless communications industry is in a rapid and continuing state of change as new technologies and enhancements to existing technologies continue to be introduced. Our future success will depend upon our ability to develop and market products and services that meet changing customer needs and that anticipate or respond to technological changes on a timely and cost-effective basis. We can offer no assurance that we will be able to keep pace with technological developments. Our failure to develop and market products and services that meet changing customer needs and that anticipate or respond to technological changes on a timely and cost-effective basis could result in a material adverse effect on our business, financial condition and results of operations.
If wireless carriers on which we depend for services decide to abandon or do not continue to expand their wireless networks, we may lose subscribers and our revenues could decrease.
     Currently, our automatic vehicle location products rely on GSM/GPRS networks. GPRS is the internet protocol-based dedicated high speed wireless data channel for the Global Systems for Mobile Communications (GSM) wireless network. If wireless carriers abandon these protocols in favor of other types of wireless technology, we may not be able to provide services to our customers. In addition, if wireless carriers do not expand their coverage areas, we will be unable to meet the needs of our customers who may wish to use some of our services outside the current coverage area.
We do not expect to pay dividends on our common stock in the foreseeable future.
     We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. We intend to retain earnings, if any, to develop and expand our business.
We depend on Creation Technologies to manufacture our products.
     We depend upon Creation Technologies as our sole source of manufacturing for our REDIview product line. We do not have a long-term manufacturing agreement with Creation Technologies. If Creation Technologies fails to perform its obligations under our outstanding purchase orders issued for the manufacture of our REDIview product line, or if Creation Technologies ceases to manufacture our REDIview products, we would have to immediately engage an alternative manufacturer to manufacture our REDIview product line. There can be no assurances that we would be able to engage an alternative manufacturer before we would deplete our existing inventory for the REDIview product line, or that we would be able to engage an alternative manufacturer on commercially reasonable terms or at all and the failure to do so would have a material adverse effect on our business, results of operation and financial condition.
We rely primarily on Cingular Wireless for the provision of GSM/GPRS data services to our REDIview customers and our inability to renew our agreements with Cingular Wireless may require us to retrofit our installed base of REDIview units.
     We provide GSM/GPRS data services to our REDIview customers pursuant to a data reseller agreement with AT&T Wireless now known as Cingular Wireless LLC effective as of November 1, 2004 and a messaging agreement effective September 27, 2004. The data reseller agreement and messaging agreement have an initial term of 2 years and automatically renews for successive one year terms unless either party provides the other party with written notice of termination at least 30 days prior to the end of the initial term or any renewal term. However, the data reseller agreement and the messaging agreement may be terminated by Cingular or by us for convenience upon 90 days prior written notice.
     If Cingular terminates the data reseller agreement and messaging agreement and ceases to provide GSM/GPRS services to us for resale to our customers, the REDIview units in our base of installed REDIview customers would no longer be able to send or receive data messages until we could reach an agreement with another provider and retrofit such units to utilize the GSM/GPRS service of this alternative provider. There can be no assurances that we would be able to reach an agreement with another wireless carrier for GSM/GPRS service and/or retrofit our existing REDIview customer base to utilize the GSM/GPRS service of the alternative provider. The failure to do so would have a material adverse effect on our business, financial condition and results of operations.
We rely primarily on T-Mobile for the provision of GSM data services to our vehicle management information customers and our inability to renew our agreements with T-Mobile may increase our costs of providing GSM data services to our vehicle management information customers, result in a decrease in GSM coverage for our vehicle management information customers or may require us to retrofit our installed base of vehicle management information units with mobile units which utilize GSM/GPRS.
     We market and sell T-Mobile GSM data services to our vehicle management information customers as an agent of T-Mobile pursuant to a National Premier Dealer Agreement entered into with T-Mobile USA, Inc. on January 1, 2003 so that our vehicle management information customers have a direct contractual relationship for the purchase of GSM data services with T-Mobile. This agreement has an initial term of 2 years and automatically terminates unless we provide written notice of our intent to renew to T-Mobile at least 60 days prior to the end the term.
     We also resell T-Mobile GSM data services to our vehicle management information customers pursuant to a reseller agreement with T-Mobile. The reseller agreement has an initial term of one year which continues on a month-to-month basis following the expiration of this initial term unless terminated by either party on written notice. The initial term of the reseller agreement has expired and the reseller agreement is currently on a month-to-month term.
     If we are unable to renew our agreements with T-Mobile and other U.S. wireless carriers refuse to support circuit-switched data on their GSM networks for our vehicle management information units, these failures could have a material adverse effect on our business, financial condition and results of operations.
We depend on Global Positioning System technology owned and controlled by others. If we do not have continued access to GPS technology or satellites, our REDIview product line will cease to function.
     Our REDIview products depend upon signals from Global Positioning System satellites built and maintained by the U.S. Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and our products and services may cease to function.
     In addition, the U.S. government could decide not to continue to operate and maintain GPS satellites over a long period of time or to charge for the use of the Global Positioning System. Furthermore, because of ever-increasing commercial applications of the Global Positioning System and international political unrest, U.S. government agencies may become increasingly involved in the administration or the regulation of the use of GPS signals in the future. If factors such as these affect the Global Positioning System, for example by affecting the availability, quality, accuracy or pricing of GPS technology, these factors could have a material adverse effect on our business, financial condition and results of operations.
Any natural disaster, terrorist attack or other occurrence that renders our network service center inoperable could significantly hinder the delivery of our services to our customers because we lack an effective remote back-up communications system.
     Currently, our disaster recovery systems focus on internal redundancy and diverse routing within the network services center operated by us. We do not currently have a remote back-up communications system that would enable us to continue to provide mobile communications services to our customers in the event of a natural disaster, terrorist attack or other occurrence that rendered our network services center inoperable. Accordingly, our business is subject to the risk that this disaster, attack, security intrusion by a computer hacker or other occurrence could hinder or prevent us from providing services to some or all of our customers. The delay in the delivery of our services could cause some of our customers to discontinue business with us which could have a material adverse effect on our business, financial condition and results of operations.
We depend on our key personnel, and the loss of one or more of these individuals could have a material adverse effect on our business, financial condition and results of operations.
We are dependent on the efforts of:
•	Dennis R. Casey, Chief Executive Officer,
•	J. Raymond Bilbao, President, Chief Operating Officer and Secretary; and

•	Neil Read, Vice President, Chief Financial Officer and Treasurer.
We maintain 2-year term employment agreements with these executives which expire as follows:
•	The employment agreements with Messrs. Casey and Bilbao expire on July 2, 2006; and
•	The employment agreement with Mr. Read expires on September 20, 2006.
     After the expiration of the initial term, the employment contracts with these executives continue on a month-to-month basis, subject to termination by either the executive or by us upon notice. In addition, we are also dependent upon a group of our employees possessing valuable technical skills some of whom are bound by a 1-year employment agreement and others who are not bound by any employment agreement.
     The loss of services of one or more of these individuals could materially and adversely affect our business and future prospects. We do not maintain key-man life insurance on any of our officers or employees. We can provide no assurance that we will be able to attract and retain additional management and technical personnel required in connection with the growth and development of our business.
Increases in the wholesale rates for digital wireless service could reduce or eliminate our services margin.
     We currently purchase digital wireless service at wholesale rates to operate certain parts of our business. While we presently have no reason to belief that these rates will increase, these rates are outside of our control and any increase in the digital wireless serviced may have a material adverse effect on our costs which could decrease our profit margins and revenues.
Product liability claims could have a material adverse effect on our business by creating additional costs related to the payment or settlement of these claims.
     It is possible that the operation of our products may give rise to product liability claims. Product liability claims present a risk of protracted litigation, substantial money damages, attorney’s fees, costs and expenses and diversion of our management’s attention. Product liability claims that exceed policy limits applicable to our liability insurance or that are excluded from the policy coverage could result in a material adverse effect on our business, financial condition and results of operations.
Changes in industry-specific government regulations could require us to materially increase our expenses to pay compliance fees.
     We believe that our products and services are currently exempt from both Federal Communications Commission and state regulations. We rely on our long-distance providers and wireless providers to comply with any applicable regulatory requirements. In the event that our services are reclassified as “telecommunications services,” we could be forced to expend substantial time, money and resources to comply with the applicable regulations and contribute to applicable universal services funds mandated by federal regulations. An event like this could result in a material adverse effect on our business, financial condition and results of operations owing to this increase in expenses.
We may not be able to adequately protect our patents and other proprietary technology, and our intellectual property rights may be challenged by others.
     Our products and services are highly dependent upon our technology and the scope and limitations of our proprietary intellectual property rights. In order to protect our technology, we rely on a combination of patents, copyrights and trade secret laws, as well as certain customer licensing agreements, employee and third-party confidentiality and non-disclosure agreements and other similar arrangements. If our assertion of proprietary intellectual property rights is held to be invalid, or if another party’s use of our technology were to occur to any substantial degree, our business, financial condition and results of operations could be materially adversely affected.
     Several of our competitors have obtained and can be expected to obtain patents that cover products or services directly or indirectly related to those which we offer. Our management attempts to be aware of patents containing claims that may pose a risk of infringement by our products or services. In addition, patent applications in the United States are confidential until a patent is issued; accordingly, our management cannot evaluate the extent to which our products or services may infringe on future patent rights being sought by others. In general, if it were determined that any of our products, services or planned enhancements infringed valid patent rights held by others, we would be required to obtain licenses to develop and market these products, services or enhancements from the holders of the patents, to redesign such products or services to avoid infringement, or to cease marketing such products or services or developing the enhancements. In this event, we also might be required to pay past royalties or other damages. We can provide no assurance that, should it become necessary, we would be able to obtain licenses on commercially reasonable terms, or that we would be able to design or redesign our products to incorporate alternative technologies, without a material adverse effect on our business, financial condition and results of operations.
Our current business plan contemplates significant expansion, which we may be unable to manage.
     If our management successfully implements our business strategy, we may experience periods of expansion. We can provide no assurance that we will successfully maintain and improve our operating and financial systems, expand, train and manage our employee base, properly manage production and inventory levels to meet product demand and facilitate new product introductions in connection with the expansion of our business. In general, our management’s failure to manage the growth of our business effectively could result in a material adverse effect on our business, financial condition and results of operations.
Our adoption of “Fresh Start Accounting” makes comparisons of our financial position and results of operations with those of prior fiscal periods more difficult.
     In connection with our emergence from bankruptcy, we implemented “Fresh Start Accounting” for periods following our reorganization. “Fresh Start Accounting” required us to allocate our reorganization value to all of our assets and liabilities in accordance with Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” As a result, the consolidated financial statements for periods after our emergence from bankruptcy are not comparable to our consolidated financial statements for the periods prior to our emergence from bankruptcy. The application of “Fresh Start Accounting” makes it more difficult to compare our post-emergence operations and results to those in pre-emergence periods and could therefore adversely affect trading in and the liquidity of our common stock.
Our certificate of incorporation and bylaws and state law contain provisions that could discourage a takeover.
     We have adopted a certificate of incorporation and bylaws, which in addition to state law, may discourage, delay or prevent a merger or acquisition that any one of our stockholders may consider favorable. These provisions include the following:
•	authorizing the board to issue blank check preferred stock on terms it deems advisable;

•	prohibiting cumulative voting in the election of directors; and

•	limiting the persons who may call special meetings of stockholders;
     We have adopted a certificate of incorporation that permits our board to issue shares of preferred stock without stockholder approval (other than approvals of the series B convertible preferred stockholders currently required), which means that our board could issue shares with special voting rights or other provisions that could deter a takeover. In addition to delaying or preventing an acquisition, the issuance of a substantial number of shares of preferred stock could adversely affect the price of our common stock and dilute existing stockholders.
A large number of shares of our common stock are eligible for future sale, and the sale of these shares may cause the price of our common stock to drop.
     As a result of our recent bankruptcy, we issued a large number of new shares of our common stock to our stockholders and previous creditors; these shares were exempt from the registration requirements of the Securities Act and are currently freely tradable subject to compliance with the volume limitations imposed by Rule 144 on certain of our stockholders. We have also agreed to register an additional 10,000,000 shares of our common stock for resale on behalf of SDS upon its conversion of shares of our series B convertible preferred stock and upon the exercise of warrants which we issued to it, which we are doing by the required registration statement. Accordingly, most of our issued and outstanding shares of common stock are freely tradable under federal securities laws.
     The market price of our common stock could drop owing to sales of a large number of shares of our common stock or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of our common stock.
The price of our common stock is volatile.
     Historically, market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning our business, the business of our competitors or our wireless providers, including results of technological innovations, new commercial products, financial transactions, government regulations, proprietary rights or product or patent litigation, may have a significant impact on the market price of shares of our common stock. The market price of our common stock and its trading volume have been highly volatile in recent periods and our common stock is often thinly traded.
Our common stock was recently delisted from trading on the Nasdaq SmallCap Market and it may be deemed to be a “penny stock.”
     As the closing bid for our common stock remained below $1.00 per share and we were no longer able to meet certain other tests, we voluntarily delisted our common stock from The Nasdaq SmallCap Market on February 10, 2006, and our common stock may now be deemed to be penny stock. If our common stock is considered penny stock, it will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers selling penny stock must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock can be completed, including required disclosure concerning:
•	sales commissions payable to both the broker-dealer and the registered representative; and

•	current quotations for the securities.
     Brokers are also required to send monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stock. This could have a material and adverse effect on the market for our common stock, and the ability of stockholders to sell shares.
FORWARD-LOOKING STATEMENTS
     This prospectus contains statements about future events and expectations that are “forward-looking statements.” These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative use of these terms or other comparable terminology. Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements include:
•	statements regarding our anticipated revenues, expense levels, liquidity and capital resources and operating losses; and

•	statements regarding expectations or projections about markets in our territory.
     Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from our expectations, include, but are not limited to:
     All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. For a discussion of some of these factors, see “Risk Factors,” beginning on page 5 of this prospectus.
MARKET AND OTHER DATA
     Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which estimates are derived from our review of internal surveys and independent sources and the U.S. Census Bureau. Although we believe these sources are reliable, we have not independently verified the information.
     This prospectus contains trademarks, service marks and trade names of companies and organizations other than us. Our use or display of other parties’ trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

OUR BUSINESS
Overview
     We market, sell and support automatic vehicle location and mobile resource management solutions targeting companies that operate private vehicle fleets. The REDIview™ family of solutions is ideal for metro, short-haul fleets within diverse industry vertical markets such as field services, distribution, courier, limousine, electrical/plumbing, waste management, and government. Our core technology, telematics, combines wireless communications, Global Positioning System location technology, geospatial solutions and vehicle data integration with an easy-to-use web-accessible application that aids in the optimization of remote business solutions. Our state of the art fleet management solution contributes to higher customer revenues and improved operator efficiency by improving the productivity of mobile workers through real-time position reports, route-traveled information, and exception based reporting designed to highlight mobile workforce inefficiencies. This in-depth reporting enables our customers to correct those inefficiencies and deliver significant savings to the bottom line.
     Historically, much of our revenues have been derived from products sold to the long-haul trucking industry and to member companies of SBC Communications, Inc. Revenues from these legacy customers have ceased as of December 31, 2005.
     SBC selected an alternative vendor to supply its next generation AVL product, and, as of December 31, 2005, had deactivated all of its subscriber units. For us to sustain ongoing business operations and ultimately achieve profitability, we must substantially increase our sales and penetration into the marketplace with next generation products and services.
     We commercially introduced our next generation automatic vehicle location product, REDIview, in January of 2005. REDIview was designed with a flexible architecture to accommodate expected additional functional requirements that will be required to effectively compete in the marketplace.
     Anticipated marketplace needs include:
•	the ability for the automatic vehicle location mobile device to function as a communications hub for personal computers and handheld devices;

•	the ability for the automatic vehicle location mobile device to communicate with WiFi hotspots;

•	the ability for the automatic vehicle location mobile device to integrate with a variety of in-vehicle sensors; and

•	the ability to integrate the automatic vehicle location information into existing customer legacy applications.
History of Remote Dynamics, Inc.
     We were originally incorporated on February 3, 1994. Our initial product offering, the Series 5000, was developed for, and sold to, companies that operate in the long-haul trucking market. We provide mobile communications services to the long-haul trucking market through a wireless enhanced services network, which utilizes patented technology developed and owned by us, to integrate various transmission, long-distance, switching, tracking and other services provided through contracts with certain telecommunications companies and cellular carriers. Our enhanced services network covered 98% of the available analog cellular service areas in the United States, and 100% of the available A-side coverage in Canada. A-side coverage refers to a type of license awarded by the FCC to provide cellular service in a specific area. Call processing and related functions for our enhanced wireless network are provided through our Network Services Center. The Series 5000 product application was customized and has been sold to and installed in the service vehicle fleets of member companies of SBC Communications, Inc. pursuant to a service vehicle contract.
     On June 5, 2001, we effected a 1-for-5 reverse stock split that was approved by the stockholders at the annual meeting.
     On June 21, 2001, we consummated the stock issuance transactions approved by our stockholders at the annual meeting on June 4, 2001. As a result of the closing of transactions contemplated by the Stock Purchase and Exchange Agreement by and among Remote Dynamics, Minorplanet Systems PLC, a United Kingdom public limited company, and Mackay Shields LLC, dated February 14, 2001, we issued 30,000,000 shares of our common stock (shares not adjusted for the December 3, 2004, 1-for-5 reverse stock split) in a change of control transaction to Minorplanet Systems PLC, which was our majority stockholder prior to the October 6, 2003 stock transfer to The Erin Mills Investment Corporation discussed below. In exchange for this stock issuance, Minorplanet Systems PLC paid us $10,000,000 in cash and transferred to us all of the shares of its wholly-owned subsidiary, Minorplanet Limited and its wholly-owned subsidiary, Mislex (302) Limited, now known as, Minorplanet Systems USA Limited, which holds an exclusive, royalty-free, 99-year license to market, sell and operate Minorplanet Systems PLC’s vehicle management information technology in the United States, Canada and Mexico. Upon completion of the stock issuance transactions, and prior to the October 6, 2003 transfer to Erin Mills and the July 2, 2004 effective date of our bankruptcy plan of reorganization, Minorplanet Systems PLC beneficially owned approximately 62% of the outstanding shares of our common stock.
     On March 15, 2002, we completed the sale to Aether Systems, Inc. of certain assets and licenses related to our long-haul trucking and asset-tracking businesses pursuant to the Asset Purchase Agreement effective as of March 15, 2002, by and between Remote Dynamics and Aether Systems, Inc. Under the terms of the Asset Purchase Agreement, we sold assets and related license rights to our Platinum Service software solution, 20/20V, and TrackWare® asset and trailer-tracking products to Aether. In addition, we agreed to form a strategic relationship with Aether, with respect to our long-haul customer products, pursuant to which we assigned to Aether all service revenues generated post-closing from our HighwayMaster Series 5000 customer base. Aether, in turn, agreed to reimburse us for the network and airtime service costs related to providing the HighwayMaster Series 5000 service. We also agreed with Aether to work jointly in the adaptation of the Minorplanet vehicle management information technology for the potential distribution of vehicle management information by Aether to the long-haul-trucking market.
     As consideration for entering into the Asset Purchaser Agreement with Aether, we received $3 million in cash, of which $800,000 was held in escrow as of August 31, 2002 and later released to us during the fiscal year ended August 31, 2003 after we satisfied certain conditions. We also received a note for $12,000,000 payable, at the option of Aether, in either cash or convertible preferred stock in three equal installments of $4,000,000 on April 14, May 14, and June 14, 2002. The consideration for the Asset Purchase Agreement was determined through arms-length negotiation between Aether and us. Aether later paid cash in lieu of preferred stock for each of the three $4,000,000 installments. On September 17, 2004, Aether sold its logistics division, which held the assets sold by Remote Dynamics to Aether on March 15, 2002, to Platinum Equity LLC (n/k/a Geologic Solutions, Inc).
     Effective July 22, 2002, we amended our Certificate of Incorporation to change our corporate name to Minorplanet Systems USA, Inc.
     On October 6, 2003, Minorplanet Systems PLC transferred 42.1% (approximately 4,100,000 shares) of our outstanding common shares beneficially owned by Minorplanet Systems PLC to Erin Mills Investment Corporation, ending Minorplanet Systems PLC’s majority ownership of our common stock. Following the share transfer, Erin Mills beneficially owned 46% (approximately 4,400,000 shares) of our outstanding common stock, while Minorplanet Systems PLC retained 19.9% (approximately 1,900,000 shares) of our outstanding common stock.
     In connection with the Minorplanet Systems PLC share transfer to Erin Mills, we also obtained an option to repurchase from Erin Mills up to 3,900,000 shares of our common stock at a price of $0.05 for every 1,000 shares, pursuant to the Stock Repurchase Option Agreement between Erin Mills and Remote Dynamics, dated August 15, 2003. Gerry Quinn, the president of Erin Mills, is one of our former directors.
     On December 3, 2003, we effected a 1-for-5 reverse stock split that was approved by the holders of a majority of our outstanding common stock via written consent.
Voluntary Bankruptcy Filing
     On February 2, 2004, we and two of our wholly-owned subsidiaries, Caren (292) Limited and Minorplanet Systems USA Limited, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, in order to facilitate the restructuring of our debt, trade liabilities, and other obligations. During the bankruptcy, we remained in possession of our assets and operated as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.
     On June 29, 2004, the Bankruptcy Court entered an order confirming our Third Amended Joint Plan of Reorganization, as modified. The Bankruptcy Court set our enterprise value at $25,300,000 for purposes of distributions of new common stock under the plan of reorganization. We set the effective date of the plan of reorganization as July 2, 2004. Caren (292) Limited and Minorplanet Systems USA Limited, as a matter of law, were merged with and into Remote Dynamics, Inc., ceasing to exist as separate entities as of July 2, 2004. The plan of reorganization was substantially consummated on July 8, 2004. On August 25, 2005, the Bankruptcy Court signed the final decree and closed our bankruptcy case. In connection with our Chapter 11 reorganization, we applied “Fresh Start Accounting” which resulted in approximately $19.7 million of excess reorganizational value which we recorded as goodwill. Goodwill was subsequently determined to be impaired; thus, goodwill was written off by $14.6 million to its estimated fair value. At November 30, 2005, the remaining carrying value of our goodwill was $5.1 million.
     On July 2, 2004, we changed our name to “Remote Dynamics, Inc.” in connection with our exit from bankruptcy.

Recent Financings
     On October 1, 2004, we closed the sale of 5,000 shares of series A convertible preferred stock, with each preferred share having a face value of $1,000, for a total purchase price of $5,000,000. Net cash proceeds received by us was $4,651,000 after payment of expenses. The series A convertible preferred stock was convertible into shares of our common stock at a conversion price of $2.00 per share. We sold the series A preferred stock to SDS Capital Group SPC, Ltd. pursuant to that certain Securities Purchase Agreement, dated October 1, 2004, by and between us and SDS. The series A preferred stock was issued to SDS pursuant to the exemption from the registration requirements of the Securities Act of 1933 as amended, provided by Regulation D promulgated thereunder.
     On May 31, 2005, we consummated a bridge loan and security agreement with SDS in which we issued a promissory note in the amount of $1.75 million to SDS (the “Bridge Note”). The Bridge Note was secured by all of our assets, accrued interest at 8% per annum and was due and payable on September 30, 2005. The Bridge Note automatically exchanged into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share (the “Bridge Warrants”) upon approval of our stockholders. Our stockholders approved the exchange of the Bridge Note into the Bridge Warrants at our August 31, 2005 annual stockholders meeting. On September 2, 2005, the Bridge Note was extinguished and exchanged for the Bridge Warrants, which remain outstanding.
     On September 2, 2005, we closed the sale of $6.5 million of preferred stock and common stock purchase warrants in a private placement transaction with SDS previously entered into on May 31, 2005. In consideration for the issuance of the series B convertible preferred stock, SDS paid $750,000 and returned to us all of the outstanding series A convertible preferred stock which was held by SDS. Net cash proceeds received by us was approximately $443,000 after deduction of brokers’ commissions, accrued interest on the bridge note and other expenses. The series A convertible preferred stock returned to us had a face value of $5.0 million. The series B convertible preferred stock is convertible into common stock at a conversion price of $1.55 per share. SDS also received a common stock purchase warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share. The net proceeds from the financing transaction were used to fund our business plan. We are obligated to register the common stock issuable upon conversion of the series B convertible preferred stock or exercise of the common stock purchase warrants for public resale under the Securities Act of 1933, but we have not done so yet. Of the 40,000,000 shares being registered by the registration statement of which this prospectus forms a part, 4,062,500 shares are being registered for SDS to cover the obligation mentioned in the prior sentence.
     On December 16, 2005, in consideration of our reducing the exercise price on certain warrants held by SDS Capital Group SPC Ltd. (“SDS”), the sole holder of our series B convertible preferred stock, from $0.67 to $0.30 per share, SDS exercised the warrants for the purchase of 1,125,000 shares of our common stock resulting in the receipt by us of cash proceeds in the amount of $337,500 (the “Warrant Exercise”).
     On December 23, 2005, we consummated the sale and assignment of certain of our patents and pending patent applications to Vehicle IP LLC in exchange for the payment by Vehicle IP LLC to us of $500,000 (the “Patent Sale”).
     On February 24, 2006, we closed a Note and Warrant Purchase Agreement dated as of February 23, 2006 with certain institutional investors pursuant to which we sold $5.75 million of secured convertible notes including original issue discount Notes in the aggregate amount of $750,000 in a private placement transaction. The notes are secured by substantially all of our assets. There exists no material relationship between us and these investors other than in respect of the Purchase Agreement. The notes mature 24 months from issuance and are convertible at the option of the holder into our common stock, at a fixed conversion price of $0.20 per share. The cash proceeds to us was approximately $4.1 million after deduction of brokers’ fees, but before payment of legal and other fees.
Competition
     We believe that our primary competitors in the automatic vehicle location market include:
•	@Road — @Road currently sells an Internet-based solution using the GPRS networks of Nextel, Cingular Wireless, Verizon, and other carriers. @Road’s mobile resource management system enables vehicle location, wireless voice and text communications, and remote transaction processing with signature capture using a personal digital assistant device.

•	Teletrac — Teletrac currently sells an Internet-based solution and offers service on GPRS, CDPD, and Cellemetry wireless networks as well as Teletrac’s own proprietary network.

•	Trimble — In addition to providing advanced Global Positioning System components, Trimble augments global positioning systems with other positioning technologies as well as wireless communications and software to create complete customer solutions. Trimble focuses on emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructures.

•	Other Regional Competitors — There are numerous smaller regional companies vying for a local presence.
Patents and Proprietary Technology
     As of August 31, 2005, we had obtained 43 United States patents and 23 foreign patents and had applied for, and had pending, additional United States and foreign patents. However, on December 23, 2005, we consummated the sale and assignment of substantially all of our patents and pending patent applications to Vehicle IP LLC in exchange for the payment by Vehicle IP LLC to the Company of $500,000. In general, our patents claimed inventions involving the innovative and novel utilization of the existing wireless infrastructure, as well as the particular operational features and functionality of certain of our historical products and services. Our software is also protected under patents, federal and state trade secret law and federal copyright law.
Research and Development
     We rely primarily on our internal team of engineers for research and development relating to our current and prospective products. Research and development expensed through August 31, 2005 and 2004 associated with development of our REDIview products was approximately $0.5 million and $0.6 million, respectively. Prior to the rejection in the bankruptcy proceedings of the vehicle management information systems license and the initiation of development of our next generation automatic vehicle location mobile unit, we relied primarily on Minorplanet Systems PLC for research and development for products for the automatic vehicle location marketplace. Pursuant to the Exclusive License and Distribution Agreement with Minorplanet Systems PLC, we were required to pay $1,000,000 per year to Minorplanet Systems PLC for this research and development. Under a settlement agreement with Minorplanet Systems PLC, approved by the Bankruptcy Court, Minorplanet Systems PLC waived any future research and development fees due under the vehicle management information license agreement. Total research and development expensed through August 31, 2005 and 2004 including costs associated with the vehicle management information license agreement was approximately $0.5 million and $1.4 million, respectively.
Regulation
     Our products and services are subject to various regulations set forth by the Federal Communications Commission that apply to the wireless communications industry generally. Our products must meet certain radio frequency emission standards so as to avoid interfering with other devices. We rely on the manufacturer of the cellular transceiver components of its products to carry out appropriate testing and regulatory compliance procedures regarding the radio emissions of the cellular transceiver component.
     The FCC also controls several other aspects of the wireless industry that affect our ability to provide services. The FCC controls the amount of radio spectrum available to cellular carriers, which could eventually limit growth in cellular carrier capacity.
     In addition, the FCC regulates telecommunications service providers or common carriers, requiring approval for entry into the marketplace and regulating the service rates offered through tariff filing requirements. Additionally, most states regulate rates and market entry for telecommunications service providers. In order to encourage growth within the information services segment of the telecommunications industry, the FCC issued an order creating the enhanced services exemption from regulation. The Telecommunications Act of 1996 also created a substantially similar information services exemption. In general, providers of enhanced services and/or information services are not subject to regulation by the FCC or the various state regulatory agencies. Services qualify as enhanced services and/or information services if data is transmitted between the provider and customer so that the customer is able to interact with or manipulate the data regardless of whether the services provided include telecommunications transmission components, such as wireless or long distance services. We believe that the services we provide to our customers, in connection with the products, qualify as enhanced services and/or information services and are exempt from both FCC and state regulation. Alternatively, we believe that our services may be characterized as a private network not offered to the public at large but offered to specific group of users, which management believes should also serve to exempt us from FCC and state regulation.
     The wireless telecommunications industry currently is experiencing significant regulatory changes that may require a re-examination of laws and regulations applicable to our operations. Our services may be characterized by the FCC as commercial mobile radio services. If our services are classified as commercial mobile radio services, then we may be subject to FCC regulation as a telecommunications service provider. However, the FCC has decided to forbear from most regulation of the commercial mobile radio services marketplace, including regulation of the rates and terms of market entry for interstate services offered by commercial mobile radio services providers. In addition, the U.S. Congress has preempted state regulation of commercial mobile radio services market entry and rates. FCC decisions thus far have enhanced the development of commercial mobile radio services, including requiring local telephone companies to offer interconnection and access to their networks to commercial mobile radio services providers and to establish reciprocal compensation arrangements with commercial mobile radio services providers for the transportation and termination of calls at prices that are cost-based and reasonable.
     If any services offered by us are determined to be telecommunications services by the FCC, then the revenues generated from these services would be subject to the required contribution to the federal universal service fund. At this time, revenues generated from our services that meet the definition of enhanced services are not subject to FCC-mandated universal service fund contribution. However, based on a conservative interpretation, we have historically reported certain revenues generated by the personal calling plan service offered by us as a telecommunications service for purposes of federal universal service fund contribution filings. Various states have instituted their own universal service fund mechanisms which may or may not follow the federal statutes in exempting revenues generated by enhanced services. We cannot predict the impact of any future requirements to contribute to state and federal universal service mechanisms.
Employees
     As of April 17, 2006, we employed 41 full-time employees. Our employees are not represented by any labor union. We believe that our relationship with our employees is good.
Products and Services
     We market and sell products and services in the AVL market in the United States. Our AVL products are designed to maximize the productivity of a mobile workforce as well as reduce vehicle mileage and fuel-related expenses.
     REDIview Product Line
     We commercially launched our new product offering, REDIview, during January of 2005. REDIview is an Internet and service bureau-based software application that provides an extensive array of real-time and accurate mapping, trip replay, and vehicle activity reports. REDIview includes a series of exception-based reports designed to highlight inefficiencies in the operations of a vehicle fleet. Utilizing GPRS technology and the our proven, high-capacity network service center, customers may access their information securely through the Internet from any personal computer or certain other devices. REDIview incorporates technologies that allow for fast and effective integration into legacy applications operated by companies with vehicle fleets and mobile workers. This design allows companies to easily extend their existing supply chain management systems to the mobile workforce for transaction processing and customer fulfillment. REDIview was also designed to be hardware and network agnostic to provide the maximum flexibility in designing solutions that best fit the customer’s specific needs.
     The REDI 2000™ mobile data logging unit combines global positioning system (GPS) technologies along with the latest in wireless, Internet protocol-based communications to deliver, throughout the day, real-time location, speed, and other conditions of the vehicle on a minute-by-minute basis. In addition, the units may be configured to accept additional sensor inputs regarding operations of the vehicle and vehicle equipment.
Vehicle Management Information (VMI)
     On June 21, 2001, we acquired an exclusive, royalty-free, 99-year license to market, sell and operate Minorplanet System PLC’s VMI technology in the United States, Canada and Mexico. VMI is designed to maximize the productivity of a mobile workforce as well as reduce vehicle mileage and fuel related expenses. The VMI technology consists of: (i) a data control unit or DCU that continually monitors and records a vehicle’s position, speed and distance traveled; (ii) a command and control center or CCC which receives and stores in a database information downloaded from the DCU’s; and (iii) software used for communication, messaging and detailed reporting. VMI uses satellite-based Global Positioning System location technology to acquire a vehicle location on a minute-by-minute basis, and a global system for mobile communications based cellular network to transmit data between the DCU’s and the CCC. GSM is a digital technology developed in Europe and has been adapted for North America. GSM is the most widely used digital standard in the world. The VMI application was targeted to small and medium sized fleets based in major metropolitan areas.
     VMI provides minute-by-minute visibility into the activities of a mobile workforce via an extensive reporting system that provides real-time and exception-based reporting. Real-time reports provide information regarding a vehicle’s location, idling, stop time, speed and distance traveled. With real-time reporting, the customer can determine when an employee starts or finishes work, job site arrival times and site visit locations. In addition, exception reports allow the customer to set various parameters within which vehicles must operate, and the system will report exceptions including speeding, extended stops, unscheduled stops, route deviations, visits to barred locations and excessive idling.
     During our bankruptcy proceedings, we notified Minorplanet Systems PLC that we intended to reject the VMI license as part of our Plan of Reorganization. In order to ensure a smooth transition to its REDIview products and services, we initiated negotiations with Minorplanet Systems PLC for a temporary use license to market and sell the VMI product until our REDIview products and services were commercially available.
     On June 14, 2004, the Bankruptcy Court approved a compromise and settlement agreement between Remote Dynamics, Minorplanet Limited and Minorplanet Systems PLC regarding the license agreement for the VMI technology which allowed Remote Dynamics to use, market and sell the VMI technology until December 31, 2004. The material terms of the settlement agreement include the following:
•	On June 30, 2004, the VMI license agreement converted to a nonexclusive license until December 31, 2004 when it would terminate.

•	From the period beginning June 30, 2004 through December 31, 2004, the territory in which Remote Dynamics could market, sell and use the VMI system was reduced to the following metropolitan areas: Los Angeles, California; Atlanta, Georgia; Dallas, Texas; and Houston, Texas.

•	On July 31, 2004, we could no longer use the name, “Minorplanet,” nor any derivative thereof, and shall remove and refrain from using any references to said name.

•	We provided Minorplanet Limited, at no cost, 100 AEM 3000 VMI units to USA specifications with accompanying special tariff SIM’s for T-Mobile.

•	Subsequent to December 31, 2004, we retained the right to use the VMI software internally for the sole purpose of satisfying its warranty, service and support obligations to our existing VMI customer base.

•	Minorplanet Limited was allowed a general unsecured claim in the amount of $1,000,000 in Limited’s bankruptcy case no. 04-31202-SAF-11. On the effective date, Minorplanet Limited released and waived its administrative claim and, as of such date, waived any future research and development fees due under Section 16.4 of the VMI license agreement.

•	We provided to Minorplanet Limited and Minorplanet UK a general release of any and all claims which could have been asserted against Minorplanet Limited or Minorplanet Systems PLC by Remote Dynamics.
     On January 6, 2005, Remote Dynamics and Minorplanet Limited entered into an Addendum to Compromise and Settlement Agreement which granted us the right to continue to market and sell the VMI product line to our existing VMI customers. Although we have ceased actively marketing and selling the VMI product, the Addendum allows us to fulfill VMI product orders from existing VMI customers.
Strategic Service Alliances of Remote Dynamics
     T-Mobile. We also resell T-Mobile GSM data services to our vehicle management information systems customers, pursuant to a reseller agreement with T-Mobile. The initial term of the reseller agreement has expired and the reseller agreement is currently on a month-to-month term. If we are unable to renew this agreement with T-Mobile, and other U.S. wireless carriers refuse to support circuit-switched data on their GSM networks for our vehicle management information systems units, then this could have a material adverse effect on our business, financial condition and results of operations.
     Cingular Wireless LLC. We provide GSM/GPRS data services to our REDIview customers, pursuant to a data reseller agreement with AT&T Wireless now known as Cingular Wireless LLC effective as of November 1, 2004 and a messaging agreement effective September 27, 2004. The data reseller agreement and messaging agreement have an initial term of 2 years and automatically renew for successive 1 year terms, unless either party provides written notice of termination at least 30 days prior to the end of the current term. However, the data reseller agreement and the messaging agreement may be terminated by Cingular or us for convenience upon 90 days’ prior written notice.
     If Cingular terminates the data reseller agreement and messaging agreement, and ceases to provide GSM/GPRS services to us for resale to our customers, then the REDIview units in our base of installed REDIview customers would no longer be able to send or receive data messages until we could reach an agreement with another provider and retrofit such units to utilize the GSM/GPRS service of the alternative provider. There can be no assurances that we would be able to reach an agreement with another wireless carrier for GSM/GPRS service and/or retrofit its existing REDIview customer base to utilize the GSM/GPRS service of the alternative provider, the failure to do so would have a material adverse effect on our business, financial condition and results of operations.
     Key Manufacturers. We do not manufacture or assemble our products. Instead, we subcontract for the manufacture of our products from various suppliers. We depend upon Creation Technologies as our sole source of manufacturing for our REDIview product line. We do not have a long-term manufacturing agreement with Creation Technologies. If Creation Technologies fails to perform its obligations related to our outstanding purchase orders or if Creation Technologies ceases to manufacture our REDIview products, then we would have to immediately engage an alternative manufacturer to manufacture our REDIview product line. There can be no assurances that we would be able to engage an alternative manufacturer before we would deplete our existing inventory for the REDIview product line, or that we would be able to engage an alternative manufacturer on commercially reasonable terms or at all, and the failure to do so would have a material adverse effect on our business, results of operation and financial condition.
USE OF PROCEEDS
We will not receive any proceeds from the sale of our common stock by the selling stockholders.
DESCRIPTION OF THE PRIVATE PLACEMENT
AND THE
TRANSACTION DOCUMENTS FOR THE PRIVATE PLACEMENT
Summary Description of Recent Private Placement of Notes
     On February 24, 2006, we closed the sale of $5.75 million of secured convertible notes, including original issue discount notes in the aggregate amount of $750,000, in a private placement transaction with several accredited institutional investors. Midtown Partners & Co., LLC acted as the placement agent for this offering. Pursuant to this offering, we also issued warrants to purchase an aggregate of up to 83.6 million shares of our common stock. Upon the closing of the offering, we received proceeds of approximately $4.1 million in cash (after deducting the brokers’ commission, the 15% original issue discount of $750,000 and the tendering of 50 shares of their 650 shares of series B preferred convertible stock with an aggregate face value of $500,000 by our sole series B preferred convertible stockholder).
The Purchase Agreement
     We entered into a note and warrant purchase agreement dated with February 23, 2006 with several institutional investors as purchasers of our notes and warrants, which we refer to in this proxy statement as the purchase agreement. Each of these purchasers was an “accredited investor” under the Securities and Exchange Commission (“SEC”) rules.
     Under the terms of the purchase agreement, the purchasers have purchased from us:
•	Senior Secured Convertible Promissory Notes in the aggregate principal amount of $5,000,000, convertible into shares of our common stock; and

•	Original Issue Discount Senior Secured Convertible Promissory Notes in the aggregate principal amount of $750,000, convertible into shares of our common stock. As used in this registration statement, the term “notes”, unless otherwise specified, refers to either the series A notes or the original issue discount notes, as applicable.
     In addition, pursuant to the purchase agreement, the following warrants to purchase shares of our common stock were issued to each purchaser on February 24, 2006:
•	series A-7 warrants to purchase shares of our common stock equal to 75% of the number of shares of our common stock issuable upon conversion of such purchaser’s note (approximately 18.8 million shares in the aggregate) at an exercise price per share equal to $0.40 with a term of 7 years following the closing date;

•	series A-7 warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series A-7 warrants issued (approximately 1.9 million shares in the aggregate) at an exercise price per share equal to $0.40 with a term of 5 years following the closing date;

•	series B-4 warrants to purchase shares of our common stock equal to 50% of the number of conversion shares issuable upon the conversion of such purchaser’s note on the date of issuance of the note (approximately 12.5 million shares in the aggregate) at an exercise price per share equal to $0.90 with a term of 4 years following the effective date of the registration statement providing for the resale of the conversion shares and the share of our common stock issuable upon exercise of the warrants;

•	series B-4 warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series B-4 warrants issued (approximately 1.3 million shares in the aggregate) at an exercise price per share equal to $0.90 with a term of 5 years following the closing date;

•	series C-3 warrants to purchase a number of shares of our common stock equal to 100% of the number of conversion shares issuable upon the conversion of such purchaser’s note on the date of issuance of this note (approximately 25.0 million shares in the aggregate) at an exercise price per share equal to $0.21 with a term of 3 years following the closing date;

•	series C-3 warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series C-3 warrants issued (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.21 with a term of 5 years following the closing date;

•	series D-1 warrants (callable only at our option) to purchase a number of our shares of common stock equal to 70% of the number of conversion shares issuable upon conversion of such purchaser’s note (approximately 17.5 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5 day volume weighted average price of our common stock on the OTC Bulletin Board preceding the call notice, as defined in this warrant;

•	series D-1warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series D-1 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5 day volume weighted average price of our common stock on the OTC Bulletin Board preceding the call notice, as defined in this warrant;

•	10% Placement Agent Warrant issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of shares of common stock issuable to the note holders upon conversion of theirs notes (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.20 with a term of 5 years following the closing.
     The issuance and purchase of the notes and warrants was effected in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D promulgated under the Securities Act of 1933, and upon such other exemption from the registration requirements of this statute as may be available with respect to the investments made pursuant to the purchase agreement.
     A portion of the purchase price (in the amount of $500,000) we received under the purchase agreement was delivered by SDS Capital Group SPC, Ltd. and was paid by exchanging outstanding amounts of our series B convertible preferred stock held by this entity.
     We have agreed with the purchasers to use our best efforts to obtain the approval of our stockholders, on or before 75 days following the closing date (May 10, 2006), to amend our Certificate of Incorporation to increase our authorized shares of common stock to a number greater than 150% of the maximum number of shares of our common stock which would be issuable upon conversion of the notes and upon the exercise of the warrants. We are required to notice a special meeting of our stockholders to approve an amendment to our certificate of incorporation to increase the shares authorized for issuance to 230,000,000 to ensure we have sufficient shares of common stock to issue upon conversion of the notes and warrants.
Certain Covenants
     Under the terms of the purchase agreement, our most significant obligations include that we will:
•	cause our common stock to continue to be registered under the Securities Exchange Act of 1934, continue the listing or trading of our common stock on the OTC Bulletin Board and to take all actions required to allow the purchasers to effect resales under Rule 144;

•	(if we stop filing our periodic reports with the Securities and Exchange Commission) furnish annual and quarterly reports to the purchasers as long as they own or are obligated to purchase these securities;

•	use the net proceeds from the sale of the securities for working capital and general corporate purposes;

•	not provide any purchaser with any material non-public information;

•	acknowledge that the securities, under certain circumstances, may be pledged by the purchasers;

•	not declare or pay dividends or distributions on our common stock as long as any notes or warrants remain outstanding;

•	as long as any notes or warrants remain outstanding, have authorized and reserved for issuance 120% of the aggregate number of shares of our common stock needed for the issuance of the conversion shares and the warrant shares;

•	issue irrevocable instructions to our transfer agent to issue certificates for the conversion shares and the warrant shares with a restrictive legend regarding the fact that such shares are not registered and are restricted securities;

•	not sell or dispose of any of our business assets without the prior written consent of the holders of a majority of the principal amounts of the notes outstanding;

•	agree that any business assets we acquire in the future will become part of the collateral securing our obligations under the notes;

•	maintain a directors and officers liability insurance policy with coverage equal to or greater than $3,000,000; and

•	with regard to subsequent financings that, for a period of 1 year following the closing date; notify the purchasers in writing of the terms and conditions of any proposed offer or sale to any third party of any of our common stock or securities convertible into our common stock, which notice will provide each purchaser an option, during the 10 trading days after the notice, to inform us whether the purchaser will purchase up to its “pro rata” shares of all of the securities being offered in this subsequent financing.

•	In this context “pro rata” means the percentage obtained by dividing:

•	the principal amount of the notes purchased by the purchaser on the closing date, by the total principal amount of all the notes purchased by all of the purchasers on the closing date with regard to “permitted financings” that such permitted financings, as defined below will not be considered a subsequent financing for these purposes; permitted financings include:

•	securities issued other than for cash in connection with a merger or acquisition;

•	securities issued prior to the closing date or issued pursuant to the conversion of the notes;

•	our common stock issued pursuant to the warrants;

•	securities issued in connection with strategic licensing or partnering agreements;

•	our common stock issued pursuant to our stock option plans or our employee stock purchase plans;

•	any warrants issued to the placement agent for the offering;

•	our common stock issued in connection with consulting or advisory services; and

•	the payment of any principal in shares of our common stock pursuant to the notes;

•	as long as the notes remain outstanding, allow the purchasers to exchange their notes for any securities issued in a subsequent financing if such securities are on terms more favorable than the terms governing the notes.

     Pursuant to the terms of the purchase agreement, we have agreed to indemnify the purchasers and certain of their related parties against all losses resulting from any inaccuracy in or breach of our representations, warranties or agreements made in the purchase agreement. The purchasers, severally but not jointly, have agreed to indemnify us and certain of our related parties against all losses resulting from any inaccuracy in or breach of the representations, warranties and agreements of the purchaser made in the purchase agreement. The maximum aggregate liability of each purchaser for such indemnification is limited to the portion of the total purchase price paid by the purchaser under the purchase agreement. The purchase agreement and each of the notes, warrants and other documents contemplated thereby are governed by New York law.
Material Terms of the Senior Secured Convertible Notes
     These notes were issued pursuant to the purchase agreement, in which we issued, as maker, the notes on February 24, 2006, the issuance date, in the principal amount of $5,000,000. As described below, these notes are convertible into shares of our common stock and have a maturity date of February 24, 2008.
     Beginning on September 1, 2006 and after that on the first business day of each month, a principal payment date, we must pay to the holder of the note an amount equal to 1/18th of the original principal amount of the note, or the principal installment amount. However, if on any principal payment date the outstanding principal on the note is less than the principal installment amount, then we must pay the holder the lesser amount. We may make payment in cash or in shares of our common stock, provided that a registration statement covering the resale of such shares has been declared effective by the SEC.
Option to Pay with Shares in Certain Circumstances
     If we choose to pay the principal installment amount in shares of our common stock, we must pay the number of shares in an amount equal to the principal installment amount divided by 80% of the average closing bid price for the 10 trading days immediately prior to the principal payment date. We have this option only if, among other things, the convertible securities have been duly registered on an effective registration statement and trading in our common stock has not been suspended on the OTC Bulletin Board or other exchange.
     Our obligations as the maker of these notes are secured by a continuing security interest in certain of our assets.
Events of Default
     The amounts payable under the notes may be accelerated or increased upon the occurrence of an event of default, which includes:
•	our failure to make the principal installment amount on a designated principal payment date;

•	the failure of the registration statement to be declared effective by the Securities and Exchange Commission on or prior to August 25, 2006;

•	the suspension from listing or failure of our common stock to be listed on the OTC Bulletin Board or one of the major exchanges;

•	our notice to the holder of our inability to comply or intention not to comply with proper requests for conversion of the notes;

•	our failure to timely deliver shares of common stock upon conversion, to file a registration statement, or to make payment of fees under the notes, the purchase agreement or the related registration rights agreement;

•	the lapsing of the effectiveness of the registration statement for a period of 10 consecutive trading days;

•	our default in the performance of any material covenant in the notes, the purchase agreement, the registration rights agreement or any other ancillary documents;

•	our making of a false or incorrect representation or warranty in the purchase agreement, the registration rights agreement or any other ancillary documents;

•	our default in any payment of principal or interest on the indebtedness represented by the notes, or default in the observance or performance of any other agreement relating to such indebtedness in excess of $100,000;

•	our application for appointment of a receiver or liquidator or filing a petition in bankruptcy or other similar relief which is not dismissed within 30 days;

•	the filing of a proceeding against us seeking the liquidation, reorganization, or dissolution of us or similar relief which is not dismissed within 30 days;

•	our failure to instruct our transfer agent to remove any legends from shares of common stock eligible to be sold under Rule 144 of the Securities Act of 1933 and to issue such shares to the holder;

•	our failure to pay any amounts due to the holder under the notes, the purchase agreement or the registration rights agreement within three (3) business days of the due date;

•	the occurrence of an event of default under any of the other notes contemplated by the purchase agreement, known as a cross-default provision; and

•	our failure to obtain stockholder approval to increase the authorized shares of common stock in accordance with the purchase agreement.
•	If one of these events of default has occurred, the holder may:
•	declare the entire unpaid principal balance of the notes due and it will be accelerated;

•	demand that the principal amount of the notes then outstanding be converted into shares of our common stock at the conversion price discussed in more detail below; and/or

•	exercise any of the holder’s other rights or remedies under the transaction documents or applicable law. We must pay interest on demand on the notes upon an event of default from the date of the default until the date of cure at the lesser of 10% and the maximum per annum legal rate.
Conversion
     The notes contemplate both a voluntary conversion and a mandatory conversion. Under the voluntary conversion, at the option of the holder the notes will be convertible in whole or in part into that number of shares of our common stock determined by dividing: (i) that portion of the outstanding balance under the notes as of the date the holder chooses to convert; by (ii) the conversion price then in effect (the initial conversion price under the notes is $0.20), as it may be adjusted under the terms of the notes. The term mandatory conversion date is the date following the effective date of the registration statement on which the closing bid price is greater than 250% of the conversion price for a period of 12 consecutive trading days and the average daily trading for such 12 consecutive trading days exceeds 750,000 shares of common stock. On the mandatory conversion date, we may, upon 5 business days prior notice to the holder, cause the principal amount of the notes to convert into a number of shares of our common stock equal to the quotient of:
•	the principal amount of the notes outstanding on the mandatory conversion date; divided by

•	the conversion price in effect on the mandatory conversion date; however, in order to cause this conversion the following must be true:

•	the registration statement must be effective 30 days immediately prior to the mandatory conversion date;

•	trading in our common stock must not have been suspended by the OTC Bulletin Board or other relevant exchange;

•	no event of default must have occurred and be continuing;

•	this mandatory conversion must not violate the note provisions regarding the ownership cap as described below, and

•	we must not be in possession of any material non-public information. The mandatory conversion date will be extended during the time of occurrence of a triggering event as described below.
     If, because the registration statement has not been filed or its effectiveness has been suspended, a holder is unable to trade any of our common stock, the holder will have the option, within 10 trading days after the expiration of such black-out period, of using the conversion price applicable on such conversion date or any conversion price selected by the holder that would have been applicable if the conversion date had been at an earlier time during such black-out period or within the 10 trading days after that period.
     In order to make the holder whole from any economic loss resulting in our failure timely to deliver the conversion securities, we have agreed in such event to pay to the holder in cash, and as liquidated damages, an amount per trading day for each trading day until the shares are delivered, along with interest on such amount at a rate of 10% per annum, equal to the greater of:
•	1% of the principal amount of the notes requested to be converted for the first 5 trading days after the delivery date; and (b) 2% of the principal amount of the notes requested to be converted for each trading day after that; and

•	$2,000 per day.
     In addition, if we fail to deliver certificates representing the convertible securities on or before the delivery date and if after that date the holder is required by its broker to purchase shares of our common stock to deliver in satisfaction of a sale by the holder of the convertible securities which the holder expected to receive upon proper conversion, or a buy-in, then we must: pay in cash to the holder the amount which such holder had to come out of pocket to cover the open market purchase in excess of the price at which the sell order giving rise to such purchase obligation was executed.
Limitation of Beneficial Ownership of Our Shares
     Subject to waiver by the holder under certain circumstances upon 61 days notice to us, the holder may not convert all or any portion of the notes if the number of shares of convertible securities, when combined with all other shares of our common stock held by the holder: (i) would result in the holder beneficially owning more than 4.9% of all of our common stock then outstanding; or (ii) would result in the holder beneficially owning more than 9.9% of all of our common stock then outstanding.
Conversion Price Adjustments
     The conversion price under the notes is subject to adjustment from time to time to reflect:
•	stock splits and combinations;

•	certain dividends and distributions;

•	reclassifications; exchanges or substitutions;

•	reorganizations, mergers, sales of assets;

•	issuances of additional shares of common stock (on a full-ratchet anti-dilution basis); and

•	issuances of common stock equivalents.
     In the event of an issuance of additional shares of common stock, or an issuance of common stock equivalents, a “full ratchet” adjustment will be made to the conversion price. This means effectively that the conversion price will be reduced to the consideration per share paid for the additional shares of common stock in question.
     We are not obligated to make any adjustments to the conversion price in connection with:
•	securities issued other than for cash in connection with a merger or acquisition;

•	securities issued pursuant to conversion or exercise of securities outstanding prior to the date of the notes and the warrants;

•	shares of our common stock issuable upon exercise of the warrants;

•	securities issued in connection with strategic license or partnering agreements;

•	shares of our common stock issued in connection with our stock option plans or employee stock purchase plans;

•	warrants issued to the placement agent for the offering;

•	shares of our common stock issued in connection with consulting or advisory services; and

•	the payment of any principal in shares of our common stock pursuant to the notes.
Prepayment
     The notes require several types of prepayment provisions, which reference the two following terms: major transaction and triggering event. The notes define a major transaction as:
•	our merger or consolidation with or into another entity involving a change of control;

•	our sale or transfer of more than 50% of our assets; or

•	the closing of a tender offer for more than 50% of the outstanding shares of our common stock.
     The notes include the following in the definition of a triggering event:
•	the effectiveness of the registration statement for the common stock issued on conversion of the notes lapses for any reason or it is unavailable for the resale of our common stock for a period of 20 consecutive trading days;

•	the suspension from listing of our common stock on the OTC Bulletin Board or any other exchange for a period of 5 trading days;

•	our notice to any holder of our inability or intention not to comply with requests for conversion;

•	our failure to comply with a holder’s conversion notice within 10 business days of our receipt of it;

•	our deregistration of our common stock;

•	our completion of a “going private” transaction as a result of which our common stock is no longer registered under the exchange act; or

•	our breach of any of our representations, warranties and covenants made in the purchase agreement, the notes or any ancillary documents.
     On the occurrence of an event of default, the holder has the right to require us to prepay in cash all or a portion of the notes at a price equal to 120% of the principal amount of the notes at the time of the request. Simultaneously with the occurrence of a major transaction, the holder has the right to require us to prepay all or a portion of the holder’s notes at a price equal to 100% of the principal amount of the notes.
     For purposes of the prepayment option upon a triggering event, the term volume weighted average price means for any date the daily volume weighted average price of our common stock for such date on the OTC Bulletin Board; or the “Pink Sheets”, or as determined by an independent appraisal if the stock is not then traded on one of the markets. After a triggering event occurs, the holder has the right to require us to prepay all or a portion of the notes in cash at a price equal to the sum of:
•	the greater of:

•	125% of the principal amount of the notes; and

•	if the holder cannot get the benefit of its conversion rights and the ability to effect the resale of shares of our common stock issuable upon conversion, the aggregate principal amount of the notes divided by the conversion price on:
•	the date the prepayment price is demanded or due; or

•	the date the prepayment price is paid in full, whichever is less, multiplied by the volume weighted average price on:

•	the date the prepayment price is demanded or otherwise due; or

•	the date the prepayment price is paid in full, whichever is greater; and

•	all other costs or expenses due in respect of the notes and the other transaction documents.
     No sooner than 15 days nor later than 10 days prior to the completion of a major transaction we must deliver notice of it to the holder. At any time after receipt of such notice, the holder may require us to prepay the notes immediately. Within 1 business day after the occurrence of a triggering event, we must deliver notice of it to the holder. At any time after the earlier of:
•	the holder’s receipt of our notice; or

•	the holder’s becoming aware of a triggering event, the holder may require us to prepay all of the notes on a pro rata basis. We must deliver the prepayment price related to a triggering event within 5 business days after we receive notice of this requirement from the holder; and we must deliver the prepayment price related to a major transaction immediately prior to the consummation of the major transaction. However, if we are unable to prepay all of the notes to be so prepaid, we must pay an amount to each holder equal to the holder’s pro rata amount of all notes being prepaid.
     If we fail to prepay all of the notes submitted for prepayment, we have to pay interest on the prepayment price at the rate of 2% per month until paid in full. Until paid in full the holder may, in place of prepayment, require us to return to the holder all of the notes submitted for prepayment. We must return the notes and the conversion price of the returned notes must be adjusted to the lesser of:
•	the conversion price in effect on the date on which the holder sends notice to us that it chooses in lieu of prepayment to have the notes returned; and

•	the lowest closing bid price during the period beginning on the date on which we deliver notice of the prepayment option as it related to a major transaction or a triggering event and ending on the date on which the holder delivers notice to us of its choice, in lieu of prepayment, to have us return to the holder all of the notes.
     If, on our receipt of a request for conversion of the notes we are unable to issue shares of our common stock registered for resale, either because we do not have sufficient authorized shares of our common stock or because we are otherwise prohibited by law from doing so, then we must issue as many shares of our common stock as we are able to in compliance with the holder’s request and, with regard to the unconverted portion of the notes, the holder may choose to:
•	require us to prepay that portion of the notes we are unable to convert at the triggering event prepayment price, or the mandatory prepayment price;

•	if we are unable to issue registered shares of common stock because we are prohibited by law, require us to issue restricted shares of common stock;

•	void the holder’s notice of request for conversion and force us to return the notes that were to be converted; or

•	exercise its buy-in rights as described.
     If the holder chooses to have its notes prepaid using the mandatory prepayment price, we must pay the mandatory prepayment price within 30 days of our receipt of the holder’s notice in response to our notice to the holder of our inability to convert the note, unless we have prior to this delivered notice that the event resulting in the mandatory prepayment price has been cured. If we fail to pay the mandatory prepayment price 1 business day after we receive notice from the holder of this election, we must pay interest on the unpaid amount at the rate of 2% per month until paid in full.

The Original Issue Discount Notes
     The original issue discount notes are substantially the same in form and effect as the series A notes. The occurrence of an event of default under the series A notes constitutes an event of default under the original issue discount notes; and the occurrence of an event of default under the original issue discount notes constitutes an event of default under the series A notes. The conversion price of $0.20 is the same for each of the series A notes and the original issue discount notes and the original issue discount notes are subject to the same adjustment provisions as apply to the series A notes. The same prepayment provisions apply to both the series A notes and the original issue discount notes. As with the series A note holders, no holder of original issue discount notes will have any rights as one of our stockholders prior to the conversion of our original issue discount notes.
The Warrants
The Series A -7 Warrants and Series A-7 Placement Agent Warrants
     The series A-7 warrants represent seven-year warrants to purchase shares of our common stock at the holder’s option equal to 75% of the number of shares of our common stock issuable upon conversion of the purchaser’s series A note (an aggregate of 18,750,000 shares) at exercise price per share equal to $0.40.
     The series A-7 placement agent warrants represent five-year warrants to purchase shares of our common stock at the holder’s option equal to 10% of the number of series A-7 warrants issued (approximately 1.9 million shares in the aggregate) at an exercise price per share equal to $0.40.
Warrant Exercise
     Warrant stock refers to our common stock issuable upon exercise of the series A-7 warrant or any of the other warrants. Payment of the exercise price may be made to us by:
•	certified check;

•	“cashless exercise,” but here only when there is no registration statement in effect for the warrant stock; or

•	a combination of (i) and (ii) above.
     A cashless exercise is only available beginning one (1) year after the original issue date of the series A-7 warrant and if (i) the per share market value of a share of our common stock (either the volume weighted average price or the fair market value as determined by an independent appraiser) is greater than the warrant price; and (ii) a registration statement for the warrant stock is not then in effect. In a cashless exercise, the warrant holder merely presents the warrant to us without tendering cash and we issue to it a number of shares of our common stock equal to the difference between (i) the number of shares of our common stock purchasable on exercise of all of the warrants so exercised, and (ii) the product of: (a) the warrant price; times (b) the number of shares of our common stock purchasable on exercise of all of such warrants; divided by: (iii) the per share market value of one share of our common stock.
     If the warrant holder exercises the series A-7 warrant, we have 3 trading days, or the delivery date, in which to issue to it certificates for shares of the warrant stock; or to deliver to the Depository Trust Company on the warrant holder’s account. If we fail to deliver the certificates on or before the delivery date and the warrant holder is required by its broker to purchase shares of our common stock on the open market to deliver in satisfaction of a sale of the warrant holder’s warrant stock, or a warrant buy-in, then we must:
•	pay cash to the warrant holder in the amount by which: (a) the warrant holder’s total purchase price exceeds: (b) the amount obtained by multiplying: (x) the number of shares of warrant stock we were required to deliver to the warrant holder; times (y) the price at which the sell order was executed; and

•	either reinstate the portion of the series A-7 warrant for which exercise was not honored or deliver to the warrant holder the number of shares of our common stock that we would have issued if we had timely complied.

Adjustment of Warrant Price
     The warrant price of the series A-7 warrant is subject to adjustment from time to time to reflect:
•	recapitalizations, reorganizations, mergers;

•	stock dividends, subdivisions and combinations;

•	certain other distributions;

•	issuances of additional shares of common stock (on a full-ratchet anti-dilution basis); and

•	issuances of common stock equivalents.
     In the event of an issuance of additional shares of common stock, or an issuance of common stock equivalents, a “full ratchet” adjustment will be made to the warrant price. This means effectively that the warrant price will be reduced to the consideration per share for the additional shares of common stock in question.
Limitation of Beneficial Ownership of Our Shares
     Subject to the warrant holder’s right to waive these provisions in certain circumstances upon 61 days notice to us, at no time may a warrant holder exercise the warrant if the number of shares of our common stock issued pursuant to the exercise would exceed, when aggregated with all of the other shares of our common stock held by the warrant holder the number of shares which would result in the warrant holder beneficially owning greater than: (i) 4.9% of the then outstanding shares of our common stock; or (ii) 9.9% of the then outstanding shares of our common stock.
The Call
     We are entitled under the warrant, at any time following the original issue date of the warrant, to call up to 100% of the warrant then outstanding by providing the warrant holder with a call notice; however, the following must be true in order to effect such a call:
•	the per share market value of our common stock must be greater than $1.00 per share for 10 consecutive trading days immediately prior to the date of the call notice; and the average daily trading volume during this period must exceed 500,000 shares of our common stock;

•	a registration statement under the Securities Act of 1933 which provides for the resale of the warrant stock and the common stock issuable upon the conversion of the notes must be effective without lapse for 60 consecutive calendar days;

•	trading in our common stock must not have been suspended by the SEC or any relevant securities exchange;

•	we must be in material compliance with the terms of the warrant; and

•	we must not be in possession of any material non-public information.
     In order to effect the call, this registration statement must be effective from the date of delivery of the call notice until the date which is the later of: (i) the date the warrant holder exercises the warrant pursuant to the call notice; and (ii) the 20th day after the warrant holder receives the call notice, or the early termination date. Our rights with respect to the warrant stock subject to the call notice will expire on the early termination date if the warrant is not exercised prior to the early termination date. If the warrant is not exercised with regard to the called warrant stock, we must remit to the warrant holder: (i) $.001 per share of called warrant stock; and (ii) a new warrant representing the number of shares of warrant stock, if any, which were not subject to the call notice.
The Series B-4 Warrants and Series B-4 Placement Agent Warrants
     The series B-4 warrants represent rights to purchase shares of our common stock equal to 50% of the number of conversion shares issuable upon the conversion of the purchaser’s series A note on the date of issuance of that note (an aggregate of 12,500,000 shares) at an exercise price per share equal to $0.90 for a term of four years following the effective date of the registration statement providing for the resale of the conversion shares and the shares of our common stock issuable upon exercise of this warrant.
     The series B-4 placement agent warrants represent five-year warrants to purchase shares of our common stock at the holder’s option equal to 10% of the number of series B-4 warrants issued (approximately 1.3 million shares in the aggregate) at an exercise price per share equal to $0.90.
     These warrants are substantially similar in form and effect to the series A-7 warrant, except as set forth in the preceding paragraph and except that in order to effect a call notice under the series B-4 warrant, the per share market value of our common stock must be greater than $1.26 per share for the 10 consecutive trading days prior to the call notice and the average daily trading volume during this time period must exceed only 250,000 shares of our common stock.
The Series C-3 Warrants and Series C-3 Placement Agent Warrants
     The series C-3 warrants represent rights to purchase shares of our common stock equal to 100% of the number of conversion shares issuable upon the conversion of the purchaser’s series A note on the date of issuance of that note (an aggregate of 25,000,000 shares) at an exercise price per share equal to $0.21 on the date of closing of the purchase agreement and for a term of three years following that closing date. The series C-3 placement agent warrants represent five-year warrants to purchase shares of our common stock at the holder’s option equal to 10% of the number of series C-3 warrants issued (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.21.
     The series C-3 warrants are substantially similar in form and effect to the series A-7 warrants, except as set forth in the preceding paragraph and except that we have no rights to call the series C-3 warrant under any circumstances.
The Series D-1 Warrants
     The series D-1 warrants are callable only by us requiring the holders of these warrants to purchase shares of our common stock equal to 70% of the number of conversion shares issuable upon conversion of the purchaser’s series A note on the date of issuance of the note (an aggregate of 17,500,000 shares) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5-day volume weighted average price of our common stock immediately preceding the call notice under the series D-1 warrants and for a term of 18 months following the date the SEC declares effective the registration statement registering for resale the shares of our common stock issuable upon the exercise of the series D-1 warrants. The holders have no rights to exercise the D-1 warrants.
     The series D-1 placement agent warrants represent five-year warrants to purchase shares of our common stock at the holder’s option equal to 10% of the number of series D-1 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5-day volume weighted average price of our common stock immediately preceding the exercise notice. The series D-1 placement agent warrants are substantially similar in form and effect to the series A-7 warrants.
     The series D-1 warrants are substantially similar in form and effect to the series A-7 warrants, except as set forth in the preceding paragraph and except as set forth as follows:
•	the series D-1 warrants provide no “cashless exercise” alternative for their exercise;

•	there are no adjustments to be made to the warrant price in the event of the issuance of additional shares of common stock or common stock equivalents; and

•	the provisions relating to the call and the call notice for the series D-1 warrants are different from the parallel provisions of the series A-7 warrants in that:

•	in order to effect a call notice under the series D-1 warrants, the per share market value of our common stock must be greater than $1.53 for the 10 consecutive trading days prior to the delivery of the call notice and the average daily trading volume during this time period must exceed $100,000 per day for 20 trading days out of the 30 prior trading days; and

•	as an additional requirement in order for us to issue a call notice, at least 60% of the proceeds from the exercise of the series D-1 warrants must be applied to: (w) make a strategic acquisition which has been approved by our board of directors; (x) enter into a strategic joint venture; (y) effect an acquisition of product inventory to fulfill large customer orders in excess of 1,500 mobile units; or (z) move an appropriate level of business and operating off-shore to develop a more efficient cost and production structure.
10% Placement Agent Warrants
•	The 10% placement agent warrants represent five-year warrants to purchase shares of our common stock equal to equal to 10% of the number of shares of common stock issuable to the note holders upon conversion of theirs notes (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.20.
The Registration Rights Agreement
     Pursuant to the terms of the purchase agreement, we have entered into a registration rights agreement with the purchasers dated as of February 23, 2006. The primary purpose of this registration rights agreement is to obligate us to effect resale registrations of the shares of our common stock contemplated to be issued by us pursuant to the purchase agreement.
Nature and Timing of Filings
     On or prior to April 10, 2006, or the filing date, which is 45 days from the closing date under the purchase agreement, we have agreed pursuant to the registration rights agreement to prepare and file with the SEC a “resale” registration statement on Form SB-2 providing for the resale on a continuous basis pursuant to Rule 415 of all of the shares of our common stock issuable upon the conversion or repayment of the notes, or the note registrable securities. Under this registration statement we are not allowed to permit any securities other than the following to be included in this registration statement: (i) the note registrable securities; (ii) shares of our common stock issuable upon the exercise of warrants issuable to Midtown Partners & Co., LLC, as the placement agent for the offering; (iii) shares of our common stock acquired by SDS Capital Group SPC, Ltd. and issuable upon the conversion of our Series B convertible preferred stock and related stock warrants; and (iv) 1,000,000 shares of our common stock issued to Saffron Capital Management LLC pursuant to our consulting agreement with it.
     We are obligated to use our best efforts to cause this registration statement to be declared effective under the securities act on or prior to the effectiveness date, which is the earlier of (i) May 25, 2006 or June 26, 2006 if the this registration statement receives a full review from the SEC; or (ii) within 3 business days of the date on which the SEC informs us that: (a) it will not review the this registration statement; or (b) we may request the acceleration of the effectiveness of this registration statement and we make such a request. We are obligated to keep this registration statement continuously effective until the date that is the earlier of:
•	the date when all of the registered under this registration statement have been sold; or

•	the date on which the note registrable securities can be sold without restriction under Rule 144(k), or the effectiveness period.
     We are also obligated to file a second registration statement within 15 days of obtaining our stockholders’ approval to amend our Certificate of Incorporation to increase our authorized shares of common stock. The deadline for obtaining this stockholders’ approval is May 10, 2006 and, accordingly, the date we are obligated to file the second registration statement is May 25, 2006. The second registration statement will be filed on Form SB-2 providing for the resale of all of the shares of our common stock issuable upon exercise of the warrants issued in connection with the notes, or the warrant registrable securities. This registration statement may not be used for the registration of any securities other than: (i) the warrant registrable securities; (ii) the placement agent securities; (iii) the SDS Capital Group SPC, Ltd. securities; and (iv) the Saffron Capital Management LLC securities.
     We are obligated to use our best efforts to cause this registration statement to be declared effective under the securities act on or prior to the warrant effectiveness date, which means the earlier of: (i) the 90th day following the date this registration statement was filed with the SEC or the 120th day following such filing date if this registration statement receives a full review from the SEC; or (ii) within 3 business days of the date on which the SEC informs us that: (a) the SEC will not review this registration statement; or (b) we may request the acceleration of the effectiveness of this registration statement and we make such a request. We are obligated to keep this registration statement continuously effective until the date that is the earlier of: (x) the date when all of the warrant registrable securities registered under this registration statement have been sold; or (y) the date on which the warrant registrable securities can be sold without registration under Rule 144(k), or the warrant effectiveness period.
Registration Procedures
     Under either registration statement, if at any time an additional registration statement is required because the number of shares of our common stock, combined with the actual number of shares of our common stock into which the notes are convertible and the warrants are exercisable exceeds the number of shares of registrable securities remaining under both registration statements, then we have 20 business days to file this additional registration statement. We would then have 90 days after filing to cause this additional registration statement to be declared effective by the SEC. Each of the parties have granted customary indemnification rights to the other parties to the registration rights agreement.
Liquidated Damages
     We are subject to the payment of liquidated damages to each holder equal to 1.5% of the holder’s initial investment in the notes for each month following the “event date” associated with each of the following events until such event is cured:
•	if the registration statements are not filed by the time periods set forth in the registration rights agreement;

•	if the registration statements are not declared effective by the time periods set forth in the registration rights agreement;

•	if we fail to file a request for acceleration promptly as provided in the registration rights agreement;

•	if a registration statement is filed and declared effective by the SEC but later ceases to be effective (subject to limited black-out period exceptions);

•	if we breach certain provisions of the registration rights agreement which permit us to postpone the effectiveness of a registration statement; and

•	if trading in our common stock is suspended or if our common stock is delisted from the OTC Bulletin Board.
Brokers’ Fees
     The following entities received brokers’ fees in connection with this transaction: Midtown Partners & Co., LLC, Burnham Hill Partners and Saffron Capital Management.
     Midtown’s broker’s fee is comprised of:

•	a cash fee equal to 10% of the $4.325 million in series A notes;

•	an investment banker’s warrant equal to 10% of the shares issuable in the aggregate to all noteholders upon conversion of the series A notes and the original issue discount notes;

•	warrants equal to 10% of the shares issuable in the aggregate upon conversion of the series A-7, B-4, C-3 and D-1 warrants;

•	262,500 shares of common stock issued to Midtown.

     Saffron received 500,000 shares of our common stock according to the terms of its consulting agreement with us.
     Midtown agreed to reduce its total cash fee to $275,000 which was split as follows: Midtown received $145,250 and Burnham received $129,750. Midtown also agreed to participate in the transaction in the amount of $175,000 receiving a $175,000 series A note, a $26,250 original issue discount note, and accompanying series A-7, B-4, C-4 and D-1 warrants. Midtown asked us to split the series A notes, the original issue discount notes and warrants among its principals Bruce Jordan, Rich Kreger, and Arial Imas. Burnham did not participate in the transaction.

     Midtown and Burnham Hill received warrants on terms slightly different from the warrants issued to the noteholders. These warrants were split 70% to Midtown and 30% to Burnham for each warrant. The warrants for Midtown were further split among the following principals of Midtown: Bruce Jordan, Richard Kreger, Arial Imas and Michael Oleyar.

•	Series A-7 warrants to purchase shares of our common stock equal to 10% of the number of Series A-7 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to $0.40 with a term of 5 years following the closing date;

•	Series B-4 warrants to purchase shares of our common stock equal to 10% of the number of Series B-4 warrants issued (approximately 1.3 million shares in the aggregate) at an exercise price per share equal to $0.90 with a term of 5 years following the closing date;

•	Series C-3 warrants to purchase shares of our common stock equal to 10% of the number of series C-3 warrants issued (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.21 with a term of 5 years following the closing date;

•	Series D-1 warrants to purchase shares of our common stock equal to 10% of the number of series D-1 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to the lesser of (a) $0.35 and (b) 90% of the average of the 5 day volume weighted average price of our common stock on the OTC Bulletin Board preceding the call notice, as defined in this warrant;

•	10% placement agent warrant to purchase shares of our common stock equal to 10% of the number of shares of common stock issuable to the note holders upon conversion of their notes (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.20 with a term of 5 years following the closing date;

PRICE RANGE OF COMMON STOCK
     Our common stock was initially offered to the public on June 22, 1995, and was quoted on the Nasdaq National Market through close of business on February 1, 1999, after which time it began trading on the Nasdaq SmallCap Market under the symbol “HWYM.” Our common stock next traded under the symbol “REDI.” The following table sets forth the range of high and low trading prices on the Nasdaq SmallCap Market, as applicable, for our common stock for the periods indicated. Such price quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	BID PRICES
	HIGH	LOW
Predecessor Company
2003
First Quarter	$1.04	$0.53
Second Quarter	$0.99	$0.58
Third Quarter	$0.71	$0.44
Fourth Quarter	$0.70	$0.48

2004
First Quarter	$0.76	$0.37
Second Quarter	$8.35	$0.33
Third Quarter	$1.15	$0.45
Fourth Quarter (through June 30, 2004)	$0.60	$0.41

Reorganized Company
Fourth Quarter (beginning July 1, 2004)	$18.52	$0.72

2005
First Quarter	$1.31	$0.72
Second Quarter	$1.30	$0.50
Third Quarter	$2.30	$0.42
Fourth Quarter	$1.68	$0.50

2006
First Quarter	$0.24	$0.13
     The prices of our common stock for the periods subsequent to December 3, 2003 reflect a 1-for-five reverse stock split which effected during the second fiscal quarter of 2003.
     There were 71 registered holders of common stock and an estimated 2,700 broker/dealers who beneficially held common stock on behalf of stockholders as of November 23, 2005. The last sales price for our common stock as reported on November 23, 2005 was $0.65. We did not pay dividends on our common stock for the fiscal year ended August 31, 2005 and we have no plans to do so in the foreseeable future. Furthermore, covenants in the Certificate of Designation for the Series B convertible preferred stock require the consent of a majority of the holders of the Series B convertible preferred stock before we may delete or pay a dividend on our common stock.
     On February 21, 2006, our common stock began trading on the OTC Bulletin Board under the symbol “REDI.OB.”
DIVIDEND POLICY
     We have never paid dividends on our common stock. We intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors that the board of directors, in its sole discretion, may consider relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Executive Summary
     Remote Dynamics, Inc., a Delaware corporation, markets, sells and supports automatic vehicle location (AVL) and mobile resource management solutions targeting companies that operate private vehicle fleets. The REDIview™ family of solutions is designed for metro, short-haul fleets within diverse industry vertical markets such as field services, distribution, courier, limousine, electrical/plumbing, waste management, and government. The Company’s core technology, telematics, combines wireless communications, GPS location technology, geospatial solutions and vehicle data integration with an easy-to-use web-accessible application that aids in the optimization of remote business solutions. The Company’s state of the art fleet management solution contributes to higher customer revenues and improved operator efficiency by improving the productivity of mobile workers through real-time position reports, route-traveled information, and exception based reporting designed to highlight mobile workforce inefficiencies. This in-depth reporting enables the Company’s customers to correct those inefficiencies and deliver significant savings to the bottom line.
     Historically, much of the Company’s revenues have been derived from products sold to the long-haul trucking industry and to member companies of SBC Communications, Inc. Revenues from these legacy customers have ceased as of December 31, 2005, and for the Company to sustain ongoing business operations and ultimately achieve profitability, it must substantially increase its sales and penetration into the marketplace with next generation products and services.
     The Company commercially introduced its next generation AVL product, REDIview, in January of 2005. REDIview was designed with a flexible architecture to accommodate expected additional functional requirements that will be required to effectively compete in the marketplace. Anticipated marketplace needs include; 1) ability for the AVL mobile device to function as a communications hub for personal computers and handheld devices, 2) ability for the AVL mobile device to communicate with WiFi hotspots, 3) ability for the AVL mobile device to integrate with a variety of in-vehicle sensors, and 4) ability to integrate the AVL information into existing customer legacy applications.
     The Company’s new REDIview product line forms the basis of management’s business plan for calendar year 2006 and beyond and will be the foundation for expected growth in revenues and ultimately profitability for the Company. In addition, the REDIview product line allows the Company to move to a recurring revenue model for all of its current product offerings, an important and necessary change to the Company’s revenue model to achieve overall sustained revenue growth and cash flow positive operations.
     Based on the Company’s failure to achieve its forecasted sales targets for the three months ended November 30, 2005, the Company began analyzing and revising its current and long-term business plans. The goal of the analysis was optimizing the Company’s sales and marketing strategy in order to maximize its revenues and further reduce its operating costs. As a result, in late-December 2005, the Company materially modified its existing business plan. Key to the Company’s new business plan was its decision to exclusively market and sell its REDIview product line through its existing network of over 30 third-party distribution partners. The Company expects that this strategy will result in a considerable reduction in the Company’s sales and marketing expenses related to maintaining a significant direct sales effort. Additionally, in implementing its new business plan, the Company completed a substantial cost and operational-based restructuring rightsizing its workforce at all levels, including its senior management level. The Company also ceased its development efforts to launch two new product lines during 2006 instead focusing the Company’s efforts on enhancing its existing REDIview product line to improve customer features and functionality. As a result, in addition to significantly reducing its projected operational costs, the Company significantly reduced its projected sales targets and associated cash flows from its previous business plan, which included multiple product offerings sold through both a direct sales force and third-party distributors.
Voluntary Bankruptcy Filing
     On February 2, 2004, (the Commencement Date), the Company and two of its wholly-owned subsidiaries, Caren (292) Limited (Caren) and Minorplanet Systems USA Limited (Limited) (the Company, Caren and Limited shall hereinafter collectively be referred to as, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court), in order to facilitate the restructuring of their debt, trade liabilities, and other obligations. During the bankruptcy, the Debtors remained in possession of their assets and operated as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.
     On June 29, 2004, the Bankruptcy Court entered an order confirming the Debtors’ Third Amended Joint Plan of Reorganization, as Modified (the Plan). The Bankruptcy Court set the enterprise value of the Company at $25.3 million for purposes of distributions of new common stock under the Plan. Pursuant to the Plan, the Debtors set the effective date of the Plan as July 2,

2004 (the Effective Date). As of the Effective Date, Caren and Limited, as a matter of law, were merged with and into the Company and ceased to exist as separate entities. The Plan was substantially consummated on July 8, 2004. On August 25, 2005, the Bankruptcy Court signed the final decree closing the Company’s case. In connection with the Company’s Chapter 11 reorganization, the Company applied “Fresh Start Accounting.” This resulted in approximately $19.7 million of excess reorganizational value, which was recorded as goodwill. The goodwill has subsequently been impaired and written down to its estimated fair value as noted below.
Goodwill
     The Company tests its Goodwill for impairment on an annual basis, or between annual tests if it is determined that a significant event or change in circumstances warrants such testing, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) which requires a comparison of the carrying value of goodwill to the fair value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of goodwill, then an adjustment to the carrying value of goodwill is required.
     Based on the Company’s failure to achieve its forecasted sales targets for the three months ended November 30, 2005, the Company began analyzing and revising its current and long-term business plans, materially modifying its existing business plan in late-December 2005 as described in the “Executive Summary” section above. The Company’s new business plan significantly reduces its projected sales forecasts and operational costs from the Company’s former plan.
     As a result and in accordance with SFAS 142, the Company performed an interim test of its Goodwill utilizing a discounted future cash flow analysis, based on the Company’s new projected sales targets and the estimated impact of its cost savings. The Company determined its Goodwill was impaired by an estimated $5.0 million. Goodwill was thus written off by $5.0 million representing the estimated impairment. As of February 28, 2006, the remaining carrying value of the Company’s Goodwill was $5.1 million.
Other Intangibles — VMI License Right
     In June of 2001, the Company received a 99-year exclusive license right to market, sell and operate Minorplanet Systems PLC’s (“PLC”) vehicle management information technology in the United States, Canada and Mexico. On June 14, 2004, the Bankruptcy Court approved a Compromise and Settlement Agreement (the “Agreement”) by and among the Company and Minorplanet Limited and PLC regarding the license agreement for the vehicle management information technology which allowed the Company to use, market and sell the vehicle management information technology until December 31, 2004. On January 6, 2005, the Company and PLC entered into an Addendum to Compromise and Settlement Agreement (the “Addendum”) which granted the Company the right to continue to market and sell the vehicle management information product line to the Company’s existing vehicle management information customers. Although the Company has ceased actively marketing and selling the vehicle management information product, the Addendum allows the Company to fulfill vehicle management information product orders from existing vehicle management information customers.
     Management accounts for the vehicle management information license right in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which requires management of the Company to review for impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value. Thus, management used an expected present value technique, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk-free rate, to estimate the fair value of the vehicle management information license right at November 30, 2005. Accordingly, the Company recorded an impairment loss of $0.1 million during the three months ended November 30, 2005, to reflect the estimated fair value of the vehicle management information license right based on the Company’s revised sales and cash flow forecasts. The new fair value of the vehicle management information license right is being amortized over its expected useful life of 19 months. As of February 28, 2006, the remaining carrying value of the license right was $0.3 million.
Results of Operations
Results of Operations — Three Months Ended February 28, 2006 Compared to Three Months Ended February 28, 2005
     Total revenue of $1.3 million for the three months ended February 28, 2006 decreased from $4.3 million during the three months ended February 28, 2005. NSC Systems revenue decreased from $3.2 million during the three months ended February 28, 2005 to $0.8 million during the three months ended February 28, 2006. These decreases were primarily due to a reduction in active SBC network subscriber units from 29,645 at February 28, 2005 to -0- as of February 28, 2006 and a reduction in active Geologic network subscriber units from 2,995 at February 28, 2005 to –0- as of February 28, 2006. The decrease in SBC network subscriber units was anticipated as SBC has selected an alternative vendor to supply its next generation AVL product. As of December 31, 2005, SBC had deactivated all of its units. The decrease in Geologic network services subscriber units was also anticipated after the sale to Geologic as all of these units have converted to either Geologic’s network or to other carrier networks. As the revenues from the SBC Contract ends, the Company’s future revenues will be solely dependent upon sales of its REDIview product line. REDIview contributed $0.7 million to the Company’s total revenue and NSC Systems segment for the three months ended February 28, 2006. The failure of the Company to achieve its sales targets of the REDIview product line will have a material adverse effect on the Company’s business, financial condition and results of operations.
     VMI revenue for the three months ended February 28, 2006 was $0.5 million down from $1.1 million during the three months ended February 28, 2005 primarily due to VMI customers converting to REDIview and normal expected attrition of the VMI customer base. New VMI unit sales were minimal during the three months ended February 28, 2006 and 2005 as sales and marketing focused on sales of the REDIview product line. The Company no longer actively markets the VMI product; however, the Company will continue to service and support existing VMI customers and will continue to recognize deferred product revenues and costs over the remaining VMI contract lives.
     Total gross profit margin decreased from 54% for the three months ended February 28, 2005 to 13% for the three months ended February 28, 2006. During the three months ended February 28, 2006, profit margins on the sales of the REDIview product line were offset by the fixed costs of operating the network services center. During the three months ended February 28, 2005, higher revenues from SBC and Geologic offset these fixed costs. While fixed costs of operating the network services center remained relatively constant during both three-month periods at approximately $0.2 and $0.3 million respectively, these fixed costs as a percentage of revenue increased from 7% during the three months ended February 28, 2005 to 12% during the same period in 2006.
     Total operating expenses decreased from $3.4 million during the three months ended February 28, 2005 to $2.5 million during the same period in 2006. This reduction is primarily due to a cost-based reduction in workforce. Operating losses increased from $1.1 million during the three months ended February 28, 2005 to $2.5 million during the three months ended February 28, 2006 primarily due to the loss of revenues related to the declining SBC and Geologic network subscriber units described above partially offset by a cost-based reduction in workforce.
Results of Operations — Six Months Ended February 28, 2006 Compared to Six Months Ended February 28, 2005
     Total revenue of $3.2 million for the six months ended February 28, 2006 decreased from $8.8 million during the six months ended February 28, 2005. NSC Systems revenue decreased from $6.6 million during the six months ended February 28, 2005 to $2.1 million during the six months ended February 28, 2006. These decreases were primarily due to a reduction in active SBC and Geologic network subscriber units as discussed above. REDIview contributed $1.2 million to the Company’s total revenue and NSC Systems segment for the six months ended February 28, 2006. The failure of the Company to achieve its sales targets of the REDIview product line will have a material adverse effect on the Company’s business, financial condition and results of operations.
     VMI revenue for the six months ended February 28, 2006 was $1.2 million down from $2.2 million during the six months ended February 28, 2005 primarily due to VMI customers converting to REDIview and normal expected attrition of the VMI customer base. New VMI unit sales were minimal during the six months ended February 28, 2006 and 2005 as sales and marketing focused on sales of the REDIview product line. The Company no longer actively markets the VMI product; however, the Company will continue to service and support existing VMI customers and will continue to recognize deferred product revenues and costs over the remaining VMI contract lives.
     Total gross profit margin decreased from 51% for the six months ended February 28, 2005 to 19% for the six months ended February 28, 2006. During the six months ended February 28, 2006, profit margins on the sales of the REDIview product line were offset by the fixed costs of operating the network services center. During the six months ended February 28, 2005, higher revenues from SBC and Geologic offset these fixed costs. While fixed costs of operating the network services center remained relatively constant during both six-month periods at approximately $0.4 and $0.6 million respectively, these fixed costs as a percentage of revenue increased from 6% during the six months ended February 28, 2005 to 12% during the same period in 2006.
     Total operating expenses increased from $6.6 million during the six months ended February 28, 2005 to $10.6 million during the same period in 2006. The Company recorded a $0.1 million impairment loss on the VMI license right and a $5.0 million Goodwill impairment loss during the three months ended November 30, 2005 as explained above. General and administrative expenses decreased from $2.6 million during the six months ended February 28, 2005 to $2.0 million during the six months ended February 28, 2005 primarily due to a cost-based reduction in workforce. Customer service expense decreased to $0.6 million during the six months ended February 28, 2006 from $0.8 million during the same period in 2005 also primarily due to a cost-based reduction in workforce. Engineering expense decreased to $0.5 million during the six months ended February 28, 2006 from $0.6 million during the same period in 2005 also primarily due to a cost-based reduction in workforce. Operating losses increased from $2.1 million during the six months ended February 28, 2005 to $10.0 million during the six months ended February 28, 2006 primarily due to the impairment write off of goodwill and the loss of revenues related to the declining SBC and Geologic network subscriber units described above offset by a cost-based reduction in workforce.

Twelve Months Ended August 31, 2005, Compared to Twelve Months Ended August 31, 2004
     Total revenue of $16.4 million for the twelve months ended August 31, 2005 decreased from $23.2 million during the same period of the prior fiscal year. NSC Systems revenue decreased from $16.8 million during the twelve months ended August 31, 2004 to $12.6 million during the twelve months ended August 31, 2005 primarily due to a reduction in active Aether network subscriber units from 4,673 at August 31, 2004 to -0- as of August 31, 2005 and a reduction in active SBC network subscriber units from 30,384 at August 31, 2004 to 21,900 as of August 31, 2005. This decrease in Aether network services subscriber units was anticipated after the sale to Aether as all of these units have converted to either Aether’s network or to other carrier networks. SBC has selected an alternate vendor to supply its next generation AVL product. Management currently believes that deactivation of these units will conclude by the end of calendar year 2005. As the revenues from the SBC Contract ends in December of 2005, the Company’s future revenues will be solely dependent upon sales of its REDIview product line. The failure of the marketplace to accept the Company’s REDIview product line will have a material adverse effect on the Company’s business, financial condition and results of operations.
     NSC Systems service revenue decreased from $15.5 million during the twelve months ended August 31, 2004 to $11.9 million during the twelve months ended August 31, 2005 while NSC Systems product revenue, including ratable product revenue, decreased from $1.3 million to $0.7 million for the same periods respectively. New NSC Systems product sales during the twelve months ended August 31, 2005 were primarily derived from sales of REDIview while sales of parts under the service vehicle contract with SBC were minimal. In accordance with the Company’s revenue recognition policies, REDIview unit sales and the associated cost of sales are deferred and recognized over the customer’s contract life. Thus, REDIview sales accounted for $0.5 million of total NSC Systems revenue during the twelve months ended August 31, 2005.
     VMI revenue for the twelve months ended August 31, 2005 was $3.8 million down from $6.4 million during the same period of the prior fiscal year. New vehicle management information unit sales were minimal during the twelve months ended August 31, 2005 as sales and marketing focused on sales of the REDIview product line. The Company no longer actively markets the vehicle management information product; however, the Company will continue to service and support existing vehicle management information customers and will continue to recognize deferred product revenues and costs over the remaining vehicle management information contract lives.
     Total gross profit margin of 50% during the twelve months ended August 31, 2005 improved from 48% during the twelve months ended August 31, 2004. Higher service margins within the NSC Systems segment contributed to the overall improvement in gross profit margin. NSC Systems service margins increased primarily due to the anticipated reduction in Aether network subscriber units.
     Total operating expenses decreased from $45.7 million during the twelve months ended August 31, 2004 to $23.4 million during the twelve months ended August 31, 2005. The Company recorded a $0.2 million and $28.8 million impairment loss on the vehicle management information license right during the twelve months ended August 31, 2005 and 2004 respectively. Additionally, the Company recorded a $9.6 million goodwill impairment loss during the twelve months ended August 31, 2005. Since its launch of the REDIview product line in January of 2005, the Company has experienced significant competition in the marketplace which has eroded its price points and prevented the Company from achieving its sales targets with sales cycles for large accounts proving to be much longer and complex than originally anticipated. Thus, in response to current market conditions, the Company further revised its business plan by modifying the Company’s pricing structure, its sales and marketing approach and adding new feature sets to its REDIview product line to ensure that the Company remains competitive in the marketplace. The Company performed its annual test for goodwill impairment utilizing an income approach, a discounted future cash flow analysis and an analysis of market multiples to determine its goodwill was impaired.
     Sales and marketing costs increased by $0.8 million during the twelve months ended August 31, 2005 to $3.2 million versus $2.4 million during the same period of the prior fiscal year. This increase was primarily related to the hiring of sales personnel for REDIview offset by restructuring efforts. This resulted in a reduction in auto, facility costs and other related sale and marketing operating costs. General and administrative expenses decreased from $6.7 million during the twelve months ended August 31, 2004 to $4.9 million during the twelve months ended August 31, 2005, primarily due to restructuring and general cost-cutting efforts resulting in lower facility rents, equipment rental, professional fees and other operating expenses. Bad debt expense also decreased by $1.2 million due to the lower vehicle management information sales volume and the conversion of several large internally financed vehicle management information customers to externally financed REDIview sales. Customer service expenses decreased to $1.5 million during the twelve months ended August 31, 2005 from $2.3 million during the same period of the prior fiscal year, primarily due to staffing reductions and other cost-cutting efforts. Depreciation and amortization expense decreased to $2.7 million during the twelve months ended August 31, 2005 from $3.8 million during the same period in the prior year, primarily due to new depreciation schedules associated with assets adjusted to fair value in accordance with “Fresh Start Accounting” and lower amortization expense associated with the vehicle management information license right.

     The Company recorded $3.5 million in reorganization expenses associated with its Chapter 11 bankruptcy filing during the twelve months ended August 31, 2004, including $1.9 million in professional fees and a $1.6 million provision for probable losses related to the rejection of executory contracts, unexpired leases, and other claims. Reorganization expenses during the twelve months ended August 31, 2005 were minimal. Operating losses decreased to $15.2 million during the twelve months ended August 31, 2005 from $34.5 million during the twelve months ended August 31, 2004 (included in operating losses was a $0.2 million and $28.8 million impairment loss on the vehicle management information license right during the twelve months ended August 31, 2005 and 2004 respectively and a $9.6 million goodwill impairment for the twelve months ended August 31, 2005). Interest expenses decreased from $0.9 million during the twelve months ended August 31, 2004 to $0.4 million during the twelve months ended August 31, 2005, due primarily to the elimination of the $14.3 million principal obligation on the senior notes along with the related interest costs through the bankruptcy proceedings offset by $0.4 million in interest expenses on the HFS and SDS notes payable. The Company had a net loss of $15.6 million during the twelve months ended August 31, 2005 as compared to $17.8 million during the same period of the prior fiscal year. The net loss attributable to common stockholders for the twelve months ended August 31, 2005 was $16.0 million after inclusion of $0.4 million in preferred stock dividends.
Twelve Months Ended August 31, 2004, Compared to Twelve Months Ended August 31, 2003
     Total revenue for the twelve months ended August 31, 2004 decreased to $23.2 million from $44.9 million during the twelve months ended August 31, 2003. NSC Systems revenue decreased from $39.9 million during the twelve months ended August 31, 2003 to $16.8 million during the twelve months ended August 31, 2004 primarily due to a continued reduction in active network subscriber units from 12,554 at August 31, 2003 to 4,673 at August 31, 2004 and the related material completion of deferred service revenue recognition associated with the sale to Aether. This decrease in network services subscriber units was anticipated after the sale to Aether as many of these units have converted to either Aether’s network or to other carrier networks. NSC Systems service revenue of $15.5 million during the twelve months ended August 31, 2004 was down from $31.5 million during the previous fiscal year while NSC Systems product revenue, including ratable product revenue, decreased from $8.3 million to $1.3 million during the twelve months ended August 31, 2003 and 2004, respectively. New NSC Systems product sales during fiscal year 2004 were minimal consisting primarily of parts sales under the service vehicle contract.
     VMI revenue for the twelve months ended August 31, 2004 was $6.4 million up from $5.1 million during the same period of the prior fiscal year. Total new vehicle management information unit sales decreased to approximately 1,600 units during the twelve months ended August 31, 2004 from approximately 5,600 units sold during the same period of the previous fiscal year, due primarily to a significant reduction in sales personnel, as management worked to revise the sales model and the negative perception by potential customers of the Company’s bankruptcy filing. In accordance with the Company’s revenue recognition policies, vehicle management information unit sales and the associated cost of sales are deferred and recognized over the contract life. Thus, the increase in vehicle management information revenue during the twelve months ended August 31, 2004 in comparison to the same period of the previous fiscal year is primarily due to the ratable recognition of previously deferred revenue associated with the vehicle management information installed base including recognition of remaining deferred revenue under vehicle management information customer contracts that were terminated prior to their contract end dates.
     Total gross profit margin improved to 48% during the twelve months ended August 31, 2004 from 41% during the same period of the previous fiscal year. Contributing to the improvement in margin was a decrease in NSC Systems network subscriber unit ratable gross profit (network subscriber product sales have historically low margins) due to the network subscriber unit churn discussed above. Also contributing were higher margins on vehicle management information product sales and part sales under the Service Vehicle Contract, as well as a decrease in NSC Systems and vehicle management information airtime service costs due to cost reduction efforts and credits obtained from airtime providers.
     On September 26, 2002, the Company entered into a letter addendum to the exclusive license and distribution agreement with Minorplanet Limited, the operating subsidiary of Minorplanet UK, to provide executive and non-executive sales and marketing consulting services for the 6-month period from August 23, 2002 to February 22, 2003. Under terms of the agreement, the Company was not required to pay the executive consulting fees incurred during this 6-month period totaling $1.76 million, unless and until the Company filed a Form 10-K reporting net income and positive cash flow for the previous 12-month period. As of August 31, 2003 a liability for the $1.76 million in executive consulting fees, payable to Minorplanet Limited, was included on the Company’s Condensed Consolidated Balance Sheets under “Other non-current liabilities.” On October 6, 2003, Minorplanet UK forever waived and discharged the $1.76 million executive consulting fees owed by the Company. Thus, the $1.76 million liability was reversed and effectively converted to a capital contribution by Minorplanet UK to the Company. In addition, a $0.3 million liability payable to Minorplanet Limited for non-executive consulting costs was converted to a capital contribution during the twelve months ended August 31, 2004.

     As discussed above, during the third fiscal quarter ended May 31, 2004, the Company notified Minorplanet UK that it intended to reject the vehicle management information license as part of the its plan of reorganization and later negotiated the Compromise and Settlement Agreement regarding the license right described above. SFAS 144 requires management of the Company to review for impairment of its long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value. Thus, management used an expected present value technique, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk-free rate are used, to estimate the fair value of the vehicle management information license right resulting in the recognition of an impairment loss of $28.8 million during the third quarter of fiscal 2004. Based on updated sales and cash flow forecasts, the Company later recorded a “fresh start adjustment” to reflect the fair value of the license right at $1.3 million as of June 30, 2004. This new fair value of the license right is being amortized over a three-year life.
     Sales and marketing costs decreased by $9.3 million during the twelve months ended August 31, 2004 in comparison to the same period of the prior year, primarily due to a $2.7 million decrease in executive and non-executive consulting fees incurred under the addendum to the exclusive license and distribution agreement with Minorplanet Limited and the reduction in sales and marketing personnel, and related operating costs discussed above. General and administrative expenses decreased from $9.5 million during the twelve months ended August 31, 2003 to $6.7 million during the twelve months ended August 31, 2004 primarily due to personnel reductions, a decrease in professional fees (non-reorganization items), a decrease in other administrative expenses due to the reorganization and general cost-cutting efforts, and a reversal of property tax accruals. During the twelve months ended August 31, 2004, the Company reversed property tax accruals of approximately $0.3 million in order to properly reflect the Company’s liability due to recent changes in Texas property tax laws. Customer service expenses decreased to $2.3 million during the twelve months ended August 31, 2004 from $4.0 million during the same period of the prior fiscal year primarily due to staffing reductions and other cost-cutting efforts. Depreciation and amortization expense decreased to $3.8 million during the twelve months ended August 31, 2004 from $5.6 million during the same period in the prior year primarily due to certain network service center assets becoming fully depreciated.
     The Company’s total operating loss, which includes the $28.8 million impairment loss on the vehicle management information license right, for the twelve months ended August 31, 2004 was $34.5 million in comparison to a $13.9 million operating loss during the same period of the prior fiscal year. The Company’s NSC Systems segment reported operating income of $3.1 million for the twelve months ended August 31, 2004. The vehicle management information segment reported an operating loss of $37.6 million for the same period. Interest expenses decreased from $2.1 million during the twelve months ended August 31, 2003 to $0.9 million during the twelve months ended August 31, 2004, as interest on the $14.3 million in senior notes stopped accruing as of the February 2, 2004 bankruptcy petition filing date.
     The Company recorded $3.5 million in reorganization expenses associated with its Chapter 11 bankruptcy filing during the twelve months ended August 31, 2004, including approximately $1.9 million in professional fees and $1.6 million in losses associated with the rejection of executory contracts and unexpired leases and other reorganization costs. In addition, the Company recorded “fresh start adjustments” increasing net assets by $20.3 million as of June 30, 2004 to reflect assets and liabilities at fair value (see discussion above under “Critical Accounting Policies and Estimates — Fresh Start Accounting”). The Company’s net loss for the twelve months ended August 31, 2004 was $17.8 million in comparison to $16.0 million during the same period of the previous fiscal year.
Liquidity and Capital Resources
     There can be no assurance that the Company will be able to meet its sales and profitability goals, in which event the Company would be required to raise additional funds in order to sustain its operations, which funds may not be available to the Company on commercially reasonable terms or at all.
     The Company has incurred significant operating losses since inception and has limited financial resources to support itself until such time that it is able to generate positive cash flow from operations. The Company had cash and cash equivalents of $3.4 million as of February 28, 2006. Based on the Company’s revised business plan, including the closing of the Company’s Note and Warrant Purchase Agreement on February 24, 2006, the Company currently believes it has sufficient capital to fund its ongoing operations until the Company becomes cash flow positive. However, future cash flows will be dependent on the Company’s ability to meet its sales and profitability goals as well as further reducing its operating cost structure as planned during fiscal year 2006.

     On October 1, 2004, the Company closed the sale of 5,000 shares of Series A convertible preferred stock (“Series A convertible preferred stock “), with each preferred share having a face value of $1,000, for a total purchase price of $5,000,000. Net cash proceeds received by the Company were $4,651,000 after payment of expenses. The Series A convertible preferred stock was convertible into shares of the Company’s common stock at a conversion price of $2.00 per share. The Company sold the Series A Preferred Stock to SDS Capital Group SPC, Ltd (“SDS”) pursuant to that certain Securities Purchase Agreement , dated October 1, 2004, by and between the Company and SDS. The Series A convertible preferred stock was issued to SDS pursuant to the exemption from the registration requirements of the Securities Act of 1933 as amended, provided by Regulation D promulgated thereunder.
     On May 31, 2005, the Company consummated a bridge loan and security agreement with SDS in which the Company issued a promissory note in the amount of $1.75 million to SDS (the “Bridge Note”). The Bridge Note was secured by the assets of the Company, accrued interest at 8% per annum and was due and payable on September 30, 2005. The Bridge Note automatically exchanged into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share (the “Bridge Warrants”) upon approval of the Company’s stockholders. The Company’s stockholders approved the exchange of the Bridge Note into the Bridge Warrants at the Company’s August 31, 2005 annual stockholders meeting. On September 2, 2005, the Bridge Note was extinguished and exchanged for the Bridge Warrants.
     On September 2, 2005, the Company closed the sale of $6.5 million of preferred stock and common stock purchase warrants in a private placement transaction with SDS previously entered into on May 31, 2005. In consideration for the issuance of the Series B convertible preferred stock, SDS paid $750,000 and returned to the Company all of the outstanding Series A convertible preferred stock which was held by SDS. Net cash proceeds received by the Company were approximately $443,000 after deduction of brokers’ commissions, accrued interest on the bridge note and other expenses. The Series A convertible preferred stock returned to the Company had a face value of $5 million. The Series B convertible preferred stock is convertible into common stock at a conversion price of $1.55 per share. SDS also received a common stock purchase warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share. The Company intends to use the net proceeds from the financing transaction to fund its business plan. The Company is obligated to register the common stock issuable upon conversion of the Series B convertible preferred stock or exercise of the common stock purchase warrants for public resale under the Securities and Exchange Act of 1933.
     On December 16, 2005, in consideration of the Company reducing the exercise price on certain warrants held by SDS, the sole holder of the Company’s Series B convertible preferred stock, from $0.67 to $0.30 per share, SDS exercised the warrants for the purchase of 1,125,000 shares of the Company’s common stock resulting in the receipt by the Company of cash proceeds in the amount of $337,500 (the “Warrant Exercise”).
     On December 23, 2005, the Company consummated the sale and assignment of certain of its patents and pending patent applications to Vehicle IP LLC in exchange for the payment by Vehicle IP LLC to the Company of $500,000 (the “Patent Sale”).
     On February 24, 2006, the Company closed a Note and Warrant Purchase Agreement dated as of February 23, 2006 with certain institutional investors pursuant to which the Company sold $5.75 million of secured convertible notes including original issue discount Notes in the aggregate amount of $750,000 in a private placement transaction. The Notes are secured by substantially all of the Company’s assets. There exists no material relationship between the Company and these investors other than in respect of the Purchase Agreement. The Notes mature 24 months from issuance and are convertible at the option of the holder into the Company’s common stock, at a fixed conversion price of $0.20 per share. The net cash proceeds to the Company was $3.9 million.
     Management currently does not expect to achieve profitability during the 2006 fiscal year since the Company will be expanding its sales channels and building a base of customers that purchase information and data services from the Company on a monthly recurring basis. Key to achieving profitability is to obtain a REDIview customer base that provides monthly recurring revenues and corresponding gross margins that exceed operating costs and expenses to support the REDIview customer base. Based on the Company’s latest revised pricing and cost structures, management currently estimates that for the Company to achieve profitability, it will need to have approximately $1.0 million in monthly revenues. However, there can be no assurance that the Company will achieve its REDIview sales targets or its targeted operating cost reductions and failure to do so may have a material adverse effect on the Company’s business, financial condition and results of operations.
     Based on the Company’s revised business plan including the closing of the Company’s Note and Warrant Purchase Agreement on February 24, 2006, the Company currently believes it has sufficient capital to fund its ongoing operations until the Company becomes cash flow positive. However, future cash flows will be dependent on the Company’s ability to meet its sales and profitability goals as well as further reducing its operating cost structure as planned during fiscal year 2006.

Contractual Obligations
     The following summarizes the Company’s significant financial commitments at February 28, 2006 (in thousands):

	Payments due by period
		Less than 1			More than 5
Contractual Obligations	Total	Year	1-3 Years	3-5 Years	Years

Obligations under Note and Warrant
Purchase Agreement (a)
Principal Payments — Notes	$5,000	$1,667	$3,333	$—	$—
Principal Payments — OID Notes	750	$250	$500	—	—
Long-Term Debt (b)
Principal Payments	2,000	—	2,000	—	—
Interest Payments	340	240	100	—	—
Capital Lease Obligations	669	341	328		—
Operating Leases	1,638	318	620	600	100
Other Notes Payable	274	274	—	—	—
Purchase Obligations (c)	1,066	1,066	—	—	—
Other Liabilities (d)	453	268	129	56	—

Total	$12,190	$4,424	$7,010	$656	$100

(a)	Series A Notes and OID Notes payable to certain institutional investors pursuant to which the Company sold $5.75 million of secured convertible notes including original issue discount notes in the aggregate amount of $750,000 in a private placement transaction. The Notes are secured by substantially all of the Company’s assets. The Notes mature 24 months from issuance and are convertible at the option of the holder into the Company’s common stock, par value $0.01 per share, at a fixed conversion price of $0.20 per share.

(b)	Convertible promissory note payable to HFS Minorplanet Funding LLC with the principal balance being due in July of 2007. Interest is payable monthly based on an annual rate of 12%.

(c)	Primarily includes obligations to purchase REDIview inventory.

(d)	Primarily includes obligations under priority tax claims allowed under the bankruptcy proceedings and product warranty commitments.
Nasdaq Delisting
     On November 2, 2005, the Company received a Nasdaq Staff Deficiency Letter from the Nasdaq Listing Qualifications Department that for the previous 30 days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until May 1, 2006, to regain compliance.
     On February 10, 2006, as a result of the Company’s request, after conferring with the Nasdaq Staff, to voluntarily accept the impending delisting of its securities, the Company’s securities were delisted from The Nasdaq Capital Market. After conferring with the Nasdaq Staff, and based upon the Company’s current business plan and forecast, the Company did not believe that it could achieve compliance with the requirements set forth in Marketplace Rule 4310(c)(2)(B) in the time frame required by the Nasdaq Stock Market to maintain the listing of its securities on the Nasdaq Stock Market.
     The Company securities are traded on the NASD OTC Bulletin Board (“OTCBB”). The OTCBB is a controlled quotation service that offers real-time quotes, last-sale prices and volume information in over-the-counter equities. In accordance with Nasdaq Marketplace Rule 6530, in order for the Company’s securities to be eligible to trade on the OTCBB, the Company’s securities must not be listed on The Nasdaq Stock Market or a registered national securities exchange in the U.S. and the Company must be subject to and current in its filings under Section 13 or 15(d) of the Securities and Exchange Act of 1934.
     On February 15, 2006, SDS, the sole holder of the Company’s Series B Convertible Preferred Stock, provided the Company with a waiver letter irrevocably waiving its right to force the Company to redeem its Series B Preferred Convertible Stock pursuant to Article VII of the Certificate of Designation, Preferences and Rights for the Series B Stock based upon the delisting of the Company’s common stock from the Nasdaq SmallCap Market which occurred on February 10, 2006 (the “Waiver Letter”). As per the Waiver Letter, SDS further irrevocably waived its right to demand that the Company pay any penalties to SDS pursuant to that certain Registration Rights Agreement between the Company nd SDS dated September 2, 2005 based upon the delisting of the Company’s common stock from the Nasdaq SmallCap Market which occurred on February 10, 2006.

Critical Accounting Policies and Estimates
Estimates Inherent in the Preparation of Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.
     The significant accounting policies and estimates, which are believed to be the most critical to aid in fully understanding and evaluating reported financial results, are stated in this section. The following policies and estimates should be read in conjunction with the financial statements and notes thereto.
Impairment of Goodwill
     We test our Goodwill for impairment on an annual basis, or between annual tests if it is determined that a significant event or change in circumstances warrants such testing, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS 142”) which requires a comparison of the carrying value of goodwill to the fair value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of goodwill, an adjustment to the carrying value of goodwill is required.
     Based on our failure to achieve our forecasted sales targets for the three months ended November 30, 2005, we began analyzing and revising our current and long-term business plans, materially modifying our existing business plan in late-December 2005 as described above. Our new business plan significantly reduces our projected sales forecasts and operational costs from our former plan.
     As a result and in accordance with SFAS 142, we performed an interim test of our Goodwill utilizing a discounted future cash flow analysis based on our new projected sales targets and the estimated impact of our cost savings. We have determined our Goodwill was impaired by an estimated $5.0 million. Goodwill was thus written off by $5.0 million representing the full amount of the estimated impairment. At February 28, 2006, the carrying value of our Goodwill was $5.1 million.
Fresh Start Accounting
     In accordance with the provisions of Statement of Position 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”), the Company adopted “fresh start” accounting upon emergence from bankruptcy because holders of existing voting shares immediately before confirmation of the Plan received less than 50% of the voting shares of the emerging entity and its reorganization value was less than its postpetition liabilities and allowed claims. The reorganization value of the Company was determined to be $25.3 million based on a discounted cash flow analysis utilizing cash flow projections from the Company’s five-year business plan including a terminal value, and after extensive negotiations among parties in interest. The reorganization value allocated to the Company’s net assets pursuant to SOP 90-7 was $23.3 million, which is net of the $2 million exit financing received from HFS after the Company emerged from bankruptcy (this exit financing was contemplated in the discounted cash flow model utilized to determine the $25.3 reorganization value). The $23.3 million allocated to net assets also excluded $1.4 million in pre-petition liabilities for disputed claims that were not discharged with the initial issuance of stock to creditors upon confirmation of the Plan. (Subsequently, certain rejection claims and other disputed claims were settled and allowed by the bankruptcy court resulting in the issuance of an additional 393,568 shares of common stock during the 2005 fiscal year.) The reorganization value was allocated to the Company’s tangible and identifiable intangible assets in conformity with the procedures specified by FAS 141 and liabilities were recorded at their net present values. The Company used the results of an independent financial advisory firm’s fair market valuation to value its fixed assets. Inventory and certain software were valued at estimated replacement cost. An independent financial advisory firm was also utilized to value the Company’s intangible assets.
     The Company recorded fresh start accounting adjustments increasing net assets by $20.3 million as of June 30, 2004 to reflect assets and liabilities at fair value. These fresh start accounting adjustments included the recording of $19.7 million in goodwill and $1.2 million in other intangible assets, a $0.2 million increase in property and equipment, a $1.4 million reduction in the fair value of the VMI license right, and a $0.6 million net reduction in deferred product revenues and deferred product costs.

Revenue Recognition
     The Company recognizes revenue when earned in accordance with the applicable accounting literature including: EITF No. 00-21, “Revenue Arrangements With Multiple Deliverables”, Statement of Position 97-2, “Software Revenue Recognition”, and Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, as amended by Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”. Revenue is recognized when the following criteria are met: there is persuasive evidence that an arrangement exists, delivery has occurred and all obligations under such arrangement have been fulfilled, the price is fixed and determinable and collectibility is reasonably assured.
     Initial sale proceeds received under multiple-element sales arrangements that require the Company to deliver products and services over a period of time and which are not determined by the Company to meet certain criteria are deferred. All REDIview and VMI sales proceeds related to delivered products are deferred and recognized over the contract life that typically ranges from one to five years. Product sales proceeds recognized under this method are portrayed in the accompanying Condensed Consolidated Statement of Operations as “Ratable product revenues.” The related deferred revenue is classified as a current and long term liability on the Condensed Consolidated Balance Sheets under the captions “Deferred product revenues — current portion” and “Deferred product revenues non-current portion.” If the customer relationship is terminated prior to the end of the customer contract term, such deferred sales proceeds are recognized as revenue in the period of termination. Under sales arrangements, which initially meet the earnings criteria described above, revenues are recognized upon shipment of the products or upon customer acceptance of the delivered products if terms of the sales arrangement give the customer the right of acceptance. Sales arrangements recognized upon initial delivery and acceptance relate primarily to products delivered under the service vehicle contract with SBC.
     Service revenue generally commences upon product installation and customer acceptance, and is recognized ratably over the period such services are provided.
Allowance for Doubtful Accounts
     The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and specific customer information. A considerable amount of judgment is required in assessing the ultimate realization of the Company’s accounts receivable. There is no guarantee that the Company will continue to experience the same credit loss history in future periods. If a significant change in the liquidity or financial condition of a large customer or group of customers were to occur, it could have a material adverse affect on the collectibility of accounts receivable and future operating results.
Inventory Valuation
     Inventories consist primarily of component parts and finished products that are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The Company records a write-down for excess and obsolete inventory based on usage history and specific identification criteria. Actual demand or market conditions may be different than those projected by management, which could have a material impact on operating results and financial position.
Valuation of Long-Lived Assets
     Management evaluates the recoverability of the Company’s long-lived assets under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ SFAS 144”). SFAS 144 requires management to review for impairment of its long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value. Impairment evaluations involve management estimates of asset useful lives and future cash flows. When such an event occurs, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset and the carrying amount of the asset exceeds its fair value, an impairment loss is recognized. Management generally utilizes an expected present value technique, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk-free rate are used, to estimate fair value of the asset. Actual useful lives and cash flows could be different from those estimated by management.
     Management assesses the impairment in value to its long-lived assets whenever events or circumstances indicate that the carrying value may not be recoverable. Significant factors, which would trigger an impairment review, include the following:
•	significant negative industry trends,

•	significant changes in technology,

•	significant underutilization of the asset, and

•	significant changes in how the asset is used or is planned to be used.

Intangible Assets
     Management accounts for goodwill, the VMI license right, and other intangibles in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). For amortizable intangible assets (goodwill is not amortized) management evaluates the useful lives each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. Such evaluations include, but are not limited to review of the existing technology, probability of future developments, and estimated cash flow projections. If the estimate of the remaining useful life changes, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life. Actual useful lives could be different from those estimated by management. This could have a material affect on the Company’s operating results and financial position.
     In accordance with SFAS 144, management tests for impairment losses on intangible assets with determinable lives consistent with the policies discussed above in “Valuation of Long-Lived Assets” (see discussion of the $.2 million and $28.8 million impairment loss recognized on the VMI license right during the twelve months ended August 31, 2005 and 2004, respectively, in “Results of Operations” below). Goodwill is tested for impairment on an annual basis, or between annual tests if it is determined that a significant event or change in circumstances warrants such testing, in accordance with the provisions of SFAS 142 which requires a comparison of the carrying value of goodwill to the fair value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of goodwill, an adjustment to the carrying value of goodwill is required. The Company completed the annual impairment test for the fiscal year ended August 31, 2004 and determined no impairment of its Goodwill existed at that time.
     Since its launch of the REDIview product line in January of 2005, the Company has experienced significant competition in the marketplace which has eroded its price points and prevented the Company from achieving its sales targets with sales cycles for large accounts proving to be much longer and complex than originally anticipated. Thus, in response to current market conditions, the Company further revised its business plan modifying the Company’s pricing structure, its sales and marketing approach and added new feature sets to its REDIview product line to ensure that the Company remains competitive in the marketplace. The Company has significantly reduced its future projected cash flows from previous projections. During the fiscal year ended August 31, 2005, the Company performed its annual test for Goodwill impairment utilizing an income approach, a discounted future cash flow analysis and an analysis of market multiples to determine its Goodwill was impaired by an estimated $9.6 million. Goodwill was written off by $9.6 million representing the full amount of the estimated impairment.
     Based on the Company’s failure to achieve its forecasted sales targets for the three months ended November 30, 2005, the Company began analyzing and revising its current and long-term business plans materially modifying its existing business plan in late-December 2005 as described above. The Company’s new business plan significantly reduced its projected sales forecasts and operational costs from the Company’s former plan.
As a result and in accordance with SFAS 142, the Company performed an interim test of its Goodwill at November 30, 2005 utilizing a discounted future cash flow analysis based on the Company’s new projected sales targets and the estimated impact of its cost savings. The Company determined its Goodwill was impaired by an estimated $5.0 million. Goodwill was thus written off by $5.0 million at November 30, 2005 representing the full amount of the estimated impairment. At February 28, 2006, the carrying value of the Company’s Goodwill was $5.1 million.
Impact of Recently Issued Accounting Standards
     In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 151, Inventory Costs— an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “... under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this

Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.
     In December of 2004, the Financial Accounting Standards Board (“FASB”) issued FAS 123R, which is effective for reporting periods beginning after June 15, 2005. FAS 123R applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. For any unvested portion of previously issued and outstanding awards, compensation expense is required to be recorded based on the previously disclosed FAS 123 methodology and amounts. Prior periods presented are not required to be restated. FAS 123R may require the Company to reflect the tax savings resulting from tax deductions in excess of expense reflected in its financial statements as a financing cash flow. The Company adopted FAS 123R as of September 1, 2005 and applied the standard using the modified prospective method, which requires compensation expense to be recorded for new and modified awards. The Company currently believes the adoption of FAS 123R will not have a material impact on the Company at this time. The Company extinguished its prior stock options upon emergence from bankruptcy effective July 2, 2004 and has not issued any new stock options beyond that date. As discussed above, the Company has issued restricted stock to certain members of the senior management for the Company. Compensation expense totaling approximately $44,000 has been recorded during the three months ended February 28, 2006 related to the vesting of restricted shares.
     In June of 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle, unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FASB stated that SFAS 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Unless early adoption is elected, SFAS 154 is effective for fiscal years beginning after December 15, 2005. Early adoption is permitted for fiscal years beginning after June 1, 2005. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The Company does not believe that the adoption of SFAS 154 will have a material effect on its results of operations or financial position.
Quantitative and Qualitative Disclosures About Market Risk
     We do not have any material exposure to market risk associated with our cash and cash equivalents. Our note payables are at a fixed rate and, thus, are not exposed to interest rate risk.

MANAGEMENT
     Directors and Executive Officers. The following table presents information with respect to our directors and executive officers.

Name	Age	Position
Dennis R. Casey	70	Director, and Chief Executive Officer

Dennis Ackerman	59	Director

Thomas Honeycutt	55	Director

Matthew Petzold	40	Director

Gregg Pritchard	53	Director

J. Raymond Bilbao	39	President, Chief Operating Officer and Secretary

Neil Read	41	Vice President, Chief Financial Officer and Treasurer
     DENNIS R. CASEY — Director since July 13, 2004, Chief Executive Officer and Director (Principal Executive Officer) since January 30, 2004.
     Mr. Casey, age 70, currently serves and has served as Chief Executive Officer of Remote Dynamics since January 30, 2004. On February 2, 2004, Remote Dynamics and two of its wholly-owned subsidiaries, Caren (292) Limited and Minorplanet Systems USA Limited filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas – Dallas Division, in order to facilitate the restructuring of the Company’s debt, trade liabilities, and other obligations. On June 29, 2004, the bankruptcy court confirmed the Company’s plan of reorganization and it emerged from bankruptcy effective July 2, 2004. Mr. Casey is also the founder and Chief Executive Officer of BaseCom Construction Inc., a private communications company, providing cable television, broadband internet access and telecommunications management to US Army lodging facilities serving in such role since 1997. Mr. Casey served for 24 years in various positions at GTE Corporation starting as a Staff Engineer in 1957 and ultimately serving as Vice President of Marketing for GTE Corporate Telephone Operations and for GTE Automatic Electric from 1976 to 1979. From 1980 through 1988, Mr. Casey served as Chief Executive Officer and Chairman of the Board of Telesphere International, a long distance reseller. Mr. Casey earned a Bachelor of Science degree in Finance New York University
     DENNIS ACKERMAN — Director since January 4, 2006.
     Mr. Ackerman, age 59, served as Director of the Bank of America Entrepreneurial Center from 1987 through December 2004. The Bank of America Entrepreneurial Center provides business planning and business plan implementation services for businesses. Since formation in 1987, the Center has assisted business with raising over $500 million in working capital. From 1974 through 1987, Mr. Ackerman served as President of energy company with a distribution network covering five states. Mr. Ackerman obtained a B.S. degree in Comprehensive Science from the College of Education at Ohio State University in 1969.
     THOMAS HONEYCUTT — Director since July 29, 2004.
     Mr. Honeycutt, Commander, U.S.N., ret., age 55, currently serves as Group Vice President, General Manager of SERCO, a systems integrator/support services company listed on the London Stock Exchange (Ticker Symbol: SRP.L) since March 2005. Mr. Honeycutt previously served as Group Vice President of Resource Consultants, Inc. from 1997 through March 2005 responsible for three Divisions which provide supply chain and logistics consulting support to the U.S. Department of Defense including supervision of the “Should Cost” analysis supporting weapon systems acquisitions for the Army, Navy, Air Force and Defense Logistics Agency, the administration of the Integrated Undersea Surveillance Systems Logistic Support Center for the U.S. Navy submarine program and the U.S. Navy’s Pollution Prevention and HAZMAT Minimization contracts. Prior to this position, Mr. Honeycutt has held numerous positions with the United States Navy including serving as Deputy Director for Contracts, Tactical Aircraft and Cruise Missile Departments, Naval Air Systems Command from 1993 through 1996 supervising 12 teams responsible for planning, negotiating and administering contracts in excess of $22 billion for all tactical aircraft weapons systems procured by the U.S. Naval Air Systems Command. Mr. Honeycutt then served as Deputy Director, Integrated Weapons Support Team, Naval Control Point from 1996 through 1997 directed 13 business units in logistics planning for a 415,000 line item inventory valued at $17.6 billion in support of worldwide U.S. Navy aircraft and air launched cruise missile systems.

     MATTHEW PETZOLD — Director since August 6, 2004.
     Mr. Petzold, age 40, has served as Chief Financial Officer of Motricity, a premier provider of mobile content solutions and services to the wireless industry with over 120 million mobile subscribers, since January, 2005. Mr. Petzold previously served as Chief Financial Officer of Verestar, Inc., a satellite services provider, from 2001 through January 2005 directing the Finance, Legal and Human Resource Departments. Verestar, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York on December 12, 2003. Verestar, Inc. currently remains in possession of its assets and operating as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court. From 2000 through 2001, Mr. Petzold served as the Chief Financial Officer of MediaCenters, Inc, a metro communications provider. Mr. Petzold served as Chief Financial Officer of UUNET from 1998 through 2000, the world’s largest internet service provider with annual sales in excess of $4 billion supervising a finance staff in excess of 300 persons with operations in 29 countries on five continents. From 1995 through 1998, Mr. Petzold served as Controller for UUNET. Mr. Petzold earned a B.A. in Management/Accounting from Gettysburg College and is a Certified Public Accountant in the State of Maryland.
     On July 12, 2004, a lawsuit was filed in the United States District Court for the Southern District of New York by the Official Committee of Unsecured Creditors of Verestar, Inc. Verestar Networks, Inc. and Verestar International, Inc. for and on behalf of itself and Verestar, Inc. Verestar Networks, Inc. and Verestar International, Inc. against Mr. Petzold, American Tower Corporation, Bear Sterns & Co., Inc., Justin Benincasa, Norman A. Bilkales, Alan Box, Arnold Chavkin, Steven B. Dodge, David W. Garrsion, William H. Hess, David Kagan, Marc Layne, Jack R. McDonnell, Michael Mislom, Scott Moskowitz, Steven J. Moskowitz, Raymond O’Brian, David J. Porte, Bradley E. Singer, James Taiclet and Joseph L. Winn. The plaintiffs allege that the defendants, in their roles as directors, officers and advisors of the Verestar entities and their parent corporation, American Tower Corporation, breached their fiduciary duties or assisted others in breaching their fiduciary duties in fraudulently transferring assets from the Verestar entities to their parent corporation, American Tower Corporation prior to the Chapter 11 bankruptcy filing. The plaintiffs alleged that defendants breached their fiduciary duties, or aided, abetted and participated in the breach of fiduciary duties by other defendants, conversion, conspiracy, breach of contract and avoidance of fraudulent and preferential transfers. The plaintiffs are seeking declaratory relief and damages. Mr. Petzold has informed the company that the charges alleged against him in this action are without merit and that he intends to vigorously defend against such charges.
     GREGG PRITCHARD — Director since July 2, 2004.
     Mr. Pritchard, age 53, has served as bankruptcy trustee/interim CEO for over 18 years including serving as Trustee for the D.I.C. Creditors Trust from April 2004 to present, AMRESCO Liquidating Trust from August 2002 to present and Amre Liquidating Trust from July 1997 through December 2000. Mr. Pritchard has also served as a financial consultant, providing services to various public and private companies including Beal Capital Markets, Inc. in the Adelphia Business Solutions bankruptcy case and Sunrise Capital Partners in the American Pad and Paper LLC bankruptcy case. Mr. Pritchard earned his B.S. degree from Abilene Christian University in 1974.
Executive Officers
     Except as disclosed under “Employment Agreements” below, all officers serve until their successors are duly elected and qualified or their earlier death, disability or removal from office.
     J. RAYMOND BILBAO — President, Chief Operating Officer and Secretary since December 27, 2005.
     Mr. Bilbao, age 39, previously served as Senior Vice President, General Counsel and Secretary since June of 2001 being primarily responsible for all legal and human resources matters. On February 2, 2004, Remote Dynamics and two of its wholly-owned subsidiaries, Caren (292) Limited and Minorplanet Systems USA Limited filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas – Dallas Division, in order to facilitate the restructuring of the Company’s debt, trade liabilities, and other obligations. On June 29, 2004, the bankruptcy court confirmed the Company’s plan of reorganization and it emerged from bankruptcy effective July 2, 2004. Mr. Bilbao was initially employed by the Company in June 1997 as Associate General Counsel serving in that position until February 1999, when he was promoted to General Counsel and Secretary. Mr. Bilbao earned his Juris Doctor degree from St. Mary’s University, where he served as a writer for the St. Mary’s Law Journal. Mr. Bilbao is licensed to practice law in Texas and is admitted to practice before the United States District Court for the Northern District of Texas .
     DENNIS R. CASEY — President, Chief Executive Officer and Director (Principal Executive Officer).
     Please see our description above under the caption “Our Directors and Executive Officers – Directors.”

     NEIL READ — Vice President, Chief Financial Officer and Treasurer since December 27, 2005.
     Mr. Read, age 41, previously served as the Company’s Chief Accounting Officer since January 2005. Mr. Read originally joined the Company as Tax Manager serving in such role from November 1998 through December 1999. From January 2000 through December 2004, Mr. Read served as Director of Revenue Assurance and Treasury. Prior to joining Remote Dynamics Mr. Read was employed by AT&T Wireless and McCaw Cellular where he served in various financial and accounting roles. Mr. Read earned a Bachelor of Business Administration in Accounting from Texas Tech University and is a Certified Public Accountant.
     There are no family relationships among the directors and executive officers of Remote Dynamics, Inc.
Organization of the Board of Directors and Meetings
     Pursuant to our Third Amended and Restated Bylaws, our Board of Directors will consist of seven board members. As two board seats remain vacant, our Board of Directors presently consists of six board members: Dennis Ackerman, Matthew Petzold, Thomas Honeycutt, Gregg Pritchard, and Dennis R. Casey. All directors serve until the next annual meeting of the stockholders or until their respective successors are duly elected and qualified, or until their earlier death or removal from office.
     On September 2, 2005, we sold 650 shares of our Series B convertible preferred stock to SDS Capital Group SPC Ltd. pursuant to a Securities Purchase Agreement, dated September 2, 2005. The holder of a majority of the Series B convertible preferred stock has the right to appoint one representative to our Board of Directors and is entitled to designate one observer to meetings of our Board of Directors and its committees. Although the holder of our Series B convertible preferred stock retains the right to do so in the future, it has not yet exercised its right to appoint a board member. The holder of our Series B convertible preferred stock has designated Raahim Don as its board observer to attend the meetings of our Board of Directors and its committees. Thus, our Board of Directors reduced the size of the board to six board seats. If the holder of a majority of the Series B convertible preferred stock provides written notice to us that it intends to designate a board member, then the Board of Directors can, by resolution, increase the size of the board by one board seat to accommodate the request.
     Audit Committee. Our Board of Directors maintains a separately standing audit committee, currently composed of Messrs. Petzold, Pritchard and Honeycutt. Mr. Honeycutt was appointed to the audit committee on August 6, 2004. On July 15, 2005, Mr. Petzold resigned from the audit committee and the board appointed Mr. Pritchard to take his place on the audit committee, which elected Gerry Quinn as its new chairman. On December 22, 2006, Mr. Quinn resigned from the board and the audit committee. On January 23, 2006, Mr. Petzold was appointed to the audit committee and named chairman of the audit committee.
     Messrs. Petzold, Honeycutt and Pritchard each qualify as “independent,” as required by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee, with the assistance of Remote Dynamics’ independent accountants, determines the adequacy of internal controls and other financial reporting matters, and reviews and recommends to the board of directors for approval all published financial statements.
     Audit Committee Financial Expert. Our Board of Directors has determined that Mr. Petzold qualifies as an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission. Mr. Petzold also qualifies as “independent,” as required by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.
     Code of Ethics for Chief Executive Officer and Senior Financial Officers. On November 7, 2003, our Board of Directors adopted a Code of Ethics that applies to Remote Dynamics’ principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A full copy of this Code is filed as Exhibit 14.1 filed in connection with our Annual Report on Form 10-K/A for the fiscal year ended August 31, 2004.
     Nomination and Corporate Governance Committee. There have been no material changes to the procedures by which our stockholders may recommend nominees to our Board of Directors.
Indemnification of Directors and Officers
     We indemnify each person who is or was a director, officer, employee or agent of Remote Dynamics, or serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts incurred in that capacity.
     We will indemnify only for actions taken:

•	in good faith in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of Remote Dynamics; or

•	with respect to criminal proceedings, not unlawful.
     We will also advance to the indemnified person payments incurred in defending a proceeding to which indemnification might apply, provided the recipient agrees to repay all such advanced amounts if it is ultimately determined that such person is not entitled to be indemnified. Our Bylaws specifically provide that the indemnification rights granted thereunder are nonexclusive. In accordance with our Bylaws, we have purchased insurance on behalf of our directors and officers in amounts that we believe to be reasonable.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership. Our officers, directors and greater-than-ten-percent stockholders are required by the Securities and Exchange Commission’s regulations to furnish us with copies of all Section 16(a) forms which they have filed.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no Form 5 reports were required, all of our officers, directors and beneficial owners of more than 10% of our common stock, the only class of securities registered under the Exchange Act, timely complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended August 31, 2005.
EXECUTIVE COMPENSATION
Equity Compensation Plans
     The following table summarizes information about Remote Dynamics’ equity compensation plans at February 28, 2006:

	(a)	(b)	(c)
			Number of securities
			remaining available for future
	Number of securities to be		issuance under equity
	issued upon exercise of	Weighted average exercise	compensation plans (excluding
	outstanding options, warrants	price of outstanding options,	securities reflected in column
Plan Category	and rights	warrants, and rights	(a))
Equity compensation Plans approved by security holders	270,000	N/A	255,000

Equity compensation plans not approved by security holders	0	N/A	0
	270,000	N/A	255,000
Compensation of Directors
     Our Board of Directors has the authority to fix the compensation of directors. Our Bylaws provide that directors may be reimbursed for reasonable expenses for their services to Remote Dynamics, and may be paid either a fixed sum for attendance at each Board of Directors meeting or a stated annual director fee. We also reimburse our directors for travel expenses. In addition, we provide our non-employee directors with a standard annual director’s fee of $30,000. The director’s fees are paid quarterly and prorated for partial service.

Compensation of Certain Executive Officers Summary Compensation Table
     The following table describes compensation awarded, paid to or earned, for the last three full fiscal years, by Remote Dynamics to: (a) our President and Chief Executive Officer and (b) four other four most highly compensated executive officers during fiscal year ended August 31, 2005. Some of the persons named below are employed by us under an employment agreement.

						Long Term
		Annual				Compensation
		Compensation				Awards
Name and	Year	Salary	Bonus	Other Annual		Securities
Principal Position		(Dollars)	(Dollars)	Compensation		Underlying
				(Dollars)		Options/
						SARs (shares)
Dennis R. Casey (1)	2005	$225,000	—	—		—
President and Chief Executive Officer	2004	121,311	$25,000	$73,500	(2)	—
for Remote Dynamics (Principal	2003	—	—	—		—
Executive Officer)
W. Michael Smith (3)	2005	$200,000	—	—		—
Executive Vice President, Chief	2004	182,107	—	$49,000	(3)	—
Financial Officer, Chief Operating	2003	178,600	—	—		—
Officer and Treasurer for Remote
Dynamics (Principal Accounting and
Financial Officer)
J. Raymond Bilbao (4)	2005	$200,000	—	$49,000	(4)	—
Senior Vice President, General	2004	182,019	—	—		—
Counsel and Secretary for Remote	2003	178,500	—	—		—
Dynamics
Joseph Pollard (5)	2005	$200,000	—	—		—
Senior Vice President Sales and	2004	19,354	—	$164,000	(5)	—
Marketing for Remote Dynamics	2003	—	—	—		—
David Bagley (6)	2005	$141,700	—	$67,500	(6)	—
Senior Vice President, Networks &	2004	128,800	—	—		—
Engineering for Remote Dynamics	2003	128,800	—	—		—

(1)	Mr. Casey became President and Chief Executive Officer of Remote Dynamics effective January 30, 2004. Mr. Casey resigned the office of President on December 27, 2005.

(2)	As of August 31, 2005, Mr. Casey held 150,000 shares of restricted stock with a value of $150,000. The restricted stock vests pursuant to the achievement of certain performance objectives. As of August 31, 2005, none of the 150,000 restricted shares were vested. Pursuant to the 2004 Restated Management Incentive Plan, if cash dividends are paid by Remote Dynamics on shares of common stock, we shall credit to a bookkeeping account in the name of Mr. Casey the amount of cash dividends payable on his shares of restricted stock. Mr. Casey’s dividend account associated with his shares of restricted stock shall become vested and payable in cash on the date his shares of restricted stock vest. See the 2004 Restated Management Incentive Plan for additional details regarding the vesting requirements.

(3)	As of August 31, 2005, Mr. Smith held 100,000 shares of restricted stock with a value of $100,000. The restricted stock vests pursuant to the achievement of certain performance objectives. As of August 31, 2005, none of the 100,000 restricted shares were vested. Pursuant to the 2004 Restated Management Incentive Plan, if cash dividends are paid by Remote Dynamics on shares of common stock, we shall credit to a bookkeeping account in the name of Mr. Smith the amount of cash dividends payable on his shares of restricted stock. Mr. Smith’s dividend account associated with his shares of restricted stock shall become vested and payable in cash on the date his shares of restricted stock vest. See the 2004 Restated Management Incentive Plan for additional details regarding the vesting requirements. Mr. Smith’s employment was terminated on December 27, 2005.

(4)	As of August 31, 2005, Mr. Bilbao held 100,000 shares of restricted stock with a value of $100,000. The restricted stock vests pursuant to the achievement of certain performance objectives. As of August 31, 2005, none of the 100,000 restricted shares were vested. Pursuant to the 2004 Restated Management Incentive Plan, if cash dividends are paid by Remote Dynamics on shares of common stock, we shall credit to a bookkeeping account in the name of Mr. Bilbao the amount of cash dividends payable on his shares of restricted stock. Mr. Bilbao’s dividend account associated with his shares of restricted stock shall become vested and payable in cash on the date his shares of restricted stock vest. See the 2004 Restated Management Incentive Plan for additional details regarding the vesting requirements. Mr. Bilbao was promoted to President, Chief Operating Officer and Secretary on December 27, 2005.

(5)	As of August 31, 2005, Mr. Pollard held 100,000 shares of restricted stock with a value of $100,000. The restricted stock vests pursuant to the achievement of certain performance objectives. As of August 31, 2005, none of the 100,000 restricted shares were vested. Pursuant to the 2004 Restated Management Incentive Plan, if cash dividends are paid by Remote Dynamics on shares of common stock, we shall credit to a bookkeeping account in the name of Mr. Pollard the amount of cash dividends payable on his shares of restricted stock. Mr. Pollard’s dividend account associated with his shares of restricted stock shall become vested and payable in cash on the date his shares of restricted stock vest. See the 2004 Restated Management Incentive Plan for additional details regarding the vesting requirements. Mr. Pollard resigned as of December 6, 2005.

(6)	As of August 31, 2005, Mr. Bagley held 75,000 shares of restricted stock with a value of $75,000. The restricted stock vests pursuant to the achievement of certain performance objectives. As of August 31, 2005, none of the 75,000 restricted shares were vested. Pursuant to the 2004 Restated Management Incentive Plan, if cash dividends are paid by Remote Dynamics on shares of common stock, we shall credit to a bookkeeping account in the name of Mr. Bagley the amount of cash dividends payable on his shares of restricted stock. Mr. Bagley’s dividend account associated with his shares of restricted stock shall become vested and payable in cash on the date his shares of restricted stock vest. See the 2004 Restated Management Incentive Plan for additional details regarding the vesting requirements. Mr. Bagley’s employment was terminated on December 27, 2005.
2004 Restated Management Incentive Plan
     Pursuant to our plan of reorganization, we implemented the 2004 Restated Management Incentive Plan. Grants made pursuant to the 2004 Restated Management Incentive Plan vest as follows:
•	One third of the restricted shares granted will vest upon the execution by Remote Dynamics of an agreement with the member companies of SBC Communications, Inc. for the retrofit of SBC’s fleet of service vehicles at the substantially similar volumes and profit margins as set forth in the May 20, 2004 Report to the Official Unsecured Creditors Committee;

•	One third of the restricted shares granted will vest upon the completion by Remote Dynamics of three consecutive fiscal quarters in which Remote Dynamics achieves positive earnings before interest, depreciation, taxes and amortization on or before January 2, 2007; and

•	One third of the restricted shares granted vest upon the completion by Remote Dynamics of four consecutive fiscal quarters in which Remote Dynamics achieves net income on or before July 2, 2007.
     Remote Dynamics’ Board of Directors and its Compensation Committee intend to further the interests of our stockholders by tying a substantial portion of executive compensation to the market value of its common stock. Toward this end, we have designed our 2004 Restated Management Incentive Plan to support our ability to attract and retain qualified management and other personnel necessary for its success and progress.
     Savings Plan. Remote Dynamics has a 401(k) Retirement Investment Profit-Sharing Plan that covers all of our employees once they become eligible to participate. As permitted under the 401(k) Plan, employees may contribute up to 20% of their pre-tax earnings. The maximum amount of contributions by any employee each calendar year is $15,000, the maximum amount permitted under the Internal Revenue Code of 1986, as amended. Remote Dynamics matches 50% of an employee’s contribution to the 401(k) Plan up to 6% of pre-tax earnings for a total potential matching contribution of 3% of the employee’s pre-tax earnings.
Employment Agreements
     As of April 28, 2006, we have current employment agreements with each of the following officers:
•	Dennis R. Casey;

•	J. Raymond Bilbao; and

•	Neil Read.
     The terms of the employment agreements for Messrs. Casey and Bilbao generally provide that the executive officer is eligible to participate in the incentive bonus plan for executive officers. In addition, the employment agreements prohibit the executive officers from competing with Remote Dynamics during the term of their employment and for 12 months after their employment is terminated.

     Upon the termination of an executive officer’s employment, under the employment agreement, prior to the expiration of the initial 2-year term for any reason, the executive officer shall be entitled to:
•	the salary earned by the executive officer before the effective date of termination (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by the executive officer during the salary payment period to the effective date of termination;

•	any accrued, but unpaid, vacation benefits;

•	the percentage of bonus compensation earned by the executive officer prior to the effective date of the termination, based upon targets achieved prior to the effective date of termination; and

•	any previously authorized but unreimbursed business expenses.
     In the event of a termination for a reason other than cause by Remote Dynamics or termination for Good Reason (as defined below) by the executive officer within six months prior to or within 2 years subsequent to a Change in Control (as defined below), in addition to the compensation and benefits the employment agreement provides upon a termination for any reason, Remote Dynamics shall provide the executive officer with:
•	a cash payment equal to 12 months of base salary for the executive officer;

•	continued medical insurance benefits at Remote Dynamics’ expense for a period of 12 months;

•	acceleration of vesting of restricted stock grants.

•	Specifically, in the event that (i) we terminate the employment relationship with the executive officer for a reason other than cause or due to the executive officer’s death (other than by suicide) or permanent disability; or (ii) the executive officer terminates his employment relationship with Remote Dynamics for Good Reason following a Change in Control, then in addition to any other compensation and benefits due to the executive officer under the employment agreement, all restricted shares previously vested at the time of termination shall be retained by the executive officer, and 50% of the restricted shares not yet vested at the time of termination shall vest as of the date of termination; provided that, if it is no longer possible to earn such unvested restricted shares, then the executive officer shall not be entitled to receive 50% of the restricted shares that are no longer possible to become vested.
     Following expiration of the initial 2-year term, the severance payments due to the executive officer upon termination for a reason other than cause by Remote Dynamics or termination for Good Reason by the executive officer is reduced by 1/12 for every 2 months of employment subsequent to the expiration of the initial 2-year term; provided, however, that under no circumstances shall the severance payment be reduced below six months of base salary.
     The employment agreements define Good Reason as:
•	the reduction of the employee’s job title, position or responsibilities without the executive officer’s prior written consent;

•	the change of the location where the executive officer is based to a location which is more than 50 miles from his present location without the executive officer’s prior written consent; or

•	the reduction of the executive officer’s annual salary and bonus by more than 10% from the sum of the higher rate of the executive officer’s actual annual salary and bonus in effect within 2 years immediately preceding the Change of Control.
     The employment agreements define Change in Control as:
•	the subsequent acquisition by any person or group of 35% or more of Remote Dynamics’ securities;

•	during any 2-year period, the members of Remote Dynamics’ Board of Directors at the beginning of the period cease to constitute a majority of the Board of Directors of Remote Dynamics unless the election or nomination of new directors by the stockholders was approved by 2/3 of directors still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved;

•	a merger of Remote Dynamics; other than a merger in which our stockholders maintain more than 80% of the voting control in the surviving entity or a merger effected as part of a recapitalization of Remote Dynamics in which no person acquires more than 35% of the voting securities then outstanding; and/or

•	the approval by the stockholders of the complete liquidation of Remote Dynamics or the sale of substantially all of our assets.

•	The terms of the employment agreement for Mr. Read provides for Mr. Read’s employment for an initial one-year term which expires on September 20, 2006. The agreement continues on a month-to-month basis until terminated by either party on written notice. Under the terms of the agreement, Mr. Read is paid an annual base salary of $105,382. The agreement also provides Mr. Read with a severance payment equal to his monthly base salary multiplied by the number of months remaining in the initial one year term of the employment agreement at the time of termination in the event the Company terminates Mr. Read’s employment without cause.
     The following paragraphs present additional details of the individual employment agreements with each officer.
     Dennis R. Casey. The agreement with Mr. Casey provides for Mr. Casey’s employment as President and Chief Executive Officer of Remote Dynamics for an initial 2-year term which expires on July 2, 2006. The agreement continues on a month-to-month basis, until terminated by either party on written notice. Under the terms of the agreement, Mr. Casey receives an annual base salary of $225,000 and is eligible for an annual discretionary bonus of 50% of his base salary pursuant to the incentive bonus plan of executive officers. The agreement also provides Mr. Casey with a grant of 150,000 shares of restricted stock, governed by the 2004 Restated Management Incentive Plan.
     J. Raymond Bilbao. The agreement with Mr. Bilbao provides for Mr. Bilbao’s employment as Senior Vice President, General Counsel and Secretary of Remote Dynamics for an initial 2-year term which expires on July 2, 2006. The agreement continues on a month-to-month basis, until terminated by either party on written notice. Under the terms of the agreement, Mr. Bilbao is paid an annual base salary of $200,000 and is eligible for an annual discretionary bonus of 50% of his base salary pursuant to the incentive bonus plan of executive officers. The agreement also provides Mr. Bilbao with a grant of 100,000 shares of restricted stock governed, by the 2004 Restated Management Incentive Plan.
     Neil Read. The agreement for Mr. Read provides for Mr. Read’s employment for an initial one-year term which expires on September 20, 2006. The agreement continues on a month-to-month basis until terminated by either party on written notice. Under the terms of the agreement, Mr. Read is paid an annual base salary of $105,382. The agreement also provides Mr. Read with a severance payment equal to his monthly base salary multiplied by the number of months remaining in the initial one year term of the employment agreement at the time of termination in the event the Company terminates Mr. Read’s employment without cause.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the fiscal year ended August 31, 2005, the following members of the Board of Directors served on Remote Dynamics’ Compensation Committee: Gerry Quinn, Thomas Honeycutt and Greg Pritchard. Gerry Quinn resigned from the Board of Directors and its Compensation Committee effective December 22, 2005. Matthew Petzold was appointed to the Compensation Committee effective January 23, 2006.
     During the fiscal year ended August 31, 2005, Remote Dynamics’ Compensation Committee, reviewed and adjusted the salary structures of executive officers subject to employment agreements and executive officers who were not subject to employment agreements.

PRINCIPAL STOCKHOLDERS
     The following table sets forth certain information, as of April 17, 2006, regarding beneficial ownership of our common stock and the percentage of total voting power held by:
•	each stockholder who is known by us to own more than 5% of our outstanding common stock;

•	each director;

•	each executive officer; and

•	all directors and executive officers as a group.
     Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

	Number of Shares of Common Stock	Percent of Class Beneficially Owned
Name of Holder	Beneficially Owned
Makay Shields LLC	645,736	6.7%
9 West 57th Street
New York, NY 10019
Dennis R. Casey (Officer & Director (2)	217,980	2.3%
Thomas Honeycutt (Director ) (3)	74,241	1.0%
Matthew Petzold (Director)	0	0
Gregg Pritchard (Director)	0	0
Dennis Ackerman (Director) (4)	649,350	6.3%
J. Raymond Bilbao (Officer) (1)	100,000	1.1%
Neil Read (1)	20,000	*
All directors and officers as a group of 7 persons (5)	1,061,601	10.3%

*	Less than 1%

(1)	These shares of common stock have been issued and registered in the name of this individual but the transfer of such shares of common stock is prohibited until certain performance objectives are achieved by the individual.

(2)	This individual owns 67,980 shares and the remaining 150,000 shares of common stock have been issued and registered in the name of this individual but the transfer of such shares of common stock is prohibited until certain performance objectives are achieved by the individual.

(3)	This individual owns 57,000 shares and is deemed to jointly beneficially own with Mr. Ackerman an additional 17,241 shares issuable upon conversion of a convertible promissory note issued by Remote Dynamics.

(4)	This individual does not actually own any shares but is deemed to beneficially own an additional 649,350 shares issuable upon conversion of a convertible promissory note issued by Remote Dynamics.

(5)	All directors and officers (7 persons) collectively own 412,221 shares of common stock and are deemed to beneficially own an additional 649,350 shares.

SELLING STOCKHOLDERS
     The common stock offered by this prospectus covers shares that the selling stockholder may acquire upon conversion of shares of our series B convertible preferred stock and exercise of the series B warrants, upon the conversion of the series A notes held by certain stockholders, all of which were originally issued by us in offerings exempt from the registration requirements of the Securities Act. The stockholder listed below or its respective pledgees, donees, transferees or other successors in interest, who we collectively refer to in this prospectus as selling stockholder, may from time to time offer and sell any and all shares of common stock offered under this prospectus.

	Shares of Common		Shares of Common
	Stock Beneficially	Shares of Common	Stock to be Owned
	Owned Before the	Stock Covered by	After the Offering
Name of Selling Stockholder	Offering (1)	this Prospectus	(2)

Pasco Capital L.L.C.	506,282	179,688	326,594
DKR Soundshore Oasis Holding Fund Ltd.	685,299	1,437,500	685,299
Dolphin Offshore Partners, L.P.	787,594	2,156,250	787,594
Iroquois Master Fund Ltd.	634,151	1,078,125	634,151
JM Investors, L.L.C.	557,430	539,063	557,430
Alpha Capital Aktiengesellschaft	992,184	3,593,750	992,184
Midtown Partners & Co., LLC	516,512	251,563	264,949
Double U Master Fund L.P.	736,446	1,796,875	736,446
Nite Capital, L.P.	685,299	1,437,500	685,299
Osher Capital Inc.	557,430	539,063	557,430
Platinum Long Term Growth II	736,446	1,796,875	736,446
Rawleigh Ralls	838,741	2,515,625	838,741
Robert Dobrient	583,004	718,750	583,004
RHP Master Fund, Ltd.	736,446	1,796,875	736,446
James Reese	583,004	718,750	583,004
Sandor Capital Master Fund, L.P.	736,446	1,796,875	736,446
SDS Capital Group SPC Ltd. (3)	1,915,645	11,250,000	1,915,645
Thomas A. Montgomery	583,004	718,750	583,004
Whalehaven Capital Fund Ltd.	992,184	3,593,750	992,184
Whitestar L.L.C.	634,151	1,078,125	634,151
Richard Henri Kreger	576,184	670,831	576,184
Ariel Imas	287,000	100,625	186,375
RHK Midtown Partners LLC	514,125	234,792	279,333

Totals	16,375,002	40,000,000	15,608,334

(1)	Assumes the sale of all shares of common stock registered hereunder, although the selling stockholder is under no obligation known to us to sell any shares of common stock.

(2)	The terms of the series A notes and the terms of the warrants referred to above prevent us from issuing shares of our common stock in connection with the conversion of the series A notes or the exercise of the warrants referred to above, to the extent that such conversion or exercise would result in the holder and its affiliates (or any person whose beneficial ownership would be aggregated with the holder) beneficially owning or having the right to vote in excess of 4.99% of the outstanding shares of our common stock following such exercise.

(3)	Of the 11,250,000 shares being registered for this selling stockholder’s account, 7,187,500 shares are being registered for shares that this selling stockholder may acquire upon the conversion of the series A notes and OID notes, and 4,062,500 shares are being registered for shares that this selling stockholder may acquire upon conversion of shares of our series B convertible preferred stock and exercise of the series B warrants, which shares are being registered pursuant to such selling shareholder’s previously existing piggyback registration rights.

RELATED PARTY TRANSACTIONS
VMI License Amendment & Repurchase Option
     On October 6, 2003, Minorplanet Systems PLC transferred 42.1% of Remote Dynamics’ then outstanding common shares, beneficially owned by Minorplanet Systems PLC to The Erin Mills Investment Corporation, ending Minorplanet Systems PLC’s majority ownership of our common stock.
     Immediately following the share transfer, Erin Mills beneficially owned 46% of Remote Dynamics’ outstanding common stock, while Minorplanet Systems PLC retained 19.9% of our outstanding common stock.
     In connection with the Minorplanet Systems PLC share transfer to Erin Mills, we also obtained an option to repurchase from Erin Mills up to 3,900,000 shares of our common stock at a price of $0.05 for every 1,000 shares, pursuant to the Stock Repurchase Option Agreement between Remote Dynamics and Erin Mills, dated August 15, 2003. Gerry Quinn, the president of Erin Mills, formerly served on Remote Dynamics’ Board of Directors.
     In addition, concurrently with these transactions, Remote Dynamics reached the following agreements with Minorplanet Systems PLC:
•	Minorplanet Systems PLC irrevocably waived the approval rights, including the right to appoint members to our Board of Directors, as such rights were provided for in the Stock Purchase and Exchange Agreement dated February 14, 2001, and Remote Dynamics’ Second Amended and Restated Bylaws;

•	Minorplanet Systems PLC waived $1.8 million of accrued executive consulting fees that it had previously billed to us.

•	The exclusive License and Distribution Agreement, which grants to Remote Dynamics’ United Kingdom-based subsidiary a 99-year, royalty-free, exclusive right and license to market, sell and commercially exploit the vehicle management information technology in the United States, Canada and Mexico, was amended to grant Minorplanet UK, or its designee, the right to market and sell the vehicle management information technology, on a non-exclusive basis, in the Northeast region of the United States. We retained the right to market and sell the vehicle management information technology under the Minorplanet name and logo in this Northeast region.

•	Minorplanet Systems PLC obtained anti-dilution rights from Remote Dynamics, under which it had the right to subscribe for and to purchase at the same price per share as the offering or private sale, that number of shares necessary to maintain the lesser of (i) the percentage holdings of Remote Dynamics’ stock on the date of subscription or (ii) 19.9% of our issued and outstanding common stock.
     On July 1, 2004, prior to the extinguishment of Remote Dynamics’ existing common stock in accordance with the Reorganization Plan, we repurchased the 3,900,000 shares (not adjusted for the December 3, 2003, 1-for-5 reverse stock split) of common stock from Erin Mills for a nominal sum. Following the repurchase and the July 2, 2004, the effective date of the Reorganization Plan, Erin Mills owned 62,334 shares of our common stock or less than 1% of our outstanding common stock.
VMI License Settlement
     On June 14, 2004, the Bankruptcy Court approved a settlement agreement with Minorplanet Limited, Minorplanet Systems PLC and Remote Dynamics regarding the license agreement for the vehicle management information technology which allows Remote Dynamics to use, market and sell the vehicle management information technology until December 31, 2004. The material terms of this settlement agreement include the following:
•	On June 30, 2004, the vehicle management information license agreement converted to a nonexclusive license until December 31, 2004, at which time it terminated;

•	From the period beginning June 30, 2004 through December 31, 2004, the territory in which Remote Dynamics could market, sell and use the vehicle management information system was reduced to the following metropolitan areas: Los Angeles, California; Atlanta, Georgia; Dallas, Texas and Houston, Texas;

•	As of July 31, 2004, Remote Dynamics was no longer permitted to use the name, “Minorplanet;”

     As part of the settlement, Remote Dynamics also provided to Minorplanet Limited and Minorplanet Systems PLC a general release of any and all claims which could have been asserted against either of them. Following July 2, 2004, the effective date of the Reorganization Plan, Minorplanet Systems PLC owned 894,682 shares of our common stock or approximately 13% of Remote Dynamics outstanding common stock.
     On January 6, 2005, Remote Dynamics entered into an Addendum to Compromise and Settlement Agreement with Minorplanet Limited which granted us the right to continue market and sell the vehicle management information product line to our existing vehicle management information customers. Although we have ceased actively marketing and selling the vehicle management information product, the addendum allows us to fulfill vehicle management information product orders, if any, from existing vehicle management information customers.
Exit Financing
     On June 24, 2004, Remote Dynamics entered into a Second Amended Letter Agreement with HFS Minorplanet Funding LLC and other accredited investors which it represents, subject to bankruptcy court approval, for the provision of $1,575,000 in exit financing to Remote Dynamics in accordance with the Committee Settlement. On June 29, 2004, the Bankruptcy Court entered an order approving an exit credit facility to be provided by HFS to Remote Dynamics in the amount of $1,575,000. On June 29, 2004, Remote Dynamics and HFS closed on the Exit Financing. Upon funding, Remote Dynamics agreed to issue a $1,575,000 convertible promissory note to HFS with the principal balance being due 36 months from the date of funding, with an annual interest rate of 12%. HFS was required to provide the funding within 21 days of the June 29, 2004 closing.
     On July 20, 2004, Remote Dynamics amended the Exit Financing by entering into and consummating a Third Amended Letter Agreement with HFS increasing the amount of the financing from $1,575,000 to $2,000,000 issuing a $2,000,000 convertible promissory note to HFS with the principal balance being due 36 months from the date of funding, with an annual interest rate of 12%. Upon issuance of the note, HFS provided the $2,000,000 funding to Remote Dynamics less a commission in the amount of $80,000 representing 4% of the loan proceeds.
     Pursuant to the Third Amended Agreement, HFS, may at any time demand repayment of the accrued interest and unpaid principal on the note, based upon a fixed conversion price of $2.90 per share of common stock, if converted in year 1 of the repayment of the Note or a fixed conversion price of $3.08 per share of common stock if converted subsequent to year 1 of the repayment of the Note, whose aggregate value equals the amount of accrued interest and principal being repaid.
     Pursuant to the Third Amended Agreement, Remote Dynamics’ Board of Directors must execute any documents or instruments or pass any corporate resolutions necessary to appoint to the Board of Directors one additional director designated by HFS unless such appointment would cause Remote Dynamics to violate the independent director requirements, based on the written advice of legal counsel, as set forth in the rules and regulations of the NASDAQ Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission. This additional designee shall serve on the Board of Directors until the note is repaid in cash or repaid by conversion to common stock.
     Accordingly, Stephen CuUnjieng, the president of HFS, was appointed to the Remote Dynamics’ Board of Directors effective July 13, 2004, as the board member designated by HFS pursuant to the exit financing agreement. Mr. CuUnjieng was employed by Remote Dynamics as director of strategic finance from January 30, 2004 through December 31, 2004, to assist Remote Dynamics with further fund raising. Mr. CuUnjieng is a controlling partner in HFS. Mr. CuUnjieng is deemed to beneficially own 689,655 shares of common stock issuable upon conversion of the HFS convertible promissory note. Remote Dynamics paid HFS $120,000 in interest payments on the convertible promissory note during the twelve months ended August 31, 2005. Effective December 15, 2005, Mr. CuUnjieng resigned from the Remote Dynamics’ board of directors.
     On January 4, 2006, the board of directors of Remote Dynamics appointed Dennis Ackerman to serve as a director on the Remote Dynamics’ board of directors. Mr. Ackerman was designated by HFS. Mr. Ackerman currently serves as a director of HFS Capital Private Equity Fund LLC, the Managing Member of HFS.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, of which 5,000 shares have been designated as “Series A Convertible Preferred Stock”, and of which 650 shares have been designated as Series B Convertible Preferred Stock. At this time 600 shares of Series B Convertible Preferred Stock were issued and outstanding. The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, our Third Amended and Restated Bylaws, the certificate of designation for our Series B Convertible Preferred Stock, each of which are filed as exhibits to the registration statement of which this prospectus forms a part.
Common Stock.
     The holders of our common stock are entitled to all of the rights and privileges of holders of shares of common stock under the Delaware General Corporation Law. Subject to the preferences applicable to shares of our preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of Remote Dynamics, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of holders of shares of our preferred stock. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.
     Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to the vote of stockholders, including the election of directors. Cumulative voting for the election of directors is prohibited by our certificate of incorporation and bylaws.
Preferred Stock.
     Our Board of Directors may at any time divide and establish any or all of our unissued and unallocated shares of preferred stock into one or more series and fix and determine the designation of each such series, the number of shares which shall constitute such series, and certain powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions and voting rights of the shares of each series so established.
The Series B Convertible Preferred Stock
     The terms of the Series B convertible preferred stock are set forth in the Certificate of Designation, Preferences and Rights, the most significant of which are as follows:
     Ranking. The Series B convertible preferred stock ranks senior to our common stock with respect to payment of dividends and amounts upon any liquidation, dissolution or winding up of Remote Dynamics.
     Dividends. Dividends accrue from the date of issuance of the Series B convertible preferred stock through August 31, 2008, and will be cumulative from this date. Holders of shares of Series B convertible preferred stock will be entitled to receive cumulative dividends in an amount equal to 8% per year until September 1, 2006 and 3% per year thereafter, payable at the election of the holder of our Series B convertible preferred stock in cash or additional shares of Series B convertible preferred stock.
     Conversion. Each holder of Series B convertible preferred stock has the right to convert its shares of Series B convertible preferred stock into shares of our common stock at a conversion price of $1.55 per share of common stock. The conversion price shall be adjusted in the event of stock splits, stock dividends and similar distributions and events affecting all of our common stockholders on a pro rata basis so that the conversion price is proportionately increased or decreased to reflect the event. In addition, if there is a change of control (as discussed below), then each holder of Series B convertible preferred stock has the right to receive upon conversion, in lieu of common stock otherwise issuable, such shares of stock, securities or other property as would have been issued or payable in such change of control with respect to the number of shares of common stock which would have been issuable upon conversion had such change of control not taken place (subject to appropriate revisions to preserve the economic value of the series B preferred shares before the change of control). We have to provide 10 days written notice to the holders of its Series B convertible preferred stock before we may effect any change of control. In no event can any holder of Series B convertible preferred stock convert shares of Series B convertible preferred stock into shares of common stock or dispose of any shares of Series B convertible preferred stock to the extent that such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 9.99% of our outstanding shares of common stock.

     Redemption by Holder. The holders of shares of Series B convertible preferred stock have the right to cause us to redeem any or all of its shares at a price equal to 115% of face value (150% of the face value if the redemption event is a change of control event discussed below), plus accrued but unpaid dividends in the following events:
•	our common stock is suspended from trading or is not listed for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, The Nasdaq National Market or The Nasdaq SmallCap Market for an aggregate of 10 or more trading days in any twelve-month period;

•	the initial registration statement required to be filed by our pursuant to the registration rights agreement has not been declared effective by December 31, 2005, or such registration statement, after being declared effective, cannot be utilized by the holders of Series B convertible preferred stock for the resale of all of their registrable securities for an aggregate of more than 15 days;

•	we fail to remove any restrictive legend on any certificate or any shares of common stock issued to the holders of Series B convertible preferred stock upon conversion of the Series B convertible preferred stock as and when required and such failure continues uncured for five business days;

•	we provide written notice (or otherwise indicate) to any holder of Series B convertible preferred stock, or state by way of public announcement distributed via a press release, at any time, of our intention not to issue, or otherwise refuse to issue, shares of common stock to any holder of Series B convertible preferred stock upon conversion in accordance with the terms of the certificate of designation for the Company’s Series B convertible preferred stock;

•	we or any of our subsidiaries make an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for us or for a substantial part of its property or business;

•	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against us or any of our subsidiaries which shall not be dismissed within 60 days of their initiation; or

•	we:
•	sell, convey or dispose of all or substantially all of our assets;

•	merge or consolidate with or into, or engage in any other business combination with any other person or entity, in any case which results in either (i) the holders of our voting securities immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of our total outstanding voting securities or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of our board of directors comprising fifty percent (50%) or less of the members of its board of directors or such other surviving or acquiring person or entity immediately following such transaction;

•	either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness in excess of $250,000 due to any third party, other than payments contested by us in good faith, or (ii) suffer to exist any other default under any agreement binding us which default or event of default would or is likely to have a material adverse effect on our business, operations, properties, prospects or financial condition;

•	have fifty percent (50%) or more of the voting power of our capital stock owned beneficially by one person, entity or “group”;

•	experience any other change of control not otherwise addressed above; or

•	we otherwise breach any material term under the private placement transaction documents, and if such breach is curable, shall fail to cure such breach within 10 business days after we have been notified thereof in writing by the holder.
     For purposes of the Series B convertible preferred stock, a change of control means any sale, transfer or other disposition of all or substantially all of our assets, the adoption of a liquidation plan, any merger or consolidation where we are not the surviving entity with our capital stock unchanged, any share exchange where all of our shares are converted into other securities or property, any sale or issuance by us granting a person the right to acquire 50% or more of our outstanding common stock, any reclassification of our common stock, and the first day on which the current member of our board of directors cease to represent at least a majority of the members of our board of directors then serving.

     Redemption by Remote Dynamics. If, at any time after September 2, 2006 and before September 2, 2009, during a period of at least 20 consecutive trading days (a) the closing trading price of our common stock is at least 200% of the conversion price then in effect and (b) the trading volume and trading price of our common stock result in a product of at least $350,000 on each trading day, then we will have the right to redeem all shares of Series B convertible preferred stock then outstanding at price per share equal to 200% of the sum of the face amount of such share plus all accrued and unpaid dividends thereon through the closing date of such redemption.
     Restricted Actions. So long as any shares of Series B convertible preferred stock are outstanding, we are not permitted to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval of the majority holders of Series B convertible preferred stock:
•	alter or change the rights, preferences or privileges of the Series B convertible preferred stock, or increase the authorized number of shares of Series B convertible preferred stock;

•	amend our certificate of incorporation or bylaws;

•	issue any shares of Series B convertible preferred stock other than pursuant to the securities purchase agreement with the selling stockholder;

•	redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any junior securities;

•	increase the par value of our common stock;

•	sell all or substantially all of our assets or stock, or consolidate or merge with another entity;

•	enter into or permit to occur any change of control transaction;

•	sell, transfer or encumber technology, other than licenses granted in the ordinary course of business;

•	liquidate, dissolve, recapitalize or reorganize;

•	authorize, reserve, or issue common stock with respect to any plan or agreement that provides for the issuance of equity securities to our employees, officers, directors or consultants in excess of 250,000 shares of common stock;

•	change our principal business;

•	issue shares of our common stock, other than as contemplated by the certificate of designation or by the warrants issued to the selling stockholder;

•	increase the number of members of our board of directors to more than 7 members, or, if no Series B convertible preferred stock director has been elected, increase the number of members of our board of directors to more than 6 members;

•	alter or change the rights, preferences or privileges of any of our capital stock so as to affect adversely the Series B convertible preferred stock;

•	create or issue any senior securities or pari passu securities to the Series B convertible preferred stock;

•	except for the issuance of debt securities to, or incurrence of indebtedness from, a recognized financial institution in an aggregate amount not exceeding $5,000,000 and which, in the case of debt securities, are not convertible securities, issue any debt securities or incur any indebtedness that would have any preferences over the Series B convertible preferred stock upon our liquidation, or redeem, repurchase, prepay or otherwise acquire any of our outstanding debt securities or indebtedness, except as expressly required by the terms of such securities or indebtedness;

•	make any dilutive issuance;

•	enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

•	cause or authorize any of our subsidiaries to engage in any of the foregoing actions.
     Voting Rights. Except as otherwise provided in the certificate of designation and as otherwise required by the Delaware General Corporation Law, each holder of Series B convertible preferred stock has the right to vote on all matters before the common stockholders on an as-converted basis voting together with the common stockholders as a single class. This voting right is subject to the limitation that in no event may a holder of shares of Series B convertible preferred stock (or warrants discussed below) have the right to convert shares of Series B convertible preferred stock into shares of our common stock or to dispose of any shares of Series B convertible preferred stock to the extent that such right to effect such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 9.99% of our outstanding shares of common stock. The holders of a majority of the Series B convertible preferred stock also have the right to appoint one representative to our board of directors and are entitled to designate one observer to the meetings of our board of directors and committees.
Transfer Agent and Registrar
     Mellon Investor Services, LLC is the transfer agent and registrar of our common stock.
PLAN OF DISTRIBUTION
     The selling stockholders and any of their respective pledgees, assignees, transferees, donees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. Each selling stockholder will act independently in making decisions with respect to the timing, manner and size of each sale of the shares of common stock covered in this prospectus. The selling stockholders may use any one or more of the following methods when selling shares of common stock:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales and short sales effected after the effective date of the registration statement, of which this prospectus is a part;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; at the market” to or through market makers or into an existing market for the shares of common stock;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers, sales effected through agents or other privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of shares of common stock at a stipulated price per share;

•	through transactions in options, swaps or other derivative securities (whether exchange-listed or otherwise);

•	a combination of any the foregoing methods of sale; and

•	any other method permitted by applicable law.
     Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
     The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The holders of our series B convertible preferred stock have the right to elect one member of our board of directors. The selling stockholder currently holds all issued and outstanding shares of our series B convertible preferred stock.
     We are required to pay all fees and expenses incident to the registration of the shares of common stock, including certain fees and disbursements of counsel to the selling stockholder (subject to certain caps). We have also agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     We will not receive any proceeds from the sale of shares of our common stock held by the selling stockholders.
LEGAL MATTERS
     The validity of the securities offered hereby is being passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas. Locke Liddell & Sapp LLP received, and presently beneficially owns, 34,096 shares of our common stock in satisfaction of its claim for pre-bankruptcy petition legal services, as required by the Third Amended Joint Plan of Reorganization discussed above.
EXPERTS
     The consolidated financial statements of Remote Dynamics as of and for the 12-month periods ended August 31, 2005 and August 31, 2004, respectively, which have been included herein, have been audited by BDO Seidman, LLP, independent registered public accounting firm, as stated in their report, and have been included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.
Change from Deloitte & Touche LLP to BDO Seidman, LLP
     During our two most recent fiscal years and through March 10, 2006, there were no disagreements with BDO Seidman, LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to BDO Seidman LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on Remote Dynamics’ consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.
     On February 3, 2006, following their review of our disclosure contained herein in response to Item 304(a) of Regulation S-K, BDO Seidman LLP furnished us with a letter addressed to the Commission stating that it agrees with the statements made by Remote Dynamics contained herein in response to Item 304(a) of Regulation S-K.
Change from BDO Seidman, LLP to KBA Group LLP
     On March 10, 2006, the audit committee of the board of directors of Remote Dynamics, Inc. approved the engagement of, and Remote Dynamics engaged, KBA Group LLP to serve as our principal independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending August 31, 2006.
     During our two most recent fiscal years and through March 10, 2006, we did not consult KBA Group LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304 (a)(2)(i) and (ii) of Regulation S-K.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register shares of our common stock under the Securities Act. This prospectus constitutes a part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and our common stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the Securities and Exchange Commission and each such statement is qualified in its entirety by such reference. We also file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission.
     Copies of these materials may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Securities and Exchange Commission’s website at http://www.sec.gov. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.
     This information is also available without charge upon written or oral request to:
Remote Dynamics, Inc
1155 Kas Drive, Suite 100
Richardson, Texas 75081
Attention: J. Raymond Bilbao
(972) 301-2000

REMOTE DYNAMICS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED AUGUST 31, 2005 AND 2004

Page Number
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of August 31, 2005 and 2004	F-3

Consolidated Statements of Operations for the Fiscal Year Ended August 31, 2005, the Two Months Ended August 31, 2004, and the Ten Months Ended June 30, 2004	F-4

Consolidated Statements of Cash Flows for the Fiscal Year Ended August 31, 2005, the Two Months Ended August 31, 2004, and the Ten Months Ended June 30, 2004	F-5

Consolidated Statements of Stockholders’ Equity for the Fiscal Year Ended August 31, 2005, the Two Months Ended August 31, 2004, and the Ten Months Ended June 30, 2004	F-6

Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm
Board of Directors
Remote Dynamics, Inc.
Richardson, Texas
We have audited the accompanying consolidated balance sheet of Remote Dynamics, Inc. as of August 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended August 31, 2005, for the ten months ended June 30, 2004 and for the two months ended August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Remote Dynamics, Inc. at August 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended August 31, 2005, for the ten months ended June 30, 2004 and for the two months ended August 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

Dallas, Texas
October 27, 2005

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	August 31,	August 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$503	$1,312
Restricted cash	—	439
Accounts receivable, net of allowance for doubtful accounts of $197 and $162, respectively	2,695	2,700
Inventories	791	674
Deferred product costs — current portion	950	980
Lease receivables and other current assets, net	632	987

Total current assets	5,571	7,092
Property and equipment, net of accumulated depreciation and amortization of $1,565 and $180 respectively	3,743	4,283
Deferred product costs — non-current portion	1,007	1,085
Goodwill	10,120	19,724
License right, net	580	1,207
Other intangibles, net	271	1,085
Lease receivables and other assets, net	414	1,280

Total assets	$21,706	$35,756

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,557	$2,167
Deferred product revenues — current portion	2,038	2,374
Note payable — SDS	1,750	—
Accrued expenses and other current liabilities	2,083	5,335

Total current liabilities	7,428	9,876
Deferred product revenues — non-current portion	2,112	3,174
Other notes payable	423	741
Note payable — HFS	2,000	2,000
Other non-current liabilities	300	466

Total liabilities	12,263	16,257

Commitments and contingencies (Note 16)
Redeemable Preferred Stock — Series A, $0.01 par value, 2,000,000 shares authorized, 5,000 shares issued and outstanding at August 31, 2005	3,542	—

Stockholders’ equity:
Common stock, $0.01 par value, 50,000,0000 shares authorized, 8,255,785 shares issued and 7,325,937 outstanding at August 31, 2005; 50,000,000 shares authorized, 7,450,000 shares issued and 6,520,052 shares outstanding at August 31, 2004	83	75
Preferred Stock, $0.01 par value, 2,000,000 shares authorized at August 31, 2005 and 2004; no shares issued and outstanding at August 31, 2005 and 2004	—	—
Treasury stock, 929,948 shares at August 31, 2005 and 2004 at cost	(1,860)	(1,860)
Additional paid-in capital	24,775	22,297
Deferred stock compensation	(525)	(472)
Accumulated deficit	(16,572)	(541)

Total stockholders’ equity	5,901	19,499

Total liabilities, redeemable preferred stock and stockholders’ equity	$21,706	$35,756

See accompanying notes to consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

			Predecessor
	Reorganized Company		Company
		Two months	Ten months
	Year ended	ended	ended
	August 31,	August 31,	June 30,
	2005	2004	2004
Revenues
Product	$920	$209	$1,066
Ratable product	2,538	574	4,489
Service	12,914	2,439	14,430

Total revenues	16,372	3,222	19,985

Cost of revenues
Product	868	49	911
Ratable product	1,362	240	2,094
Service	5,968	1,217	7,470

Total cost of revenues	8,198	1,506	10,475

Gross profit	8,174	1,716	9,510

Expenses:
General and administrative	4,863	914	5,767
Customer service	1,521	337	1,939
Sales and marketing	3,186	294	2,079
Engineering	1,319	183	1,593
Depreciation and amortization	2,700	393	3,451
Impairment loss on license right	201	—	28,759
Goodwill impairment	9,604	—	—

	23,394	2,121	43,588

Operating loss	(15,220)	(405)	(34,078)

Interest income	253	51	351
Interest expense	(390)	(37)	(905)
Other (expense) income	(284)	(11)	257

Loss before reorganization items and income taxes	(15,641)	(402)	(34,375)
Reorganization items:
Restructuring expenses and losses	(22)	(139)	(3,384)
Gain on discharge of liabilities subject to compromise	—	—	190
Fresh start accounting adjustments	—	—	20,331

Loss before income taxes	(15,663)	(541)	(17,238)
Income tax benefit	—	—	—

Net loss	(15,663)	(541)	(17,238)
Preferred stock dividend	(368)	—	—

Net loss attributable to common stockholders	$(16,031)	$(541)	$(17,238)

Net loss per share — basic and diluted	$(2.47)	$(0.08)	$(1.78)

Weighted average number of shares outstanding Basic and diluted	6,498	6,505	9,671

See accompanying notes to consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

			Predecessor
	Reorganized Company		Company
	Year ended	Two months	Ten months
	August 31,	ended August 31,	ended June 30,
	2005	2004	2004
Cash flows from operating activities:
Net loss	$(15,663)	$(541)	$(17,238)
Adjustments to reconcile net loss (income) to cash used in operating activities:
Depreciation and amortization	1,460	187	1,432
Amortization of discount on notes payable	—	—	30
Amortization of license right and other intangibles	1,240	206	2,019
Impairment loss on license right	201	—	28,759
Goodwill Impairment	9,604
Non-cash expense on repricing of warrants	85	—	—
Provision for bad debts	188	110	923
Non-cash compensation and consulting	—	—	2
Loss on assets retired or sold	206	14	247
Gain on discharge of liabilities subject to compromise		—	(190)
Fresh start accounting adjustments		—	(20,331)
Changes in operating assets and liabilities:
Decrease (increase) in restricted cash	439	—	(439)
Decrease (increase) in accounts receivable	(29)	3	1,619
Decrease (increase) in inventory	(117)	108	1,408
Decrease in deferred product costs	108	198	1,466
Decrease (increase) in lease receivables and other assets	1,401	(167)	160
Increase (decrease) in accounts payable	(610)	(254)	(1,493)
Decrease in deferred product revenues	(1,398)	(419)	(2,709)
Increase (decrease) in deferred service revenues	21	(14)	(224)
Increase (decrease) in accrued expenses and other liabilities	914	(454)	2,770

Net cash used in operating activities before reorg items	(1,950)	(1,023)	(1,789)
Decrease in restructuring accruals	(3,072)	—	—

Net cash used in operating activities	(5,022)	(1,023)	(1,789)

Cash flows from investing activities:
Additions to property and equipment	(962)	(303)	(553)
Proceeds from sale of assets	—	—	5

Net cash provided by (used in) investing activities	(962)	(303)	(548)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	—	4
Proceeds from issuance of note payable	1,750	2,000	—
Proceeds from issuance of Series A preferred stock net of offering costs	4,651	—	—
Debt issuance costs	—	(80)	—
Dividends paid on preferred stock	(368)	—	—
Payments on capital leases and other notes payable	(858)	(48)	(146)
Common stock repurchased	—	(1,860)	—

Net cash provided by (used in) financing activities	5,175	12	(142)

Decrease in cash and cash equivalents	(809)	(1,314)	(2,479)
Cash and cash equivalents, beginning of period	1,312	2,626	5,105

Cash and cash equivalents, end of period	$503	$1,312	$2,626

Supplemental cash flow information:
Interest paid	$288	$23	$1,000

Income taxes paid	$—	$—	$—

Non-cash investing and financing activities:
Discharge of debt and exchange of shares of common stock under the plan of reorganization	$1,311	$—	$17,605

Conversion of related party liability to capital contribution	$—	$—	$2,066

Purchases of assets through capital leases	$571	$1,125	$63

See accompanying notes to consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share information)

					Common Stock		Additional
	Preferred Stock		Common Stock		Class B		Paid-in	Deferred	Treasury Stock		Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Comp.	Shares	Amount	Deficit	Total
Predecessor Company:
Stockholders’ equity at August 31, 2003	1	$—	48,424,960	$484	—	$—	218,601	$—	75,799	$(562)	$(199,033)	$19,490
Related party capital contribution							2,066					2,066
Reverse stock split			(38,739,968)	(387)			387		(60,639)	—		—
Exercise of stock options			2,588	—			4					4
Deferred stock compensation							2					2
Common stock repurchased									3,875,703	—		—
Net loss of predecessor company											(17,238)	(17,238)
Elimination of predecessor equity in connection with fresh start accounting	(1)	—	(9,687,580)	(97)			(221,060)		(3,890,863)	562	216,271	(4,324)
Issuance of common stock under plan of reorganization			7,000,000	70			21,830					21,900
Issuance of restricted stock			350,000	4			1,172	(1,176)				—

Reorganized Company:
Stockholders’ equity at June 30, 2004	—	—	7,350,000	74	—	—	23,002	(1,176)	—	—	—	21,900
Issuance of restricted stock			100,000	1			151	(152)				—
Change in deferred stock compensation							(856)	856				—
Common stock repurchased									929,948	(1,860)		(1,860)
Net loss											(541)	(541)

Stockholders’ equity at August 31, 2004	—	—	7,450,000	75	—	—	22,297	(472)	929,948	(1,860)	(541)	19,499
Issuance of common stock under plan of reorganization			393,568	4			1,307					1,311
Issuance of warrants in connection with Series A preferred stock offering							1,037					1,037
Issuance of Series A preferred stock dividends											(368)	(368)
Repricing of warrants							85					85
Exercise of warrants			337,317	3			(3)					—
Issuance of restricted stock			75,000	1			67	(68)				—
Change in deferred stock compensation							(15)	15				—
Net loss											(15,663)	(15,663)

Stockholders’ equity at August 31, 2005	—	$—	8,255,885	$83	—	$—	$24,775	$(525)	929,948	$(1,860)	$(16,572)	$5,901

See accompanying notes to consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
Notes To Consolidated Financial Statements
August 31, 2005 and 2004
1. BUSINESS OVERVIEW, REORGANIZATION AND GOING CONCERN
Business Overview
     Remote Dynamics, Inc., a Delaware Corporation (the “Company”), markets, sells and supports automatic vehicle location (“AVL”) and mobile resource management solutions targeting companies that operate private vehicle fleets. The Company’s REDIview™ family of solutions is designed for metro, short-haul fleets within diverse industry vertical markets such as field services, distribution, courier, limousine, electrical/plumbing, waste management, and government. The Company’s core technology, telematics, combines wireless communications, GPS location technology, geospatial solutions and vehicle data integration with an easy-to-use web-accessible application that aids in the optimization of remote business solutions. The Company’s fleet management solution contributes to higher customer revenues and improved operator efficiency by improving the productivity of mobile workers through real-time position reports, route-traveled information, and exception based reporting designed to highlight mobile workforce inefficiencies. This in-depth reporting enables the Company’s customers to correct those inefficiencies and deliver significant savings to the bottom line.
     Historically, much of the Company’s revenues have been derived from products sold to the long-haul trucking industry and to SBC. The Company expects revenues from these legacy customers to cease by the end of the calendar year 2005, and for the Company to sustain ongoing business operations and ultimately achieve profitability, it must substantially increase its sales and penetration into the marketplace with next generation, competitive products and services.
     On June 21, 2001, the Company acquired an exclusive, royalty-free, 99-year license to market, sell and operate Minorplanet System PLC’s VMI technology in the United States, Canada and Mexico. VMI is designed to maximize the productivity of a mobile workforce as well as reduce vehicle mileage and fuel related expenses. The VMI technology consists of: (i) a data control unit (“DCU”) that continually monitors and records a vehicle’s position, speed and distance traveled; (ii) a command and control center (“CCC”) which receives and stores in a database information downloaded from the DCU’s; and (iii) software used for communication, messaging and detailed reporting. VMI uses satellite-based Global Positioning System (“GPS”) location technology to acquire a vehicle location on a minute-by-minute basis, and a global system for mobile communications (“GSM”) based cellular network to transmit data between the DCU’s and the CCC. GSM is a digital technology developed in Europe and has been adapted for North America. GSM is the most widely used digital standard in the world. The VMI application is targeted to small and medium sized fleets based in major metropolitan areas.
     VMI provides minute-by-minute visibility into the activities of a mobile workforce via an extensive reporting system that provides real-time and exception-based reporting. Real-time reports provide information regarding a vehicle’s location, idling, stop time, speed and distance traveled. With real-time reporting, the customer can determine when an employee starts or finishes work, job site arrival times and site visit locations. In addition, exception reports allow the customer to set various parameters within which vehicles must operate, and the system will report exceptions including speeding, extended stops, unscheduled stops, route deviations, visits to barred locations and excessive idling.
     The Company commercially introduced its next generation AVL product, REDIview, in January of 2005. REDIview was designed with a flexible architecture to accommodate expected additional functional requirements that will be required to effectively compete in the marketplace. Anticipated marketplace needs include; 1) ability for the AVL mobile device as a communications hub for personal computers and handheld devices, 2) ability to communicate with WiFi hotspots, 3) ability to integrate with a variety of in-vehicle sensors and 3) ability to integrate the AVL information into existing customer legacy applications.

          The Company’s new REDIview product line forms the basis of management’s business plan for 2005 and beyond and will be the foundation for expected growth in revenues and ultimately profitability for the Company. In addition, the REDIview product line allows the Company to move to a recurring revenue model for all its current product offerings, an important and necessary change to the Company’s revenue model to achieve overall sustained revenue growth and cash flow positive operations.
          Management currently does not expect to achieve profitability during the 2005 and 2006 calendar years since the Company will be expanding its sales force and building a base of customers that purchase information and data services from the Company on a monthly recurring basis. Key to achieving profitability is to obtain a REDIview customer base that provides monthly recurring revenues and corresponding gross margins that exceed operating costs and expenses to support the REDIview customer base. Based on the Company’s latest revised pricing structure, management currently estimates that for the Company to achieve profitability, it will need to have approximately $1.9 million in monthly revenues. However, there can be no assurance that the Company will achieve its REDIview sales targets and failure to do so may have a material adverse effect on the Company’s business, financial condition and results of operations.
          The Company’s initial product offering, the Series 5000, was developed for and sold to companies that operate in the long-haul trucking market. The Company provided long-haul trucking companies with a comprehensive package of mobile communications and management information services, thereby enabling its trucking customers to effectively monitor the operations and improve the performance of their fleets. The initial product application was customized and has been sold to and installed in the service vehicle fleets of member companies of SBC Communications, Inc. (the “SBC Companies”) pursuant to the Service Vehicle Contract (the “Service Vehicle Contract”). During the fourth calendar quarter of 1999, the Company entered the mobile asset tracking market with the introduction of its trailer-tracking product, TrackWare®. During the first calendar quarter of 2001, the Company began marketing and selling 20/20V™, a low-cost tracking product designed for small and medium sized fleets in the transportation marketplace.
          On March 15, 2002, the Company completed the sale to Aether of certain assets and licenses related to the Company’s long-haul trucking and asset-tracking businesses pursuant to the Asset Purchase Agreement effective as of March 15, 2002, by and between the Company and Aether (the “Sale”). Under the terms of the Sale, the Company sold to Aether assets and related license rights to its Platinum Service software solution, 20/20V™, and TrackWare® asset and trailer-tracking products. In addition, the Company and Aether agreed to form a strategic relationship with respect to the Company’s long-haul customer products, pursuant to which the Company assigned to Aether all service revenues generated post-closing from its Series 5000 customer base. Aether, in turn, agreed to reimburse the Company for the network and airtime service costs related to providing the Series 5000 service. On September 17, 2004, Aether sold its logistics division which held the assets sold by the Company to Aether on March 15, 2002, to Platinum Equity LLC (k/n/a Geologic Systems, Inc.). On July 1, 2005, Aether provided the Company with written notice of its intent under the existing Transition Services Agreement to no longer require the Company to provide network services for the HighwayMaster HM 5000 network subscribers which have not yet transitioned to the Aether product/service, to be effective August 31, 2005. Aether also requested that the Company continue to provide certain information technology services to Aether under the Transition Services Agreement.
Voluntary Bankruptcy Filing and Reorganization
          On February 2, 2004, (the “Commencement Date”), the Company and two of its wholly-owned subsidiaries, Caren (292) Limited (“Caren”) and Minorplanet Systems USA Limited (“Limited”) (the Company, Caren and Limited shall hereinafter collectively be referred to as the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas Dallas Division (the “Bankruptcy Court”), in order to facilitate the restructuring of their debt, trade liabilities, and other obligations. During the bankruptcy, the Debtors remained in possession of their assets and operated as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders. On February 24, 2004, the United States Trustee appointed an official committee of unsecured creditors (the “Committee”) consisting of representatives of five (5) of the twenty (20) largest unsecured creditors.

          Under Section 362 of the Bankruptcy Code, the filing of the bankruptcy petition automatically stayed most actions against the Debtors including most actions to collect pre-petition indebtedness or exercise control over the property of the Debtors’ estate. The Bankruptcy Court established April 9, 2004 as the bar date for creditors and other parties-in-interest (other than governmental entities) to file their proofs of claims and proofs of interest. The bar date for governmental entities to file their proofs of claims and proofs of interest was May 10, 2004. On June 15, 2004, the Bankruptcy Court entered an order approving the Debtors’ motion for substantive consolidation of the estates of the Company, Caren and Limited.
          On May 24, 2004, the Bankruptcy Court entered an order approving the Debtors’ Second Amended Disclosure Statement (“Disclosure Statement”) for use to solicit the vote of creditors and equity interest holders on the acceptance or rejection of the Debtors’ plan of reorganization. The Bankruptcy Court also set the record date for purposes of voting on the Debtors’ plan of reorganization as May 21, 2004, approved solicitation/voting procedures of the plan of reorganization, and set hearing on the confirmation of the plan of reorganization.
          On June 17, 2004, the Debtors and the Committee reached a settlement agreement on several matters regarding the plan of reorganization subject to bankruptcy court approval (the “Committee Settlement”). The material terms of the Committee Settlement were as follows:
•	For purposes of the Debtors’ plan of reorganization, the Debtors and Committee agreed that the value of the Debtors shall be equal to $25.3 million, such that holders of allowed unsecured claims under the plan of reorganization shall receive 75%, and prior equity holders shall receive 25%, of the 7,000,000 shares of new common stock issued upon confirmation of the plan of reorganization.

•	The Debtors and the Committee reached agreement on the composition of the Board of Directors of the Company upon emergence from bankruptcy;

•	The Debtors and the Committee reached agreement on the general terms and conditions of new employment agreements for senior management of the Company.

•	The Debtors and the Committee reached agreement on the general terms and conditions under which restricted shares would be issued to senior management of the Company.

•	The Debtors, HFS Minorplanet Funding LLC (“HFS”) and the Committee agreed to amend the April 15, 2004 letter agreement so that the price per share at which HFS may convert the unpaid principal and accrued interest due under the $1.575 million promissory note (later amended and increased to $2.0 million) into common stock of the Company, shall be set at $3.62 per share of common stock, provided that such amount shall be reduced (i) by twenty percent (20%) if such unpaid principal and accrued interest is converted within one (1) year after the date the promissory note was issued or (ii) by fifteen percent (15%) if such unpaid principal and accrued interest is converted more than one (1) year after the date the promissory note was issued.
          The Committee further agreed that it would not object to, and both the Committee and the Debtors, using their best efforts, would affirmatively support approval of the Debtors’ plan of reorganization, settlement and confirmation of the Debtors’ plan of reorganization, in the form as modified by the terms hereof. On June 22, 2004, the Debtors filed their Third Amended Joint Plan of Reorganization to incorporate the settlement terms reached with the Committee.
          On June 29, 2004, the Bankruptcy Court entered an order confirming the Debtors’ Third Amended Joint Plan of Reorganization, as Modified (the “Plan”). The Bankruptcy Court also approved the Settlement Agreement between the Debtors and the Committee. The Bankruptcy Court further set the enterprise value of the Company at $25.3 million for purposes of distributions of new common stock under the Plan. The effective date of the Plan was set by the Debtors pursuant to the Plan as Friday, July 2, 2004 (the “Effective Date”). The Plan was substantially consummated on July 8, 2004. On August 25, 2005, the Bankruptcy Court signed the Final Decree closing the Company’s case.

          In general, pursuant to the Plan, as of the Effective Date:
•	Holders of allowed administrative and priority claims will be paid in cash in the ordinary course as they come due or on such other terms as the parties may agree. Holders of allowed priority tax claims will receive periodic payments as provided under section 1129(a)(9)(C) of the Bankruptcy Code, unless the parties agree to other terms for the payment of such claims.

•	Holders of allowed secured claims shall receive, at the election of the Debtors, either (i) payment in cash in an amount equivalent to the full amount of such holder’s allowed secured claim; (ii) deferred cash payments over a period of five (5) years after the initial distribution date totaling the amount of such holder’s allowed secured claim, with interest; (iii) the return of the collateral securing such allowed secured claim in full satisfaction of such claim, or (iv) such other treatment as may be agreed to in writing by such holder and the Debtors.

•	Holders of allowed general unsecured claims received their pro rata share of seventy-five percent (75%) of seven million (7,000,000) shares of the new common stock of the Company on or as soon as practicable after the Effective Date.

•	Each holder of an allowed convenience claim received cash in an amount equal to fifty percent (50%) of their allowed claims, up to an aggregate maximum of one hundred fifty thousand dollars ($150,000) for all such claims paid as soon as practicable after the Effective Date.

•	All existing equity interests in the Debtors were extinguished as of the Effective Date. Each holder of an equity interest in the Company that was attributable to existing common stock received a pro rata share of twenty-five percent (25%) of seven million (7,000,000) shares of the new common stock that was not issued to holders of allowed general unsecured claims. The holders of equity interests in the Company, Limited and Caren, other than common stock, did not receive or retain any property under the Plan.

•	The new common stock and the restricted shares were issued and distributed in accordance with the terms of the Plan without further act or action under applicable law, regulation, order or rule and are exempt from registration under applicable securities law pursuant to section 1145(a) of the Bankruptcy Code.

•	The Debtors initially distributed 7,000,000 shares of new common stock to satisfy holders of allowed general unsecured claims and holders of equity interests in the Company that were attributable to existing common stock. The initial distribution of 7,000,000 shares of new common stock resulted in the satisfaction of approximately $17.6 million of allowed general unsecured claims. Subsequently, certain rejection claims and other disputed claims were settled and allowed by the bankruptcy court resulting in the issuance of an additional 393,568 shares of common stock during the 2005 fiscal year.
          Caren and Limited, as a matter of law, were merged with and into the Company, ceasing to exist as separate entities as of the Effective Date. In addition,
•	the Company’s certificate of incorporation was amended and restated to change the Company’s corporate name to Remote Dynamics, Inc. on the Effective Date;

•	the size of the board was increased to seven (7) directors with four (4) new directors being appointed by the Official Unsecured Creditors’ Committee on behalf of the unsecured creditors and three (3) directors to be appointed by the Debtors;

•	a new restricted stock plan for key executive officers was approved;

•	the Company entered into two (2) year term employment agreements with the following key executive officers which included restricted stock grants to each officer:
º	Dennis R. Casey – President and Chief Executive Officer

º	J. Raymond Bilbao – Senior Vice President, General Counsel & Secretary

º	W. Michael Smith – Executive Vice President, Chief Operating Officer, Chief Financial Officer & Treasurer
          The Plan received overwhelming acceptance with approximately 98.6% of the existing stockholders actually voting on the Plan, of which approximately 99.9% voted to accept the Plan. Additionally, approximately 75% of the unsecured creditors, who received their prorata share of 75% of the new common stock issued under the Plan, voted to accept the Plan. Under the Plan, holders of the Company’s 13.75% Interest Senior Notes due 2005 and holders of the Company’s common stock as of the close of trading on Friday, July 2, 2004 were entitled to receive their prorata distributions of new common stock under the Plan.
          Pursuant to Section 365 of the Bankruptcy Code, the Company assumed, assumed as modified or rejected certain pre-petition executory contracts and unexpired leases upon the Effective Date. With respect to executory contracts assumed, the Company was required to cure all pre-petition defaults, monetary and otherwise. With respect to executory contracts rejected, the Company is excused from further performance under such agreement and the Bankruptcy Code treats the rejected contract as if it were breached by the Company immediately prior to the Company’s filing of bankruptcy. The other contracting party was entitled to a prepetition, general unsecured claim for the damages sustained as a result of the “breach of contract” caused by the rejection. On August 25, 2005, the Bankruptcy Court entered a final decree closing the Company’s bankruptcy case.
Going Concern
          Historically, much of the Company’s revenues have been derived from products and services sold to the long-haul trucking industry, small to medium-sized companies through its VMI product line and to member companies of SBC Communications, Inc. (“SBC”). The Company expects revenues from these legacy customers to decline substantially during 2005, and for the Company to sustain ongoing business operations and ultimately achieve profitability, it must substantially increase its sales and penetration into the marketplace with competitive products and services such as its REDIview product line.
          The Company believes that the potential market opportunity for automatic vehicle location products in the United States, such as its GPRS-based REDIview product is significant. The Company currently believes that it will be positioned with its telematics product lines and proven operations support to take advantage of the significant market potential.
          On October 1, 2004, the Company closed the sale of 5,000 shares of Series A convertible preferred stock (“Series A convertible preferred stock “), with each preferred share having a face value of $1,000, for a total purchase price of $5,000,000. Net cash proceeds received by the Company were $4,651,000 after payment of expenses. The Series A convertible preferred stock was convertible into shares of the Company’s common stock at a conversion price of $2.00 per share. The Company sold the Series A Preferred Stock to SDS Capital Group SPC, Ltd (“SDS”) pursuant to that certain Securities Purchase Agreement , dated October 1, 2004, by and between the Company and SDS. The Series A Preferred Stock was issued to SDS pursuant to the exemption from the registration requirements of the Securities Act of 1933 as amended, provided by Regulation D promulgated thereunder.
          On May 31, 2005, the Company consummated a bridge loan and security agreement with SDS in which the Company issued a promissory note in the amount of $1.75 million to SDS. The bridge note is secured by the assets of the Company, bears interest at 8% per annum and is due and payable on Sept. 30, 2005. The bridge note automatically exchanges into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share, subject to approval of the Company’s stockholders. The Company’s stockholders approved the exchange of the bridge note into common stock warrants during the Company’s August 31, 2005 annual stockholders meeting. In connection with the sale of Series B preferred stock described below, the bridge note was extinguished and exchanged for the stock purchase warrants.
          On September 2, 2005, the Company closed the sale of $6.5 million of preferred stock and common stock purchase warrants in a private placement transaction with SDS previously entered into on May 31, 2005. In consideration for the issuance of the Series B convertible preferred stock, SDS paid $750,000 and returned to the Company all of the outstanding Series A convertible preferred stock which was held by SDS. Net cash proceeds received by the Company were approximately $443,000 after deduction of brokers’ commissions, accrued interest on the bridge note and other expenses. The Series A convertible preferred stock returned to the Company had a face value of $5 million. The Series B convertible preferred stock is convertible into common stock at a conversion price of $1.55 per share. SDS also received a common stock purchase warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share. The Company intends to use the net proceeds from the financing transaction to fund its business plan. The Company is obligated to register the common stock issuable upon conversion of the Series B convertible preferred stock or exercise of the common stock purchase warrants for public resale under the Securities and Exchange Act of 1933.
          Management currently does not expect to achieve profitability during the 2005 and 2006 calendar years since the Company will be expanding its sales force and building a base of customers that purchase information and data services from the Company on a monthly recurring basis. Key to achieving profitability is to obtain a REDIview customer base that provides monthly recurring revenues and corresponding gross margins that exceed operating costs and expenses to support the REDIview customer base. Based on the Company’s latest revised pricing structure, management currently estimates that for the Company to achieve profitability, it will need to have approximately $1.9 million in monthly revenues. However, there can be no assurances that the Company will achieve its REDIview sales targets and the Company’s failure to do so may have a material adverse effect upon the Company’s business, financial condition and results of operations.
          Critical success factors in management’s plans to achieve positive cash flow from operations include:
•	Ability to raise a minimum of $4 million in additional capital resources to fund ongoing operations through August 31, 2006.

•	Ability to increase sales of the REDIview product line to lessen the amount of capital resources necessary to fund our operations until such time that revenues from the REDIview product line are sufficient to fund ongoing operations.

•	Ability to complete development of additional features and functionality to the REDIview product line.

•	Significant market acceptance of the Company’s product offerings from new customers, including the Company’s REDIview product line, in the United States.

•	Maintaining and expanding our direct sales channel and expanding into new markets not currently served by the Company.

•	Hiring qualified salespersons. New salespersons will require training and time to become productive. In addition, there is significant competition for qualified salespersons, and training these persons requires a delay in time before they are productive.

•	Maintaining and expanding indirect distribution channels for the Company’s REDIview product line.

•	Securing and maintaining adequate third party leasing sources for customers who purchase the Company’s products.
          There can be no assurances that any of these success factors will be realized or maintained.
          On October 8, 2004, SBC Communications, Inc. advised the Company that it had selected an alternate vendor to supply the next generation product for SBC’s service vehicle fleet. Based on the expiration of the Company’s existing contract with SBC on December 31, 2005 and the anticipated decline in revenues to be received from the existing SBC contract as SBC deactivated the Company’s units and installed the alternative vendor’s units, the Company revised its existing business plans and related forecasts. The Company’s revised business plan and forecasts also considered the anticipated costs of the commercial introduction of the Company’s next generation product.
          The Company commercially launched its next generation product, the REDIview product line, in January of 2005. Based upon the initial market acceptance of the REDIview product line as evidenced by the sales orders received since the launch of the REDIview product line in the first and second calendar quarters of 2005, the Company believed that it could achieve the REDIview sales results forecasted in its revised business plan for the 2005 calendar year which would have provided the Company with sufficient capital to fund its ongoing operations for the next 12 months. However, based upon significant competition in the marketplace and price point erosion, the Company was unable to achieve its forecasted sales targets for the third calendar quarter of 2005 resulting in significant depletion of its cash reserves.
          The Company has expended substantially all of its available cash reserves and is currently in the process of raising additional capital. The certificate of designation for the Company’s Series B convertible preferred stock, which is part of the Company’s Certificate of Incorporation, requires the approval of the holders of its Series B convertible preferred stock to effect certain transactions, such as issuing senior or pari passu securities or issuing certain debt, and there can be no assurance that the Company will be able to obtain such approval. If the Company is unable to raise additional capital within the month of December 2005, the Company will be forced to file for bankruptcy protection and/or cease operations.
          The Company currently believes that in order to sustain its operations through August 31, 2006, it must raise a minimum of $4 million. Currently, the Company is forecasting an average monthly cash shortfall of approximately $445,000 for the period beginning December 2005 through August 2006. However, the Company’s ability to meet its current sales projections of the REDIview product line heavily influences its capital requirements and there can be no assurances that the Company will be able to achieve its current sales forecasts. If the Company fails to meet its current sales forecasts, the Company will require more than $4 million in additional financing to sustain its business operations through August 31, 2006.
          It is possible that because of operating performance or other factors, the Company may not be able to continue as a going concern. Should the Company not continue as a going concern, it may be unable to realize its assets and discharge its liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the amounts and classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
2. FRESH START ACCOUNTING AND RESTRUCTURING EXPENSES
Fresh Start Accounting
          In accordance with the provisions of Statement of Position 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”), the Company adopted “fresh start” accounting upon emergence from bankruptcy because holders of existing voting shares immediately before confirmation of the Plan received less than 50% of the voting shares of the emerging entity and its reorganization value was less than its postpetition liabilities and allowed claims as shown below (in thousands):

Postpetition liabilities and allowed claims	$32,841
Reorganization value (net of $2 million exit financing)	(23,333)

Excess of liabilities over reorganization value	$9,508

          The Company’s Plan was confirmed by the Bankruptcy Court on June 29, 2004 and the Effective Date of the Plan was July 2, 2004. The Company adopted fresh start accounting as of June 30, 2004 as the Company determined that its selection of June 30, 2004 versus June 29, 2004 was more convenient for financial reporting purposes and that the results for the period from June 29, 2004 to June 30, 2004 were immaterial to the consolidated financial statements. All results for periods prior to July 1, 2004 are referred to as those of the Predecessor Company (the “Predecessor Company”) and all results for periods including and subsequent to July 1, 2004 are referred to as those of the Reorganized Company (the “Reorganized Company”).
          The reorganization value of the Company was determined to be $25.3 million based on a discounted cash flow analysis utilizing cash flow projections from the Company’s five-year business plan including a terminal value, and after extensive negotiations among parties in interest. The reorganization value allocated to the Company’s net assets pursuant to SOP 90-7 was $23.3 million, which is net of the $2 million exit financing received from HFS after the Company emerged from bankruptcy (this exit financing was contemplated in the discounted cash flow model utilized to determine the $25.3 reorganization value). The $23.3 million allocated to net assets also excluded $1.4 million in pre-petition liabilities for disputed claims that were not discharged with the initial issuance of stock to creditors upon confirmation of the Plan. The reorganization value was allocated to the Company’s tangible and identifiable intangible assets in conformity with the procedures specified by Financial Accounting Standards Board in Statement of Accounting Standards No. 141, “Business Combinations ” (“FAS 141”) and liabilities were recorded at their net present values. The Company used the results of an independent financial advisory firm’s fair market valuation to value its property and equipment. Inventory and certain software were valued at estimated replacement cost. An independent financial advisory firm was also utilized to value the Company’s intangible assets.
          The excess reorganization value not attributable to specific tangible or identified intangible assets of $19.7 million was recorded as goodwill in accordance with SOP 90-7 and Statement of Financial Accounting Standards No. 141 “Business Combinations” (“FAS 141”). The Company’s business plan assumes significant changes including ongoing development of next generation products and services and a fundamental change to move to a recurring revenue model. The Company’s products and services that existed as of the June 30, 2004 fresh start accounting date are not expected to provide significant cash flows within the Company’s long term business plan. While the Company had begun the development of its next generation AVL product as of June 30, 2004, the product was substantially incomplete. The Company’s primary value is encompassed in its experience and existing infrastructure that could allow the Company to take advantage of anticipated growth in the AVL marketplace. This strategic position is not contractually or legally based and cannot be separated from the business; therefore, such value is reflected in goodwill.
          The effects of the Plan and the application of fresh start accounting as defined by SOP 90-7 on the Predecessor Company’s unaudited consolidated balance sheet through June 30, 2004 is set forth below. It reflects the pro forma effect of the initial discharge of debt and exchange of stock under the Plan, cancellation of the Predecessor Company’s equity, and application of fresh start accounting. The unaudited pro forma balance sheet should be reviewed in conjunction with the corresponding notes and the audited consolidated financial statements contained herein (in thousands).

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2004
(in thousands)

	Predecessor	Debt Discharge		Reorganized
	Company	and Exchange	Fresh Start	Company
	June 30, 2004	of Stock (a)	Adjustments (b)	June 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,626			$2,626
Restricted cash	439			439
Accounts receivable, net	2,762			2,762
Inventories	783			783
Deferred product costs — current portion	1,153		(36)	1,117
Lease receivables and other current assets, net	973	(69)		904

Total current assets	8,736	(69)	(36)	8,631
Property and equipment, net	2,797		259	3,056
Deferred product costs — non-current portion	1,410		(264)	1,146
Goodwill	—		19,724	19,724
License right, net	2,707		(1,429)	1,278
Other intangible assets	—		1,220	1,220
Lease receivables and other assets, net	1,206	(40)		1,166

Total assets	$16,856	$(109)	$19,474	$36,221

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities not subject to compromise:
Accounts payable	$137	$2,283		$2,420
Deferred product revenues — current portion	2,757		(107)	2,650
Accrued expenses and other current liabilities	3,309	2,061		5,370

Total current liabilities not subject to compromise	6,203	4,344	(107)	10,440
Liabilities subject to compromise	22,315	(22,315)		—
Long-term liabilities not subject to compromise:
Deferred product revenues — non-current portion	4,066		(750)	3,316
Other non-current liabilities	257	309		566

Total long-term liabilities not subject to compromise	4,323	309	(750)	3,882

Total liabilities	32,841	(17,663)	(857)	14,322

Total stockholders’ equity (deficit)	(15,985)	17,554	20,331	21,900

Total liabilities and stockholders’ equity	$16,856	$(109)	$19,474	$36,221

(a)	To record the discharge or reclassification of prepetition obligations related to long-term debt, other liabilities, and equity and the issuance of 7,000,000 shares of new common stock to creditors and old equity holders. Also includes the issuance of 350,000 shares of restricted stock to executives approved under the Plan, and the write off of the remaining unamortized prepaid loan fees and debt discount related to the discharged long-term debt. The cancellation of the Company’s pre-reorganization equity includes the reversal of the $20.3 million gain on the fresh start adjustment of assets and liabilities to fair value as well as the reversal of the $0.2 million gain on discharge of liabilities subject to compromise.

(b)	To record fresh start adjustments to reflect assets and liabilities at fair value. Management used an expected present value technique, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk-free rate are used, to estimate the fair value of the VMI license right. Deferred product revenue and the related deferred product costs were adjusted to fair value based on present value calculations utilizing appropriate current interest rates. As discussed above, the results of an independent financial advisory firm’s fair market valuation was utilized to value property and equipment. Inventory and certain software were valued at estimated replacement cost. An independent financial advisory firm was also utilized to value the Company’s identifiable intangible assets with the excess allocated to goodwill.
Restructuring Expenses and Losses
     Pursuant to SOP 90-7, the Company’s consolidated financial statements for periods including and subsequent to the Chapter 11 petition filing distinguish transactions directly associated with the reorganization from the ongoing operations of the business. Certain expenses, realized gains and losses and provisions for losses resulting from the reorganization and restructuring of the business are reported separately as reorganization items. Total reorganization expenses and losses incurred by the Company are as follows (in thousands):

			Predecessor
	Reorganized Company		Company
	For the twelve	For the two	For the ten
	months ended	months ended	months ended
	August 31, 2005	August 31, 2004	June 30, 2004
Professional fees	$90	$127	$1,793
Losses on rejection of executory contracts, unexpired leases and other claims		—	1,324
Other restructuring expenses, losses and adjustments	(68)	12	267

Total restructuring expenses and losses	$22	$139	$3,384

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
     On July 22, 2002, after approval from its majority shareholder, Minorplanet Systems PLC, the Company’s name was changed from @Track Communications Inc. to Minorplanet Systems USA, Inc. On July 2, 2004, the Company’s name was changed from Minorplanet Systems USA, Inc. to Remote Dynamics, Inc.
     The consolidated financial statements for the ten month period ended June 30, 2004 and the two month period ended August 31, 2004 have been prepared in accordance with SOP 90-7 which provides guidance for financial reporting by entities that have filed petitions under the Bankruptcy Code and have reorganized in accordance with the Bankruptcy Code. As a result of the application of fresh start accounting, the Company’s financial results for the twelve months ended August 31, 2004 include two different bases of accounting and, accordingly, the operating results and cash flows of the Reorganized Company and the Predecessor Company are separately presented. The Reorganized Company’s consolidated financial statements are not comparable with those of the Predecessor Company’s.
     The Predecessor Company’s consolidated financial statements presented herein include those of Remote Dynamics Inc., formerly known as Minorplanet Systems USA, Inc., and its wholly owned subsidiaries: HighwayMaster of Canada, LLC, Caren (292) Limited and Minorplanet Systems USA Limited. Caren (292) Limited and Minorplanet Systems USA Limited were merged into Remote Dynamics, Inc. on the Effective Date of the Plan and cease to exist as separate entities. The Reorganized Company’s consolidated financial statements presented herein include those of Remote Dynamics Inc., and its wholly owned subsidiaries: HighwayMaster of Canada, LLC and RD Technologies, Inc. which was newly formed upon emergence from bankruptcy. All significant intercompany accounts and transactions have been eliminated in consolidation.
Estimates Inherent in the Preparation of Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
     The Company recognizes revenue when earned in accordance with the applicable accounting literature including: EITF No. 00-21, “Revenue Arrangements With Multiple Deliverables”, Statement of Position 97-2, “Software Revenue Recognition”, and Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial

Statements”, as amended by Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”. Revenue is recognized when the following criteria are met: there is persuasive evidence that an arrangement exists, delivery has occurred and all obligations under such arrangement have been fulfilled, the price is fixed and determinable and collectibility is reasonably assured.
     Initial sale proceeds received under multiple-element sales arrangements that require the Company to deliver products and services over a period of time and which are not determined by the Company to meet certain criteria are deferred. All REDIview and VMI sales proceeds related to delivered products are deferred and recognized over the contract life that typically ranges from one to five years. Product sales proceeds recognized under this method are portrayed in the accompanying Condensed Consolidated Statement of Operations as “Ratable product revenues.” The related deferred revenue is classified as a current and long term liability on the Condensed Consolidated Balance Sheets under the captions “Deferred product revenues – current portion” and “Deferred product revenues non-current portion.” If the customer relationship is terminated prior to the end of the customer contract term, such deferred sales proceeds are recognized as revenue in the period of termination. Under sales arrangements, which initially meet the earnings criteria described above, revenues are recognized upon shipment of the products or upon customer acceptance of the delivered products if terms of the sales arrangement give the customer the right of acceptance. Sales arrangements recognized upon initial delivery and acceptance relate primarily to products delivered under the service vehicle contract with SBC.
     Service revenue generally commences upon product installation and customer acceptance and is billed and recognized during the period such services are provided.
     The Company provides lease financing to certain customers of its REDIview and VMI products. Leases under these arrangements are classified as sales-type leases or operating leases. These leases typically have terms of one to five years, and all sales type leases are discounted at interest rates ranging from 14% to 18% depending on the customer’s credit risk. The net present value of the lease payments for sales-type leases is recognized as product revenue and deferred under the Company’s revenue recognition policy described above. Income from operating leases is recognized ratably over the term of the leases.
Shipping and Handling Fees and Costs
     The Company records amounts billed to customers for shipping and handling and related costs incurred for shipping and handling as components of “Product revenues” and “Cost of product revenues” respectively.
Deferred Product Costs
     The Company defers certain product costs (generally consisting of the direct cost of product sold and installation costs) for its sales contracts determined to require deferral accounting because revenue is recognized ratably over the contract period. The deferred costs are classified as a current and long term asset on the balance sheet under the captions Deferred product costs – current portion and Deferred product costs non-current portion. Such costs are recognized over the longer of the term of the service contract or the estimated life of the customer relationship and are portrayed in the accompanying Consolidated Statements of Operations as “Ratable product costs.” Such terms range from one to five years. If the customer relationship is terminated prior to the end of the estimated customer relationship period, such costs are recognized in the period of termination.
Financial Instruments
     The Company considers all liquid interest-bearing investments with a maturity of ninety days or less at the date of purchase to be cash equivalents. Short-term investments mature between ninety days and one year from the purchase date. Cost approximates market for all classifications of cash and short-term investments; realized and unrealized gains and losses were not material during years ended August 31, 2005 and 2004, respectively.
     The carrying amount of cash and cash equivalents, accounts receivable, notes payable, accounts payable and accrued liabilities approximates fair value because of their short-term maturity.

Trade Receivables — Allowance for Doubtful Accounts
     The Company uses estimates in determining the allowance for doubtful accounts based on historic collection experience, current trends and a percentage of the accounts receivable aging categories. In determining these percentages the Company reviews historical write-offs, including comparisons of write-offs to provisions for doubtful accounts and as a percentage of revenues and monitors collections amounts and statistics. The Company believes the allowance for doubtful accounts as of August 31, 2005 and 2004 were adequate. However, actual write-offs might exceed the recorded allowance (in thousands).

	For the Years Ended
	August 31,	August 31,
	2005	2004
Beginning balance	$162	$246
Additions	165	387
Deductions	(129)	(471)

Ending balance	$197	$162

     The Company’s bad debt expense as a percent of total revenues was 1.1% for the year ended August 31, 2005, 3.4% for the two months ended August 31, 2004, and 4.6% for the ten months ended June 30, 2004.
Business and Credit Concentrations
     The Company continuously monitors collections and payments from its customers and maintains a provision for estimated accounts receivable that may eventually become uncollectible based upon historical experience and specific customer information. There is no guarantee that the Company will continue to experience the same credit loss history in future periods. If a significant change in the liquidity or financial condition of a large customer or group of customers were to occur, it could have a material adverse affect on the collectibility of accounts receivable and future operating results.
     During the year ended August 31, 2005, and the two months ended August 31, 2004, and the ten months ended June 30, 2004, SBC and Aether Systems accounted for approximately 73%, 73% and 70%, respectively, of total revenues.
Inventories
     Inventories consist primarily of component parts and finished products that are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. The Company records a write-down for excess and obsolete inventory based on usage history and specific identification criteria.
Property and Equipment
     Property and equipment of the Predecessor Company, prior to fresh start accounting adjustments, were stated at cost and depreciated on a straight-line basis over the estimated useful lives of the various classes of assets, which generally ranged from two to seven years. After fresh start accounting adjustments, the new fair value of property and equipment is being depreciated on a straight-line basis over the estimated applicable remaining useful lives which generally ranged from one to seven years. Maintenance and repairs are charged to operations.
Valuation of Long-Lived Assets
     Management evaluates the recoverability of the Company’s long-lived assets under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ SFAS 144”).

SFAS 144 requires management to review for impairment of its long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value. Impairment evaluations involve management estimates of asset useful lives and future cash flows. When such an event occurs, management estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset and the carrying amount of the asset exceeds its fair value, an impairment loss is recognized. Management utilizes an expected present value technique, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk-free rate are used, to estimate fair value of the asset.
     Management assesses the impairment in value to its long-lived assets whenever events or circumstances indicate that the carrying value may not be recoverable. Significant factors, which would trigger an impairment review, include the following:
•	significant negative industry trends,

•	significant changes in technology,

•	significant underutilization of the asset, and

•	significant changes in how the asset is used or is planned to be used.
Research and Development Costs
     The Company expenses research and development costs as incurred. During the year ended August 31, 2005, the two months ended August 31, 2004 the ten months ended June 30, 2004, and the year ended August 31, 2003, the Company expensed $529,000, $183,000, $1,236,000 and $1,000,000 respectively in research and development costs associated with new product development. All research and development costs are reflected in “Engineering expenses” in the Consolidated Statements of Operations.
Capitalized Software Costs
     In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, software development costs that meet certain capitalization requirements are capitalized. Such costs consist of software acquired for internal use. Additions to capitalized software during the year ended August 31, 2005, the two months ended August 31, 2004, the ten months ended June 30, 2004, and the year ended August 31, 2003 were $545,000, $129,000, $352,000, and $213,000, respectively. Amortization expense on capitalized software during the year ended August 31, 2005, the two months ended August 31, 2004, the ten months ended June 30, 2004, and the year ended August 31, 2003 was $114,000, $6,000, $59,000, and $50,000, respectively.
VMI License Right
     In June of 2001, the Company received a 99-year exclusive license right to market, sell and operate Minorplanet UK’s VMI technology in the United States, Canada and Mexico. The license covered rights to existing technologies of Minorplanet UK as well as any future developments. In addition, the Company agreed to pay an annual fee of $1,000,000 to aid in funding research and development of future products covered by the license rights. Based on the Company’s evaluation of the useful life of the existing technology, probability of future developments to bring new products to market and projected cash flows from these products, the license right was initially being amortized over a 15-year life.
     Management accounts for the VMI license right in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). The license right was acquired and valued in the accompanying Consolidated Balance Sheet as an asset purchase at an amount which reflected the fair value of the common stock issued by the Company based on the market price of the Company’s common stock on the date of consummation of the transaction ($1.60 per share on June 21, 2001), plus the incremental direct costs incurred.

          The Company notified Minorplanet UK that it intended to reject the VMI license as part of its plan of reorganization and initiated negotiations with Minorplanet UK for a temporary use license to market and sell the VMI product until the Company’s Next Generation Product is commercially available to ensure a smooth transition to the Next Generation Product. On June 14, 2004, the Bankruptcy Court approved a Compromise and Settlement Agreement (the “Agreement”) by and among the Company and Minorplanet Limited and Minorplanet UK regarding the license agreement for the VMI technology which allows the Company to use, market and sell the VMI technology until December 31, 2004. The material terms of the VMI Settlement Agreement include the following:
(1)	On June 30, 2004, the VMI license agreement converted to a nonexclusive license until December 31, 2004 when it shall terminate.

(2)	From the period beginning June 30, 2004 through December 31, 2004, the territory in which the Company may market, sell and use the VMI system shall be reduced to the following metropolitan areas: Los Angeles, California; Atlanta, Georgia; Dallas, Texas; and Houston, Texas.

(3)	On July 31, 2004, the Company shall no longer use the name, “Minorplanet,” nor any derivative thereof, and shall remove and refrain from using any references to said name.

(4)	The Company provided Minorplanet Limited, at no cost, 100 AEM 3000 VMI units to USA specifications with accompanying special tariff SIM’s for T-Mobile.

(5)	Subsequent to December 31, 2004, the Company has the right to use the VMI software internally for the sole purpose of satisfying its warranty, service and support obligations to its existing VMI customer base.

(6)	Minorplanet Limited was allowed a general unsecured claim in the amount of $1,000,000 in Limited’s bankruptcy case no. 04-31202-SAF-11. On the Effective Date, Minorplanet Limited released and waived its administrative claim and, as of such date, waived any future R&D fees due under Section 16.4 of the VMI license agreement.

(7)	The Company provided to Minorplanet Limited and Minorplanet UK a general release of any and all claims which could have been asserted against Minorplanet Limited or Minorplanet UK by the Company.
          On January 6, 2005, the Company and Minorplanet Limited entered into an Addendum to Compromise and Settlement Agreement (the “Addendum”) which granted the Company the right to continue to market and sell the VMI product line to the Company’s existing VMI customers. Although the Company has ceased actively marketing and selling the VMI product, the Addendum allows the Company to fulfill VMI product orders from existing VMI customers.
          SFAS 144 requires management of the Company to review for impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value. Thus, management used an expected present value technique, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk-free rate are used, to estimate the fair value of the VMI license right and recognized an impairment loss of $28.8 million during the ten month period ended June 30, 2004. Based on updated sales and cash flow forecasts, the Company later recorded a $1.4 million fresh start accounting adjustment to reflect the fair value of the license right at $1.3 million at June 30, 2004. At August 31, 2005, the Company recorded a $0.2 million adjustment to further reflect the fair value of the license right based on the Companies revised sales and cash flow forecasts. This new fair value of the license right is being amortized over its expected useful life of twenty-two months.
          At August 31, 2005, the carrying value of the license right was $0.6 million. Excluding the impairment loss, amortization of the license right charged to expense through the Company’s VMI segment during the year ended August 31, 2005, two months ended August 31, 2004 and the ten months ended June 30, 2004 was $0.4 million, $0.1 million and $2.0 million, respectively. Amortization of the license right charged to expense during the year ended August 31, 2003 was $2.6 million.

Goodwill and Other Intangibles
     Upon implementation of fresh start accounting as of June 30, 2004, the Reorganized Company recorded goodwill and other intangible assets and therefore applied provisions of SFAS 142 that requires that goodwill not be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Intangible assets that are not deemed to have indefinite lives are amortized over their estimated useful lives.
     In accordance with SFAS 144, management tests for impairment losses on intangible assets with determinable lives consistent with the policies discussed above in “Valuation of Long-Lived Assets”. Goodwill is tested for impairment on an annual basis, or between annual tests if it is determined that a significant event or change in circumstances warrants such testing, in accordance with the provisions of SFAS 142 which requires a comparison of the carrying value of goodwill to the fair value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of goodwill, an adjustment to the carrying value of goodwill is required. The Company completed its annual impairment test for the fiscal year ended August 31, 2004 and determined no impairment of its Goodwill existed at that time.
     Since its launch of the REDIview product line in January of 2005, the Company has experienced significant competition in the marketplace which has eroded its price points and prevented the Company from achieving its sales targets with sales cycles for large accounts proving to be much longer and complex than originally anticipated. Thus, in response to current market conditions, the Company further revised its business plan modifying the Company’s pricing structure, its sales and marketing approach and added new feature sets to its REDIview product line to ensure that the Company remains competitive in the marketplace. The Company has significantly reduced its future projected cash flows from previous projections. The Company performed its annual test for Goodwill impairment utilizing an income approach, a discounted future cash flow analysis and an analysis of market multiples to determine its Goodwill was impaired by an estimated $9.6 million. Goodwill was written off by $9.6 million representing the estimated impairment.
Advertising Costs
     Advertising costs are expensed as incurred. During the year ended August 31, 2005, the two months ended August 31, 2004, the ten months ended June 30, 2004, and the year ended August 31, 2003, the Company expensed $203,000, $5,000, $32,000, and $20,000 respectively, in advertising costs that are reflected in “Sales and marketing expenses” in the Consolidated Statements of Operations.
Income Taxes
     Deferred income taxes are calculated using an asset and liability approach wherein deferred taxes are provided for the tax effects of basis differences for assets and liabilities arising from differing treatments for financial and income tax reporting purposes. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
Stock Based Awards
     The Predecessor Company applied the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for its stock option plans. Accordingly, compensation expense was recorded at the date of grant only if the current market price of the underlying stock exceeded the exercise price. All pre-existing common stock and other equity interests (including but not limited to warrants, stock options and anti-dilutive rights), outstanding as of the Effective Date of the Plan were extinguished. As of August 31, 2005 and 2004, no stock options had been issued by the Reorganized Company.
     Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Predecessor Company elected to continue to apply the intrinsic-value based method of accounting described above, and adopted the disclosure requirements of SFAS 123. In accordance with the provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” pro forma net loss and net loss per share disclosures, as if the Company recorded compensation expense based on the fair value of stock-based awards, are presented below (in thousands, except per share data):

			Predecessor
	Reorganized Company		Company
	Year	Two Months	Ten Months
	Ended	Ended	Ended
	August 31,	August 31,	June 30,
	2005	2004	2004
Net loss attributable to common stockholders, as reported	(16,031)	(541)	(17,238)
Add: Stock-based employee compensation expense included in reported net income	—	—	2
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards	—	—	(428)

Net loss, pro forma	$(16,031)	$(541)	$(17,664)

Net loss per share — basic and diluted As reported	$(2.47)	$(0.08)	$(1.78)
Pro-forma	$(2.47)	$(0.08)	$(1.83)

Weighted average number of common shares outstanding:
Basic and diluted	6,498	6,505	9,671
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants during the years as follows (there were no option grants during the year ended August 31, 2005, two months ended August 31, 2004, and the ten months ended June 30, 2004).

Predecessor
Company
Year Ended
August 31,
2003
Dividend	—
Expected volatility	96.60%
Risk free rate of return	3.02%
Expected life in years	4.5
Restricted Stock
     On July 2, 2004, in accordance with the plan of reorganization, the Company adopted the Restated 2004 Management Incentive Plan (the “Incentive Plan”). The Incentive Plan allows for the issuance of up to 700,000 restricted shares of common stock to management. As of August 31, 2005 and 2004, 525,000 and 450,000 shares, respectively, of restricted stock had been issued to certain members of the senior management for the Company. These grants vest based on the achievement of specific corporate performance targets over a three-year period and are subject to forfeiture if such performance targets are not achieved. These restricted shares will be accounted for in accordance with variable plan accounting, which requires that the fair value of the shares be measured and charged to the income statement upon determination that the fulfillment of the performance criteria has been met or is probable. The Company did not record any compensation expense associated with these restricted shares during year ended August 31, 2005 or the two-month period ended August 31, 2004 as no vesting had occurred.
Earnings Per Share & Reverse Stock Split
     The Company computes loss per share in accordance SFAS No. 128, “Earnings Per Share.” Net loss per basic share was computed by dividing net loss by the weighted average number of shares outstanding during the respective periods. Diluted earnings per share is computed using the “Treasury Stock Method.” The Company’s potentially dilutive securities have been excluded from the weighted average number of shares outstanding, since their effect would be anti-dilutive.
     Loss per share amounts for all periods presented have been restated to reflect the reverse stock split effected December 3, 2003. Unless otherwise noted, all shares presented have also been adjusted for the reverse stock split (in thousands, except per share).

	Reorganized	Reorganized	Predecessor
	Company	Company	Company
	Year ended	Two Months	Ten Months
	August 31,	Ended August 31,	Ended June 30,
	2005	2004	2004
Net loss applicable to common stockholders:	$(16,031)	$(541)	$(17,238)

Weighted average number of common shares outstanding:
Weighted average number of common shares outstanding, net of treasury shares — Basic EPS	6,498	6,505	9,671
Additional weighted average shares for assumed exercise of stock options, net of shares assumed to be repurchased with exercise proceeds	—	—	—

Weighted average number of common shares outstanding, net of treasury shares — Diluted EPS	6,498	6,505	9,671

Net loss per common share applicable to common stockholders:

Basic and diluted EPS	$(2.47)	$(0.08)	$(1.78)

     The securities listed below were not included in the computation of diluted loss per share as the effect from their conversion would have been antidilutive:

	Reorganized	Reorganized	Predecessor
	Company	Company	Company
	Year ended	Two Months	Ten Months
	August 31,	ended August 31,	ended June 30,
	2005	2004	2004 (a)
Restricted stock ( not vested)	525,000	450,000	—
Convertible note payable	689,655	689,655	—
Outstanding stock options	—	—	323,345
Outstanding warrants to purchase common stock	1,125,000	—	33,150
Warrants issued subsequent to year-end	2,366,667	—	—

(a)	All equity interests in the Predecessor Company (including but not limited to warrants, stock options, and anti-dilutive rights), outstanding as of the July 2, 2004 effective date of the plan of reorganization were extinguished.
Reporting Comprehensive Income
     The accompanying consolidated financial statements do not include any items of other comprehensive income, other than net loss.

New Accounting Standards
     In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs— an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.
     In December of 2004, the Financial Accounting Standards Board (“FASB”) issued FAS 123R which is effective for reporting periods beginning after June 15, 2005. FAS 123R applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. The Company will adopt FAS 123R in the required period and apply the standard using the modified prospective method, which requires compensation expense to be recorded for new and modified awards. For any unvested portion of previously issued and outstanding awards, compensation expense is required to be recorded based on the previously disclosed FAS 123 methodology and amounts. Prior periods presented are not required to by restated. FAS 123R may require the Company to reflect the tax savings resulting from tax deductions in excess of expense reflected in its financial statements as a financing cash flow. FAS 123R may have a material impact on the Company’s future consolidated financial statements.
     In June of 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (“SFAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FASB stated that SFAS 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Unless early adoption is elected, SFAS 154 is effective for fiscal years beginning after December 15, 2005. Early adoption is permitted for fiscal years beginning after June 1, 2005. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The Company does not believe that the adoption of SFAS 154 will have a material effect on its results of operations or financial position.
4. SALE OF ASSETS
     On March 15, 2002, the Company completed the Sale to Aether. As consideration for the Sale, the Company received $3 million in cash, of which $0.8 million was held in escrow as of August 31, 2002 and later released to the Company during the fiscal year ended August 31, 2003 after certain conditions were met by the Company. The Company also received a note for $12 million payable, at the option of Aether, in either cash or convertible preferred stock in three equal installments of $4 million on April 14, May 14, and June 14, 2002. The consideration for the Sale was determined through arms-length negotiation between the Company and Aether. Aether later paid cash in lieu of preferred stock for each of the three $4 million installments.
     Proceeds from the Sale to Aether totaled $15 million, of which $12.2 million was allocated to deferred service revenue and reflected the estimated fair value of services to be provided to Aether net of cash reimbursements from Aether under the terms of the agreement. The remaining proceeds were allocated to consideration for assets sold, net of transaction costs, and no gain or loss resulted from the sale. The deferred service revenue is being recognized, based on the number of active network service subscriber units, over the term of the agreement with Aether that was initially scheduled to expire in September of 2003. In July of 2003, the term of the agreement with Aether was extended through January of 2005. On July 7, 2004, the Company and Aether further amended their transition services agreement to extend the transition services term through April 30, 2005 with such transition services term continuing thereafter on a month-to-month basis unless terminated by either party on sixty (60) days prior written notice. On July 1, 2005, Aether provided the Company with written notice of its intent under the existing Transition Services Agreement to no longer require the Company to provide network services for the HighwayMaster HM 5000 network subscribers which have not yet transitioned to the Aether product/service, to be effective August 31, 2005. In accordance with Aether’s request, effective August 31, 2005, the Company ceased providing network services to all HighwayMaster HM 5000 network subscribers. Aether also requested that the Company continue to provide certain information technology services to Aether under the Transition Services Agreement.
5. CHANGE IN FISCAL YEAR END
     The Company’s board of directors passed a resolution effective March 3, 2005 changing the Company’s fiscal year end from August 31 to December 31. The Company will file a transition report on Form 10-K for the period beginning September 1, 2005 and ending December 31, 2005 within the required 90-day period following December 31, 2005. With this fiscal year end change, the Company returns to a traditional December 31 fiscal year end. In May of 2002, the Company had changed its fiscal year end from December 31 to August 31 to match the fiscal year of its former majority stockholder. In accordance with SEC rules, the Company expects to file a quarterly report on Form 10-Q for the fiscal quarter ending November 30, 2005 and an annual report on Form 10-K for the fiscal year ending December 31, 2005.
6. CASH AND CASH EQUIVALENTS
     Cash and cash equivalents consist of the following (in thousands):

	August 31,	August 31,
	2005	2004
Cash	$498	$494
Money market accounts	5	818

Cash and cash equivalents	$503	$1,312

     In addition to the above cash and cash equivalents, as of August 31, 2004 the Company had $439,000 in restricted cash held in escrow accounts on behalf of the Company by third parties that provided professional services during the bankruptcy proceedings. The Bankruptcy Court approved payment for such professional services during January of 2005.
7. INVENTORIES
     Inventories consist of the following (in thousands):

	August 31,	August 31,
	2005	2004
Complete systems	$622	$459
Component parts	169	215

	$791	$674

8. PROPERTY AND EQUIPMENT

	August 31,	August 31,
	2005	2004
Network service center	$720	$685
Machinery and equipment	163	158
Software	1,770	955
Leasehold improvements	692	646
Vehicles, computer equipment, and other equipment	1,963	2,019

	5,308	4,463
Less: accumulated depreciation and amortization	(1,565)	(180)

	$3,743	$4,283

     Total depreciation and amortization expense related to property and equipment charged to operations during the year ended August 31, 2005, the two months ended August 31, 2004, and the ten months ended June 30, 2004, was $1,460,000, $187,000 and $1,432,000, respectively.
     As of August 31, 2005 and August 31, 2004, the unamortized portion of internal software costs was $1,425,000 and $920,000, respectively. Amortization of such costs charged to expense during year ended August 31, 2005, the two months ended August 31, 2004, and the ten months ended June 30, 2004, was $310,000, $35,000, and $293,000, respectively. Such costs are included in “Depreciation and amortization” on the Company’s Consolidated Statements of Operations.
9. GOODWILL AND OTHER INTANGIBLE ASSETS
     Upon implementation of fresh start accounting as of June 30, 2004, the Reorganized Company recorded goodwill and other intangible assets and therefore applied provisions of SFAS 142 that requires that goodwill not be amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Intangible assets that are not deemed to have indefinite lives are amortized over their estimated useful lives. Goodwill and other intangible assets consist of the following as of August 31, 2005 (in thousands):

	Reorganized Company
	Balance at			Balance at	Amortization
	August 31,	Accumulated		August 31,	Period
	2004	Amortization	Impairment	2005	(in months)
Goodwill	$19,724	$—	$(9,604)	$10,120	n/a

Other intangibles:
Customer relationships	1,220	(949)		271	4
VMI License Right	1,207	(426)	(201)	580	22
     Total amortization expense for other intangible assets for the year ended August 31, 2005 and the two-month period ended August 31, 2004 was approximately $1,375,000 and $135,000, respectively. Estimated amortization expense for each of the next five fiscal years are as follows: $587,000 and $264,000 for the years ended August 31, 2006 and 2007 and $0 in 2008, 2009 and 2010. Goodwill was impaired $9,604,000 during the year ended August 31, 2005 (see Footnote 3 for details).
10. LEASE RECEIVABLES AND OTHER ASSETS
     The Company provides lease financing to certain customers of its REDIview and VMI products. Leases under these arrangements are classified as sales-type leases or operating leases. These leases typically have terms of one to five years, and all sales type leases are discounted at interest rates ranging from 14% to 18% depending on the customer’s credit risk.
     The net present value of the lease payments for sales-type leases is recognized as product revenue and deferred under the Company’s revenue recognition policy. The components of the net investment in sales-type leases are as follows (in thousands):

	August 31,	August 31,
	2005	2004
Minimum lease payments receivable	$730	$2,359
Less: Allowance for uncollectibles	(98)	(357)

	632	2,002

Less: Unearned interest income	(128)	(559)

Net investment in sales-type leases	$504	$1,443

     The long-term portion of the Net investment in sales-type leases at August 31, 2005 and 2004 was $325,000 and $1,051,000, respectively.
     Total minimum lease payments receivable on sales-type leases as of August 31, 2005 are as follows (in thousands):

Fiscal Year Ending August 31,
2006	$351
2007	241
2008	120
2009	18

Total minimum lease payments receivable	$730

     Income from operating leases is recognized ratably over the term of the leases. Total future minimum rental payments due under operating leases as of August 31, 2005 are as follows (in thousands):

Fiscal Year Ending August 31,
2006	$122
2007	45
2008	2

Total minimum rental payments	$169

     Equipment held under operating leases as of August 31, 2005 and 2004 was $178,000 and $322,000 respectively, net of $21,000 and $7,000 accumulated depreciation, respectively.
     Other assets on the Company’s Consolidated Balance Sheets also include certain prepaid expenses, deposits, and miscellaneous receivables.
11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
     Accrued expenses and other current liabilities consist of the following (in thousands):

	August 31,	August 31,
	2005	2004
Reorganization accruals	$15	$3,087
Notes payable — current portion	584	554
Property, franchise, and other taxes payable	302	326
Accrued warranty costs	160	182
Accrued telecom costs	165	228
Accrued vacation	198	245
Legal, accounting, interest and other accruals	659	713

	$2,083	$5,335

     Reorganization accruals in the above table for the year ended August 31, 2004 include approximately $1.7 million in accrued professional fees related to services provided during the bankruptcy proceedings and approximately $1.4 million in accruals for losses on rejected executory contracts, unexpired leases, and other claims.
Compromise Settlement Agreement
     During the first calendar quarter of 2001, the outsource manufacturer (the “Vendor”) that supplied substantially all of the Company’s finished goods inventory asserted a claim for reimbursement for excess and obsolete inventory purchased in its capacity as the manufacturer of the Company’s products. This claim was disputed by the Company. As a result of this dispute, beginning in April 2001, the Vendor ceased to perform on its contract to provide finished goods inventory and certain other services to the Company. The claims and counterclaims ultimately led to each of the parties filing litigation against the other. The Vendor and the Company executed a Compromise Settlement Agreement on October 9, 2001. The Company recorded a provision of $2.1 million during 2001 and an additional $0.1 million during the eight months ended August 31, 2002 as its estimate of the cost to be incurred to settle this litigation. The remaining unpaid liability of approximately $1.3 million as of the February 2, 2004 bankruptcy petition filing date was discharged in exchange for stock issued under the plan of reorganization soon after the Effective Date.
12. NOTE PAYABLES
Senior Notes of the Predecessor Company
     As part of the Recapitalization in 2001, the Predecessor Company closed an Exchange Offer to the holders of the Senior Notes. The Predecessor Company issued approximately 2,534,000 shares of its common stock (adjusted for the December 2003 reverse stock split) to holders of its Senior Notes who accepted the Exchange Offer, in exchange for the cancellation of Senior Notes with an aggregate principal amount of $80,022,000. The total principal amount of Senior Notes that remained outstanding as of August 31, 2003 was $14,333,000 and it was recorded at the accreted value of $14,208,000. The Senior Notes had an effective interest rate of 14.1%.
     In accordance with the Company’s Plan, soon after the Effective Date, the Reorganized Company issued 4,495,670 shares of common stock to holders of the Senior Notes in exchange for the discharge of the $14,333,000 in Senior Notes plus approximately $750,000 in interest accrued through the February 2, 2004 bankruptcy petition filing date.
HFS Note Payable
     On June 24, 2004, the Company entered into a Second Amended Letter Agreement (the “Letter Agreement”) with HFS Minorplanet Funding LLC and other accredited investors which it represents (“HFS”), subject to bankruptcy court approval, for the provision of $1.575 million in exit financing to the Company in accordance with the Committee Settlement. On June 29, 2004, the Bankruptcy Court entered an order approving an exit credit facility to be provided by HFS to the Company in the amount of $1.575 million (the “Exit Financing”). On June 29, 2004, the Company and HFS closed on the Exit Financing. Upon funding, the Company agreed to issue a $1.575 million convertible promissory note to HFS with the principal balance being due 36 months from the date of funding, with an annual interest rate of 12 percent. HFS was required to provide the funding within 21 days of the June 29, 2004 closing.
     On July 20, 2004, the Company amended the Exit Financing by entering into and consummating a Third Amended Letter Agreement (the “Third Amended Agreement”) with HFS increasing the amount of the financing from $1.575 million to $2.0 million issuing a $2.0 million convertible promissory note to HFS with the principal balance being due 36 months from the date of funding, with an annual interest rate of 12 percent (the “Note”). Upon issuance of the Note, HFS provided the $2 million funding to the Company less a commission in the amount of $80,000 representing four percent (4%) of the loan proceeds.
     Pursuant to the Third Amended Agreement, HFS, may at any time demand repayment of such portion of the accrued interest and unpaid principal on the Note in such number of shares of common stock, based upon a fixed conversion price of $2.90 per share of common stock, if converted in year 1 of the repayment of the Note or a fixed conversion price of $3.08 per share of common stock if converted subsequent to year 1 of the repayment of the Note, whose aggregate value equals the amount of accrued interest and principal being repaid.
     Pursuant to the Third Amended Agreement, the Company’s Board of Directors must execute any documents or instruments or pass any corporate resolutions necessary to appoint to the Board of Directors of the Company one additional director designated by HFS (“Additional Designee”) unless such appointment would cause the Company to violate the independent director requirements, based on the written advice of legal counsel, as set forth in the rules and regulations of the NASDAQ Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “SOX”) and the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the SOX. This Additional Designee shall serve on the Company’s Board of Directors until the promissory note is repaid in cash or repaid by conversion to common stock.
     Accordingly, Stephen CuUnjieng, the President of HFS, was appointed to the Company’s Board of Directors effective July 13, 2004 as the Additional Designee pursuant to the Letter Agreement. Mr. CuUnjieng was employed by the Company as Director of Strategic Finance from January 30, 2004 until December 31, 2004,. Mr. CuUnjieng is a controlling partner in HFS.
SDS Note Payable
     On May 31, 2005, the Company consummated a bridge loan and security agreement with SDS in which the Company issued a promissory note in the amount of $1.75 million to SDS. The bridge note is secured by the assets of the Company, bears interest at 8% per annum and is due and payable on Sept. 30, 2005. The bridge note automatically exchanges into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share, subject to approval of the Company’s stockholders. The Company’s stockholders approved the exchange of the bridge note into common stock warrants during the Company’s August 31, 2005 annual stockholders meeting. In connection with the sale of Series B convertible preferred stock described Note 18 below, the bridge note was extinguished and exchanged for the stock purchase warrants.
     The following summarizes the Company’s notes payable by maturity dates at August 31, 2005:

Fiscal year ending August 31,
2006	$1,750,000
2007	2,000,000
2008	—
2009	—
2010	—

Total notes payable by maturity date	$3,750,000

Other notes payable

     The Company leases certain vehicles, computer equipment, and other equipment under capital leases. As of August 31, 2005 and 2004, assets under capital leases included in “Property and equipment” on the Company’s Consolidated Balance Sheets, were $1,405,000 and $1,284,000, net of accumulated depreciation of $499,000 and $42,000 respectively.
     The following is a schedule of the Company’s future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of August 31, 2005 (in thousands).

Fiscal year ending August 31,
2006	$484
2007	193
2008	247
2009	—
2010	—

Total minimum lease payments	924

Less: amount representing interest	(50)

Present value of net minimum lease payments	$874

13. INCOME TAXES
     The components of the income tax provision are as follows (in thousands).

	Reorganized Company		Predecessor Company
	Year Ended	Two Months	Ten Months
	Ended August 31,	Ended August 31,	Ended June 30,
	2005	2004	2004
Current:
Federal	$—	$—	$—
State

Deferred:
Federal
State

Income Tax Expense (Benefit)	$—	$—	$—

     Deferred taxes are provided for those items reported in different periods for income tax and financial reporting purposes. The net deferred tax asset has been fully reserved because it is more likely than not the Company will not have the ability to recognize the benefit of the asset in future years. The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets are as follows (in thousands).

	August 31,	August 31,
	2005	2004
Deferred tax assets:
Deferred revenue	803	1,387
Allowance for doubtful accounts	100	176
Other accrued liabilities	73	97
Inventory reserves	106	228
Other reserves	177	190
Other Intangible assets	418	199
License Intangible	9,116	10,264
Net operating loss carryforwards	66,669	66,225

Gross deferred tax assets	77,462	78,766
Valuation allowance	(76,977)	(70,920)

Net deferred tax assets	485	7,846

Deferred tax liabilities:
Depreciation	(363)	(448)
Fresh Start Identified Intangibles	(122)	(7,398)

Gross deferred tax liabilities	(485)	(7,846)

Net deferred tax asset	$—	$—

     There was a net increase in the valuation allowance of $6.1 million during the twelve months ended August 31, 2005.
     The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference summarized below (in thousands).

			Predecessor
	Reorganized Company		Company
	Year Ended	Two Months	Ten Months
	Ended August 31,	Ended August 31,	Ended June 30,
	2005	2004	2004
Income tax at federal statutory rate	$(5,325)	$(184)	$(5,861)
Valuation allowance	6,109	182	6,638
Other	(784)	2	(777)

Provision for income taxes	$—	$—	$—

     At August 31, 2005, the Company had net operating loss carryforwards aggregating approximately $196.1 million that expire in various years between 2009 and 2025. The utilization of these net operating losses will be limited pursuant to Internal Revenue Code Section 382 and may cause some amount of the carryforwards to expire unutilized.
14. STOCKHOLDERS’ EQUITY INSTRUMENTS AND RELATED MATTERS
Common and Preferred Stock
     As of August 31, 2003, the Company had 9,684,992 shares of common stock issued and 9,669,832 shares of common stock outstanding, adjusted to reflect the reverse stock split in the ratio of one share of post-split common stock for every five shares of pre-split common stock that the Company effected on December 3, 2003. One share of Series E Preferred Stock was issued and outstanding at August 31, 2003. All equity interests in the Predecessor Company were extinguished as of the July 2, 2004 Effective Date of the plan of reorganization.

     As of August 31, 2004 the Company had 50,000,000 shares of common stock authorized, par value $0.01, and 2,000,000 shares of preferred stock authorized, par value $0.01. The Company had 7,450,000 common stock shares issued and 6,520,052 shares outstanding. No preferred shares were issued or outstanding at August 31, 2004.
     As of August 31, 2005 the Company had 50,000,000 shares of common stock authorized, par value $0.01, and 2,000,000 shares of Series A preferred stock authorized, par value $0.01. The Company had 8,255,785 common stock shares issued and 7,325,937 shares outstanding. The Company had 5,000 Series A preferred shares issued and outstanding as described below.
Series A Convertible Preferred Stock
     On October 1, 2004, the Company closed the sale of 5,000 shares of Series A convertible preferred stock (“Series A convertible preferred stock”), with each preferred share having a face value of $1,000, for a total purchase price of $5,000,000, on October 1, 2004. Net cash proceeds received by the Company were $4.6 million after payment of expenses. The Series A convertible preferred stock is convertible into shares of the Company’s common stock at a conversion price of $2.00 per share. The Company sold the Series A Preferred Stock to SDS Capital Group SPC, Ltd (“SDS”) pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated October 1, 2004, by and between the Company and SDS. The Series A Preferred Stock was issued to SDS pursuant to the exemption from the registration requirements of the Securities Act of 1933 as amended, provided by Regulation D promulgated thereunder.
     In addition to the above pricing and number of the securities sold, the Securities Purchase Agreement also provides that the Company shall use the proceeds from this offering only for general corporate purposes and working capital. The Company further agreed to (i) timely file the with SEC all reports required to be filed by it under the Securities Exchange Act of 1934, (ii) reserve 5,000,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock and upon exercise of the warrants described below, (iii) use commercially reasonable efforts to maintain the listing of the Common Stock on the Nasdaq SmallCap Market, and (iv) not redeem, repurchase or declare or pay any cash dividend on any shares of capital stock. The Company further granted SDS the right to participate in the future issuance of equity or equity-linked securities of the Company for a period of 12 months after the closing of the Series A Preferred Stock issuance. The Company also agreed to indemnify SDS from damages it incurs (A) as a result of any breach of the representations, warranties and covenants contained in the Securities Purchase Agreement or in the related transaction documents by the Company or (B) as a result of a cause of action brought by a third-party resulting from (1) the execution of the transaction documents, (2) any transaction financed by the use of proceeds or (3) the status of SDS as a holder of the Company’s securities.
     The terms of the Series A Preferred Stock are set forth in the Certificate of Designation, Preferences and Rights, the most significant of which are as follows:
     Ranking. The Series A Preferred Stock ranks senior to the Company’s Common Stock with respect to payment of dividends and amounts upon any liquidation, dissolution or winding up of the Company.
     Dividends. Dividends accrue from the date of issuance of the Series A Preferred Stock through October 1, 2006, and will be cumulative from such date, whether or not in any dividend period or periods such dividends are declared. Holders of shares of Series A Preferred Stock will be entitled to receive out of funds legally available therefore, cumulative cash dividends payable in an amount equal to 8% per year. During the year ended August 31, 2005, the Company paid cash dividends in the amount of $368,000.
     Conversion Rights. Each holder of Series A Preferred Stock has the right to convert its shares of Series A Preferred Stock into shares of the Company’s Common Stock at a conversion price of $2.00 per share of Common Stock. The conversion price shall be adjusted in the event of stock splits, stock dividends and similar distributions and events affecting all of the Company’s common stockholders on a pro rata basis so that the conversion price is proportionately increased or decreased to reflect the event. In addition, if there is a change of control (as discussed below), then each holder of Series A Preferred Stock has the right to receive upon conversion, in lieu of Common Stock otherwise issuable, such shares of stock, securities or other property as would have been issued or payable in such change of control with respect to the number of shares of Common Stock which would have been issuable upon conversion had such change of control not taken place (subject to appropriate revisions to preserve the economic value of the Series A preferred shares before the change of control). The Company has to give 10 days notice to the holders of our Series A Preferred Stock before it may effect any “Change of Control” (as defined below). In no event can any holder of Series A Preferred Stock beneficially own or have the right to vote more than 4.99% of the Company’s outstanding shares of common stock at any given time regardless of how the holder of the Series A Preferred Stock obtained such shares.
     For purposes of the Series A Preferred Stock, a “Change of Control” means any sale, transfer or other disposition of all or substantially all of the Company’s assets, the adoption of a liquidation plan, any merger or consolidation where the Company is not the surviving entity with the Company’s capital stock unchanged, any share exchange where all of the Company’s shares of Common Stock are converted into other securities or property, any sale or issuance by the Company granting a person the right to acquire 50% or more of the Company’s outstanding Common Stock, any reclassification of the Company’s Common Stock, and the first day on which the current members of the Company’s Board of Directors cease to represent at least a majority of the members of the Company’s Board of Directors then serving.
     Redemption Rights of the Company. If, at any time after October 1, 2005 and before October 1, 2008, during a period of at least twenty (20) consecutive trading days (a) the closing trading price of the Company’s Common Stock is at least 200% of the conversion price then in effect and (b) the trading volume and trading price of the Company’s Common Stock result in a product of at least $350,000 on each trading day, then the Company shall have the right to redeem all shares of Series A Preferred Stock then outstanding at a price per share equal to 200% of the face amount of such shares, plus all accrued and unpaid dividends thereon through the closing date of such redemption.
     Voting Rights and Limitations. Except as otherwise provided in the Certificate of Designation and as otherwise required by the Delaware General Corporation Law, each holder of Series A Preferred Stock has the right to vote on all matters before the common stockholders on an as-converted basis voting together with the common stockholders as a single class. This voting right is subject to the limitation that in no event may a holder of shares of Series A Preferred Stock (or warrants discussed below) have the right to convert shares of Series A Preferred Stock into shares of the Company’s Common Stock or to dispose of any shares of Series A Preferred Stock to the extent that such right to effect such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 4.99% of the Company’s then outstanding shares of Common Stock. The holders of a majority of the Series A Preferred Stock also have the right to appoint one representative to the Company’s Board of Directors and are entitled to designate one observer to the meetings of the Company’s Board of Directors and its committees.
     Warrants Issued to Holder of Series A Preferred Stock. In connection with the issuance of shares of Series A Preferred Stock, the Company also issued to the Series A Preferred Stock holder two warrants to purchase shares of the Company’s common stock.
     With respect to the first warrant (the “Structured Warrant”), the holder has the right to purchase up to 1,000,000 shares of the Company’s Common Stock at an initial exercise price equal to $0.909 per share. The exercise price per share may be adjusted if SBC Services, Inc. and/or its affiliates do not award the Company a contract pursuant to the Request for Quotation for the provision of VTS equipment and service with (a) a minimum term of one year through which the Company will receive a minimum of $10,000,000 in annual gross revenues (determined in accordance with U.S. generally accepted accounting principles) and which contract contemplates the renewal by SBC for at least one additional year, or (b) a minimum term of two years through which the Company will receive a minimum of $10,000,000 in annual gross revenues (determined in accordance with GAAP) (collectively referred to as the “SBC Condition”). If the SBC Condition is not satisfied by November 15, 2004, then the exercise price shall be equal to 75% of the average trading price for the Company’s Common Stock for the ten trading day period immediately preceding November 15, 2004. If the SBC Condition is not satisfied by January 15, 2005, then the exercise price shall again be adjusted so that it is equal to 75% of the average trading price for the Company’s Common Stock for the ten trading day period immediately preceding January 15, 2005. As the Company was unable to sign a contract with SBC in satisfaction of the SBC Condition, the $0.909 per share exercise price for the Structured Warrant issued to the holder of the Series A Preferred Stock was reduced to equal

75% of the average closing price of the Company’s common stock for the 10 trading day period immediately prior to November 15, 2004, or $0.667 per share, and was not further adjusted on January 15, 2005 to equal 75% of the average closing price of the Company’s common stock for the 10 trading day period immediately prior to January 15, 2005 because this would have resulted in an increase in the exercise price not allowed under the terms of the Structured Warrant. In addition, the right of the selling stockholder to maintain an investment oversight committee to monitor and approve the expenditure of the net proceeds from the sale of the Series A Preferred Stock shall remain in effect indefinitely. The Structured Warrant may be exercised at any time until October 1, 2009. The Structured Warrant contains a provision that prevents any holder from exercising the Structured Warrant to the extent that such exercise would result in such holder beneficially owning or having the right to vote more than 4.99% of the Company’s outstanding shares of common stock.
     The second warrant (the “Incentive Warrant”) to purchase 625,000 shares of the Company’s common stock was issued to the selling stockholder at the same exercise price and adjustment terms as the Structured Warrant described above, and the Incentive Warrant’s remaining terms are identical except: (i) the Incentive Warrant is only exercisable from September 1, 2005 through September 1, 2010, and (ii) the Company has the right to repurchase the warrant in full for a total price of $10.00 provided that (A) the trading price of the common stock exceeds $7.50 (subject to adjustment for stock splits, etc.) for 10 consecutive trading days at anytime during the period beginning January 1, 2005 and ending June 30, 2005, and (B) the Company’s gross revenue exceeds $9,999,999 for the six-month period ending June 30, 2005. As the Company failed to satisfy the SBC Condition contained in the Incentive Warrant, the same price adjustment made to the Structured Warrant discussed above has also been made to this Incentive Warrant thereby further increasing the dilution to common stockholders. The Incentive Warrant also contains a provision that prevents any holder from exercising the Incentive Warrant to the extent that such exercise would result in such holder beneficially owning or having the right to vote more than 4.99% of the Company’s outstanding shares of common stock.
     Anti-Dilution Rights. The Structured Warrant and Incentive Warrant each contain certain anti-dilution price protections, subject to approval by a majority of the Company’s stockholders, in the event of a dilutive stock issuance (in addition to anti-dilution protections for stock splits and other similar pro rata events). The anti-dilution protections contained in the Structured Warrant and Incentive Warrant were approved by the Company’s stockholders at the December 15, 2004 special meeting of the Company’s stockholders.
     Registration Rights Agreement. In connection with the issuance of Series A Preferred Stock and Structured Warrant and Incentive Warrant to the Series A Preferred Stock holder, the Company entered into a Registration Rights Agreement, dated October 1, 2004, with the Series A Preferred Stock holder, whereby the Company granted certain registration rights to the Series A Preferred Stock holder. On December 3, 2004, the Securities and Exchange Commission declared effective the Company’s Registration Statement on Form S-3 covering 5,000,000 shares of the Company’s Common Stock that the Series A Preferred Stock holder may acquire upon conversion of the Series A Preferred Stock or upon exercise of the Structured Warrant and the Incentive Warrant.
     The Series A Preferred Stock holder also has the right to piggy-back on to the registration statements filed by the Company registering shares of the Company’s Common Stock (other than Form S-8 and Form S-4 registration statements filed by the Company), subject to share cut-backs by the underwriters (if an underwritten public offering), provided that at least 25% of the shares requested for inclusion in the registration statement by the Series A Preferred Stock holder must be included in such underwritten public offering.
     Redemption Rights of Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall have the right to cause the Company to redeem any or all of its shares at a price equal to 115% of face value (150% of the face value if the redemption event is a Change of Control event discussed below), plus accrued but unpaid dividends in the following events:
•	the Common Stock is suspended from trading or is not listed for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market for an aggregate of 10 or more trading days in any twelve-month period;
•	the initial registration statement required to be filed by the Company pursuant to the Registration Rights

Agreement has not been declared effective by January 29, 2005 or such registration statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their registrable securities for an aggregate of more than 15 days in the aggregate;
•	the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required and such failure continues uncured for five business days;
•	the Company provides written notice (or otherwise indicates) to any holder of Series A Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series A Preferred Stock upon conversion in accordance with the terms of the Certificate of Designation for the Series A Preferred Stock;
•	the Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for the Company or for a substantial part of the Company’s property or business;
•	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of Company shall be instituted by or against the Company or any subsidiary which shall not be dismissed within 60 days of their initiation;
•	the Company shall:
•	sell, convey or dispose of all or substantially all of its assets;

•	merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case which results in either (i) the holders of the voting securities of the Company immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Company or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the Board of Directors or other governing body of the Company comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction;

•	either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Company in excess of $250,000 due to any third party, other than payments contested by the Company in good faith, or (ii) suffer to exist any other default under any agreement binding the Company which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Company;

•	have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or “group”;

•	experience any other Change of Control not otherwise addressed above; or

•	the Company otherwise shall breach any material term under the private placement transaction documents, and if such breach is curable, shall fail to cure such breach within 10 business days after the Company has been notified thereof in writing by the holder.
     Actions Requiring Approval of Holder of a Majority of the Company’s Series A Preferred Stock. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval of the majority holders of Series A Preferred Stock:
(i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;
(ii) amend its certificate of incorporation or bylaws;
(iii) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement;
(iv) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any junior securities;
(v) increase the par value of the Common Stock;
(vi) sell all or substantially all of its assets or stock, or consolidate or merge with another entity;
(vii) enter into or permit to occur any Change of Control transaction;
(viii) sell, transfer or encumber technology, other than licenses granted in the ordinary course of business;
(ix) liquidate, dissolve, recapitalize or reorganize;
(x) authorize, reserve, or issue Common Stock with respect to any plan or agreement that provides for the issuance of equity securities to employees, officers, directors or consultants of the Corporation in excess of 250,000 shares of Common Stock;
(xi) change its principal business;
(xii) issue shares of Common Stock, other than as contemplated herein or by the Incentive Warrant and Structured Warrant;
(xiii) increase the number of members of the Board of Directors to more than 7 members, or, if no Series A director has been elected, increase the number of members of the Board to more than 6 members;
(xiv) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;
(xv) create or issue any senior securities or pari passu securities to the Series A Preferred Stock;
(xvi) except for the issuance of debt securities to, or incurrence of indebtedness from, a recognized financial institution in an aggregate amount not exceeding $5,000,000 (or such additional amount as the Board and the majority holders of the Company’s Series A Preferred Stock agree is reasonably necessary for the Company to perform its obligations under a contract with SBC Communications, Inc.) and which, in the case of debt securities, are not convertible securities or purchase rights, issue any debt securities or incur any indebtedness that would have any preferences over the Series A Preferred Stock upon liquidation of the Company, or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Company, except as expressly required by the terms of such securities or indebtedness;

(xvii) make any dilutive issuance;
(xviii) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or
(xix) cause or authorize any subsidiary of the Company to engage in any of the foregoing actions.
     Notwithstanding the foregoing, after such time as the SBC Condition is satisfied, no such approval of the majority holders of the Company’s Series A Preferred Stock shall generally be required with respect to subparagraphs (i) — (xiii), and (xviii) — (xix) if such action is approved by the affirmative vote of at least two-thirds of the Company’s Board of Directors.
     On September 2, 2005, the 5,000 shares of Series A convertible preferred stock held by SDS were returned to the Company and cancelled in consideration for the issuance to SDS of 650 shares of Series B convertible preferred stock.
Accounting for Sale of Series A Convertible Redeemable Preferred Stock
     The net cash proceeds received by the Company from the sale of the 5,000 shares of Series A convertible preferred stock was $4,651,000. Approximately $1,037,000 of the net proceeds were allocated to the Structured Warrant and Incentive Warrant based on their relative fair value as computed using the Black-Scholes pricing model and approximately $3,542,000 of the remaining proceeds, net of $72,000 in additional transaction costs, were allocated to the Series A convertible preferred stock.
     As discussed above, the holders of the Series A convertible preferred stock have the right to require the Company to redeem any or all of its outstanding preferred shares upon a change of control or certain other contingent events that could be outside the control of the Company. Thus, the Series A convertible preferred stock is carried outside of permanent equity in the mezzanine section of the Company’s consolidated balance sheet.
     On November 15, 2004 the exercise price of the Structured Warrant and Incentive Warrant was adjusted downward from $0.909 per share to $0.667 per share pursuant to the terms of the warrants as the Company was unable to sign a contract with SBC in satisfaction of the SBC Condition. Thus, the Company recorded an expense of approximately $85,000 to reflect the additional benefit created for SDS.
Bridge Loan
     On May 31, 2005, the Company consummated a bridge loan and security agreement with SDS in which the Company issued a promissory note in the amount of $1.75 million to SDS. The bridge note is secured by the assets of the Company, bears interest at 8% per annum and is due and payable on September 30, 2005. The bridge note automatically exchanges into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share, subject to approval of the Company’s stockholders. The Company’s stockholders approved the exchange of the bridge note into common stock warrants during the Company’s August 31, 2005 annual stockholders meeting. In connection with the sale of Series B preferred stock described below, the bridge note was extinguished and exchanged for stock purchase warrants.
Stock Repurchase
     On July 29, 2004, the Company entered into and closed a stock repurchase letter agreement with Lloyd Miller, a Director of the Company’s Board of Directors, and certain affiliates of Lloyd Miller (the “Miller Shareholder Group”) to purchase from the Miller Shareholder Group 929,948 shares of common stock at a purchase price of $2.00 per share or $1,859,896. A Special Committee of the Company’s Board of Directors composed of three Directors with no personal interest in the repurchase transaction considered, negotiated, and approved the repurchase transaction. Contemporaneous with the closing of the stock repurchase, Lloyd Miller resigned from the

Board of Directors of the Company. The treasury stock is reflected at cost on the Company’s Consolidated Balance Sheet at August 31, 2005 and 2004 respectively.
Restricted Stock
     On July 2, 2004, in accordance with the plan of reorganization, the Company adopted the Restated 2004 Management Incentive Plan (the “Incentive Plan”). The Incentive Plan allows for the issuance of up to 700,000 restricted shares of common stock to management. As of August 31, 2005 and 2004, 525,000 and 450,000 shares, respectively, of restricted stock had been issued to certain members of the senior management for the Company. These grants vest based on the achievement of specific corporate performance targets over a three-year period and are subject to forfeiture if such performance targets are not achieved. These restricted shares will be accounted for in accordance with variable plan accounting, which requires that the fair value of the shares be measured and charged to the income statement upon determination that the fulfillment of the performance criteria has been met or is probable. The Company did not record any compensation expense associated with these restricted shares during the year ended August 31, 2005 and the two-month period ended August 31, 2004 as no vesting had occurred. The following table summarizes information about the Reorganized Company’s equity compensation plan at August 31, 2005:

		Number of securities
		remaining available for
Number of securities to be	Weighted average	future issuance under equity
issued upon exercise of	exercise price of	compensation plans
outstanding options,	outstanding options,	(excluding securities
warrants and rights	warrants, and rights	reflected in column (a))

525,000	$—	175,000

525,000	$—	175,000

Retirement Plan
     The Company sponsors a 401(k) Retirement Investment Profit-Sharing Plan (the “Retirement Plan”) covering substantially all employees. The Company amended the Retirement Plan to include a mandatory employer matching. Matching contributions during the year ended August 31, 2005, the two months ended August 31, 2004, and the ten months ended June 30, 2004 were $103,000, $13,000, and $66,000, respectively.
15. OTHER COMMITMENTS AND CONTINGENCIES
Operating Lease Commitments
     The Company leases certain office facilities and equipment under non-cancelable operating leases, with expirations through 2011. The future minimum lease payments associated with such leases for the fiscal years ending August 31 are as follows (in thousands).

2006	$324
2007	316
2008	312
2009	300
2010 and thereafter	550

$1,802

     During the year ended August 31, 2005, the two months ended August 31, 2004, and the ten months ended June 30, 2004, total rent charged to operating expenses, net of sub-lease rentals, was approximately $367,000, $106,000, and $1,955,000, respectively. Sublease rentals for the same periods were approximately $0, $0, and $366,000, respectively.
Product Warranty Guarantees
     The Company provides a limited warranty on all REDIview product sales, at no additional cost to the customer, that provides for replacement of defective parts for one year after the product is sold. The Company provides a limited warranty on all VMI product sales, at no additional cost to the customer, that provides for replacement of defective parts during the contract term, typically ranging from one to five years. The Company also provides limited two-year warranties to replace defective parts on units sold to the SBC Companies under the Service Vehicle Contract. The Company establishes an estimated liability for expected future warranty commitments based on a review of historical warranty expenditures associated with these products and other similar products. Changes in the Company’s product warranty liability, which is included in “Accrued expenses and other current liabilities” and “Other non-current liabilities” in the accompanying Consolidated Balance Sheets, are summarized below (in thousands).

			Predecessor
	Reorganized Company		Company
	Twelve	Two	Ten
	Months Ended	Months Ended	Months Ended
	August 31, 2005	August 31, 2004	June 30, 2004
Warranty product liability at beginning of period	$375	$434	$514
Accruals for product warranties issued	28	9	118
Product replacements	(348)	(58)	(186)
Adjustments to pre-existing warranty estimates	155	(10)	(12)

Warranty product liability at end of period	$210	$375	$434

     The long-term portion of the warranty product liability at August 31, 2005 and 2004 was $50,000 and $194,000, respectively.
Other Purchase Commitments
     As of August 31, 2005, the Company had approximately $1,826,000 in primarily inventory-related purchase commitments.
16. RELATED PARTY TRANSACTIONS
     As of August 31, 2003, Minorplanet UK owned 62 percent of the Company’s outstanding common stock and thus controlled the Company. On October 6, 2003, Minorplanet UK transferred 42.1 percent of the Company’s outstanding common stock to Erin Mills Investment Corporation (“Erin Mills”), ending Minorplanet UK’s majority ownership position in the Company. As of August 31, 2004, Minorplanet UK owned 13.7 percent of the Reorganized Company’s outstanding common stock. See further discussion under “VMI License Right” in Note 3.
     In connection with the Minorplanet UK share transfer to Erin Mills, the Company also obtained an option to repurchase from Erin Mills up to 3.9 million shares of the Company’s common stock at a price of $0.05 for every 1,000 shares, pursuant to that certain Stock Repurchase Option Agreement between the Company and Erin Mills dated August 15, 2003. Gerry Quinn, the president of Erin Mills, currently serves on the Company’s Board of Directors. On July 1, 2004, prior to the extinguishment of the Company’s existing common stock in accordance with the Plan, the Company repurchased the 3.9 million shares of common stock from Erin Mills for a nominal sum.
     Transactions with Minorplanet UK and its operating subsidiaries are summarized below (in thousands).

	Reorganized Company		Predecessor Company
	Year	Two Months	Ten Months
	Ended	Ended	Ended
	August 31,	August 31,	June 30,
	2005	2004	2004

Research and development costs	$—	$—	$833
Contract service expenses	—	—	—
Inventory and other purchases	—	—	—
Product sales	—	—	23

	Reorganized	Reorganized
	Company	Company
	As of	As of
	August 31,	August 31,
	2005	2004
Other current liabilities	$—	$—
Other non-current liabilities	—	—
     In accordance with the VMI license settlement agreement discussed in Note 3, the Company also provided Minorplanet Limited, the operating subsidiary of Minorplanet UK, at no cost, 100 AEM 3000 VMI units and Minorplanet Limited was allowed a general unsecured claim in the amount of $1 million in the Company’s bankruptcy case. On the Effective Date, Minorplanet UK released and waived its administrative claim and, as of such date, waived any future R&D fees due under Section 16.4 of the VMI license agreement. Soon after the Effective Date, the Reorganized Company issued 298,062 shares of common stock in settlement of the $1 million general unsecured claim in accordance with the Plan.
     Prior to the bankruptcy reorganization, the Company paid Minorplanet Limited an annual fee of $1.0 million to aid in funding research and development of future products covered by the license rights. The research and development costs in the above table represent the annual $1.0 million fee pro-rated for the applicable periods.
     On September 26, 2002, the Company entered into a letter addendum to the exclusive license and distribution agreement with Minorplanet Limited to provide executive and non-executive sales and marketing consulting services for the six-month period from August 23, 2002 to February 22, 2003. Under terms of the agreement, the Company was not required to pay the executive consulting fees incurred during this six-month period totaling $1.76 million unless and until the Company filed a Form 10-K reporting net income and positive cash flow for the previous 12-month period. As of August 31, 2003 a liability for $1.76 million payable to Minorplanet Limited was included on the Company’s Consolidated Balance Sheet under “Other non-current liabilities.” On October 6, 2003, Minorplanet UK forever waived and discharged the $1.76 million executive consulting fees owed by the Company to Minorplanet Limited. Thus, the $1.76 million liability was reversed and effectively converted to a capital contribution by Minorplanet UK to the Company. In addition, a $0.3 million liability payable to Minorplanet UK for non-executive consulting costs was converted to a capital contribution during the ten months ended June 30, 2004. Other current liabilities in the above table primarily include the unpaid portion of the non-executive sales and marketing contract services and research and development costs as of August 31, 2003.
HFS Note Payable
     On July 20, 2004, the Company entered into and consummated the Third Amended Letter Agreement with HFS issuing a $2.0 million convertible promissory note to HFS with the principal balance being due 36 months from the date of funding, with an annual interest rate of 12 percent. Upon issuance of the Note, HFS provided the $2 million funding to the Company less a commission in the amount of $80,000 representing four percent (4%) of the loan proceeds. Accordingly, Stephen CuUnjieng, the President of HFS, was appointed to the Company’s Board of Directors effective July 13, 2004. Mr. CuUnjieng was employed by the Company as Director of Strategic Finance from January 30, 2004 until December 31, 2004 to assist the Company with further fund raising. Mr. CuUnjieng is a controlling partner in HFS (see Note 13 for additional information).
Stock Repurchase

     On July 29, 2004, the Company entered into and closed a stock repurchase letter agreement with Lloyd Miller, a Director of the Company’s Board of Directors, and certain affiliates of Lloyd Miller to purchase from the Miller Shareholder Group 929,948 shares of common stock at a purchase price of $2.00 per share or $1,859,896 (see Note 15 for additional information).
17. SEGMENT REPORTING
     The Company’s reportable segments offer different products and/or services. Each segment also requires different technology and marketing strategies. The Company’s two reportable segments are VMI and Network Service Center Systems (“NSC Systems”). REDIview products and services are included in NSC Systems.
     During the last half of the 2001 calendar year, the Company commenced marketing the VMI product licensed from Minorplanet Limited into the AVL marketplace in the United States. VMI is designed to maximize the productivity of a mobile workforce as well as reduce vehicle mileage and fuel related expenses. The VMI technology consists of: (i) a data control unit that continually monitors and records a vehicle’s position, speed and distance traveled; (ii) a command and control center which receives and stores in a database information downloaded from the DCU’s; and (iii) software used for communication, messaging and detailed reporting. VMI uses the satellite-based global positioning system to acquire a vehicle location on a minute-by-minute basis and a global system for mobile communications based cellular network to transmit data between the DCU’s and the CCC. The VMI application is targeted to small and medium-sized fleets in the metro marketplace.
     Through its NSC Systems segment, the Company commercially launched its new product offering, REDIview™ , during January of 2005. REDIview is an Internet and service bureau-based software application that provides an extensive array of real-time and accurate mapping, trip replay, and vehicle activity reports. REDIview includes a series of exception-based reports designed to highlight inefficiencies in the operations of a vehicle fleet. Utilizing GPRS technology and the Company’s proven, high-capacity network service center, customers may access their information securely through the Internet from any personal computer or certain other devices. REDIview incorporates technologies that allow for fast and effective integration into legacy applications operated by companies with vehicle fleets and mobile workers. This design allows companies to easily extend their existing supply chain management systems to the mobile workforce for transaction processing and customer fulfillment. REDIview was also designed to be hardware and network agnostic to provide the maximum flexibility in designing solutions that best fit the customer’s specific needs.
     The REDI 2000™ mobile data logging unit combines global positioning system (GPS) technologies along with the latest in wireless, Internet protocol-based communications to deliver, throughout the day, real-time location, speed, and other conditions of the vehicle on a minute-by-minute basis. In addition, the units may be configured to accept additional sensor inputs regarding operations of the vehicle and vehicle equipment.
     Historically, through its NSC Systems segment, the Company provided long-haul trucking companies with a comprehensive package of mobile communications and management information services, thereby enabling its trucking customers to effectively monitor the operations and improve the performance of their fleets. The initial product application was customized and has been sold to and installed in the service vehicle fleets of the member companies of SBC Communications, Inc., pursuant to the Service Vehicle Contract.
     Operating expenses are allocated to each segment based on management’s estimate of the utilization of financial resources by each segment. Goodwill is allocated solely to the NSC Systems segment. The following tables set forth segment financial information (in thousands):

	Reorganized Company
		As of and for the Year Ended August 31, 2005
			Reorganization
	NSC Systems	VMI	Items	Consolidated

Revenues	$12,593	$3,779	$—	$16,372
Operating loss	(13,928)	(1,292)	—	(15,220)
Interest expense	(390)	—	—	(390)
Interest income	31	222	—	253
Depreciation and amortization	2,194	506	—	2,700
Impairment loss on license right	—	201	—	201
Goodwill impairment	9,604	—	—	9,604
Net loss	(14,435)	(1,206)	(22)	(15,663)
Total assets	19,175	2,531		21,706
Capital expenditures	913	49		962

	Reorganized Company
		As of and for the Two Months Ended August 31, 2004
			Reorganization
	NSC Systems	VMI	Items	Consolidated

Revenues	$2,390	$832	$—	$3,222
Operating income (loss)	118	(523)	—	(405)
Interest expense	32	5	—	37
Interest income	2	49	—	51
Depreciation and amortization	301	92	—	393
Net income (loss)	88	(490)	(139)	(541)
Total assets	29,812	5,944	—	35,756
Capital expenditures	251	52	—	303

	Predecessor Company
		As of and for the Ten Months Ended June 30, 2004
			Reorganization
	NSC Systems	VMI	Items	Consolidated

Revenues	$14,438	$5,547	$—	$19,985
Operating income (loss)	2,990	(37,068)	—	(34,078)
Interest expense	(905)	—	—	(905)
Interest income	15	336	—	351
Impairment loss on license right	—	28,759	—	28,759
Depreciation and amortization	1,282	2,169	—	3,451
Net income (loss)	2,491	(36,866)	17,137	(17,238)
Total assets	30,495	5,726	—	36,221
Capital expenditures	311	242	—	553

	Predecessor Company
	Twelve Months Ended August 31, 2003
	NSC Systems	VMI	Consolidated

Revenues	$39,854	$5,057	$44,911
Operating income (loss)	11,029	(24,952)	(13,923)
Interest expense	2,118	—	2,118
Interest income	117	330	447
Depreciation and amortization	2,803	2,823	5,626
Income tax benefit	—	—	—
Net income (loss)	8,918	(24,938)	(16,020)
Total assets	12,998	43,102	56,100
Capital expenditures	344	231	575
     During the year ended August 31, 2005, the two months ended August 31, 2004, the ten months ended June 30, 2004 and the year ended August 31, 2003, SBC and Aether within the NSC Systems segment, accounted for approximately 73%, 73%, 70%, and 74%, respectively, of total revenues.
18. SUBSEQUENT EVENTS
Securities Purchase Agreement — Sale of Series B Convertible Redeemable Preferred Stock
     On September 2, 2005, the Company closed the sale of $6.5 million of convertible preferred stock and common stock purchase warrants in a private placement transaction with an institutional investor. The Company sold the Series B convertible preferred stock and stock purchase warrants to SDS Capital Group SPC, Ltd (“SDS”) pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated May 31, 2005, by and between the Company and SDS. The Series B convertible preferred stock was issued to SDS pursuant to the exemption from the registration requirements of the Securities Act of 1933 as amended, provided by Regulation D promulgated thereunder.
     In consideration for the issuance of the Series B convertible preferred stock, SDS paid $750,000 to the Company and returned to the Company all of the outstanding Series A convertible preferred stock which was held by SDS. Net cash proceeds received by the Company were approximately $443,000 after deduction of brokers’ commissions, accrued interest on the bridge note and other expenses. The Series A convertible preferred stock returned to the Company had a face value of $5 million. The Series B convertible preferred stock is convertible into common stock at a conversion price of $1.55 per share. SDS also received a common stock purchase warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share. The Company intends to use the net proceeds from the financing transaction to fund its business plan. The Company is obligated to register the common stock issuable upon conversion of the Series B convertible preferred stock or upon the exercise of the common stock purchase warrants for public resale under the Securities and Exchange Act of 1933.
     The terms of the Series B convertible preferred stock are set forth in the Certificate of Designation, Preferences and Rights, the most significant of which are as follows:
Ranking. The Series B convertible preferred stock ranks senior to the Company’s common stock with respect to payment of dividends and amounts upon any liquidation, dissolution or winding up of the Company.
Dividends. Dividends accrue from the date of issuance of the Series B convertible preferred stock through August 31, 2008, and will be cumulative from such date. Holders of shares of Series B convertible preferred stock will be entitled to receive cumulative dividends in an amount equal to 8% per year until September 1, 2006 and 3% per year thereafter, payable at the election of the holder of the Company’s Series B convertible preferred stock in cash or additional shares of Series B convertible preferred stock.

Conversion. Each holder of Series B convertible preferred stock has the right to convert its shares of Series B convertible preferred stock into shares of the Company’s common stock at a conversion price of $1.55 per share of common stock. The conversion price shall be adjusted in the event of stock splits, stock dividends and similar distributions and events affecting all of our common stockholders on a pro rata basis so that the conversion price is proportionately increased or decreased to reflect the event. In addition, if there is a change of control (as discussed below), then each holder of Series B convertible preferred stock has the right to receive upon conversion, in lieu of common stock otherwise issuable, such shares of stock, securities or other property as would have been issued or payable in such change of control with respect to the number of shares of common stock which would have been issuable upon conversion had such change of control not taken place (subject to appropriate revisions to preserve the economic value of the series B preferred shares before the change of control). The Company has to provide 10 days written notice to the holders of its Series B convertible preferred stock before the Company may effect any change of control. In no event can any holder of Series B convertible preferred stock convert shares of Series B convertible preferred stock into shares of common stock or dispose of any shares of Series B convertible preferred stock to the extent that such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 9.99% of the Company’s outstanding shares of common stock.
Redemption by Holder. The holders of shares of Series B convertible preferred stock have the right to cause the Company to redeem any or all of its shares at a price equal to 115% of face value (150% of the face value if the redemption event is a change of control event discussed below), plus accrued but unpaid dividends in the following events:
•	the Company’s common stock is suspended from trading or is not listed for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, The Nasdaq National Market or The Nasdaq SmallCap Market for an aggregate of 10 or more trading days in any twelve-month period;

•	the initial registration statement required to be filed by the Company pursuant to the registration rights agreement has not been declared effective by December 31, 2005, or such registration statement, after being declared effective, cannot be utilized by the holders of Series B convertible preferred stock for the resale of all of their registrable securities for an aggregate of more than 15 days in the aggregate;

•	the Company fails to remove any restrictive legend on any certificate or any shares of common stock issued to the holders of Series B convertible preferred stock upon conversion of the Series B convertible preferred stock as and when required and such failure continues uncured for five business days;

•	the Company provides written notice (or otherwise indicate) to any holder of Series B convertible preferred stock, or state by way of public announcement distributed via a press release, at any time, of the Company’s intention not to issue, or otherwise refuse to issue, shares of common stock to any holder of Series B convertible preferred stock upon conversion in accordance with the terms of the certificate of designation for the Company’s Series B convertible preferred stock;

•	the Company or any of its subsidiaries make an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for the Company or for a substantial part of its property or business;

•	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any of its subsidiaries which shall not be dismissed within 60 days of their initiation; or

•	the Company:
•	sells, conveys or disposes of all or substantially all of its assets;

•	merges or consolidates with or into, or engages in any other business combination with, any other person or entity, in any case which results in either (i) the holders of the Company’s voting securities immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of our total outstanding voting securities of or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the Company’s board of directors comprising fifty percent (50%) or less of the members of its board of directors or such other surviving or acquiring person or entity immediately following such transaction;

•	either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness in excess of $250,000 due to any third party, other than payments contested by the Company in good faith, or (ii) suffer to exist any other default under any agreement binding the Company which default or event of default would or is likely to have a material adverse effect on the Company’s business, operations, properties, prospects or financial condition;

•	have fifty percent (50%) or more of the voting power of the Company’s capital stock owned beneficially by one person, entity or “group”;

•	experience any other change of control not otherwise addressed above; or

•	the Company otherwise breaches any material term under the private placement transaction documents, and if such breach is curable, shall fails to cure such breach within 10 business days after the Company has been notified thereof in writing by the holder.
     For purposes of the Series B convertible preferred stock, a change of control means any sale, transfer or other disposition of all or substantially all of the Company’s assets, the adoption of a liquidation plan, any merger or consolidation where the Company is not the surviving entity with the Company’s capital stock unchanged, any share exchange where all of the Company’s shares are converted into other securities or property, any sale or issuance by the Company granting a person the right to acquire 50% or more of the Company’s outstanding common stock, any reclassification of the Company’s common stock, and the first day on which the current member of the Company’s board of directors cease to represent at least a majority of the members of the Company’s board of directors then serving.
     Redemption by the Company. If, at any time after September 2, 2006 and before September 2, 2009, during a period of at least twenty (20) consecutive trading days (a) the closing trading price of the Company’s common stock is at least 200% of the conversion price then in effect and (b) the trading volume and trading price of the Company’s common stock result in a product of at least $350,000 on each trading day, then the Company shall have the right to redeem all shares of Series B convertible preferred stock then outstanding at price per share equal to 200% of the sum of the face amount of such share plus all accrued and unpaid dividends thereon through the closing date of such redemption.
     Restricted Actions. So long as any shares of Series B convertible preferred stock are outstanding, the Company is not permitted to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval of the majority holders of Series B convertible preferred stock:
1)	alter or change the rights, preferences or privileges of the Series B convertible preferred stock, or increase the authorized number of shares of Series B convertible preferred stock;

2)	amend the Company’s certificate of incorporation or bylaws;

3)	issue any shares of Series B convertible preferred stock other than pursuant to the securities purchase agreement with the selling stockholder;

4)	redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any junior securities;

5)	increase the par value of the Company’s common stock;

6)	sell all or substantially all of the Company’s assets or stock, or consolidate or merge with another entity;

7)	enter into or permit to occur any change of control transaction;

8)	sell, transfer or encumber technology, other than licenses granted in the ordinary course of business;

9)	liquidate, dissolve, recapitalize or reorganize;

10)	authorize, reserve, or issue common stock with respect to any plan or agreement that provides for the issuance of equity securities to the Company’s employees, officers, directors or consultants in excess of 250,000 shares of common stock;

11)	change the Company’s principal business;

12)	issue shares of the Company’s common stock, other than as contemplated by the certificate of designation or by the warrants issued to the selling stockholder;

13)	increase the number of members of the Company’s board of directors to more than 7 members, or, if no Series B convertible preferred stock director has been elected, increase the number of members of the Company’s board of directors to more than 6 members;

14)	alter or change the rights, preferences or privileges of any of the Company’s capital stock so as to affect adversely the Series B convertible preferred stock;

15)	create or issue any senior securities or pari passu securities to the Series B convertible preferred stock;

16)	except for the issuance of debt securities to, or incurrence of indebtedness from, a recognized financial institution in an aggregate amount not exceeding $5,000,000 and which, in the case of debt securities, are not convertible securities, issue any debt securities or incur any indebtedness that would have any preferences over the Series B convertible preferred stock upon the Company’s liquidation, or redeem, repurchase, prepay or otherwise acquire any of our outstanding debt securities or indebtedness, except as expressly required by the terms of such securities or indebtedness;

17)	make any dilutive issuance;

18)	enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

19)	cause or authorize any of the Company’s subsidiaries to engage in any of the foregoing actions.
     Voting Rights. Except as otherwise provided in the certificate of designation and as otherwise required by the Delaware General Corporation Law, each holder of Series B convertible preferred stock has the right to vote on all matters before the common stockholders on an as-converted basis voting together with the common stockholders as a single class. This voting right is subject to the limitation that in no event may a holder of shares of Series B convertible preferred stock (or warrants discussed below) have the right to convert shares of Series B convertible preferred stock into shares of the Company’s common stock or to dispose of any shares of Series B convertible preferred stock to the extent that such right to effect such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 9.99% of the Company’s outstanding shares of common stock. The holders of a majority of the Series B convertible preferred stock also have the right to appoint one representative to the Company’s board of directors and are entitled to designate one observer to the meetings of the Company’s board of directors and committees.
     Warrants Issued to Selling Stockholder. In connection with the issuance of shares of Series B convertible preferred stock to SDS, the Company also issued to SDS three warrants to purchase shares of the Company’s common stock.

     With respect to the first warrant, the holder has the right to purchase up to 1,666,667 shares of the Company’s common stock at an exercise price equal to $0.01 per share. The first warrant may be exercised at any time until September 2, 2010.
     With respect to the second warrant, the holder has the right to purchase up to 700,000 shares of the Company’s common stock at an exercise price equal to $1.75 per share. The second warrant may be exercised at any time until September 2, 2010. The remaining terms of the second warrant are identical to the first warrant except the second warrant contains certain anti-dilution price protections in the event of a dilutive stock issuance (in addition to anti-dilution protections for stock splits and other similar pro rata events).
     With respect to the third warrant, the holder has the right to purchase up to 2,000,000 shares of the Company’s common stock at an exercise price equal to $1.75 per share. The third warrant may be exercised at any time after March 2, 2006 until September 2, 2010. The remaining terms of the third warrant are identical to the first warrant except (i) the third warrant contains a provision which requires the Company to obtain the consent of the holder of the third warrant prior to any issuing any of the Company’s securities in a dilutive issuance and (ii) cashless exercise of the third warrant is not available until September 2, 2006. All three warrants contain a provision that prevents any holder from exercising the warrant to the extent that such exercise would result in such holder beneficially owning or having the right to vote more than 9.99% of the Company’s outstanding shares of common stock.
     In addition to the warrants discussed above, SDS also holds two warrants which were issued in October 2004 and which are described more fully in the “Description of Capital Stock” section of the Company’s registration statement on Form S-3, filed by the Company with the Commission on November 24, 2004.
     Registration Rights Agreement. In connection with the issuance of Series B convertible preferred stock and warrants to SDS, the Company entered into a registration rights agreement, dated September 2, 2005, with the SDS, whereby the Company granted certain registration rights to SDS. On or prior to October 2, 2005, the Company was obligated to file a registration statement on Form S-3 covering 10,000,000 shares of common stock that SDS may acquire upon conversion of the Series B convertible preferred stock or upon exercise of the warrants. SDS waived this requirement to file the S-3 on or before October 2, 2005. The Company could face a liquidated damages claim by SDS if (i) the initial registration statement is not declared effective by the SEC on or prior to December 31, 2005, (ii) after the effectiveness of the registration statement, sales of common stock cannot be made by SDS due to a stop order by the SEC or the Company needs to update the registration statement, or (iii) the Company’s common stock is not listed on Nasdaq, the New York Stock Exchange or the American Stock Market. The liquidated damages for the first 30 days equals 3% of the purchase price of the Series B convertible preferred stock and equal 1.5% for each 30 days thereafter of non-compliance. In addition to the liquidated damages provision discussed above, SDS can require the redemption of its shares of Series B convertible preferred stock upon certain default events.
     SDS also has the right to piggy-back on to the registration statements filed by the Company registering shares of the Company’s common stock (other than Form S-8 and Form S-4 registration statements filed by the Company), subject to share cut-backs by the underwriters (if an underwritten public offering), provided that at least 25% of the shares requested for inclusion in the registration statement by SDS must be included in such underwritten public offering.
Accounting for Sale of Series B Convertible Redeemable Preferred Stock and Exchange of Note Payable for Warrants
     The gross proceeds from the sale of the 650 shares of Series B convertible preferred stock was $6,500,000. The proceeds were used to redeem 5,0000 shares of Series A convertible preferred stock at a face value of $5,000,000. The premium paid upon redemption was $750,000. The carrying value on the Series A convertible preferred stock was $3,542,000; thus, the Company recorded a loss on redemption in September, 2005 of approximately $2,208,000. The loss is considered a deemed dividend and will be reported after net income (loss) and before net income (loss) attributable to common stockholders.
     The net proceeds received by the Company from the sale of the 650 shares of Series B convertible preferred stock was $6,229,000. Approximately $1,145,000 of the net proceeds were allocated to the associated third warrant based on its relative fair value as computed using the Black-Scholes pricing model; thus, the Series B convertible preferred stock has a carrying value of $5,084,000. The net cash proceeds received by the Company after redemption of the Series A convertible preferred stock and payment of expenses and interest on the note payable described below was $443,000. As discussed above, the holders of the Series B convertible preferred stock have the right to require the Company to redeem any or all of its outstanding preferred shares upon a change of control or certain other contingent events that could be outside the control of the Company. Thus, the Series B convertible preferred stock is carried outside of permanent equity in the mezzanine section of the Company’s consolidated balance sheet.
     As discussed above, the Company’s stockholders approved the exchange of the SDS bridge note into two common stock warrants. Accordingly, the Company extinquished the $1,750,000 note payable and recorded $1,750,000 to additional paid-in capital.
Nasdaq Delisting Notification
     On November 2, 2005, Remote Dynamics, Inc. (the “Company”) received a Nasdaq Staff Deficiency Letter from the Nasdaq Listing Qualifications Department that for the previous 30 days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until May 1, 2006, to regain compliance. In order to regain compliance, the Company must demonstrate a closing bid price for its common stock of $1.00 per share or more for a minimum of 10 consecutive business days. The Company has not determined to take any particular course of action at this time with respect to the Nasdaq notice.
     The Nasdaq Staff Deficiency Letter further provided that if compliance with the $1.00 minimum bid price requirement cannot be demonstrated by the Company by May 1, 2006, the Nasdaq Staff will grant the Company an additional 180 calendar days to regain compliance, if at that time, the Company meets The Nasdaq SmallCap Market initial listing requirements as set forth in Marketplace Rule 4310(c), except for the $1.00 minimum bid price requirement. If the Company fails to regain compliance with the $1.00 minimum bid price requirement during the initial 180 day period and is not eligible for an additional 180 day compliance period, the Nasdaq Staff would notify the Company at that time that the Company’s securities would be delisted and the Company would have the right to appeal such delisting to the Nasdaq Listing Qualifications Panel which stays the effect of the delisting pending a hearing on the matter before the Panel.
     The failure of the Company to maintain its common stock listed on the Nasdaq SmallCap Market would constitute a redemption event under the Company’s Certificate of Designation for the Series B convertible preferred stock entitling the holders of the Company’s Series B convertible preferred stock to force the Company to redeem their shares of Series B convertible preferred stock. The Company may not have the funds available to effect such forced redemption and the holders could take further actions such as forcing the Company into involuntary bankruptcy.
     Additionally, if the closing bid for the Company’s common stock remains below $1.00 per share and it is no longer listed on The Nasdaq SmallCap Market, the Company’s common stock may be deemed to be penny stock. If the Company’s common stock is considered penny stock, it will be subject to rules that impose additional sales practices on broker-dealers who sell the Company’s securities. For example, broker-dealers selling penny stock must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock can be completed, including required disclosure concerning:
•	sales commissions payable to both the broker-dealer and the registered representative; and

•	current quotations for the securities.
     Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stock. This could have a material and adverse effect on the market for the Company’s common stock, and the ability of stockholders to sell shares.
19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
     Unaudited condensed quarterly results of operations for the Reorganized Company and Predecessor Company are presented below (in thousands, except per share amounts).

	Reorganized Company
	First	Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter
Total revenues	$4,524	$4,286	$4,244	$3,318
Gross profit	2,224	2,307	2,168	1,475
Operating loss (excluding reorganization items)	(978)	(1,091)	(1,425)	(11,726)
Net loss	(1,131)	(1,180)	(1,508)	(11,844)
Preferred Stock Dividend	(67)	(99)	(101)	(101)
Net loss attributable to common shareholders	(1,198)	(1,279)	(1,609)	(11,945)

Basic and diluted loss per share	$(0.19)	$(0.20)	$(0.24)	$(1.76)
Weighted average shares outstanding:
Basic and diluted	6,241	6,352	6,596	6,801
     As discussed in Note 3 to the financial statements, the Company charged to operations $9.6 million for impairment of its Goodwill during the fourth quarter of the year ended August 31, 2005.

					Reorganized
	Predecessor Company				Company
				One Month	Two Month
	First	Second	Third	Period Ended	Period Ended
2004	Quarter	Quarter	Quarter (a)	June 30, 2004 (b)	August 31, 2004
Total revenues	$6,817	$5,967	$5,274	$1,927	$3,222
Gross profit	2,858	3,027	2,842	783	1,716
Operating loss (excluding reorganization items)	(2,845)	(1,079)	(29,873)	(281)	(405)
Net loss (income)	(3,280)	(1,346)	(31,630)	19,018	(541)

Basic and diluted income (loss) per share	$(0.34)	$(0.14)	$(3.27)	$1.97	$(0.08)
Weighted average shares outstanding:
Basic and diluted	9,670	9,671	9,672	9,672	6,505

(a)	Net loss for the third quarter ending May 31, 2004 included a $28.8 million impairment loss on the write down of the VMI license right.

(b)	Net income for the one-month period ended June 30, 2004 includes several items related to the Company’s emergence from bankruptcy including a $20.3 million fresh start accounting adjustment to reflect assets and liabilities at fair value.

REMOTE DYNAMICS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED FEBRUARY 28, 2006 AND 2005

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(in thousands, except share amounts)

February 28,
2006
ASSETS
Current assets:
Cash and cash equivalents	$3,420
Accounts receivable, net of allowance for doubtful accounts of $118	453
Inventories	731
Deferred product costs — current portion	1,045
Lease receivables and other current assets	415

Total current assets	6,064

Property and equipment, net of accumulated depreciation and amortization of $2,251	2,982
Deferred product costs — non-current portion	1,140
Deferred financing fees	3,137
Goodwill	5,130
License right, net	301
Lease receivables and other assets, net	342

Total assets	$19,096

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,210
Deferred product revenues — current portion	2,051
Convertible note payable, net of discount (see Note 3)	—
Accrued expenses and other current liabilities	2,143

Total current liabilities	5,404

Deferred product revenues — non-current portion	2,124
Note payable — HFS	2,000
Other notes payable	318
Other non-current liabilities	204

Total liabilities	10,050

Redeemable Preferred Stock — Series B (8% cumulative, $10,000 stated value, 2,000,000 shares authorized, 600 shares issued and outstanding (redeemable in liquidation at an aggregate of $7,160,000)	4,850

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 50,000,0000 shares authorized, 9,800,885 shares issued and 8,870,937 outstanding	98
Treasury stock, 929,948 shares, at cost	(1,860)
Additional paid-in capital	34,704
Deferred stock compensation	(62)
Accumulated deficit	(28,684)

Total stockholders’ equity	4,196

Total liabilities, redeemable preferred stock and stockholders’ equity	$19,096

See accompanying notes to condensed consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2006	2005	2006	2005
Revenues:
Product	$49	$274	$120	$523
Ratable product	636	680	1,260	1,461
Service	611	3,332	1,847	6,826

Total revenues	1,296	4,286	3,227	8,810

Cost of revenues:
Product	42	164	190	358
Ratable product	334	285	637	622
Service	752	1,530	1,761	3,300

Total cost of revenues	1,128	1,979	2,588	4,280

Gross profit	168	2,307	639	4,530

Expenses:
General and administrative	992	1,266	2,038	2,633
Sales and marketing	503	759	1,246	1,207
Customer service	337	386	583	807
Engineering	226	315	513	636
Depreciation and amortization	455	672	1,125	1,317
Impairment loss on license right	—	—	144	—
Goodwill impairment	—	—	4,990	—

	2,513	3,398	10,639	6,600

Operating loss	(2,345)	(1,091)	(10,000)	(2,070)
Interest income	29	67	60	143
Interest expense	(79)	(80)	(162)	(162)
Gain on sale of patents	500	—	500	—
Other income (expense)	(29)	(108)	(42)	(208)

Loss before reorganization items	(1,924)	(1,212)	(9,644)	(2,297)
Reorganization items	—	32	—	(14)

Net loss	(1,924)	(1,180)	(9,644)	(2,311)
Preferred stock dividends	(130)	(99)	(260)	(166)
Redemption of preferred stock	(435)	—	(2,643)	—
Repricing of warrants	(69)	—	(69)	—

Net loss attributable to common shareholders	$(2,558)	$(1,279)	$(12,616)	$(2,477)

Basic and diluted loss per common share:
Net loss per share	$(0.32)	$(0.20)	$(1.71)	$(0.39)

Weighted average number of common shares outstanding:
Basic and diluted	7,971	6,352	7,383	6,299

See accompanying notes to condensed consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(UNAUDITED)
(in thousands, except share information)

			Additional
	Common Stock		Paid-in	Deferred	Treasury Stock		Accumulated
	Shares	Amount	Capital	Comp.	Shares	Amount	Deficit	Total
Stockholders’ equity at August 31, 2005	8,255,885	$83	$24,775	$(525)	929,948	$(1,860)	$(16,572)	$5,901
Issuance of warrants in connection with Series B preferred stock offering			975					975
Issuance of warrants in connection with debt offering			4,846					4,846
Beneficial conversion feature of convertible notes			2,421					2,421
Exchange of note payable to SDS for warrants			1,750					1,750
Exercise of warrants	1,125,000	11	326					337
Issuance of common stock to placement agent for debt offering	500,000	5	125					130
Issuance of restricted stock	40,000		48	(48)				—
Forfeiture of restricted stock	(120,000)	(1)	(55)	56				—
Vesting of restricted stock			44					44
Change in deferred stock compensation			(455)	455				—
Series B preferred stock dividends							(260)	(260)
Redemption of preferred stock			(96)				(2,208)	(2,304)
Net loss							(9,644)	(9,644)

Stockholders’ equity at February 28, 2006	9,800,885	$98	$34,704	$(62)	929,948	$(1,860)	$(28,684)	$4,196

See accompanying notes to consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (PART 1 OF 2)
(UNAUDITED)
(in thousands)

	Six Months Ended February 28,
	2006	2005
Cash flows from operating activities:
Net loss	$(9,644)	$(2,311)
Adjustments to reconcile net loss to cash used in operating activities:
Reorganization expense		14
Depreciation and amortization	718	697
Amortization of license rights and other intangibles	406	620
Impairment loss on license right	144	—
Goodwill impairment	4,990	—
Provision for bad debts	54	150
Amortization of deferred service revenues	(10)	(33)
Loss on equipment retired or sold	43	124
Vesting of restricted stock	44	—
Non-cash expense on repricing of warrants	—	85
Gain on sale of patents	(500)	—
Changes in operating assets and liabilities:
Decrease in restricted cash	—	439
Decrease (increase) in accounts receivable	2,176	(59)
Decrease (increase) in inventories	60	(426)
(Increase) decrease in deferred product costs	(228)	509
Decrease in lease receivables and other assets	207	463
Decrease in accounts payable	(347)	(646)
Increase (decrease) in deferred product revenues	25	(1,291)
(Decrease) increase in accrued expenses and other liabilities	(61)	898

Net cash used in operating activities before reorganization items	(1,923)	(767)

Reorganization items:
Reorganization expense	—	(14)
Decrease increase in restructuring accruals	—	(2,950)

Net cash used in operating activities	(1,923)	(3,731)

Cash flows from investing activities:
Additions to property and equipment	—	(566)
Proceeds from sale of patents	500	—

Net cash (used in) provided by investing activities	500	(566)

Cash flows from financing activities:
Proceeds from issuance of Series A preferred stock and warrants, net of offering costs	—	4,651
Proceeds from issuance of Series B preferred stock and warrants, net of offering costs	443	—
Interest paid on bridge note	36	—
Proceeds from issuance of debt offering and warrants, net of offering costs	4,004	—
Proceeds from exercise of warrants	337
Dividends paid on preferred stock	—	(166)
Payments on capital leases and other note payables	(480)	(391)

Net cash provided by financing activities	4,340	4,094

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (PART 2 OF 2)
(UNAUDITED)
(in thousands)

	Six Months Ended February 28,
	2006	2005
Increase (decrease) in cash and cash equivalents	2,917	(203)
Cash and cash equivalents, beginning of period	503	1,312
Cash and cash equivalents, end of period	$3,420	$1,109

Supplemental cash flow information:
Interest paid	$148	$170

Non-cash investing and financing activities:
Discharge of debt and exchange of common stock under the plan of reorganization	$—	$1,311

Exchange of bridge note into warrants	$1,750	$—

Financing of Series A original issued discount	$750	$—

Issuance of common stock to placement agent for debt offering	$130	$—

Purchases of assets through capital leases and other note payables	$150	$467

Beneficial conversion feature of convertible notes	$2,421	$—

Issuance of warrants in connection with debt offering	$3,329	$—

Issuance of warrants in connection with debt offering recorded as deferred financing fees	$1,517	$—

Preferred stock dividends accrued	$260	$—

See accompanying notes to condensed consolidated financial statements.

REMOTE DYNAMICS, INC. AND SUBSIDIARIES
Notes To Condensed Consolidated Financial Statements
(Unaudited)
1. Business Overview, Reorganization and Going Concern
Business Overview
     Remote Dynamics, Inc., a Delaware Corporation (the “Company”), markets, sells and supports automatic vehicle location (“AVL”) and mobile resource management solutions targeting companies that operate private vehicle fleets. The REDIview™ family of solutions is ideal for metro, short-haul fleets within diverse industry vertical markets such as field services, distribution, courier, limousine, electrical/plumbing, waste management, and government. The Company’s core technology, telematics, combines wireless communications, GPS location technology, geospatial solutions and vehicle data integration with an easy-to-use web-accessible application that aids in the optimization of remote business solutions. The Company’s state of the art fleet management solution contributes to higher customer revenues and improved operator efficiency by improving the productivity of mobile workers through real-time position reports, route-traveled information, and exception based reporting designed to highlight mobile workforce inefficiencies. This in-depth reporting enables the Company’s customers to correct those inefficiencies and deliver significant savings to the bottom line.
     Historically, much of the Company’s revenues have been derived from products sold to the long-haul trucking industry and to member companies of SBC Communications, Inc. (“SBC”). Revenues from these legacy customers have ceased as of December 31, 2005. SBC selected an alternative vendor to supply its next generation AVL product, and, as of December 31, 2005, had deactivated all of its subscriber units. For the Company to sustain ongoing business operations and ultimately achieve profitability, it must substantially increase its sales and penetration into the marketplace with next generation products and services.
     The Company commercially introduced its next generation AVL product, REDIview, in January of 2005. REDIview was designed with a flexible architecture to accommodate expected additional functional requirements that will be required to effectively compete in the marketplace. Anticipated marketplace needs include; 1) ability for the AVL mobile device to function as a communications hub for personal computers and handheld devices, 2) ability for the AVL mobile device to communicate with WiFi hotspots, 3) ability for the AVL mobile device to integrate with a variety of in-vehicle sensors, and 4) ability to integrate the AVL information into existing customer legacy applications.
     The Company’s new REDIview product line forms the basis of management’s business plan for fiscal year 2006 and beyond and will be the foundation for expected growth in revenues and ultimately profitability for the Company. In addition, the REDIview product line allows the Company to move to a recurring revenue model for all of its current product offerings, an important and necessary change to the Company’s revenue model to achieve overall sustained revenue growth and cash flow positive operations.
     Based on the Company’s failure to achieve its forecasted sales targets for the three months ended November 30, 2005, the Company began analyzing and revising its current and long-term business plans with the goal of optimizing the Company’s sales and marketing strategy in order to maximize its revenues and further reduce its operating costs. As a result, in late-December 2005, the Company materially modified its existing business plan. Key to the Company’s new business plan was its decision to exclusively market and sell its REDIview product line through its existing network of over 35 third-party distribution partners which the Company expects will result in a significant reduction in the Company’s sales and marketing expenses related to maintaining a significant direct sales effort. Additionally, in implementing its new business plan, the Company completed a significant cost and operational-based restructuring, rightsizing its workforce at all levels including its senior management level and ceased its development efforts to launch two new product lines during 2006 instead focusing the Company’s efforts on enhancing its existing REDIview product line. As a result, in addition to significantly reducing its projected operational costs, the Company significantly reduced its projected sales targets and associated cash flows from its previous business plan which included multiple product offerings sold through both a direct sales force and third-party distributors.
Voluntary Bankruptcy Filing and Reorganization
     On February 2, 2004, (the “Commencement Date”), the Company and two of its wholly-owned subsidiaries, Caren (292) Limited (“Caren”) and Minorplanet Systems USA Limited (“Minorplanet Limited”) (the Company, Caren and Minorplanet Limited shall hereinafter collectively be referred to as the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District

of Texas Dallas Division (the “Bankruptcy Court”), in order to facilitate the restructuring of their debt, trade liabilities, and other obligations. During the bankruptcy, the Debtors remained in possession of their assets and operated as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders.
     On June 29, 2004, the Bankruptcy Court entered an order confirming the Debtors’ Third Amended Joint Plan of Reorganization, as Modified (the “Plan”). The Bankruptcy Court set the enterprise value of the Company at $25.3 million for purposes of distributions of new common stock under the Plan. The effective date of the Plan was set by the Debtors pursuant to the Plan as Friday, July 2, 2004 (the “Effective Date”). Caren and Minorplanet Limited, as a matter of law, were merged with and into the Company, ceasing to exist as separate entities as of the Effective Date. The Plan was substantially consummated on July 8, 2004. On August 25, 2005, the Bankruptcy Court signed the Final Decree closing the Company’s case. In connection with the Company’s Chapter 11 reorganization, the Company applied “Fresh Start Accounting” which resulted in approximately $19.7 million of excess reorganizational value, which was recorded as goodwill. The goodwill has subsequently been impaired (see Note 2).
Going Concern
     Historically, much of the Company’s revenues have been derived from products and services sold to the long-haul trucking industry, small to medium-sized companies through its Vehicle Management Information™ (“VMI”) product line and to SBC. Revenues from the long-haul trucking industry and SBC have ceased as of December 31, 2005. SBC selected an alternative vendor to supply its next generation AVL product, and, as of December 31, 2005, had deactivated all of its subscriber units. For the Company to sustain ongoing business operations and ultimately achieve profitability, it must substantially increase its sales and penetration into the marketplace with competitive products and services. The Company believes that the potential market opportunity for automatic vehicle location products in the United States, such as its GPRS-based REDIview product, is significant and that it will be positioned with its telematics product lines and proven operations support to take advantage of the significant market potential.
     However, management currently does not expect to achieve profitability during the 2006 fiscal year since the Company will be expanding its channels sales force and building a base of customers that purchase information and data services from the Company on a monthly recurring basis. Key to achieving profitability is to obtain a REDIview customer base that provides monthly recurring revenues and corresponding gross margins that exceed operating costs and expenses to support the REDIview customer base. Based on the Company’s latest revised pricing structure and cost-based reduction in workforce, management currently estimates that for the Company to achieve profitability, it will need to have approximately $1.0 million in monthly revenues. However, there can be no assurances that the Company will achieve its REDIview sales targets and the Company’s failure to do so may have a material adverse effect upon the Company’s business, financial condition and results of operations.
     Critical success factors in management’s plans to achieve positive cash flow from operations include:
•	Ability to increase sales of the REDIview product line to lessen the amount of capital resources necessary to fund the Company’s operations until such time that revenues from the REDIview product line are sufficient to fund ongoing operations.

•	Ability to further reduce the Company’s operating cost structure as planned during fiscal year 2006.

•	Ability to complete development of additional features and functionality to the REDIview product line.

•	Significant market acceptance of the Company’s product offerings from new customers, including the Company’s REDIview product line, in the United States.

•	Maintaining and expanding indirect distribution channels for the Company’s REDIview product line.

•	Securing and maintaining adequate third party leasing sources for customers who purchase the Company’s products.
     There can be no assurances that any of these success factors will be realized or maintained.
     On October 1, 2004, the Company closed the sale of 5,000 shares of Series A convertible preferred stock (“Series A convertible preferred stock “), with each preferred share having a face value of $1,000, for a total purchase price of $5,000,000. Net cash proceeds received by the Company were $4,651,000 after payment of expenses. The Series A convertible preferred stock was convertible into shares of the Company’s common stock at a conversion price of $2.00 per share. The Company sold the Series A Preferred Stock to SDS Capital Group SPC, Ltd (“SDS”) pursuant to that certain Securities Purchase Agreement, dated October 1, 2004, by and between the Company and SDS. The Series A

Preferred Stock was issued to SDS pursuant to the exemption from the registration requirements of the Securities Act of 1933 as amended, provided by Regulation D promulgated thereunder.
     On May 31, 2005, the Company consummated a bridge loan and security agreement with SDS in which the Company issued a promissory note in the amount of $1.75 million to SDS (the “Bridge Note”). The Bridge Note was secured by the assets of the Company, accrued interest at 8% per annum and was due and payable on September 30, 2005. The Bridge Note automatically exchanged into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share (the “Bridge Warrants”) upon approval of the Company’s stockholders. The Company’s stockholders approved the exchange of the Bridge Note into the Bridge Warrants at the Company’s August 31, 2005 annual stockholders meeting. On September 2, 2005, the Bridge Note was extinguished and exchanged for the Bridge Warrants.
     On September 2, 2005, the Company closed the sale of $6.5 million of Series B preferred stock and common stock warrants in a private placement transaction with SDS previously entered into on May 31, 2005. In consideration for the issuance of the Series B convertible preferred stock, SDS paid $750,000 and returned to the Company all of the outstanding Series A convertible preferred stock which was held by SDS. Net cash proceeds received by the Company were approximately $443,000 after deduction of brokers’ commissions, accrued interest on the bridge note and other expenses. The Series A convertible preferred stock returned to the Company had a face value of $5 million. The Series B convertible preferred stock is convertible into common stock at a conversion price of $1.55 per share. SDS also received a common stock warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share. The Company intends to use the net proceeds from the financing transaction to fund its business plan. The Company is obligated to register the common stock issuable upon conversion of the Series B convertible preferred stock or exercise of the common stock purchase warrants for public resale under the Securities and Exchange Act of 1933.
     On December 16, 2005, in consideration of the Company reducing the exercise price on certain warrants held by SDS Capital Group SPC Ltd. (“SDS”), the sole holder of the Company’s Series B convertible preferred stock, from $0.67 to $0.30 per share, SDS exercised the warrants for the purchase of 1,125,000 shares of the Company’s common stock resulting in the receipt by the Company of cash proceeds in the amount of $337,500 (the “Warrant Exercise”). The closing stock price at the date of re-pricing was $0.47 resulting in a loss of approximately $69,000 to common stockholders. The loss is considered a deemed dividend included in determining net loss attributable to common stockholders.
     On December 23, 2005, the Company consummated the sale and assignment of certain of its patents and pending patent applications to Vehicle IP LLC in exchange for the payment by Vehicle IP LLC to the Company of $500,000 (the “Patent Sale”) resulting in a gain of $500,000.
     On February 24, 2006, the Company closed a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with certain institutional investors pursuant to which the Company sold $5.75 million of secured convertible notes (individually, a “Note” and, collectively, the “Notes”) including original issue discount Notes in the aggregate amount of $750,000 in a private placement transaction. The Notes are secured by substantially all of the Company’s assets. There exists no material relationship between the Company and these investors other than in respect of the Purchase Agreement. The Notes mature 24 months from issuance and are convertible at the option of the holder into the Company’s common stock at a fixed conversion price of $0.20 per share.
     Beginning on September 1, 2006 and continuing thereafter on the first business day of each month, the Company must pay an amount to the holder of the Note equal to 1/18th of the original principal payment of the Note; provided, that if on any principal payment date the outstanding principal amount of the Note is less than such principal installment amount, then the Company must pay to the holder of the Note the lesser amount. The Company may make such principal installment amounts in cash or in registered shares of the Company’s common stock. If paid in common stock, certain conditions must be satisfied, and the number of registered shares to be paid to the holder must be an amount equal to the principal installment amount divided by eighty percent (80%) of the average of the closing bid price for the ten (10) trading days immediately preceding the principal payment date.
     Pursuant to the Purchase Agreement, the Company also issued Series D-1 Warrants to the Note holders callable only by the Company requiring the Note holders to purchase up to 17.5 million additional shares of common stock in the aggregate upon the satisfaction of certain conditions specified in such Notes. The Series D-1 Warrants are callable by the Company at the lesser of $0.35 per share or 90% of the daily volume average weighted price for the 5 trading days prior to the call. If called at $0.35 per share, the Company would receive up to an additional $6.1 million in cash proceeds.

     Further, pursuant to this agreement, the Note holders and placement agents also received 83.6 million in common stock purchase warrants which are further discussed in Note 3.
     Upon the closing on February 23, 2006 of the issuance of the Notes, the Company received proceeds of approximately $4.1 million in cash (after deducting brokers’ commission but before payment of legal and other professional fees, the 15% original issue discount of $750,000 and the tendering of 50 shares of their 650 shares Series B preferred convertible stock with an aggregate face value of $500,000 by the Company’s sole Series B preferred convertible stockholder).
     The Company currently believes that with the receipt of the proceeds from the Purchase Agreement, the expected achievement of REDIview sales targets as forecasted in its revised business plan, and additional savings from operating cost reductions implemented in December 2005 and further cost reductions planned for fiscal year 2006, the Company has sufficient capital to fund its operations until the Company becomes cash flow positive. However, if the Company fails to achieve its planned sales forecasts and/or fails to further reduce its operating cost structure, the Company may deplete its cash reserves sooner than currently anticipated. There can be no assurance that the Company will be able to consummate a transaction for additional capital prior to substantially depleting its available cash reserves, and its failure to do so may force the Company to file for bankruptcy protection and/or cease operations.
2. Basis of Presentation and Significant Accounting Policies
Basis of Presentation
     The unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all footnote disclosures required by accounting principles generally accepted in the United States of America. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto in its Annual Report on Form 10-K for the year ended August 31, 2005. The accompanying condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods in accordance with accounting principles generally accepted in the United States of America. The results for any interim period are not necessarily indicative of the results for the entire fiscal year.
Estimates Inherent in the Preparation of Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
     The Company recognizes revenue when earned in accordance with the applicable accounting literature including: EITF No. 00-21, “Revenue Arrangements With Multiple Deliverables”, Statement of Position 97-2, “Software Revenue Recognition”, and Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, as amended by Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”. Revenue is recognized when the following criteria are met: there is persuasive evidence that an arrangement exists, delivery has occurred and all obligations under such arrangement have been fulfilled, the price is fixed and determinable and collectibility is reasonably assured.
     Initial sale proceeds received under multiple-element sales arrangements that require the Company to deliver products and services over a period of time and which are not determined by the Company to meet certain criteria are deferred. All REDIview and VMI sales proceeds related to delivered products are deferred and recognized over the contract life that typically ranges from one to five years. Product sales proceeds recognized under this method are portrayed in the accompanying Condensed Consolidated Statement of Operations as “Ratable product revenues.” The related deferred revenue is classified as a current and long term liability on the Condensed Consolidated Balance Sheets under the captions “Deferred product revenues – current portion” and “Deferred product revenues non-current portion.” If the customer relationship is terminated prior to the end of the customer contract term, such deferred sales proceeds are recognized as revenue in the period of termination. Under sales arrangements, which initially meet the earnings criteria described above, revenues are recognized upon shipment of the products or upon customer acceptance of the delivered products if terms of the sales arrangement give the customer the right of acceptance. Sales arrangements recognized upon initial delivery and acceptance relate primarily to products delivered under the service vehicle contract with SBC.
     Service revenue generally commences upon product installation and customer acceptance and is billed and recognized during the period such services are provided.
     The Company provides lease financing to certain customers of its REDIview and VMI products. Leases under these arrangements are classified as sales-type leases or operating leases. These leases typically have terms of one to five years, and all sales type leases are discounted at interest rates ranging from 14% to 18% depending on the customer’s credit risk. The net present value of the lease payments for sales-type leases is recognized as product revenue and deferred under the Company’s revenue recognition policy described above. Income from operating leases is recognized ratably over the term of the leases.
VMI License Right
     In June of 2001, the Company received a 99-year exclusive license right to market, sell and operate Minorplanet Systems PLC’s (“PLC”) VMI technology in the United States, Canada and Mexico. On June 14, 2004, the Bankruptcy Court approved a Compromise and Settlement Agreement (the “Agreement”) by and among the Company and Minorplanet Limited and PLC regarding the license agreement for the VMI technology, which allowed the Company to use, market and sell the VMI technology until December 31, 2004. On January 6, 2005, the Company and PLC entered into an Addendum to Compromise and Settlement Agreement (the “Addendum”) which granted the Company the right to continue to market and sell the VMI product line to the Company’s existing VMI customers. Although the Company has ceased actively marketing and selling the VMI product, the Addendum allows the Company to fulfill VMI product orders from existing VMI customers.
     Management accounts for the VMI license right in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which requires management of the Company to review for impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value. Thus, management used an expected present value technique, in which multiple cash flow scenarios that reflect the range of possible outcomes and a risk-free rate, to estimate the fair value of the VMI license right at November 30, 2005. Accordingly, the Company recorded an impairment loss of $0.1 million during the three months ended November 30, 2005 to reflect the fair value of the VMI license right based on the Company’s revised sales and cash flow forecasts. The new fair value of the VMI license right is being amortized over its expected useful life of nineteen months. At February 28, 2006, the carrying value of the license right was $0.3 million.
Goodwill and Other Intangibles
     The Company tests its Goodwill for impairment on an annual basis, or between annual tests if it is determined that a significant event or change in circumstances warrants such testing, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, (“SFAS 142”) which requires a comparison of the carrying value of goodwill to the fair value of the reporting unit. If the fair value of the reporting unit is less than the carrying value of goodwill, an adjustment to the carrying value of goodwill is required.
     Based on the Company’s failure to achieve its forecasted sales targets for the three months ended November 30, 2005, the Company began analyzing and revising its current and long-term business plans materially modifying its existing business plan in late-December 2005 as described above in Note 1 “Business Overview”. The Company’s new business plan significantly reduces its projected sales forecasts and operational costs from the Company’s former plan.
     As a result and in accordance with SFAS 142, the Company performed an interim test of its Goodwill at November 30, 2005 utilizing a discounted future cash flow analysis based on the Company’s new projected sales targets and the estimated impact of its cost savings. The Company determined its Goodwill was impaired by an estimated $5.0 million. Goodwill was thus written off by $5.0 million at November 30, 2005 representing the full amount of the estimated impairment. At February 28, 2006, the carrying value of the Company’s Goodwill was $5.1 million. There can be no assurances that the Company will achieve its REDIview sales targets and targeted cost reductions and the Company’s failure to do so may have a material adverse effect upon the Company’s Goodwill.

Restricted Stock
     On July 2, 2004, in accordance with the plan of reorganization, the Company adopted the Restated 2004 Management Incentive Plan (the “Incentive Plan”). The Incentive Plan allows for the issuance of up to 700,000 restricted shares of common stock to management. As of February 28, 2006, 270,000 shares of restricted stock had been issued to certain members of the senior management for the Company. These grants vest based on the achievement of specific corporate performance targets over a three-year period and are subject to forfeiture if such performance targets are not achieved. These restricted shares will be accounted for in accordance with variable plan accounting, which requires that the fair value of the shares be measured and charged to the income statement upon determination that the fulfillment of the performance criteria has been met or is probable. The Company recorded approximately $44,000 of compensation expense associated with these restricted shares during the three and six-month period ended February 28, 2006 for the vesting of 175,000 restricted shares.
Business Concentrations
     During the three and six months ended February 28, 2006, SBC accounted for approximately 7% and 27%, respectively, of the Company’s total revenues. The SBC contract expired effective December 31, 2005. During the three and six months ended February 28, 2005, SBC and Geologic Solutions, Inc. (“Geologic”) accounted for approximately 74% of the Company’s total revenues. Geologic terminated its contract with the Company effective August 31, 2005. Revenues from sales of REDIview products and services accounted for approximately 53% and 36% during the three and six months ended February 28, 2006.
Stock-Based Compensation
     In December of 2004, the Financial Accounting Standards Board (“FASB”) issued FAS 123R, which is effective for reporting periods beginning after June 15, 2005. FAS 123R applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. For any unvested portion of previously issued and outstanding awards, compensation expense is required to be recorded based on the previously disclosed FAS 123 methodology and amounts. Prior periods presented are not required to by restated. FAS 123R may require the Company to reflect the tax savings resulting from tax deductions in excess of expense reflected in its financial statements as a financing cash flow. The Company adopted FAS 123R as of September 1, 2005 and applied the standard using the modified prospective method, which requires compensation expense to be recorded for new and modified awards. The Company currently believes the adoption of FAS 123R will not have a material impact on the Company at this time. The Company extinguished its prior stock options upon emergence from bankruptcy effective July 2, 2004 and has not issued any new stock options beyond that date. As discussed above, the Company has issued restricted stock to certain members of the senior management for the Company. Compensation expense totaling approximately $44,000 has been recorded during the three months ended February 28, 2006 related to the vesting of restricted shares.
Recent Accounting Pronouncements
     In June of 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (“SFAS 154”), “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable. APB No. 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FASB stated that SFAS 154 improves financial reporting because its requirements enhance the consistency of financial information between periods. Unless early adoption is elected, SFAS 154 is effective for fiscal years beginning after December 15, 2005. Early adoption is permitted for fiscal years beginning after June 1, 2005. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The Company does not believe that the adoption of SFAS 154 will have a material effect on its results of operations or financial position.
3. Securities Purchase Agreements
     On October 1, 2004, the Company closed the sale of 5,000 shares of Series A convertible preferred stock

(“Series A convertible preferred stock “), with each preferred share having a face value of $1,000, for a total purchase price of $5,000,000. Net cash proceeds received by the Company were $4,651,000 after payment of expenses. The Series A convertible preferred stock was convertible into shares of the Company’s common stock at a conversion price of $2.00 per share. The Company sold the Series A Preferred Stock to SDS Capital Group SPC, Ltd (“SDS”) pursuant to that certain Securities Purchase Agreement , dated October 1, 2004, by and between the Company and SDS. The Series A Preferred Stock was issued to SDS pursuant to the exemption from the registration requirements of the Securities Act of 1933 as amended, provided by Regulation D promulgated thereunder.
     On May 31, 2005, the Company consummated a bridge loan and security agreement with SDS in which the Company issued a promissory note in the amount of $1.75 million to SDS (the “Bridge Note”). The Bridge Note was secured by the assets of the Company, accrued interest at 8% per annum and was due and payable on September 30, 2005. The Bridge Note automatically exchanged into a common stock purchase warrant with a 5-year term to purchase 1,666,667 shares of common stock at an exercise price of $0.01 per share and a common stock purchase warrant with a 5-year term to purchase 700,000 shares of common stock at an exercise price of $1.75 per share (the “Bridge Warrants”) upon approval of the Company’s stockholders. The Company’s stockholders approved the exchange of the Bridge Note into the Bridge Warrants at the Company’s August 31, 2005 annual stockholders meeting. On September 2, 2005, the Bridge Note was extinguished and exchanged for the Bridge Warrants.
     On September 2, 2005, the Company closed the sale of $6.5 million of preferred stock and common stock purchase warrants in a private placement transaction with SDS previously entered into on May 31, 2005. In consideration for the issuance of the Series B convertible preferred stock, SDS paid $750,000 and returned to the Company all of the outstanding Series A convertible preferred stock which was held by SDS. Net cash proceeds received by the Company were approximately $443,000 after deduction of brokers’ commissions, accrued interest on the bridge note and other expenses. The Series A convertible preferred stock returned to the Company had a face value of $5 million. The Series B convertible preferred stock is convertible into common stock at a conversion price of $1.55 per share. SDS also received a common stock purchase warrant with a 5-year term to purchase 2 million shares at an exercise price of $1.75 per share. The Company intends to use the net proceeds from the financing transaction to fund its business plan. The Company is obligated to register the common stock issuable upon conversion of the Series B convertible preferred stock or exercise of the common stock purchase warrants for public resale under the Securities and Exchange Act of 1933.
     The terms of the Series B convertible preferred stock are set forth in the Certificate of Designation, Preferences and Rights, the most significant of which are as follows:
     Ranking. The Series B convertible preferred stock ranks senior to the Company’s common stock with respect to payment of dividends and amounts upon any liquidation, dissolution or winding up of the Company.
     Dividends. Dividends accrue from the date of issuance of the Series B convertible preferred stock through August 31, 2008, and will be cumulative from such date. Holders of shares of Series B convertible preferred stock will be entitled to receive cumulative dividends in an amount equal to 8% per year until September 1, 2006 and 3% per year thereafter, payable at the election of the holder of the Company’s Series B convertible preferred stock in cash or additional shares of Series B convertible preferred stock.
     Conversion. Each holder of Series B convertible preferred stock has the right to convert its shares of Series B convertible preferred stock into shares of the Company’s common stock at a conversion price of $1.55 per share of common stock. The conversion price shall be adjusted in the event of stock splits, stock dividends and similar distributions and events affecting all of the Company’s common stockholders on a pro rata basis so that the conversion price is proportionately increased or decreased to reflect the event. In addition, if there is a change of control (as discussed below), then each holder of Series B convertible preferred stock has the right to receive upon conversion, in lieu of common stock otherwise issuable, such shares of stock, securities or other property as would have been issued or payable in such change of control with respect to the number of shares of common stock which would have been issuable upon conversion had such change of control not taken place (subject to appropriate revisions to preserve the economic value of the Series B preferred shares before the change of control). The Company has to provide 10 days written notice to the holders of its Series B convertible preferred stock before the Company may effect any change of control. In no event can any holder of Series B convertible preferred stock convert shares of Series B convertible preferred stock into shares of common stock or dispose of any shares of Series B convertible preferred stock to the extent that such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 9.99% of the Company’s outstanding shares of common stock.
     Redemption by Holder. The holders of shares of Series B convertible preferred stock have the right to cause the

Company to redeem any or all of its shares at a price equal to 115% of face value (150% of the face value if the redemption event is a change of control event discussed below), plus accrued but unpaid dividends in the following events:
•	the Company’s common stock is suspended from trading or is not listed for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, The Nasdaq National Market or The Nasdaq SmallCap Market for an aggregate of 10 or more trading days in any twelve-month period;

•	the initial registration statement required to be filed by the Company pursuant to the registration rights agreement has not been declared effective by April 30, 2006 or such registration statement, after being declared effective, cannot be utilized by the holders of Series B convertible preferred stock for the resale of all of their registerable securities for an aggregate of more than 15 days in the aggregate;

•	the Company fails to remove any restrictive legend on any certificate or any shares of common stock issued to the holders of Series B convertible preferred stock upon conversion of the Series B convertible preferred stock as and when required and such failure continues uncured for five business days;

•	the Company provides written notice (or otherwise indicate) to any holder of Series B convertible preferred stock, or state by way of public announcement distributed via a press release, at any time, of the Company’s intention not to issue, or otherwise refuse to issue, shares of common stock to any holder of Series B convertible preferred stock upon conversion in accordance with the terms of the certificate of designation for the Company’s Series B convertible preferred stock;

•	the Company or any of its subsidiaries make an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for the Company or for a substantial part of its property or business;

•	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any of its subsidiaries which shall not be dismissed within 60 days of their initiation; or

•	the Company:
•	sells, conveys or disposes of all or substantially all of its assets;

•	merges or consolidates with or into, or engages in any other business combination with, any other person or entity, in any case which results in either (i) the holders of the Company’s voting securities immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the Company’s total outstanding voting securities of or such other surviving or acquiring person or entity immediately following such transaction or (ii) the members of the Company’s board of directors comprising fifty percent (50%) or less of the members of its board of directors or such other surviving or acquiring person or entity immediately following such transaction;

•	either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness in excess of $250,000 due to any third party, other than payments contested by the Company in good faith, or (ii) suffer to exist any other default under any agreement binding the Company which default or event of default would or is likely to have a material adverse effect on the Company’s business, operations, properties, prospects or financial condition;

•	have fifty percent (50%) or more of the voting power of the Company’s capital stock owned beneficially by one person, entity or “group”;

•	experience any other change of control not otherwise addressed above; or

•	the Company otherwise breaches any material term under the private placement transaction documents, and if such breach is curable, shall fails to cure such breach within 10 business days after the Company has been notified thereof in writing by the holder.
     For purposes of the Series B convertible preferred stock, a change of control means any sale, transfer or other disposition of all or substantially all of the Company’s assets, the adoption of a liquidation plan, any merger or consolidation where the Company is not the surviving entity with the Company’s capital stock unchanged, any share exchange where all of the Company’s shares are converted into other securities or property, any sale or issuance by the Company granting a person the right to acquire 50% or more of the Company’s outstanding common stock, any reclassification of the Company’s common stock, and the first day on which the current member of the Company’s board of directors cease to represent at least a majority of the members of the Company’s board of directors then serving.
     Redemption by the Company. If, at any time after September 2, 2006 and before September 2, 2009, during a period of at least twenty (20) consecutive trading days (a) the closing trading price of the Company’s common stock is at least 200% of the conversion price then in effect and (b) the trading volume and trading price of the Company’s common stock result in a product of at least $350,000 on each trading day, then the Company shall have the right to redeem all shares of Series B convertible preferred stock then outstanding at price per share equal to 200% of the sum of the face amount of such share plus all accrued and unpaid dividends thereon through the closing date of such redemption.
     Restricted Actions. So long as any shares of Series B convertible preferred stock are outstanding, the Company is not permitted to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval of the majority holders of Series B convertible preferred stock:
•	alter or change the rights, preferences or privileges of the Series B convertible preferred stock, or increase the authorized number of shares of Series B convertible preferred stock;

•	amend the Company’s certificate of incorporation or bylaws;

•	issue any shares of Series B convertible preferred stock other than pursuant to the Securities Purchase Agreement with the selling stockholder;

•	redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any junior securities;

•	increase the par value of the Company’s common stock;

•	sell all or substantially all of the Company’s assets or stock, or consolidate or merge with another entity;

•	enter into or permit to occur any change of control transaction;

•	sell, transfer or encumber technology, other than licenses granted in the ordinary course of business;

•	liquidate, dissolve, recapitalize or reorganize;

•	authorize, reserve, or issue common stock with respect to any plan or agreement that provides for the issuance of equity securities to the Company’s employees, officers, directors or consultants in excess of 250,000 shares of common stock;

•	change the Company’s principal business;

•	issue shares of the Company’s common stock, other than as contemplated by the certificate of designation or by the warrants issued to the selling stockholder;

•	increase the number of members of the Company’s board of directors to more than 7 members, or, if no Series B convertible preferred stock director has been elected, increase the number of members of the Company’s board of directors to more than 6 members;

•	alter or change the rights, preferences or privileges of any of the Company’s capital stock so as to affect adversely the Series B convertible preferred stock;

•	create or issue any senior securities or pari passu securities to the Series B convertible preferred stock;

•	except for the issuance of debt securities to, or incurrence of indebtedness from, a recognized financial institution in an aggregate amount not exceeding $5,000,000 and which, in the case of debt securities, are not convertible securities, issue any debt securities or incur any indebtedness that would have any preferences over the Series B convertible preferred stock upon the Company’s liquidation, or redeem, repurchase, prepay or otherwise acquire any of the Company’s outstanding debt securities or indebtedness, except as expressly required by the terms of such securities or indebtedness;

•	make any dilutive issuance;

•	enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

•	cause or authorize any of the Company’s subsidiaries to engage in any of the foregoing actions.
     Voting Rights. Except as otherwise provided in the certificate of designation and as otherwise required by the Delaware General Corporation Law, each holder of Series B convertible preferred stock has the right to vote on all matters before the common stockholders on an as-converted basis voting together with the common stockholders as a single class. This voting right is subject to the limitation that in no event may a holder of shares of Series B convertible preferred stock (or warrants discussed below) have the right to convert shares of Series B convertible preferred stock into shares of the Company’s common stock or to dispose of any shares of Series B convertible preferred stock to the extent that such right to effect such conversion or disposition would result in the holder and its affiliates together beneficially owning or having the power to vote more than 9.99% of the Company’s outstanding shares of common stock. The holders of a majority of the Series B convertible preferred stock also have the right to appoint one representative to the Company’s board of directors and are entitled to designate one observer to the meetings of the Company’s board of directors and committees.
     Warrants Issued to Selling Stockholder. In connection with the issuance of shares of Series B convertible preferred stock to SDS, the Company also issued to SDS three warrants to purchase shares of the Company’s common stock.
     With respect to the first warrant, the holder has the right to purchase up to 1,666,667 shares of the Company’s common stock at an exercise price equal to $0.01 per share. The first warrant may be exercised at any time until September 2, 2010.
     With respect to the second warrant, the holder has the right to purchase up to 700,000 shares of the Company’s common stock at an exercise price equal to $1.75 per share. The second warrant may be exercised at any time until September 2, 2010. The remaining terms of the second warrant are identical to the first warrant except the second warrant contains certain anti-dilution price protections in the event of a dilutive stock issuance (in addition to anti-dilution protections for stock splits and other similar pro rata events).
     With respect to the third warrant, the holder has the right to purchase up to 2,000,000 shares of the Company’s common stock at an exercise price equal to $1.75 per share. The third warrant may be exercised at any time after March 2, 2006 until September 2, 2010. The remaining terms of the third warrant are identical to the first warrant except (i) the third warrant contains a provision which requires the Company to obtain the consent of the holder of the third warrant prior to any issuing any of the Company’s securities in a dilutive issuance and (ii) cashless exercise of the third warrant is not available until September 2, 2006. All three warrants contain a provision that prevents any holder from exercising the warrant to the extent that such exercise would result in such holder beneficially owning or having the right to vote more than 9.99% of the Company’s outstanding shares of common stock.
     In addition to the warrants discussed above, SDS also holds two warrants for a total of 2,366,667 common shares which were issued in October 2004 and which are described more fully in the “Description of Capital Stock” section of the Company’s registration statement on Form S-3, filed by the Company with the Commission on November 24, 2004.
     Registration Rights Agreement. In connection with the issuance of Series B convertible preferred stock and warrants to SDS, the Company entered into a registration rights agreement, dated September 2, 2005, with SDS, whereby the Company granted certain registration rights to SDS. On or prior to October 2, 2005, the Company was obligated to file a registration statement on Form S-3 covering 10,000,000 shares of common stock that SDS may acquire upon conversion of the Series B convertible preferred stock or upon exercise of the warrants. SDS and the Company subsequently amended the Registration Rights Agreement to extend the date by which the Company was obligated to file a registration statement on Form S-3 from October 2, 2005 to February 28, 2006. As per the amended registration rights agreement, the Company could face a liquidated damages claim by SDS if (i) the initial registration statement is not declared effective by the SEC on or prior to April 30, 2006, (ii) after the effectiveness of the registration statement, sales of common stock cannot be made by SDS due to a stop order by the SEC or the Company needs to update the registration statement, or (iii) the Company’s common stock is not listed on Nasdaq, the New York Stock Exchange or the American Stock Market. The liquidated damages for the first 30 days equals 3% of the purchase price of the Series B convertible preferred stock and equal 1.5% for each 30 days thereafter of non-compliance. In addition to the liquidated damages provision discussed above, SDS can require the redemption of its shares of Series B convertible preferred stock upon certain default events. SDS has subsequently waived prior penalties and agreed to allow the registration of such shares to occur with the registration statement on Form SB-2 registering shares of the Series A convertible Notes described below. The Company registered 4,062,500 shares on Form SB-2 filed April 10, 2006. The Company intends to register the remaining shares which the Company is obligated to register under the registration rights agreement upon shareholder approval of increasing the Company’s authorized shares.
     SDS also has the right to piggy-back on to the registration statements filed by the Company registering shares of the Company’s common stock (other than Form S-8 and Form S-4 registration statements filed by the Company), subject to share cut-backs by the underwriters (if an underwritten public offering), provided that at least 25% of the shares requested for inclusion in the registration statement by SDS must be included in such underwritten public offering.
Accounting for Sale of Series B Convertible Redeemable Preferred Stock and Exchange of Note Payable for Warrants
     The gross proceeds from the sale of the 650 shares of Series B convertible preferred stock was $6,500,000. The proceeds were used to redeem 5,000 shares of Series A convertible preferred stock at a face value of $5,000,000. The premium paid upon redemption was $750,000. The carrying value on the Series A convertible preferred stock was $3,542,000; thus, the Company recorded a loss on redemption in September, 2005 of approximately $2,208,000. The loss is considered a deemed dividend and is reported after net loss and before net loss attributable to common stockholders.
     Approximately $975,000 of the net proceeds were allocated to the associated third warrant based on its relative fair value as computed using the Black-Scholes pricing model; thus, the Series B convertible preferred stock has a carrying value of $5,254,000. The net cash proceeds received by the Company after redemption of the Series A convertible preferred stock and payment of expenses and interest on the note payable described below was $443,000. As discussed above, the holders of the Series B convertible preferred stock have the right to require the Company to redeem any or all of its outstanding preferred shares upon a change of control or certain other contingent events that could be outside the control of the Company. Thus, the Series B convertible preferred stock is carried outside of permanent equity in the mezzanine section of the Company’s balance sheet.
Note and Warrant Purchase Agreement — Summary of Terms
     On February 24, 2006, the Company closed the sale of $5.75 million of secured convertible notes, including original issue discount notes in the aggregate amount of $750,000, in a private placement transaction with several accredited institutional investors. Midtown Partners & Co., LLC acted as the placement agent for this offering. Pursuant to this offering, the Company also issued warrants to purchase an aggregate of up to 83.6 million shares of the Company’s common stock. Upon the closing of the offering, the Company received proceeds of approximately $4.1 million in cash (after deducting the brokers’ commission but before payment of legal and other professional fees, the 15% original issue discount of $750,000 and the tendering of 50 shares of their 650 shares of Series B preferred convertible stock with an aggregate face value of $500,000 by the Company’s sole Series B preferred convertible stockholder).
The Note and Warrant Purchase Agreement
     On February 24, 2006, the Company closed a Note and Warrant Purchase Agreement dated February 23, 2006 (the “Purchase Agreement”) with several institutional investors as purchasers. Each of these purchasers was an “accredited investor” under the SEC rules.
     Under the terms of the Purchase Agreement, the purchasers have purchased from the Company:
•	Series A Senior Secured Convertible Promissory Notes in the aggregate principal amount of $5,000,000, convertible into shares of the Company’s common stock (the “Series A Notes”); and

•	Original Issue Discount Senior Secured Convertible Promissory Notes in the aggregate principal amount of $750,000, convertible into shares of the Company’s common stock (the “OID Notes”). Unless otherwise specified, the Series A Notes and the OID Notes are collectively referred to as the “Notes”).
     In addition, pursuant to the Purchase Agreement, the following warrants to purchase shares of the Company’s common stock were issued to each purchaser on February 24, 2006:
•	Series A-7 warrants to purchase shares of the Company’s common stock equal to 75% of the number of shares of the Company’s common stock issuable upon conversion of such purchaser’s Series A Note (approximately 18.8 million shares in the aggregate) at an exercise price per share equal to $0.40 with a term of 7 years following the closing date;

•	Series A-7 warrants issued to the Company’s placement agents to purchase shares of the Company’s common stock equal to equal to 10% of the number of Series A-7 warrants issued (approximately 1.9 million shares in the aggregate) at an exercise price per share equal to $0.40 with a term of 5 years following the closing date;

•	Series B-4 warrants to purchase shares of the Company’s common stock equal to 50% of the number of conversion shares issuable upon the conversion of such purchaser’s Series A Note on the date of issuance of the note (approximately 12.5 million shares in the aggregate) at an exercise price per share equal to $0.90 with a term of 4 years following the effective date of the registration statement providing for the resale of the conversion shares and the share of the Company’s common stock issuable upon exercise of the warrants;

•	Series B-4 warrants issued to the Company’s placement agents to purchase shares of the Company’s common stock equal to equal to 10% of the number of Series B-4 warrants issued (approximately 1.3 million shares in the aggregate) at an exercise price per share equal to $0.90 with a term of 5 years following the closing date;

•	Series C-3 warrants to purchase a number of shares of the Company’s common stock equal to 100% of the number of conversion shares issuable upon the conversion of such purchaser’s Series A Note on the date of issuance of this note (approximately 25.0 million shares in the aggregate) at an exercise price per share equal to $0.21 with a term of 3 years following the closing date;

•	Series C-3 warrants issued to the Company’s placement agents to purchase shares of the Company’s common stock equal to equal to 10% of the number of Series C-3 warrants issued (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.21 with a term of 5 years following the closing date;

•	Series D-1 warrants (callable only at our option) to purchase a number of our shares of common stock equal to 70% of the number of conversion shares issuable upon conversion of such purchaser’s Series A Note (approximately 17.5 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5 day volume weighted average price of the Company’s common stock on the OTC Bulletin Board preceding the call notice, as defined in this warrant;

•	Series D-1 warrants issued to our placement agents to purchase shares of our common stock equal to equal to 10% of the number of Series D-1 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5 day volume weighted average price of our common stock on the OTC Bulletin Board preceding the call notice, as defined in this warrant;

•	10% Placement Agent Warrant issued to the Company’s placement agents to purchase shares of the Company’s common stock equal to equal to 10% of the number of shares of common stock issuable to the note holders upon conversion of theirs notes (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.20 with a term of 5 years following the closing.
     The issuance and purchase of the notes and warrants was effected in accordance with and in reliance upon the exemption from securities registration afforded by Regulation D promulgated under the Securities Act of 1933, and upon such other exemption from the registration requirements of this statute as may be available with respect to the investments made pursuant to the Purchase Agreement.
     A portion of the purchase price in the amount of $500,000 received under the Purchase Agreement was delivered by SDS Capital Group SPC, Ltd. by exchanging 50 shares of the Company’s Series B convertible preferred stock held by this entity with an aggregate face value of $500,000.
Certain Covenants
     Under the terms of the Purchase Agreement, the Company’s most significant obligations include that the Company will:
•	cause the Company’s common stock to continue to be registered under the Securities Exchange Act of 1934, continue the listing or trading of the Company’s common stock on the OTC Bulletin Board and to take all actions required to allow the purchasers to effect resales under Rule 144;

•	(if the Company stops filing the Company’s periodic reports with the Securities and Exchange Commission) furnish annual and quarterly reports to the purchasers as long as they own or are obligated to purchase these securities;

•	use the net proceeds from the sale of the securities for working capital and general corporate purposes;

•	not provide any purchaser with any material non-public information;

•	acknowledge that the securities, under certain circumstances, may be pledged by the purchasers;

•	not declare or pay dividends or distributions on the Company’s common stock as long as any notes or warrants remain outstanding;

•	as long as any notes or warrants remain outstanding, have authorized and reserved for issuance 120% of the aggregate number of shares of the Company’s common stock needed for the issuance of the conversion shares and the warrant shares;

•	issue irrevocable instructions to the Company’s transfer agent to issue certificates for the conversion shares and the warrant shares with a restrictive legend regarding the fact that such shares are not registered and are restricted securities;

•	not sell or dispose of any of the Company’s business assets without the prior written consent of the holders of a majority of the principal amounts of the notes outstanding;

•	agree that any business assets the Company acquire in the future will become part of the collateral securing the Company’s obligations under the notes;

•	maintain a directors and officers liability insurance policy with coverage equal to or greater than $3,000,000; and

•	with regard to subsequent financings that, for a period of 1 year following the closing date; notify the purchasers in writing of the terms and conditions of any proposed offer or sale to any third party of any of the Company’s common stock or securities convertible into the Company’s common stock, which notice will provide each purchaser an option, during the 10 trading days after the notice, to inform the Company whether the purchaser will purchase up to its “pro rata” shares of all of the securities being offered in this subsequent financing.

•	In this context “pro rata” means the percentage obtained by dividing:
•	the principal amount of the notes purchased by the purchaser on the closing date, by

•	the total principal amount of all the notes purchased by all of the purchasers on the closing date with regard to “permitted financings” that such permitted financings, as defined below will not be considered a subsequent financing for these purposes; permitted financings include:
•	securities issued other than for cash in connection with a merger or acquisition;

•	securities issued prior to the closing date or issued pursuant to the conversion of the notes;

•	the Company’s common stock issued pursuant to the warrants;

•	securities issued in connection with strategic licensing or partnering agreements;

•	the Company’s common stock issued pursuant to the Company’s stock option plans or the Company’s employee stock purchase plans;

•	any warrants issued to the placement agent for the offering;

•	the Company’s common stock issued in connection with consulting or advisory services;

•	the payment of any principal in shares of the Company’s common stock pursuant to the notes;

•	as long as the notes remain outstanding, allow the purchasers to exchange their notes for any securities issued in a subsequent financing if such securities are on terms more favorable than the terms governing the notes.

     Pursuant to the terms of the Purchase Agreement, the Company has agreed to indemnify the purchasers and certain of their related parties against all losses resulting from any inaccuracy in or breach of the Company’s representations, warranties or agreements made in the Purchase Agreement. The purchasers, severally but not jointly, have agreed to indemnify the Company and certain of the Company’s related parties against all losses resulting from any inaccuracy in or breach of the representations, warranties and agreements of the purchaser made in the Purchase Agreement. The maximum aggregate liability of each purchaser for such indemnification is limited to the portion of the total purchase price paid by the purchaser under the Purchase Agreement. The Purchase Agreement and each of the notes, warrants and other documents contemplated thereby are governed by New York law.
Material Terms of the Senior Secured Convertible Notes
     The Company issued these notes pursuant to the Purchase Agreement, in which the Company issued, as maker, the notes on February 24, 2006, the issuance date, in the principal amount of $5,000,000. As described below, these notes are convertible into shares of the Company’s common stock and have a maturity date of February 24, 2008.
     Beginning on September 1, 2006 and after that on the first business day of each month, a principal payment date, the Company must pay to the holder of the note an amount equal to 1/18th of the original principal amount of the note, or the principal installment amount. However, if on any principal payment date the outstanding principal on the note is less than the principal installment amount, then the Company must pay the holder the lesser amount. The Company may make payment in cash or in shares of the Company’s common stock, provided that a registration statement covering the resale of such shares has been declared effective by the SEC.
Option to Pay with Shares in Certain Circumstances
     If the Company choose to pay the principal installment amount in shares of the Company’s common stock, the Company must pay the number of shares in an amount equal to the principal installment amount divided by 80% of the average closing bid price for the 10 trading days immediately prior to the principal payment date. The Company has this option only if, among other things, the convertible securities have been duly registered on an effective registration statement and trading in the Company’s common stock has not been suspended on the OTC Bulletin Board or other exchange.
     The Company’s obligations as the maker of these notes are secured by a continuing security interest in certain of the Company’s assets.
Events of Default
     The amounts payable under the notes may be accelerated or increased upon the occurrence of an event of default, which includes:
•	the Company’s failure to make the principal installment amount on a designated principal payment date;

•	the failure of the registration statement to be declared effective by the Securities and Exchange Commission on or prior to August 25, 2006;

•	the suspension from listing or failure of the Company’s common stock to be listed on the OTC Bulletin Board or one of the major exchanges;

•	the Company’s notice to the holder of the Company’s inability to comply or intention not to comply with proper requests for conversion of the notes;

•	the Company’s failure to timely deliver shares of common stock upon conversion, to file a registration statement, or to make payment of fees under the notes, the Purchase Agreement or the related registration rights agreement;

•	the lapsing of the effectiveness of the registration statement for a period of 10 consecutive trading days;

•	the Company’s default in the performance of any material covenant in the notes, the Purchase Agreement, the registration rights agreement or any other ancillary documents;

•	the Company’s making of a false or incorrect representation or warranty in the Purchase Agreement,

the registration rights agreement or any other ancillary documents;

•	the Company’s default in any payment of principal or interest on the indebtedness represented by the notes, or default in the observance or performance of any other agreement relating to such indebtedness in excess of $100,000;

•	the Company’s application for appointment of a receiver or liquidator or filing a petition in bankruptcy or other similar relief which is not dismissed within 30 days;

•	the filing of a proceeding against the Company seeking the liquidation, reorganization, or dissolution of the Company or similar relief which is not dismissed within 30 days;

•	the Company’s failure to instruct the Company’s transfer agent to remove any legends from shares of common stock eligible to be sold under Rule 144 of the Securities Act of 1933 and to issue such shares to the holder;

•	the Company’s failure to pay any amounts due to the holder under the notes, the Purchase Agreement or the registration rights agreement within three (3) business days of the due date;

•	the occurrence of an event of default under any of the other notes contemplated by the Purchase Agreement, known as a cross-default provision; and

•	the Company’s failure to obtain stockholder approval to increase the authorized shares of common stock in accordance with the Purchase Agreement.

•	If one of these events of default has occurred, the holder may:
•	declare the entire unpaid principal balance of the notes due and it will be accelerated;

•	demand that the principal amount of the notes then outstanding be converted into shares of the Company’s common stock at the conversion price discussed in more detail below; and/or

•	exercise any of the holder’s other rights or remedies under the transaction documents or applicable law. The Company must pay interest on demand on the notes upon an event of default from the date of the default until the date of cure at the lesser of 10% and the maximum per annum legal rate.
Conversion
     The notes contemplate both a voluntary conversion and a mandatory conversion. Under the voluntary conversion, at the option of the holder the notes will be convertible in whole or in part into that number of shares of the Company’s common stock determined by dividing: (i) that portion of the outstanding balance under the notes as of the date the holder chooses to convert; by (ii) the conversion price then in effect (the initial conversion price under the notes is $0.20), as it may be adjusted under the terms of the notes. The term mandatory conversion date is the date following the effective date of the registration statement on which the closing bid price is greater than 250% of the conversion price for a period of 12 consecutive trading days and the average daily trading for such 12 consecutive trading days exceeds 750,000 shares of common stock. On the mandatory conversion date, the Company may, upon 5-business days prior notice to the holder, cause the principal amount of the notes to convert into a number of shares of the Company’s common stock equal to the quotient of:
•	the principal amount of the notes outstanding on the mandatory conversion date; divided by

•	the conversion price in effect on the mandatory conversion date; however, in order to cause this conversion the following must be true:

•	the registration statement must be effective 30 days immediately prior to the mandatory conversion date;

•	trading in the Company’s common stock must not have been suspended by the OTC Bulletin Board or other relevant exchange;

•	no event of default must have occurred and be continuing;

•	this mandatory conversion must not violate the note provisions regarding the ownership cap as described below, and

•	the Company must not be in possession of any material non-public information. The mandatory conversion date will be extended during the time of occurrence of a triggering event as described below.
     If, because the registration statement has not been filed or its effectiveness has been suspended, a holder is unable to trade any of the Company’s common stock, the holder will have the option, within 10 trading days after the expiration of such black-out period, of using the conversion price applicable on such conversion date or any conversion price selected by the holder that would have been applicable if the conversion date had been at an earlier time during such black-out period or within the 10 trading days after that period.
     In order to make the holder whole from any economic loss resulting in the Company’s failure timely to deliver the conversion securities, the Company has agreed in such event to pay to the holder in cash, and as liquidated damages, an amount per trading day for each trading day until the shares are delivered, along with interest on such amount at a rate of 10% per annum, equal to the greater of:
•	(a) 1% of the principal amount of the notes requested to be converted for the first 5 trading days after the delivery date; and (b) 2% of the principal amount of the notes requested to be converted for each trading day after that; and

•	$2,000 per day.
     In addition, if the Company fails to deliver certificates representing the convertible securities on or before the delivery date and if after that date the holder is required by its broker to purchase shares of the Company’s common stock to deliver in satisfaction of a sale by the holder of the convertible securities which the holder expected to receive upon proper conversion, or a buy-in, then the Company must: pay in cash to the holder the amount which such holder had to come out of pocket to cover the open market purchase in excess of the price at which the sell order giving rise to such purchase obligation was executed.
Limitation of Beneficial Ownership of The Company’s Shares
     Subject to waiver by the holder under certain circumstances upon 61 days notice to us, the holder may not convert all or any portion of the notes if the number of shares of convertible securities, when combined with all other shares of the Company’s common stock held by the holder: (i) would result in the holder beneficially owning more than 4.9% of all of the Company’s common stock then outstanding; or (ii) would result in the holder beneficially owning more than 9.9% of all of the Company’s common stock then outstanding.
Conversion Price Adjustments
     The conversion price under the notes is subject to adjustment from time to time to reflect:
•	stock splits and combinations;

•	certain dividends and distributions;

•	reclassifications; exchanges or substitutions;

•	reorganizations, mergers, sales of assets;

•	issuances of additional shares of common stock (on a full-ratchet anti-dilution basis); and

•	issuances of common stock equivalents.
     In the event of an issuance of additional shares of common stock, or an issuance of common stock equivalents, a “full ratchet” adjustment will be made to the conversion price. This means effectively that the conversion price will be reduced to the consideration per share paid for the additional shares of common stock in question.
     The Company is not obligated to make any adjustments to the conversion price in connection with:
•	securities issued other than for cash in connection with a merger or acquisition;

•	securities issued pursuant to conversion or exercise of securities outstanding prior to the date of the notes and the warrants;

•	shares of the Company’s common stock issuable upon exercise of the warrants;

•	securities issued in connection with strategic license or partnering agreements;

•	shares of the Company’s common stock issued in connection with the Company’s stock option plans or employee stock purchase plans;

•	warrants issued to the placement agent for the offering;

•	shares of the Company’s common stock issued in connection with consulting or advisory services; and

•	the payment of any principal in shares of the Company’s common stock pursuant to the notes.
Prepayment
     The notes require several types of prepayment provisions, which reference the two following terms: major transaction and triggering event. The notes define a major transaction as:
•	the Company’s merger or consolidation with or into another entity involving a change of control;

•	the Company’s sale or transfer of more than 50% of the Company’s assets; or

•	the closing of a tender offer for more than 50% of the outstanding shares of the Company’s common stock.

•	The notes include the following in the definition of a triggering event:

•	the effectiveness of the registration statement for the common stock issued on conversion of the notes lapses for any reason or it is unavailable for the resale of the Company’s common stock for a period of 20 consecutive trading days;

•	the suspension from listing of the Company’s common stock on the OTC Bulletin Board or any other exchange for a period of 5 trading days;

•	the Company’s notice to any holder of the Company’s inability or intention not to comply with requests for conversion;

•	the Company’s failure to comply with a holder’s conversion notice within 10 business days of the Company’s receipt of it;

•	the Company’s deregistration of the Company’s common stock;

•	the Company’s completion of a “going private” transaction as a result of which the Company’s common stock is no longer registered under the exchange act; or

•	the Company’s breach of any of the Company’s representations, warranties and covenants made in the Purchase Agreement, the notes or any ancillary documents.
     On the occurrence of an event of default, the holder has the right to require the Company to prepay in cash all or a portion of the notes at a price equal to 120% of the principal amount of the notes at the time of the request. Simultaneously with the occurrence of a major transaction, the holder has the right to require the Company to prepay all or a portion of the holder’s notes at a price equal to 100% of the principal amount of the notes.
     For purposes of the prepayment option upon a triggering event, the term volume the weighted average price means for any date the daily volume weighted average price of the Company’s common stock for such date on the OTC Bulletin Board; or the “Pink Sheets”, or as determined by an independent appraisal if the stock is not then traded on one of the markets. After a triggering event occurs, the holder has the right to require the Company to prepay all or a portion of the notes in cash at a price equal to the sum of:
•	the greater of:
•	125% of the principal amount of the notes; and

•	if the holder cannot get the benefit of its conversion rights and the ability to effect the resale of shares of the Company’s common stock issuable upon conversion, the aggregate principal amount of the notes divided by the conversion price on:

•	the date the prepayment price is demanded or due; or

•	the date the prepayment price is paid in full, whichever is less, multiplied by the volume the weighted average price on:
•	the date the prepayment price is demanded or otherwise due; or

•	the date the prepayment price is paid in full, whichever is greater; and

•	all other costs or expenses due in respect of the notes and the other transaction documents.
     No sooner than 15 days nor later than 10 days prior to the completion of a major transaction the Company must deliver notice of it to the holder. At any time after receipt of such notice, the holder may require the Company to prepay the notes immediately. Within 1 business day after the occurrence of a triggering event, the Company must deliver notice of it to the holder. At any time after the earlier of:
•	the holder’s receipt of the Company’s notice; or

•	the holder’s becoming aware of a triggering event, the holder may require the Company to prepay all of the notes on a pro rata basis. The Company must deliver the prepayment price related to a triggering event within 5 business days after the Company receives notice of this requirement from the holder; and the Company must deliver the prepayment price related to a major transaction immediately prior to the consummation of the major transaction. However, if the Company are unable to prepay all of the notes to be so prepaid, the Company must pay an amount to each holder equal to the holder’s pro rata amount of all notes being prepaid.
     If the Company fails to prepay all of the notes submitted for prepayment, the Company has to pay interest on the prepayment price at the rate of 2% per month until paid in full. Until paid in full the holder may, in place of prepayment, require the Company to return to the holder all of the notes submitted for prepayment. The Company must return the notes and the conversion price of the returned notes must be adjusted to the lesser of:
•	the conversion price in effect on the date on which the holder sends notice to the Company that it chooses in lieu of prepayment to have the notes returned; and

•	the lowest closing bid price during the period beginning on the date on which the Company delivers notice of the prepayment option as it related to a major transaction or a triggering event and ending on the date on which the holder delivers notice to the Company of its choice, in lieu of prepayment, to have the Company return to the holder all of the notes.
     If, on the Company’s receipt of a request for conversion of the notes the Company is unable to issue shares of the Company’s common stock registered for resale, either because the Company does not have sufficient authorized shares of the Company’s common stock or because the Company is otherwise prohibited by law from doing so, then the Company must issue as many shares of the Company’s common stock as the Company is able to in compliance with the holder’s request and, with regard to the unconverted portion of the notes, the holder may choose to:
•	require the Company to prepay that portion of the notes the Company is unable to convert at the triggering event prepayment price, or the mandatory prepayment price;

•	if the Company are unable to issue registered shares of common stock because the Company is prohibited by law, require the Company to issue restricted shares of common stock;

•	void the holder’s notice of request for conversion and force the Company to return the notes that the Company to be converted; or

•	exercise its buy-in rights as described.
     If the holder chooses to have its notes prepaid using the mandatory prepayment price, the Company must pay the mandatory prepayment price within 30 days of the Company’s receipt of the holder’s notice in response to the Company’s notice to the holder of the Company’s inability to convert the note, unless the Company has prior to this delivered notice that the event resulting in the mandatory prepayment price has been cured. If the Company fails to pay the mandatory prepayment price 1 business day after the Company receive notice from the holder of this election, the Company must pay interest on the unpaid amount at the rate of 2% per month until paid in full.
The Original Issue Discount Notes
     The original issue discount notes are substantially the same in form and effect as the Series A Notes. The occurrence of an event of default under the Series A Notes constitutes an event of default under the OID Notes; and the occurrence of an event of default under the original issue discount notes constitutes an event of default under the Series A notes. The conversion price of $0.20 is the same for each of the Series A Notes and the original issue discount notes and the original issue discount notes are subject to the same adjustment provisions as apply to the Series A notes. The same prepayment provisions apply to both the Series A Notes and the OID Notes. As with the Series A Note holders, no holder of OID Notes will have any rights as one of the Company’s stockholders prior to the conversion of the Company’s OID Notes.
The Warrants
The Series A -7 Warrants and Series A-7 Placement Agent Warrant
     The Series A-7 warrants represent seven-year warrants to purchase shares of the Company’s common stock at the holder’s option equal to 75% of the number of shares of the Company’s common stock issuable upon conversion of the purchaser’s Series A Note (an aggregate of 18,750,000 shares) at exercise price per share equal to $0.40.
     The Series A-7 placement agent warrants represent five-year warrants to purchase shares of the Company’s common stock at the holder’s option equal to 10% of the number of Series A-7 warrants issued (approximately 1.9 million shares in the aggregate) at an exercise price per share equal to $0.40.
Warrant Exercise
     Warrant stock refers to the Company’s common stock issuable upon exercise of the Series A-7 warrant or any of the other warrants. Payment of the exercise price may be made to the Company by:
•	certified check;

•	“cashless exercise,” but here only when there is no registration statement in effect for the warrant stock; or

•	a combination of (i) and (ii) above.
     A cashless exercise is only available beginning one (1) year after the original issue date of the Series A-7 warrant and if (i) the per share market value of a share of the Company’s common stock (either the volume the weighted average price or the fair market value as determined by an independent appraiser) is greater than the warrant price; and (ii) a registration statement for the warrant stock is not then in effect. In a cashless exercise, the warrant holder merely presents the warrant to the Company without tendering cash and the Company issue to it a number of shares of the Company’s common stock equal to the difference between (i) the number of shares of the Company’s common stock purchasable on exercise of all of the warrants so exercised, and (ii) the product of: (a) the warrant price; times (b) the number of shares of the Company’s common stock purchasable on exercise of all of such warrants; divided by: (iii) the per share market value of one share of the Company’s common stock.
     If the warrant holder exercises the Series A-7 warrant, the Company has 3 trading days, or the delivery date, in which to issue to it certificates for shares of the warrant stock; or to deliver to the Depository Trust Company on the warrant holder’s account. If the Company fails to deliver the certificates on or before the delivery date and the warrant holder is required by its broker to purchase shares of the Company’s common stock on the open market to deliver in satisfaction of a sale of the warrant holder’s warrant stock, or a warrant buy-in, then the Company must:
•	pay cash to the warrant holder in the amount by which: (a) the warrant holder’s total purchase price exceeds: (b) the amount obtained by multiplying: (x) the number of shares of warrant stock the Company the Company required to deliver to the warrant holder; times (y) the price at which the sell order was executed; and

•	either reinstate the portion of the Series A-7 warrant for which exercise was not honored or deliver to the warrant holder the number of shares of the Company’s common stock that the Company would have issued if the Company had timely complied.
Adjustment of Warrant Price
     The warrant price of the Series A-7 warrant is subject to adjustment from time to time to reflect:
•	recapitalizations, reorganizations, mergers;

•	stock dividends, subdivisions and combinations;

•	certain other distributions;

•	issuances of additional shares of common stock (on a full-ratchet anti-dilution basis); and

•	issuances of common stock equivalents.
     In the event of an issuance of additional shares of common stock, or an issuance of common stock equivalents, a “full ratchet” adjustment will be made to the warrant price. This means effectively that the warrant price will be reduced to the consideration per share for the additional shares of common stock in question.
Limitation of Beneficial Ownership of The Company’s Shares
     Subject to the warrant holder’s right to waive these provisions in certain circumstances upon 61 days notice to us, at no time may a warrant holder exercise the warrant if the number of shares of the Company’s common stock issued pursuant to the exercise would exceed, when aggregated with all of the other shares of the Company’s common stock held by the warrant holder the number of shares which would result in the warrant holder beneficially owning greater than: (i) 4.9% of the then outstanding shares of the Company’s common stock; or (ii) 9.9% of the then outstanding shares of the Company’s common stock.
The Call
     The Company is entitled under the warrant, at any time following the original issue date of the warrant, to call up to 100% of the warrant then outstanding by providing the warrant holder with a call notice; however, the following must be true in order to effect such a call:
•	the per share market value of the Company’s common stock must be greater than $1.00 per share for 10 consecutive trading days immediately prior to the date of the call notice; and the average daily trading volume during this period must exceed 500,000 shares of the Company’s common stock;

•	a registration statement under the Securities Act of 1933 which provides for the resale of the warrant stock and the common stock issuable upon the conversion of the notes must be effective without lapse for 60 consecutive calendar days;

•	trading in the Company’s common stock must not have been suspended by the SEC or any relevant securities exchange;

•	the Company must be in material compliance with the terms of the warrant; and

•	the Company must not be in possession of any material non-public information.
     In order to effect the call, this registration statement must be effective from the date of delivery of the call notice until the date which is the later of: (i) the date the warrant holder exercises the warrant pursuant to the call notice; and (ii) the 20th day after the warrant holder receives the call notice, or the early termination date. The Company’s rights with respect to the warrant stock subject to the call notice will expire on the early termination date if the warrant is not exercised prior to the early termination date. If the warrant is not exercised with regard to the called warrant stock, the Company must remit to the warrant holder: (i) $.001 per share of called warrant stock; and (ii) a new warrant representing the number of shares of warrant stock, if any, which the Company not subject to the call notice.
The Series B-4 Warrants and Series B-4 Placement Agent Warrants
     The Series B-4 warrants represent rights to purchase shares of the Company’s common stock equal to 50% of the number of conversion shares issuable upon the conversion of the purchaser’s Series A note on the date of issuance of that note (an aggregate of 12,500,000 shares) at an exercise price per share equal to $0.90 for a term of four years following the effective date of the registration statement providing for the resale of the conversion shares and the shares of the Company’s common stock issuable upon exercise of this warrant.
     The Series B-4 placement agent warrants represent five-year warrants to purchase shares of the Company’s common stock at the holder’s option equal to 10% of the number of Series B-4 warrants issued (approximately 1.3 million shares in the aggregate) at an exercise price per share equal to $0.90.

     This warrant is substantially similar in form and effect to the Series A-7 warrant, except as set forth in the preceding paragraph and except that in order to effect a call notice under the Series B-4 warrant, the per share market value of the Company’s common stock must be greater than $1.26 per share for the 10 consecutive trading days prior to the call notice and the average daily trading volume during this time period must exceed only 250,000 shares of the Company’s common stock.
The Series C-3 Warrants
     The Series C-3 warrants represent rights to purchase shares of the Company’s common stock equal to 100% of the number of conversion shares issuable upon the conversion of the purchaser’s Series A note on the date of issuance of that note (an aggregate of 25,000,000 shares) at an exercise price per share equal to $0.21 on the date of closing of the Purchase Agreement and for a term of three years following that closing date.
     The Series C-3 warrants are substantially similar in form and effect to the Series A-7 warrants, except as set forth in the preceding paragraph and except that the Company have no rights to call the Series C-3 warrant under any circumstances.
The Series D-1 Warrants and Series D-1 Placement Agent Warrants
     The Series D-1 warrants are callable only by the Company requiring the holders of these warrants to purchase shares of the Company’s common stock equal to 70% of the number of conversion shares issuable upon conversion of the purchaser’s Series A note on the date of issuance of the note (an aggregate of 17,500,000 shares) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5-day volume the weighted average price of the Company’s common stock immediately preceding the call notice under the Series D-1 warrants and for a term of 18 months following the date the SEC declares effective the registration statement registering for resale the shares of the Company’s common stock issuable upon the exercise of the Series D-1 warrants. The holders have no rights to exercise the D-1 warrants.
     The Series D-1 placement agent warrants represent five-year warrants to purchase shares of our common stock at the holder’s option equal to 10% of the number of Series D-1 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5-day volume weighted average price of our common stock immediately preceding the exercise notice. The Series D-1 placement agent warrants are substantially similar in form and effect to the series A-7 warrants
     The Series D-1 warrants are substantially similar in form and effect to the Series A-7 warrants, except as set forth in the preceding paragraph and except as set forth as follows:
•	the Series D-1 warrants provide no “cashless exercise” alternative for their exercise;

•	there are no adjustments to be made to the warrant price in the event of the issuance of additional shares of common stock or common stock equivalents; and

•	the provisions relating to the call and the call notice for the Series D-1 warrants are different from the parallel provisions of the Series A-7 warrants in that:

•	in order to effect a call notice under the Series D-1 warrants, the per share market value of the Company’s common stock must be greater than $1.53 for the 10 consecutive trading days prior to the delivery of the call notice and the average daily trading volume during this time period must exceed $100,000 per day for 20 trading days out of the 30 prior trading days; and

•	as an additional requirement in order for the Company to issue a call notice, at least 60% of the proceeds from the exercise of the Series D-1 warrants must be applied to: (w) make a strategic acquisition which has been approved by the Company’s board of directors; (x) enter into a strategic joint venture; (y) effect an acquisition of product inventory to fulfill large customer orders in excess of 1,500 mobile units; or (z) move an appropriate level of business and operating off-shore to develop a more efficient cost and production structure.

•	10% Placement Agent Warrants

The 10% placement agent warrants represent five-year warrants to purchase shares of our common stock equal to equal to 10% of the number of shares of common stock issuable to the note holders upon conversion of theirs notes (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.20.
The Registration Rights Agreement
     Pursuant to the terms of the Purchase Agreement, the Company has entered into a Registration Rights Agreement with the purchasers dated as of February 23, 2006 (the “Registration Rights Agreement”). The primary purpose of this Registration Rights Agreement is to obligate the Company to effect resale registrations of the shares of the Company’s common stock contemplated to be issued by the Company pursuant to the Purchase Agreement.
Nature and Timing of Filings
     On or prior to April 10, 2006, or the filing date, which is 45 days from the closing date under the Purchase Agreement, the Company agreed pursuant to the Registration Rights Agreement to prepare and file with the SEC a “resale” registration statement on Form SB-2 providing for the resale on a continuous basis pursuant to Rule 415 of all of the shares of the Company’s common stock issuable upon the conversion or repayment of the notes. (the “Note Registerable Securities”). Under this registration statement, the Company is not allowed to permit any securities other than the following to be included in this registration statement: (i) the Note Registrable Securities; (ii) shares of the Company’s common stock issuable upon the exercise of warrants issuable to the Company’s placement agent for the offering; (iii) shares of the Company’s common stock acquired by SDS Capital Group SPC, Ltd. pursuant to the conversion of the Company’s Series B convertible preferred stock and related stock warrants; and (iv) 1,000,000 shares of the Company’s common stock issued to Saffron Capital Management LLC pursuant to the Company’s consulting agreement with it.
     The Company is obligated to use the Company’s best efforts to cause this registration statement to be declared effective under the securities act on or prior to the effectiveness date, which is the earlier of (i) May 25, 2006 or June 26, 2006 if the this registration statement receives a full review from the SEC; or (ii) within 3 business days of the date on which the SEC informs the Company that: (a) it will not review the this registration statement; or (b) the Company may request the acceleration of the effectiveness of this registration statement and the Company make such a request. The Company is obligated to keep this registration statement continuously effective until the date that is the earlier of:
•	the date when all of the registered under this registration statement have been sold; or

•	the date on which the note registerable securities can be sold without restriction under Rule 144(k), or the effectiveness period.
     The Company is also obligated to file a second registration statement within 15 days of obtaining approval of the Company’s stockholders to amend the Company’s Certificate of Incorporation to increase the Company’s authorized shares of common stock. The deadline for obtaining this stockholders’ approval is May 10, 2006 and, accordingly, the date the Company is obligated to file the second registration statement is May 25, 2006. The second registration statement will be filed on Form SB-2 providing for the resale of all of the shares of the Company’s common stock issuable upon exercise of the warrants issued in connection with the notes (the “Warrant Registrable Securities”). This registration statement may not be used for the registration of any securities other than: (i) the Warrant Registrable Securities; (ii) the placement agent securities; (iii) the SDS Capital Group SPC, Ltd. securities; and (iv) the Saffron Capital Management LLC securities.
     The Company is obligated to use the Company’s best efforts to cause this registration statement to be declared effective under the Securities Act on or prior to the warrant effectiveness date, which means the earlier of: (i) the 90th day following the date this registration statement was filed with the SEC or the 120th day following such filing date if this registration statement receives a full review from the SEC; or (ii) within 3 business days of the date on which the SEC informs the Company that: (a) the SEC will not review this registration statement; or (b) the Company may request the acceleration of the effectiveness of this registration statement and the Company makes such a request. The Company is obligated to keep this registration statement continuously effective until the date that is the earlier of: (x) the date when all of the Warrant Registrable Securities registered under this registration statement have been sold; or (y) the date on which the Warrant Registrable Securities can be sold without registration under Rule 144(k), or the warrant effectiveness period.
Registration Procedures
     Under either registration statement, if at any time an additional registration statement is required because the number of shares of the Company’s common stock, combined with the actual number of shares of the Company’s common stock into which the notes are convertible and the warrants are exercisable exceeds the number of shares of registerable securities remaining under both registration statements, then the Company have 20 business days to file this additional registration statement. The Company would then have 90 days after filing to cause this additional registration statement to be declared effective by the SEC. Each of the parties have granted customary indemnification rights to the other parties to the registration rights agreement.
Liquidated Damages
     The Company is subject to the payment of liquidated damages to each holder equal to 1.5% of the holder’s initial investment in the notes for each month following the “event date” associated with each of the following events until such event is cured:
•	if the registration statements are not filed by the time periods set forth in the Registration Rights Agreement;

•	if the registration statements are not declared effective by the time periods set forth in the Registration Rights Agreement;

•	if the Company fails to file a request for acceleration promptly as provided in the Registration Rights Agreement;

•	if a registration statement is filed and declared effective by the SEC but later ceases to be effective (subject to limited black-out period exceptions);

•	if the Company breaches certain provisions of the Registration Rights Agreement which permit the Company to postpone the effectiveness of a registration statement; and

•	if trading in the Company’s common stock is suspended or if the Company’s common stock is delisted from the OTC Bulletin Board.
Accounting for Notes and Warrant Purchase Agreement
     The gross proceeds from the issuance and the Series A convertible Notes and the OID Notes was $5,750,000 which included the tendering of 50 shares of Series B convertible preferred stock at a face value of $500,000. The carrying value of the Series B convertible preferred stock was $404,000. The Series B convertible preferred stock had a market value of approximately $65,000 and the convertible notes issued had a fair value of $500,000; thus, the Company recorded a loss on redemption in February, 2006 of approximately $435,000. The loss is considered a deemed dividend and included in determining net loss attributable to common stockholders.
     In connection with the convertible Notes and OID Notes, the Company issued warrants to the Note holders to purchase approximately 56.3 million shares of the Company’s common stock at exercise prices noted above. The fair value of the warrants was estimated to be approximately $7.9 million using the Black-Scholes pricing model. The fair value of the warrants allocated to the warrants on a relative fair value basis was determined to be approximately $3.3 million and was recorded as additional paid-in-capital.
     Additionally, the Notes and OID Notes were considered to have a beneficial conversion feature because they permitted the holders to convert their interest in the Notes and OID Notes into shares of the Company’s common stock at a deemed effective fair value conversion price of $0.08 per share, which on the date of issuance, was lower than the price of the Company’s common stock of $0.21 per share. The total amount of the beneficial conversion feature was approximately $3.6 million. Because the beneficial conversion feature cannot exceed the relative fair market value of the convertible Notes and OID Notes, the Company recorded a limited beneficial conversion feature of approximately $2.4 million. This amount was recorded as an additional paid-in-capital and will be amortized to interest expense from the date of issuance to the earlier of the maturity of the Notes or to the date of the conversion.
     The Company recorded approximately $750,000 and $870,000 as deferred financing fees representing the amount of the original issue discount financed and prepaid transaction costs, respectively. The Company also recorded approximately $1.5 million as deferred financing fees for the fair value of the placement agent warrants which were valued using the Black-Scholes pricing model. The deferred financing fees will be amortized to interest expense from the date of the Notes to the earlier of the maturity of the Notes or the date of conversion. The net cash proceeds received by the Company after deducting broker’s fees but before payment of legal and other professional fees was approximately $4.1 million.

4. Related Party Transactions
     On July 20, 2004, the Company entered into and consummated the Third Amended Letter Agreement with HFS Minorplanet Funding LLC (“HFS”) issuing a $2.0 million convertible promissory note to HFS with the principal balance being due 36 months from the date of funding, with an annual interest rate of 12 percent. Upon issuance of the Note, HFS provided the $2 million funding to the Company less a commission in the amount of $80,000 representing four percent (4%) of the loan proceeds. The Managing Director of HFS currently serves as a Director on the Company’s Board of Directors. During the three and six months ended February 28, 2006 and 2005, the Company made interest payments to HFS totaling $60,000 per quarter.
5. Other Commitments and Contingencies
Product Warranty Guarantees
     The Company provides a limited warranty on all REDIview product sales, at no additional cost to the customer, that provides for replacement of defective parts for one year after the product is sold. The Company provides a limited warranty on all VMI product sales, at no additional cost to the customer, that provides for replacement of defective parts during the contract term, typically ranging from one to five years. The Company establishes an estimated liability for expected future warranty commitments based on a review of historical warranty expenditures associated with these products and other similar products. The product warranty liability, which is included in “Accrued expenses and other current liabilities” and “Other non-current liabilities” in the accompanying Consolidated Balance Sheets, totaled $203,000 at February 28, 2006.
Purchase Obligations
     The Company had purchase obligations of approximately $1.1 million primarily related to the purchase of REDIview inventory as of February 28, 2006.
6. Segment Reporting
     The Company’s reportable segments offer different products and/or services. Each segment also requires different technology and marketing strategies. The Company’s two reportable segments are VMI and Network Service Center Systems (“NSC Systems”). REDIview products and services are included in NSC Systems.
     Operating expenses are allocated to each segment based on management’s estimate of the utilization of financial resources by each segment. Impairment loss on license right is allocated solely to the VMI segment. Goodwill impairment is allocated solely to the NSC Systems segment. The following tables set forth segment financial information (in thousands):

	Three Months Ended February 28, 2006
			Reorganization
	NSC Systems	VMI	Items	Consolidated

Revenues	$778	$518	$—	$1,296
Operating loss	(2,237)	(108)	—	(2,345)
Interest expense	(79)	—	—	(79)
Interest income	11	18	—	29
Depreciation and amortization	(387)	(68)	—	(455)
Net loss	(1,858)	(66)	—	(1,924)
Total assets	11,822	7,274	—	19,096

	Three Months Ended February 28, 2005
			Reorganization
	NSC Systems	VMI	Items	Consolidated

Revenues	$3,205	$1,081	$—	$4,286
Operating loss	(941)	(150)	—	(1,091)
Interest expense	80	—	—	80
Interest income	1	66	—	67
Depreciation and amortization	544	128	—	672
Net loss	(1,083)	(129)	32	(1,180)
Total assets	25,623	8,374	—	33,997
Capital expenditures	332	12	—	344

	Six Months Ended February 28, 2006
			Reorganization
	NSC Systems	VMI	Items	Consolidated

Revenues	$2,062	$1,165	$—	$3,227
Operating loss	(9,585)	(415)	—	(10,000)
Interest expense	(162)	—	—	(162)
Interest income	36	24	—	60
Depreciation and amortization	(964)	(161)	—	(1,125)
Impairment loss on license right	—	(144)	—	(144)
Goodwill impairment	(4,990)	—	—	(4,990)
Net loss	(9,295)	(349)	—	(9,644)

	Six Months Ended February 28, 2005
			Reorganization
	NSC Systems	VMI	Items	Consolidated

Revenues	$6,580	$2,230	$—	$8,810
Operating loss	(1,553)	(516)	—	(2,070)
Interest expense	162	—	—	162
Interest income	1	143	—	143
Depreciation and amortization	1,059	257	—	1,317
Net loss	(1,863)	(434)	(14)	(2,311)
Capital expenditures	648	61	—	709
7. Earnings Per Share
     The Company computes earnings per share in accordance SFAS No. 128, “Earnings Per Share.” Net loss per basic share was computed by dividing net loss by the weighted average number of shares outstanding during the respective periods. Diluted earnings per share is computed using the “Treasury Stock Method.” The Company’s potentially dilutive securities have been excluded from the weighted average number of shares outstanding, since their effect would be anti-dilutive.
The securities listed below were not included in the computation of diluted earnings per share as the effect from their conversion/exercise would have been antidilutive:

	Three Months		Six Months
	Ended February 28,		Ended February 28,
	2006	2005	2006	2005
Restricted stock (not vested)	270,000	525,000	270,000	525,000
Convertible note payable — HFS	649,350	689,655	649,350	689,655
Convertible notes and OID notes payable	28,750,000	—	28,750,000	—
Convertible series A preferred stock	—	2,500,000	—	2,500,000
Convertible series B preferred stock	3,870,968	—	3,870,968	—
Outstanding warrants to purchase common stock	87,991,667	1,625,000	87,991,667	1,625,000

8. Nasdaq Delisting
     On November 2, 2005, the Company received a Nasdaq Staff Deficiency Letter from the Nasdaq Listing Qualifications Department that for the previous 30 days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until May 1, 2006, to regain compliance.
     On February 10, 2006, as a result of the Company’s request, after conferring with the Nasdaq Staff, to voluntarily accept the impending delisting of its securities, the Company’s securities were delisted from The Nasdaq Capital Market. After conferring with the Nasdaq Staff, and based upon the Company’s current business plan and forecast, the Company did not believe that it could achieve compliance with the requirements set forth in Marketplace Rule 4310(c)(2)(B) in the time frame required by the Nasdaq Stock Market to maintain the listing of its securities on the Nasdaq Stock Market.
     The Company securities are traded on the NASD OTC Bulletin Board (“OTCBB”). The OTCBB is a controlled quotation service that offers real-time quotes, last-sale prices and volume information in over-the-counter equities. In accordance with Nasdaq Marketplace Rule 6530, in order for the Company’s securities to be eligible to trade on the OTCBB, the Company’s securities must not be listed on The Nasdaq Stock Market or a registered national securities exchange in the U.S. and the Company must be subject to and current in its filings under Section 13 or 15(d) of the Securities and Exchange Act of 1934.
     On February 15, 2006, SDS, the sole holder of the Company’s Series B Convertible Preferred Stock, provided the Company with a waiver letter irrevocably waiving its right to force the Company to redeem its Series B Preferred Convertible Stock pursuant to Article VII of the Certificate of Designation, Preferences and Rights for the Series B Stock based upon the delisting of the Company’s common stock from the Nasdaq SmallCap Market which occurred on February 10, 2006 (the “Waiver Letter”). As per the Waiver Letter, SDS further irrevocably waived its right to demand that the Company pay any penalties to SDS pursuant to that certain Registration Rights Agreement between the Company and SDS dated September 2, 2005 based upon the delisting of the Company’s common stock from the Nasdaq SmallCap Market which occurred on February 10, 2006.

40,000,000 Shares of Common Stock
REMOTE DYNAMICS, INC.

PROSPECTUS

April 28, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The fees and expenses to be paid by us in connection with the distribution of the securities being registered hereby are estimated as follows:

Registration fee	$428

Legal fees and expenses*	$50,000

Accounting fees and expenses	$20,000

Printing*	$20,000

Miscellaneous*	$5,000

Total*	$95,428

*	Estimated
Item 14. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, provided such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe such conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
     The Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against such person and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the corporation has the power to indemnify such person against that liability under Section 145 of the Delaware General Corporation Law.
     Article VIII of our Certificate of Incorporation and Article VIII of our Bylaws provide for indemnification of directors and officers and for the purchase of insurance for their benefit.
     Article VIII of the Certificate of Incorporation provides that we shall indemnify any person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of Remote Dynamics), by reason of the fact that he or she is or was a director, officer, employee, or agent of Remote Dynamics, or is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functions of another corporation, partnership, joint venture, sole proprietorship, trust, non-profit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified.
     The right to indemnification under Article VIII of the Certificate of Incorporation is a contract right which includes, with respect to directors and officers, the right to be paid by Remote Dynamics the expenses incurred in defending any such proceeding in advance of the disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Remote Dynamics of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Article VIII of the Certificate of Incorporation or otherwise. We may, by action of the Board of Directors, pay such expenses incurred by employees and agents of Remote Dynamics upon such terms as the Board of Directors deem appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Article VIII of the Certificate of Incorporation shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
     Article VIII of the Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of Remote Dynamics shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.
     Section 8.1 of the Bylaws provides that Remote Dynamics will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of Remote Dynamics), by reason of the fact that he or she is or was a director, officer, employee or agent of Remote Dynamics, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of Remote Dynamics and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 8.2 of the Bylaws also provides that Remote Dynamics will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Remote Dynamics to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Remote Dynamics, or is or was serving at the request of Remote Dynamics as a director, officer, employee, agent of another corporation, partnership, joint venture or trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Remote Dynamics, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Remote Dynamics unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Unregistered Sales of Equity Securities.
     Pursuant to our purchase agreement dated as of February 23, 2006, we have issued:

•	series A-7 warrants to purchase shares of our common stock equal to 75% of the number of shares of our common stock issuable upon conversion of such purchaser’s note (approximately 18.8 million shares in the aggregate) at an exercise price per share equal to $0.40 with a term of 7 years following the closing date;

•	series A-7 warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series A-7 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to $0.40 with a term of 5 years following the closing date;

•	series B-4 warrants to purchase shares of our common stock equal to 50% of the number of conversion shares issuable upon the conversion of such purchaser’s note on the date of issuance of the note (approximately 12.5 million shares in the aggregate) at an exercise price per share equal to $0.90 with a term of 4 years following the effective date of the registration statement providing for the resale of the conversion shares and the share of our common stock issuable upon exercise of the warrants;

•	series B-4 warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series B-4 warrants issued (approximately 1.3 million shares in the aggregate) at an exercise price per share equal to $0.90 with a term of 5 years following the closing date;

•	series C-3 warrants to purchase a number of shares of our common stock equal to 100% of the number of conversion shares issuable upon the conversion of such purchaser’s note on the date of issuance of this note (approximately 25.0 million shares in the aggregate) at an exercise price per share equal to $0.21 with a term of 3 years following the closing date;

•	series C-3 warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series C-3 warrants issued (approximately 2.5 million shares in the aggregate) at an exercise price per share equal to $0.21 with a term of 5 years following the closing date;

•	series D-1 warrants (callable only at our option) to purchase a number of our shares of common stock equal to 70% of the number of conversion shares issuable upon conversion of such purchaser’s note (approximately 17.5 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5 day volume weighted average price of our common stock on the OTC Bulletin Board preceding the call notice, as defined in this warrant;

•	series D-1warrants issued to our placement agent to purchase shares of our common stock equal to equal to 10% of the number of series D-1 warrants issued (approximately 1.8 million shares in the aggregate) at an exercise price per share equal to the lesser of: (a) $0.35 and (b) 90% of the average of the 5 day volume weighted average price of our common stock on the OTC Bulletin Board preceding the call notice, as defined in this warrant;
     We have agreed to sell the notes and the warrants for an aggregate purchase price of $5,750,000. The broker’s commission for this sale and purchase was $275,000, 262,500 shares of common stock and the warrants to purchase 10% of the shares issuable upon conversion of the notes and warrants issued pursuant to the purchase agreement as described above.
     The issuance and purchase of the notes and warrants was effected in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation D, and/or upon such other exemption from the registration requirements of this statute as may be available with respect to the investments made pursuant to the purchase agreement. The facts relied upon in order to claim this exemption afforded by Regulation D are provided in the representations and warranties of each of the purchasers that such purchaser is an “accredited investor” as defined in Rule 501, promulgated under the authority of Regulation D.

     The notes provide for an optional conversion in that they will be convertible in whole or in part at the option of the holder into that number of shares of common stock as determined by dividing (x) that portion of the outstanding principal balance under the notes as of the date the holder elects to convert by (y) the conversion price (as defined by the notes) then in effect on the date on which the holder faxes a notice of conversion to us.
     The notes also provide for a mandatory conversion in that they must be converted on a date following the effective date of the registration statement in which the closing bid price exceeds 250% of the conversion price (as defined in the note) for a period of 12 consecutive trading days and the average daily trading volume for the 12 trading day period exceeds $750,000 shares of our common stock. On this mandatory conversion date, we may cause the principal amount of the note to convert into a number of shares of common stock equal to the quotient of: (x) the principal amount of the note outstanding on the mandatory conversion date; divided by: (y) the conversion price in effect on the mandatory conversion date. We must provide 5 business days prior written notice of the mandatory conversion date.
     The purchase rights represented by the warrants may be exercised in whole or in part during the respective terms of such warrants. The holders of the warrants may exercise in whole or in part by surrendering the warrants at our principal office and by the payment to us of an amount of consideration equal to the warrant price in effect on the date of such exercise, multiplied by the number of shares of warrant stock as to which the warrant is being exercised, by cash or, in certain cases, by a cashless exercise but only when a registration statement under the Securities Act of 1933 providing for the resale of the warrant stock is not then in effect. In certain cases, both an exercise by cash and a cashless exercise may be combined by the holder of the warrant.
     Pursuant to a Form 8-K filed on January 30, 2006, Remote Dynamics has disclosed a Consulting Agreement with Saffron Capital Management LLC. Pursuant to the terms of that agreement, we have issued 1,000,000 shares of our common stock to Saffron Capital Management LLC.
Item 16. Exhibits.

2.1	-	Securities Purchase Agreement by and between Remote Dynamics and SDS Capital Group SPC, Ltd. dated October 1, 2004 [1]

2.2	-	Registration Rights Agreement by and between Remote Dynamics and SDS Capital Group SPC, Ltd. dated October 1, 2004[2]

2.3	-	Stock Purchase Warrant issued to SDS Capital Group SPC, Ltd. on October 1, 2004 for purchase of 1,000,000 shares of common stock[3]

2.4	-	Stock Purchase Warrant issued to SDS Capital Group SPC, Ltd. on October 1, 2004 for purchase of 625,000 shares of common stock[4]

2.5	-	Securities Purchase Agreement by and between Remote Dynamics and SDS Capital Group SPC, Ltd. dated May 31, 2005[5]

2.6	-	Registration Rights Agreement by and between Remote Dynamics and SDS Capital Group SPC, Ltd. dated September 2, 2005[6]

2.7	-	Stock Purchase Warrant issued to SDS Capital Group SPC, Ltd. on September 2, 2005 for purchase of 2,000,000 shares of common stock[7]

2.8	-	Stock Purchase Warrant issued to SDS Capital Group SPC, Ltd. on September 2, 2005 for purchase of 1,666,667 shares of common stock[8]

2.9	-	Stock Purchase Warrant issued to SDS Capital Group SPC, Ltd. on September 2, 2005 for purchase of 700,000 shares of common stock[9]

[1]	Hereby incorporated by reference to our Current Report on Form 8-K filed on October 4, 2004.

[2]	Hereby incorporated by reference to our Current Report on Form 8-K filed on October 4, 2004.

[3]	Hereby incorporated by reference to our Current Report on Form 8-K filed on October 4, 2004.

[4]	Hereby incorporated by reference to our Current Report on Form 8-K filed on October 4, 2004.

[5]	Hereby incorporated by reference to our Current Report on Form 8-K filed on June 6, 2005.

[6]	Hereby incorporated by reference to our Current Report on Form 8-K filed on September 7, 2005.

[7]	Hereby incorporated by reference to our Current Report on Form 8-K filed on September 7, 2005.

[8]	Hereby incorporated by reference to our Current Report on Form 8-K filed on September 7, 2005.

[9]	Hereby incorporated by reference to our Current Report on Form 8-K filed on September 7, 2005.

2.10	-	Note And Warrant Purchase Agreement dated as of February 23, 2006 by and among Remote Dynamics and the purchasers as defined therein) [10]

2.11	-	Form of Remote Dynamics’ Series A Senior Secured Convertible Promissory Note due February 24, 2008[11]

2.12	-	Form of Remote Dynamics’ Original Issue Discount Series A Senior Secured Convertible Promissory Note due February 24, 2008[12]

2.13	-	Form of Series A-7 Warrant to Purchase Shares of Common Stock of Remote Dynamics issued to certain accredited investors on February 24, 2006[13]

2.14	-	Form of series B-4 Warrant to Purchase Shares of Common Stock of Remote Dynamics issued to certain accredited investors on February 24, 2006[14]

2.15	-	Form of Series C-3 Warrant to Purchase Shares of Common Stock of Remote Dynamics issued to certain accredited investors on February 24, 2006[15]

2.16	-	Form of Series D-1 Warrant to Purchase Shares of Common Stock of Remote Dynamics issued to certain accredited investors on February 24, 2006[16]

2.17	-	Registration Rights Agreement by and between Remote Dynamics and certain accredited investors dated as of February 23, 2006[17]

3.1	-	Amended and Restated Certificate of Incorporation of Remote Dynamics, as amended[18]

3.2	-	Third Amended and Restated By-Laws of Remote Dynamics[19]

4.1	-	Specimen of certificate representing Common Stock, $.01 par value, of Remote Dynamics[20]

4.2	-	Certificate of Designation, Preferences and Rights, Series A Convertible Preferred Stock of Remote Dynamics, Inc. filed with Secretary of State of Delaware on October 1, 2004[21]

4.3	-	Certificate of Designation, Preferences and Rights, Series B convertible preferred stock of Remote Dynamics, Inc. filed with Secretary of State of Delaware on September 1, 2005[22]

5.1	-	Opinion of Locke Liddell & Sapp LLP regarding the legality of the issuance[23]

10.1	-	Security Agreement dated as of February 23, 2006 by and among Remote Dynamics, as grantor, and certain accredited investors, as the secured parties[24]

10.2	-	Employment Agreement between Remote Dynamics and Dennis R. Casey dated July 2, 2004[25]

10.3	-	Employment Agreement between Remote Dynamics and J. Raymond Bilbao dated July 2, 2004[26]

10.4	-	Restricted Stock Agreement between Remote Dynamics and Dennis R. Casey dated July 2, 2004[27]

10.5	-	Restricted Stock Agreement between Remote Dynamics and J. Raymond Bilbao dated July 2, 2004[28]

10.6	-	2004 Restated Management Incentive Plan[29]

14.1	-	Code of Ethics for Senior Financial Officers approved by the Board of Directors of Remote Dynamics on November 7, 2003[30]

[10]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[11]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[12]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[13]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[14]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[15]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[16]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[17]	Hereby incorporated by reference to our most recent Form 8-K/A filed on March 1, 2006.

[18]	Hereby incorporated by reference to our Quarterly Report on Form 10-Q filed on July 14, 2004.

[19]	Hereby incorporated by reference to our Annual Report on Form 10-K filed on November 18, 2004.

[20]	Hereby incorporated by reference to our Registration Statement on Form S-1, as amended (No. 33-91486), effective June 22, 1995.

[21]	Hereby incorporated by reference to our Current Report on Form 8-K filed on October 4, 2004.

[22]	Hereby incorporated by reference to our Current Report on Form 8-K filed on September 7, 2005.

[23]	Hereby incorporated by reference to our Registration Statement on Form SB-2 filed on April 10, 2006.

[24]	Hereby incorporated by reference to our Annual Report on Form 10-K filed on November 18, 2004.

[25]	Hereby incorporated by reference to our Annual Report on Form 10-K filed on November 18, 2004.

[26]	Hereby incorporated by reference to our Annual Report on Form 10-K filed on November 18, 2004.

[27]	Hereby incorporated by reference to our Annual Report on Form 10-K filed on November 18, 2004.

[28]	Hereby incorporated by reference to our Annual Report on Form 10-K filed on November 18, 2004.

[29]	Hereby incorporated by reference to our Annual Report on Form 10-K filed on November 18, 2004.

[30]	Hereby incorporated by reference to our Form 10-K Annual Report filed on December 1, 2003.

21.1	-	Subsidiaries of Registrant[31]

23.1	-	Consent of BDO Seidman LLP[32]

23.2	-	Consent of Locke Liddell & Sapp LLP [33]

24.1	-	Powers of Attorney [34]

31.1	-	Certification Pursuant to Section 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, by Dennis R. Casey, Chief Executive Officer (Principal Executive Officer) [35]

31.2	-	Certification Pursuant to Section 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, by Neil Read, Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) [36]

32.1	-	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Dennis R. Casey, Chief Executive Officer (Principal Executive Officer) [37]

32.2	-	Certification Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, by Neil Read, Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) [38]

Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be

[31]	Hereby incorporated by reference to Exhibit No. 21.1 to our Registration Statement on Form SB-2 filed on April 10, 2006.

[32]	Filed herewith.

[33]	Hereby incorporated by reference to Exhibit No. 5.1 to our Registration Statement on Form SB-2 filed on April 10, 2006.

[34]	Included in the signature page to our Registration Statement on Form SB-2 filed on April 10, 2006.

[35]	Filed herewith.

[36]	Filed herewith.

[37]	Filed herewith.

[38]	Filed herewith.

included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richardson, Texas, on April 28, 2006.

REMOTE DYNAMICS, INC.

By:	/s/ Dennis R. Casey

Dennis R. Casey
Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dennis R. Casey	Chief Executive Officer and Director

Dennis R. Casey	(Principal Executive Officer)	April 28, 2006

/s/ Dennis Ackerman*

Dennis Ackerman	Director	April 28, 2006

/s/ Gregg Pritchard*

Gregg Pritchard	Director	April 28, 2006

/s/ Thomas Honeycutt*

Thomas Honeycutt	Director	April 28, 2006

/s/ Matthew Petzold*

Matthew Petzold	Director	April 28, 2006

/s/ Neil Read	Vice President, Chief Financial Officer and Treasurer

Neil Read	(Principal Financial and Accounting Officer)	April 28, 2006

* Executed by Neil Read, as attorney-in-fact